As filed with the U.S. Securities and Exchange Commission on May 17, 2024.
Registration No. 333-278460

UNITED S
TATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QT Imaging Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	6770	85-1728920
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
Dr. Raluca Dinu
Chief Executive Officer
3 Hamilton Landing, Suite 160,
Novato,
CA
 94949
Telephone:
(650) 276-7040
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Jeffrey C. Selman
DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, California 94105
Tel:
(415) 615-6035

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the Selling Securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION-DATED MAY 17, 2024

QT IMAGING HOLDINGS, INC.

Up to 43,795,000 Shares of Common Stock

Up to 17,711,129 shares of Common Stock by the Selling Securityholders

889,364 Warrants to Purchase Shares of Common Stock

This prospectus relates to the issuance by us of an aggregate of up to 43,795,000 shares of common stock, $0.0001 par value per share, (the “Common Stock”) of QT Imaging Holdings, Inc. (“QT Imaging Holdings” or the “Company”), which consists of (i) up to 23,000,000 shares of Common Stock that are issuable upon the exercise of 23,000,000 warrants, each exercisable for one share of Common Stock at a price of $2.30 per warrant (the “Public Warrants”), originally issued in the initial public offering (“IPO”) of GigCapital5, Inc. (“GigCapital5”) by the holders thereof, (ii) up to 795,000 shares of Common Stock that are issuable upon the exercise of 795,000 private placement warrants, each exercisable for one share of Common Stock at a price of $2.30 per warrant (the “Private Warrants”), originally issued in the private placement of units closed concurrently with the IPO, and (iii) up to 20,000,000 shares of Common Stock that we may, in our discretion, elect to issue and sell to Yorkville (as defined below), from time to time after the date of this prospectus, pursuant to the standby equity purchase agreement (the “SEPA”).

We will receive the proceeds from any exercise of any Warrants (as defined below) for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 17,711,129 shares of Common Stock and warrants to purchase up to 889,364 shares of Common Stock, consisting of (i) 5,735,000 shares of Common Stock (the “Founder Shares”) acquired by our predecessor’s sponsor, GigAcquisitions5, LLC, a Delaware limited liability company (the “Sponsor”), at an effective purchase price of $0.0043592 per share, (ii) 795,000 shares of Common Stock (the “Private Placement Shares”) acquired by the Sponsor in the private placement of units concurrently with the IPO, at an effective purchase price of $9.519 per share, (iii) 94,364 shares of Common Stock (“Working Capital Shares”) issued upon conversion in full of the working capital loans made as non-interest-bearing note (the “Working Capital Note”) issued to the Sponsor by our predecessor, GigCapital5, at an effective purchase price of $9.99 per share, (iv) 10,000 shares of Common Stock (the “Insider Shares”) issued to Interest Solutions, LLC (“ICR”), an affiliate of ICR, LLC, an investor relations firm providing services to GigCapital5, as consideration for the provision of services that GigCapital5 expensed at a grant date fair value of $95,200 at issuance, (v) 5,603,201 shares of Common Stock (“Closing Shares”) issued to former holders of shares of common stock of QT Imaging, Inc. as merger consideration for such shares in connection with the Business Combination, which are parties to the Registration Rights Agreement, dated March 4, 2024, and the closing price of the shares issued as merger consideration on such date was $3.53 per share, (vi) 795,000 Private Warrants issued to the Sponsor as a part of the units in the private placement, at an effective purchase price of $0.481 per Warrant, (vii) 94,364 warrants issued to the Sponsor by our predecessor, GigCapital5 (the “Working Capital Warrants,” and together with the Private Warrants, the “Sponsor’s Warrants,” and the Sponsor’s Warrants together with the Public Warrants, collectively, the “Warrants”), as a result of the partial conversion of the Working Capital Note, at an effective purchase price of $0.01 per Warrant, (viii) up to 94,364 shares of Common Stock that are issuable upon the exercise of the 94,364 Working Capital Warrants (the “Working Capital Warrant Shares”), each exercisable for one share of Common Stock at a price of $2.30 per warrant, (ix) 5,375,000 shares of Common Stock (the “Yorkville Note Conversion Shares”) issuable pursuant to a Pre-Paid Advance (as defined below) under the SEPA, dated November 16, 2023, by and among GigCapital5 and YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), at the conversion rate described in the Yorkville Note (as defined below), but not at this time expected to be less than $2.00 per share, and (x) 4,200 shares of Common Stock issued to Sea Otter Trading, LLC (the “Subscriber”) in consideration for services rendered by the Subscriber as set forth in the subscription agreement (the “Subscription Agreement”), dated April 22, 2024, with an assumed value for such services at $2.50 per share. We will not receive any proceeds from the sale of shares of Common Stock or Sponsor’s Warrants by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. Additional details regarding the securities to which this prospectus relates and the Selling Securityholders is set forth in this prospectus under the heading “Description of Securities.”

We could receive up to an aggregate of approximately $54.9 million if all of the Warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants exercise the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from any of their exercise, are highly dependent on the price of any our shares of Common Stock and the spread between the exercise price of the Warrants and the price of our Common Stock at the time of exercise. We have outstanding (i) 23,000,000 Public Warrants to purchase 23,000,000 shares of our Common Stock, exercisable at an exercise price of $2.30 per share, and (ii) 889,364 Sponsor’s Warrants to purchase 889,364 shares of our Common Stock, exercisable at an exercise price of $2.30 per share. If the market price of our Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of May 10, 2024, the closing price of our Common Stock was $0.87 per share. There can be no assurance that our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the Warrant Agreement (as defined below), are redeemable by us at a price of $0.01 per Public Warrant. The Sponsor’s Warrants are not redeemable and are exercisable on a cash or cashless basis; if the Sponsor’s Warrants are exercised on a “cashless basis,” whether or not the Sponsor’s Warrants are in the money, we will not receive cash for such exercise. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

We are registering the securities for resale pursuant to the Selling Securityholders’, including Yorkville’s, registration rights under certain agreements between us and such persons. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders, including Yorkville, will offer or sell any of the shares of Common Stock. The Selling Securityholders, including Yorkville, may offer, sell or distribute all or a portion of their shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders, including Yorkville, pursuant to this prospectus. However, we may receive up to $50,000,000 in aggregate gross proceeds from sales of our shares of Common Stock to Yorkville that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the SEPA. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.” Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Sales of a substantial number of shares of Common Stock in the public market, including the resale of the shares of Stock held by our stockholders pursuant to this prospectus or pursuant to Rule 144, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Common Stock intend to sell shares, could reduce the market price of the Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Shares of Common Stock held by certain of our stockholders, including the Sponsor, were purchased at an effective price lower than the current market price of our Common Stock. Accordingly, such stockholders could sell their securities at a per-share price that is less than the purchase price other stockholders paid and still realize a significant profit from the sale of those securities that could not be realized by our other stockholders. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Our Common Stock are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “QTI,” and our Public Warrants are traded in the over-the-counter (OTC) market under the symbol “QTIWW.” On May 10, 2024, the closing price of our Common Stock was $0.87, and on May 10, 2024, the closing price for our Public Warrants was $0.05.

See the section entitled “Risk Factors” beginning on page 17 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2024.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholder of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of the Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of the Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from any their exercise, are highly dependent on the price of any our shares of the Common Stock and the spread between the exercise price of the Warrants and the price of our Common Stock at the time of exercise. If the market price of our Common Stock is less the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. There can be no assurance that our Warrants will be in the money prior to their expiration.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Prior to March 4, 2024, we were known as GigCapital5, Inc., a Delaware corporation (“GigCapital5”), and QTI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital5 (“Merger Sub”). On December 8, 2022, we entered into a Business Combination Agreement, as amended, (the “Business Combination Agreement”) with QT Imaging, Inc., a Delaware corporation (“QT Imaging”), pursuant to which on March 4, 2024, Merger Sub merged with and into QT Imaging, with QT Imaging surviving the merger as a wholly owned subsidiary of GigCapital5 (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith, the “Business Combination”). Following the closing of the Business Combination (the “Closing”), GigCapital5 renamed as “QT Imaging Holdings, Inc.” will be referred to as the “Company” or “QT Imaging Holdings.” Unless the context indicates otherwise, references in this prospectus to the “Company,” “QT Imaging Holdings,” “we,” “us,” “our” and similar terms refer to QT Imaging Holdings, Inc. (f/k/a GigCapital5, Inc.). References to “GigCapital5” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in this prospectus and in documents incorporated herein by reference. All statements, other than statements of present or historical fact included in or incorporated by reference in this prospectus, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to its business.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this prospectus and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•

the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Closing;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the outcome of any legal proceedings against the Company;

•	the financial and business performance of the Company, including financial projections and business metrics and any underlying assumptions thereunder;

•	the Company’s ability to successfully and timely develop, sell and expand its technology and products, and otherwise implement its growth strategy;

•

risks relating to the Company’s operations and business, including information technology and cybersecurity risks, loss of customers and deterioration in relationships between the Company and its employees;

•	risks related to increased competition;

•	risks relating to potential disruption of current plans, operations and infrastructure of the Company as a result of the consummation of the Business Combination;

•	risks that the post-combination company experiences difficulties managing its growth and expanding operations;

•	the impact of geopolitical, macroeconomic and market conditions, including the COVID-19 pandemic;

•	the ability to successfully select, execute or integrate future acquisitions into the business; and

•	other risks and uncertainties set forth in this prospectus in the section entitled “Risk Factors” beginning on page 17.

If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that the Company does not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this prospectus. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. All forward- looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

The Company

QT Imaging Holdings, Inc., a Delaware corporation (“QT Imaging Holdings” or the “Company”), was incorporated in January 2021 as a blank check company under the name GigCapital5, Inc. (“GigCapital5”). In March 2024, the Company completed its business combination with QT Imaging, Inc. (“QT Imaging”), which resulted in QT Imaging becoming a wholly-owned subsidiary of the Company. QT Imaging is a medical device company founded in 2012 and engaged in the research, development, and commercialization of innovative body imaging systems using low energy sound. We believe that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable and accessible. Our goal is to improve global health outcomes through the development and commercialization of imaging devices that address critical healthcare challenges with accuracy and precision.

For more information about the Company, see the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Products and Services

The Company currently offers two products: QT Breast Scanner and QTviewer®.

QT Breast Scanner is a fixed, mechanical scanner used to evaluate the breast without the use of either ionizing radiation or compression associated with mammography, or the contrast dyes (as environmentally impactful gadolinium etc.) injections required for breast magnetic resonance imaging (MRI). With the QT Breast Scanner, the patient lies comfortably on a table which contains an opening through which the breast is placed in a warm water bath (see Image 1) and gently immobilized using a magnetic retention pad fixed to a magnetic rod. The QT Breast Scanner differs from the handheld ultrasound used in breast imaging in that it utilizes reflection and transmission data from low-frequency sound waves, providing a significant increase in diagnostic information using the speed of sound characteristics of the breast and acquiring in true 3D a very accurate rendering of the breast tissue. The QT Breast Scanner provides sub-millimeter, high-definition, image resolution enabling identification of normal and abnormal breast structures and the accurate depiction of the precise shape and location of findings. The technology uniquely quantifies breast density using ratio of breast fibroglandular tissue volume (FGV) to total breast volume (TBV) transmission and reflection images’ information of patient’s breast to further personalize a patient’s management recommendations. Surface-to-volume ratios and volumetric doubling time growth rate characteristics can be calculated to determine significance of lesions and improve specificity of the ultrasound.

The QT Breast Scanner creates true 3D images of the patient’s breast viewable in the Quantitative Transmission Ultrasound Viewer (known as QTviewer®), a software product designed for healthcare professionals to view the transmission (speed of sound) and reflection images. This application can display correlated Digital Imaging and Communications in Medicine (“DICOM®”) images in multiple orientations (coronal, sagittal, and axial). QTviewer can manipulate image views and analyze pixel data with various functions. The QTviewer has additional functionality which enables the user to measure mass size (linear) and volume (segmentation tool) as well as fibroglandular tissue volume. For clarity, OTViewer can measure both 2D and 3D, while 2D is standard of care, 3D is the better way to quantify a lesion when not standard of care.

The current version of the QT Breast Scanner is FDA-cleared “for use as an ultrasonic imaging system to provide reflection-mode and transmission-mode images of a patient’s breast. The device is not intended to be used as a replacement for screening mammography.” The QT Breast Scanner has current applicability as a supplementary imaging device, not as a replacement for screening mammography. Current applicability is for measuring fibroglandular tissue volume, measuring mass size and growth will be addressed in short term by submitting letter to file to the FDA. Determining breast density and diagnosing lesions using artificial intelligence will be addressed in the near term, the Company plans to address with the FDA the applicability for breast screening in medium-to long-term.

Sales and Marketing

Since our inception, we have devoted substantially all our financial resources to acquiring and developing the base technology for our body imaging systems, conducted research and development activities, secured related intellectual property rights, and for general corporate operations and growth. Our first product, the QT Ultrasound Breast Scanner (which was later renamed “QT Breast Scanner”), received FDA’s 510(k) market clearance in June 2017.

The Company has undertaken some marketing initiatives outside the U.S. It currently has distribution relationship with Innovador, based in Singapore. The Company will assess future sales and distribution opportunities outside of the U.S., but there can be no guarantees that the Company will find additional partners on terms acceptable to it, if at all. Additionally, in the near term, the Company will focus its resources on the U.S. market, as we are supported by strong distribution and business partnership with NXC, a wholly owned subsidiary of Canon Medical USA.

QT Imaging, a wholly-owned subsidiary of the Company, entered into the NXC Agreement, pursuant to which QT Imaging appointed NXC as the non-exclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. Additionally, NXC was appointed as the exclusive servicer of QT Imaging products sold by NXC under the terms of the NXC Agreement.

Our Competitive Strengths

We believe that our competitive strengths include the following:

•	The world-wide market for medical imaging is large and it has a potential to expand in the areas where the Company has differentiation:

•	a non-ionizing, non-contrast dye injection imaging modality;

•

an imaging modality with superior performance as compared to traditional mammogram with respect to specificity (false positive), thus less unnecessary emotional trauma for patients, reduced numbers of invasive follow-up procedures and a reduction of costs for both patient and broader society;

•	a lower price point than conventional high-energy imaging equipment;

•	the Company’s technology can be deployed to low resources environments (LREs) because of its automation, small footprint, no shielding, no contrast-dye injection;

•	the Company’s technology is portable and can be used in point-of-care (POC) settings such as LREs; and

•	the Company’s technology is deployable in outdoor settings such as sports, military, and naval settings.

•

The Company’s technology reduces the barriers to testing and follow up-care for women, as there is no need for specialized training and the technology is well-suited for lowering health care costs by being affordable and easily accessed.

•	The Company’s technology provides optimized patient experience, as no radiation is involved, with the patient being able to be followed with no limitation to imaging frequency.

•

The Company’s technology is well-suited for traditional tertiary care hospitals and additionally for direct to consumer (DTC) and direct to practitioner (DTP) applications, that are outside these institutions.

•	The Company’s technology is uniquely proprietary, disruptive and a one-of-a kind product that can address a variety of unmet medical needs in the medical marketplace.

•	The Company’s products have potential strong revenue growth, with capital purchase or subscription-based recurring revenues supporting substantial long-term gross margin.

Our Strategies

We believe that our strategies include the following:

•	Create disruptive innovation—a dedication to using technology (software, artificial intelligence, and smart physics) to improve medical imaging and thus health care quality and access.

•

Continue to improve our high quality, high resolution, native 3D, reproducible image quality regardless of operator or breast size/tissue type breast imaging technology, as well as the techniques for quantifiable analysis, comparison, and training.

•

Partner with strategic business and distribution channels to address the U.S. market for breast imaging im-mediately and, other regions in the future, to place the QT Breast Scanner in hospitals, radiology centers, etc. and generate awareness of the benefits of the Company’s technology.

•	Perform small scale manufacturing internally to the Company and partner strategically for large scale manufacturing.

•

Introduce the first comprehensive body-safe imaging technology into the marketplace, enabling for the first-time well-person body imaging health screening, and the first health screening medical imaging for infants.

•	Expand the market by supporting additional DTC and DTP approaches to enable the ability to lower health care costs and increase access via personal medical imaging.

•

Provide a new social and economic opportunity for consumers to take control of some aspects of their own health care—such as imaging for minor injuries or medical conditions without needing a healthcare “gate-keeper.”

•	Focus our intellectual capabilities and ethical framework to become unified in our mission to improve the quality and lower the cost of health care world-wide... “It’s about time.”

Material Agreements

Yorkville Financing—Standby Equity Purchase Agreement and Yorkville Note

On November 16, 2023, GigCapital5, QT Imaging and Yorkville entered into the Standby Equity Purchase Agreement (the “SEPA”). Upon the closing of the Business Combination, the Company has the right, provided there is no balance outstanding under the Yorkville Note (as defined below) or, if there is a balance outstanding under a Yorkville Note, with Yorkville’s prior written consent, or upon the occurrence of certain Trigger Events (as defined in the SEPA), to issue and sell to Yorkville, and Yorkville shall purchase from the Company, up to $50 million in aggregate gross purchase price (the “Commitment Amount”) of newly issued shares of the Common Stock (each such sale, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice” and the date on which the Company is deemed to have delivered an Advance Notice, the “Advance Notice Date”). The Common Stock purchased pursuant to an Advance Notice will be purchased at a price equal to 97% of the lowest daily VWAP of the Common Stock during the three consecutive trading days commencing on the Advance Notice Date. “VWAP” for purposes of the SEPA means, for any trading day, the daily volume weighted average price of the Common Stock for such trading day on the Nasdaq Stock Market LLC during regular trading hours as reported by Bloomberg L.P. During the commitment period, Yorkville may also deliver its written notice to QT Imaging Holdings (an “Investor Notice”) causing an Advance Notice to be deemed delivered to Yorkville. In this case, the Common Stock purchased pursuant to such Investor Notice will be purchased at a price equal to the lower of (i) the Fixed Price (as defined below), or (ii) 95% of the lowest daily VWAP of the Common Stock during the five consecutive trading days commencing on the immediately preceding date Yorkville submits an Investor Notice pursuant to and as defined in the SEPA, provided that such price shall not be lower than the Floor Price (as defined below) then in effect.

As consideration for a Pre-Paid Advance of $10.0 million, in connection with the Closing, the Company issued to Yorkville a promissory note (the “Yorkville Note”), which was issued with a 6% original issue discount. The proceeds from the funding of the Pre-Paid Advance may not be used by the Company to make any payments in respect of any notes to the Sponsor or any indebtedness to Dr. John Klock; provided, however, that nothing will preclude the Company from making payments in respect of notes to the Sponsor or notes to affiliates of Dr. Avi S. Katz from the proceeds of other sources of capital that the Company has while a Pre-Paid Advance is outstanding.

The Yorkville Note for the Pre-Paid Advance will be due 15 months from the date of issuance, and interest shall accrue on the outstanding balance of the Yorkville Note at an annual rate equal to 6%, subject to an increase to 18% upon an event of default as described in the Yorkville Note. The Yorkville Note shall be convertible by Yorkville into shares of Common Stock at the Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any amount of principal being converted (the “Conversion Amount”) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The “Conversion Price” is the lower of (a) 110% of the daily VWAP of the Common Stock on Nasdaq as of the trading day immediately prior to the issuance of the Yorkville Note, which is $4.61395 (the “Fixed Price”), or (b) 95% of the lowest daily VWAP of the Common Stock on Nasdaq during the five consecutive trading days immediately prior to (i) each date of conversion or (ii) the date Yorkville submits an Investor Notice to the Company that it intends to make a purchase (the “Variable Price”), but which Variable Price shall not be lower than the Floor Price then in effect. The “Floor Price” solely with respect to the Variable Price, means the lower of (i) $2.00 per share or (ii) the VWAP of the Common Stock for the five (5) trading days immediately prior to the registration statement on Form S-1 (or Forms S-3, if eligible) that the Company will file with the SEC covering the resale of the Common Stock subject to the SEPA requested to be included in such registration statement, as required to be filed by the Company pursuant to the Registration Rights Agreement that GigCapital5 and Yorkville entered into on November 16, 2023, being declared effective by the SEC, or as reduced in accordance with the terms of the Yorkville Note. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amounts set forth in a written notice to Yorkville; provided that such reduction shall be irrevocable and shall not be subject to increase thereafter.

The Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under the Yorkville Note; provided that (i) the Company provides Yorkville with no less than ten (10) trading days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption and (ii) on the date the Redemption Notice is issued, the VWAP of the Common Stock is less than the Fixed Price. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Note to be redeemed and the Redemption Amount (the “Redemption Amount”). The Redemption Amount shall be equal to the outstanding principal balance being redeemed by the Company, plus the Redemption Premium (as defined below), plus all accrued and unpaid interest. After receipt of the Redemption Notice, Yorkville shall have ten (10) trading days to elect to convert all or any portion of the Yorkville Note. On the eleventh (11th) trading day after the Redemption Notice, the Company shall deliver to Yorkville the Redemption Amount with respect to the principal amount redeemed after giving effect to conversions effected during the ten (10) trading day period. “Redemption Premium” means 7% of the principal amount being redeemed.

Under the terms of the Yorkville Note, a Trigger Event shall occur if (i) the daily VWAP is less than the Floor Price for five trading days during a period of seven consecutive trading days (a “Floor Price Trigger”), or (ii) the Company has issued in excess of 95% of the Common Stock available under the Exchange Cap (an “Exchange Cap Trigger”) (the last such day of each such occurrence, a “Trigger Date”). If, at any time six months after the issuance of the Yorkville Note, a Trigger Event occurs, then the Company will be obligated to make monthly payments in an amount equal to the sum of (i) $1,500,000 of principal in the aggregate among all promissory notes issued to Yorkville (or the outstanding principal if less than such amount) (the “Triggered Principal Amount”), plus (ii) a payment premium of 5% in respect of such Triggered Principal Amount, and (iii) accrued and unpaid interest on the Yorkville Note as of each payment date beginning on the 5th trading day after the Trigger Date and continuing on the same day of each successive calendar month to Yorkville pursuant to the terms of the Yorkville Note. However, in the event that the Company shall be required to make such cash payments to Yorkville under the Yorkville Note as a result of the occurrence of a Trigger Event, the Company shall be entitled upon written notice to Yorkville, to direct that Yorkville (i) if Yorkville has sold the one million (1,000,000) shares of the Common Stock (the “Yorkville Company Shares”) that it received as a result of conversion pursuant to the terms of the Business Combination Agreement of shares in QT Imaging that it owned prior to the Closing, to apply, in accordance with the terms of the Yorkville Note, up to fifty percent (50%) of Yorkville’s net sale proceeds of the Yorkville Company Shares to satisfy, in part or in whole, the Triggered Principal Amount of such cash payments due to Yorkville or (ii) or if Yorkville has not sold the Yorkville Company Shares, to apply up to fifty percent (50%) of the value of the Yorkville Company Shares on such date the cash payment is due based on the VWAP as quoted by Bloomberg LP of the Yorkville Company Shares as an offset of the Triggered Principal Amount of the cash payments due to Yorkville. The Company’s right to request that Yorkville apply or offset cash payments to which Yorkville is entitled pursuant to the Yorkville Note shall cease once fifty percent (50%) of the (i) the net sale proceeds of the Yorkville Company Shares or fifty percent (50%) of the value of the Yorkville Company Shares on such date the cash payment is due based on the VWAP as quoted by Bloomberg LP of the Yorkville Company Shares have been applied or offset as provided herein to such cash payments to which Yorkville is entitled. The obligation of the Company to make monthly prepayments shall cease (with respect to any payment that has not yet come due) if any time after the Trigger Date (a) the Company reduces the Floor Price to an amount that is at least 50% of the daily VWAP of the Common Stock, (b) the daily VWAP is greater than the 110% of the Floor Price a period of five consecutive trading days in the event of a Floor Price Trigger, or (c) the date GigCapital5 has obtained stockholder approval to increase the number of shares of Common Stock under the Exchange Cap and/or the Exchange Cap no longer applies, which is the case as the stockholders of GigCapital5 approved the issuance of 19.9% of the common stock of GigCapital5 outstanding as of the date of the SEPA (the “Exchange Cap”) on February 20, 2024 at the annual meeting of stockholders of GigCapital5, unless a subsequent Trigger Event occurs. Furthermore, within one (1) trading day of a Floor Price Trigger that remains after application of all amounts related to the Yorkville Company Shares as described above, the Company shall reduce the Floor Price to an amount that is at least fifty percent (50%) of the daily VWAP of the Common Stock, and provide Yorkville written confirmation of such reduction of the Floor Price or be obligated to make the above monthly cash payments.

Sales Agent Agreement with NXC Imaging

On May 31, 2023, QT Imaging entered into a confidential Sales Agent Agreement with NXC Imaging (“NXC”), a wholly owned subsidiary of Canon Medical Systems USA, Inc. (“CMSU”) (the “NXC Agreement”), pursuant to which QT Imaging appointed NXC as the non-exclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. Additionally, NXC was appointed as the exclusive servicer of QT Imaging products sold by NXC under the terms of the NXC Agreement.

Under the NXC Agreement, QT Imaging has the right to set the price for its products and agreed to pay NXC a commission based on the purchase order price charged to a customer. Pursuant to the NXC Agreement, NXC is responsible for promotion and sale of the QT Imaging products and services within the designated territory, as well as servicing the QT Imaging products sold by NXC.

The initial term of the NXC Agreement is for three years. Either party may terminate the NXC Agreement if the counterparty breaches the agreement. NXC has the right to terminate the NXC Agreement if QT Imaging fails to pay commission due to NXC under the terms of the NXC Agreement, and QT Imaging has the right to terminate the NXC Agreement if NXC challenges, assists a third party in challenging or directly or indirectly aids another party in infringing QT Imaging’s intellectual property rights. QT Imaging and NXC may each terminate the NXC Agreement at any time, with or without cause, by providing a 90-day written notice to the other party.

Canon Letter of Intent

QT Imaging, a wholly-owned subsidiary of the Company, has also entered into a non-binding letter of intent (the “Canon Letter of Intent”), with CMSU and Canon Medical Systems, Inc. (“CMSC”) pursuant to which four binding purchase orders were delivered in January 2024 to QT Imaging for the acquisition by CMSC of two QT scanners, with 50% of the payment for the QT scanners having taken place on January 31, 2024 and the remaining payment and the shipment of the two QT scanners to occur by April 15, 2024.

CMSC will conduct feasibility studies on the QT scanners that it is acquiring, including product quality validation, development and manufacturing studies, clinical evaluation, regulatory investigation and marketing validation (the “Feasibility Study”). The Feasibility Study will commence upon delivery of the QT scanners and the parties will make their best efforts to complete the Feasibility Study by July 31, 2024, but in any case, no later than the end of the year 2024.

Upon successful conclusion of the Feasibility Study, QT Imaging and CMSC intend to engage in a good faith discussion to develop a binding OEM agreement with CMSC, with such agreement targeted for execution in the second half of 2024. Under the contemplated OEM agreement, CMSC will commercialize and service the QT scanner worldwide, with Canon-branded systems to be sold exclusively through Canon global channels, including by NXC as provided for in the NXC Agreement, and a license fee to be mutually agreed upon to be paid to QT Imaging for each system sold by Canon or its partners. The parties also intend that CMSU will leverage the contemplated OEM agreement to source QT scanners for sale in the U.S. on terms to be mutually agreed upon.

CMSC will also use QT scanners that it is acquiring to perform clinical trials towards the possibility of it pursuing the regulatory approval process in Japan.

CMSC and QT Imaging have also discussed other potential terms between them.

Feasibility Agreement with Canon Medical Systems Corporation

On March 28, 2024, QT Imaging entered into a Feasibility Study Agreement (the “Feasibility Study Agreement”) with Canon Medical Systems Corporation, a company organized and existing under the laws of Japan (“Canon”). The term of the Feasibility Study Agreement commenced on March 28, 2024 and shall remain in force until the end of December 2024 or until the execution of a definitive agreement that clearly supersedes the Feasibility Study Agreement, whichever comes earlier. In connection with the Feasibility Study Agreement, Canon will initiate studies to evaluate the business, technical, and clinical values of the Company’s ultrasound breast scanner (the “QT Scanner”) including product quality validation, development and manufacturing studies, clinical evaluation, regulatory investigation, and market validation. Canon has no right to reverse engineer the QT Scanner and may only modify and disassemble the QT Scanner as necessary to conduct the feasibility study.

Under the terms of the Feasibility Study Agreement, QT Imaging shall provide support for the feasibility study as agreed with Canon from time to time during the term of the Feasibility Study Agreement and shall use its commercially reasonable efforts to facilitate the feasibility study. Both parties confirm that the support provided by QT Imaging will not result in significant costs to the Company, as it will only provide technical materials and knowledge that it already possesses and will not involve the creation of new materials or engineering. Each party will be responsible for covering its own expenses related to the feasibility study and the support, except if the parties agree in writing otherwise, one party shall pay to the other party an amount reasonable under the circumstances.

All know-how and intellectual property embodied in QT Scanner are owned by QT Imaging and all rights not expressly granted to QT Imaging are reserved.

Distribution Agreement with lnnovador Healthcare (Asia) Pte. Ltd. (“Innovador”)

Pursuant to the Distribution Agreement between QT Imaging and Innovador, dated November 2, 2022 (the “Innovador Distribution Agreement”), Innovador was appointed as QT Imaging’s distributor for much of Asia. The territory for the Innovador Distribution Agreement includes Singapore, Malaysia, Thailand, Indonesia, Philippines, Myanmar, Vietnam, Cambodia, Laos, Brunei, India, Pakistan, Sri Lanka, Bangladesh, Nepal, Mongolia, Taiwan, Hong Kong, and Macau. Under the Innovador Distribution Agreement, QT Imaging is responsible for developing and manufacturing its products and supporting Innovador’s product registration and sales and marketing efforts, and Innovador is responsible for product registration, market development, sales & marketing, distribution, and servicing of the QT Imaging products. Under the Innovador Distribution Agreement, Innovador provides QT Imaging with nonbinding forecasts of the volume of QT Imaging’s products it expects to sell each year. Innovador takes possession of any machines it purchases.

The initial term of the Innovador Distribution Agreement is three years. Either party may terminate the Innovador Distribution Agreement if the counterparty breaches the agreement, engages in fraudulent conduct, becomes insolvent or is adjudicated bankrupt, or fails to function as a viable and operative concern or to conduct its operations in the normal course of business.

Registration Rights Agreement

In connection with the Closing, GigCapital5 and certain stockholders of the Company which had been stockholders of QT Imaging (the “Registration Rights Holders”) entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Company will be obligated to file one or more registration statements to register the resales of the Common Stock held by such Registration Rights Holders after the Closing. Registration Rights Holders holding at least majority in interest of the registrable securities owned by all Registration Rights Holders are entitled under the

Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities, up to a total of three such demands. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Registration Rights Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-3 (or any similar short-form registration which may be available) to register the resale of the registrable securities of the Company held by such Registration Rights Holders. The Registration Rights Agreement will also provide such Registration Rights Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, the Company will indemnify such Registration Rights Holders and certain persons or entities related to such Registration Rights Holders such as their officers, employees, directors, and agents against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Registration Rights Holders sell their registrable securities, unless such liability arose from such Registration Rights Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Registration Rights Holders including registrable securities in any registration statement or prospectus will indemnify the Company and certain persons or entities related to the Company such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

Lock-Up Agreement

GigCapital5 and certain stockholders of the Company entered into a Lock-Up Agreement (the “Lock-Up Agreement”) at the Closing. The Lock-Up Agreement will provide that, subject to certain exceptions, each of such stockholders will not transfer any shares of the Common Stock beneficially owned or owned of record by such of the stockholders until the earlier of (a) six months following the Closing Date; (b) subsequent to the Closing, the date on which the reported closing price of one share of the Common Stock quoted on the Nasdaq equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing) for any twenty trading days within any thirty consecutive trading day period commencing at least ninety days after the Closing Date; and (c) subsequent to the Closing, the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Company securities for cash, securities or other property.

Cable Car Note Purchase Agreement and Note Issuance

On February 29, 2024, GigCapital5 and QT Imaging entered into a Note Purchase Agreement (“Cable Car NPA”) with Funicular Funds, LP (“Cable Car”), pursuant to which Cable Car agreed to advance $1,500,000 to the Company upon the closing of the Business Combination (the “Loan”), as was evidenced by a promissory note that may be convertible in certain circumstances into shares of the Company’s Common Stock at a conversion price of $2.00 per share (the “Cable Car Note”), dated March 4, 2024, by and between the Company and Cable Car. The Cable Car Note does not bear interest, and is due and payable 13 months after issuance, unless the time for payment is accelerated as a result of an event of default. As full compensation to Cable Car for the loan to the Company in lieu of any simple or in-kind interest on the Cable Car Note, QT Imaging issued to Cable Car that number of shares of QT Imaging which at the completion of the Business Combination would be converted in accordance with the terms of the Business Combination Agreement into 180,000 shares of the Company’s Common Stock. QT Imaging, and its wholly owned subsidiary, QT Ultrasound Labs, Inc., at the Closing also provided a guaranty (the “Cable Car Guaranty”), whereby each of them unconditionally guaranteed, as primary obligor and not merely as surety, the prompt and complete payment and performance when due, whether by demand, acceleration or otherwise, of the obligations of the Company under the Cable Car Note in the currency in which and as such obligations are to be paid or performed. Furthermore, the Company and the parties to the Cable Car Guaranty (the “Grantors”) granted a security interest in certain of their assets, which among other things, do not include their intellectual property assets, pursuant to the terms of a Security Agreement, dated March 4, 2024, by and between the Grantors and Cable Car (the “Security Agreement”, and together with the Cable Car NPA, the Cable Car Note and the Cable Car Guaranty, the “Cable Car Note Documents”).

Corporate Information

GigCapital5, our predecessor company, was incorporated in the State of Delaware in January 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving GigCapital5 and one or more businesses. GigCapital5 completed its initial public offering in September 2021.

We have two wholly owned operating subsidiaries: QT Imaging, Inc. and QT Ultrasound Labs, Inc. QT Imaging was initially incorporated under the laws of the State of Delaware 2012. In March 2024, Merger Sub merged with and into QT Imaging, and QT Imaging as the Surviving Corporation became a wholly-owned direct subsidiary of GigCapital5. In connection with the Merger, GigCapital5 changed its name to QT Imaging Holdings, Inc. The corporate office of QT Imaging Holdings, Inc. is located at 3 Hamilton Landing, Suite 160, Novato, CA 94949 and its telephone number is (415) 842-7250.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “Jobs Act”). We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year (a) following the fifth anniversary of GigCapital5’s IPO (September 28, 2025), (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Securities and Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

THE OFFERING

Issuer	QT Imaging Holdings, Inc. (f/k/a GigCapital5, Inc.).

Shares of Common Stock Offered by us	43,795,000 shares of Common Stock of the Company, which includes:

up to 23,000,000 shares of Common Stock that are issuable upon the exercise of the Public Warrants;

up to 795,000 shares of Common Stock that are issuable upon the exercise of 795,000 Sponsor’s Warrants; and

up to 20,000,000 shares of Common Stock that we may, in our discretion, elect to issue and sell to Yorkville pursuant to the SEPA.

Shares of Common Stock Offered by the Selling Securityholders	17,711,129 shares of Common Stock of the Company, which includes:

5,735,000 Founder Shares;

795,000 Private Placement Shares;

94,364 Working Capital Shares;

10,000 Insider Shares;

5,603,201 Closing Shares;

94,364 Working Capital Warrant Shares;

5,375,000 Yorkville Notice Conversion Shares; and

4,200 shares of Common Stock issued to Sea Otter Trading, LLC.

In addition, we are registering 889,364 Sponsor’s Warrants to purchase 889,364 shares of Common Stock of the Company.

Shares of Common Stock Outstanding Prior to Exercise of All Warrants and Issuances Pursuant to the SEPA	21,437,216 shares of Common Stock (as of March 4, 2024).

Shares of Common Stock Outstanding Assuming Exercise of All Public Warrants	44,437,216 shares of Common Stock (based on total shares of Common Stock outstanding as of March 4, 2024).

Shares of Common Stock Outstanding Assuming Exercise of All Warrants and Issuances Pursuant to the SEPA	70,701,580 shares of Common Stock (based on total shares of Common Stock outstanding as of March 4, 2024).

Use of Proceeds	We will not receive any proceeds from the resale of shares of Common Stock by the Selling Securityholders, including Yorkville. However, we may receive up to $50,000,000 in aggregate gross proceeds from sales of our shares of Common Stock to Yorkville that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the SEPA.

We could also receive up to an aggregate of approximately $2 million if all of the Warrants held by the Selling Securityholders are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants exercise the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from any exercise, are highly dependent on the price of any our shares of Common Stock and the spread between the exercise price of the Warrants and the price of our Common Stock at the time of exercise. We have (i) 23,000,000 outstanding Public Warrants to purchase 23,000,000 shares of our Common Stock, exercisable at an exercise price of $2.30 per share, and (ii) the Sponsor’s Warrants to purchase 889,364 shares of our Common Stock, exercisable at an exercise price of $2.30 per share. If the market price of our Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of May 10, 2024, the closing price of our Common Stock was $0.87 per share. There can be no assurance that our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by us at a price of $0.01 per Public Warrant. The Sponsor’s Warrants are not redeemable and are exercisable on a cash or cashless basis; if the Sponsor’s Warrants are exercised on a “cashless basis,” whether or not a Sponsor’s Warrant is in the money, we will not receive cash for such exercise. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

We expect to use the net proceeds we receive from the exercise of the Warrants, if any, for general corporate purposes. See the section entitled “Use of Proceeds.”

Lock-Up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Party Transactions” for further discussion.

Market for Common Stock and Warrants	Our Common Stock are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “QTI,” and our Public Warrants are traded in the over-the-counter (OTC) market under the symbol “QTIWW.”

Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Risk Factors

Risks Associated with Our Business, Financial Condition and Need for Additional Capital

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

•	We have incurred significant operating losses in the past and may never achieve or maintain profitability.

•	We have a limited operating history with our current offerings, which makes it difficult to evaluate our current and future business prospects and increases the risk of your investment.

•	If we are unable to attract new customers on a cost-effective basis, our business will be harmed.

•	We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.

•

The forecasts and projections herein are based upon certain assumptions, analyses, and estimates. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.

•	If we fail to attract and retain qualified personnel, our business could be harmed.

•	Our management team has a limited history working together operating the Company and, as a result, our past results may not be indicative of future operating performance.

•

Our ability to introduce new products and features is dependent on adequate development resources. If we do not adequately fund our development efforts, we may not be able to compete effectively and our business and operating results may be harmed.

•

We rely on internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing solutions to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

•

We may not successfully develop or introduce new and enhanced products that achieve market acceptance, or successfully integrate acquired products or services with our existing products, and our business could be harmed and our revenue could suffer as a result.

•

We have a limited operating history. If we successfully commercially launch the QT Breast Scanner and other products under development that are cleared by the FDA and other regulatory agencies, and they do not achieve widespread market acceptance, we will not be able to generate the revenue necessary to support our business.

•

We are a development-stage company with limited operating history and significant losses since inception which may make it difficult to evaluate prospects for our future viability and predict our future performance. We may never be able to effectuate our business plan or achieve any meaningful revenue or reach profitability.

•	We may not be able to successfully execute our business model.

•	Recent changes in the United States related to payment policies for imaging procedures could have a negative impact on the utilization of our imaging services.

•

In order to support the growth of our business, we may need to incur additional indebtedness under our credit facilities or seek capital through new equity or debt financings, which sources of additional capital may not be available to us on acceptable terms or at all.

Risks Associated with Common Stock and Other Securities

Investing in our Common Stock involves risk. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

•

It is not currently anticipated that we will pay dividends on shares of Common Stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the market price of Common Stock.

•	Future sales of Common Stock may depress their stock price.

•	We could become subject to product liability claims, product recalls, and warranty claims that could be expensive, divert management’s attention and harm our business reputation and financial results.

•

The Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

•	We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

•

We may issue additional shares of Common Stock or Preferred Stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

RISK FACTORS

In addition to the other information contained in this prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements and Risk Factor Summary,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this prospectus. The risk factors described below are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses. The occurrence of one of more of the events or circumstances described in these risk factors, along or in combination with other events or circumstances, may adversely affect our ability to complete or realize the benefits of the Business Combination, and may have a material adverse effect on the business, cash flow, financial condition and results of operations of the Company following the Business Combination. The following discussion should be read in conjunction with the respective financial statements of the Company, and the notes to the financial statements included therein.

Unless the context clearly indicates otherwise, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of QT Imaging prior to the Closing and to the business of the Company following the Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of the Company, in which event the market price of the Company’s Common Stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business, Financial Condition, and Need for Additional Capital

We are a development-stage company with limited operating history and significant losses since inception which may make it difficult to evaluate prospects for our future viability and predict our future performance. We may never be able to effectuate our business plan or achieve any meaningful revenue or reach profitability.

We have a limited operating history and only a preliminary and unproven business plan upon which investors may evaluate our prospects. We have not yet demonstrated the commercial viability of our breast imaging technology platform. QT Scanner 2000 Model A, (the “QT Breast Scanner”) is currently deployed at facilities in the United States and abroad, we have not demonstrated scale of deployment and manufacturing necessary to achieve commercial viability despite having clearance from the FDA for breast imaging with the QT Breast Scanner. Even if we are able to do so, we may not be able to manufacture the QT Breast Scanner device at the costs needed to support our business model. Even if we are able to commercialize some of our products or product candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability. We expect to continue to incur significant sales and marketing, research and development, regulatory and other expenses as we expand our marketing efforts to increase adoption of our products, expand existing relationships, obtain regulatory approvals for our product candidates, conduct clinical studies on our existing and planned product candidates and develop new product candidates or add new features to our existing products. There is no assurance that our distribution partners will succeed in selling and servicing devices in sufficient volumes to help the company meet its business plan, revenue objectives or profitability.

Furthermore, even if our technology and product become commercially viable and deployed at scale, we may not generate sufficient revenue necessary to support our business. We estimate that effectively stimulating market interest in our QT Breast Scanner will require deploying at least 10 devices in clinical use. We may never achieve these thresholds for devices deployed in the near-to-mid-term at any level or at all, which may cause our business to fail. The medical imaging industry is also highly competitive, and our technology, products, services or business models may not achieve widespread market acceptance. If we are unable to address any issues mentioned above, or encounter other problems, expenses, difficulties, complications, and delays in connection with the starting and expansion of our business, our entire business may fail, in which case you may lose your entire investment.

We have a history of net losses and negative cash flow from operations since inception and we expect such losses and negative cash flows from operations to continue in the foreseeable future. As of March 31, 2024 and December 31, 2023, we had working capital of $7.1 million and a working capital deficit of $2.5 million, respectively, and an accumulated deficit of approximately $22.1 million and $17.8 million, respectively. For the three months ended March 31, 2024 and 2023, we incurred net losses of approximately $4.3 million and $1.9 million, respectively. For the three months ended March 31, 2024 and 2023, we used cash in operations of $6.0 million and $1.0 million, respectively. We anticipate our losses will continue to increase from current levels because we expect to incur additional costs related to developing our business, including research and development costs, manufacturing costs, employee-related costs, costs of complying with government regulations, intellectual property development and prosecution costs, marketing and promotion costs, capital expenditures, general and administrative expenses, and costs associated with operating as a public company.

Our ability to generate revenue from our operations and ultimately achieve profitability will depend on factors including but not limited to whether we can complete the development and commercialization of our QT Breast Scanner breast imaging technology and our future products, whether we can manufacture the QT Breast Scanner and future products on a commercial scale in such amounts and at such costs as we anticipate, and whether we can achieve market acceptance of our products, services and business models. The net losses that we incur may fluctuate significantly from period to period. As a result of these increased expenditures, we will need to generate significant additional revenue in order to offset our operating expenses and achieve and sustain profitability. Accordingly, we may not achieve or maintain profitability, and we may continue to incur significant losses in the future. Even if we achieve profitability, we cannot be sure that we will remain profitable for any substantial period of time. If we do not achieve or sustain profitability, it will be more difficult for us to finance our business and accomplish our strategic objectives, either of which would have a material adverse effect on our business, financial condition, results of operations and prospects and may cause the market price of the Company’s Common Stock to decline.

We may not be able to successfully execute our business model.

We are a company with limited operating history and we may not have the necessary resources, expertise and experience to successfully execute our business model on a global scale, such as obtaining the necessary approvals or clearances from the regulatory agencies of our target markets. Our ability to execute our model is dependent on a number of factors, including the ability of our senior management team to execute our model, our ability to incentivize, train and support international distribution partners in different geographic regions, our ability to begin or maintain our pace of product development, manufacturing and commercialization, our ability to meet the changing needs of the medical imaging market, and the ability of our employees to perform at a high-level. If we are unable to execute our model, or if our model does not drive the growth that we anticipate, or if our market opportunity is not as large as we have estimated, it could adversely affect our business and our prospects.

We have a limited operating history. If we successfully commercially launch the QT Breast Scanner and other products under development that are cleared by the FDA and other regulatory agencies, and they do not achieve widespread market acceptance, we will not be able to generate the revenue necessary to support our business.

We have a limited operating history and have no history of successfully marketing our breast-imaging technology, the QT Breast Scanner or any other product using our 3D transmission ultrasound technology. We may fail to generate significant interest in the QT Breast Scanner, or other imaging products using our technology. These and other factors, including the following, may affect the rate and level of market acceptance:

•	effectiveness of the sales and marketing efforts of us, and our distribution partners;

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perception by medical professionals and patients of the convenience, safety, efficiency and benefits of the QT Breast Scanner or products under development using our technology, compared to competing methods of medical imaging;

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opposition from certain industry leaders, which may limit our ability to promote the QT Breast Scanner or products under development that are cleared by the FDA and other regulatory agencies, and to penetrate into the medical imaging market in the U.S. or other geographical areas;

•	the level of commitment and support that we receive from our partners, such as cloud storage providers, as well as medical professionals such as radiologists;

•	coverage determinations and reimbursement levels of third-party payors;

•	the changing and volatile U.S. and global economic environments, including as a result of the COVID-19 pandemic;

•	timing of market introduction of competing products, and the sales and marketing initiatives of such products;

•	press and blog coverage, social media coverage, and other publicity and public relations factors by others; and

•	lack of financing or other resources to successfully develop and commercialize our technology and implement our business plan.

If cleared or approved for marketing by the FDA or other regulatory agencies, depending on the approved clinical indication, the QT Breast Scanner and products under development will be competing with existing and future imaging products and similar offerings. The technology underlying the QT Breast Scanner may be perceived as inferior or inaccurate and patients may be unwilling to undergo medical screening using the QT Breast Scanner or other products under development using our technology. Moreover, patients and medical professionals may be unwilling to depart from the current medical imaging technology. Medical professionals tend to be slow to change their medical diagnostic practices because of perceived liability risks arising from the use of new technology or products, and they may not recommend medical imaging using the QT Breast Scanner or other products under development using our technology until there is long-term clinical evidence to convince them to alter or modify their existing imaging methods. Our efforts to educate patients, radiologists and other members of the medical community on the benefits of our products require significant resources and may not be successful. Our efforts to educate the marketplace may require more resources than are required by conventional technologies marketed by our competitors. In particular, gaining market acceptance for our products in nascent markets, such as China, India, and certain countries in Africa and Latin America, could be challenging. Moreover, in the event that the QT Breast Scanner or other products under development using our technology are the subject of guidelines, clinical studies or scientific publications that are unfavorable or damaging, or otherwise call into question their benefits, we may have difficulty in convincing market participants to adopt our products. In addition, medical professionals, patients, providers of medical imaging services and third-party payors may not adopt or reimburse the use of the QT Breast Scanner or products under development in the near term or at all.

If we are unable to achieve or maintain an adequate level of market acceptance, we may not generate significant revenue or become profitable and our business, financial condition, results of operations and prospects would be significantly harmed.

The success of our business model is subject to numerous risks and uncertainties.

We expect sales to hospitals, academic medical centers, cancer centers, and imaging centers to be our primary customers. We may not be successful in achieving these goals for various reasons, including:

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the process of manufacturing and deploying the QT Breast Scanner and our products under development is a complex, multi-step process that depends on factors outside our control, and could cause us to expend significant time and resources prior to earning associated revenues;

•	the manufacturing cost of the QT Breast Scanner and our products under development may be higher than we expect, may increase significantly, or may increase at a higher rate than anticipated;

•

the manufacturing of the QT Breast Scanner and our future products may take longer than we expected, and we may have insufficient manufacturing capacity and experience delays in manufacturing and deployment, which would have a negative impact on the timing of our revenues;

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deployment and full utilization of the QT Breast Scanner may not be achieved if insurance and other reimbursements and patient co-pays are not sufficient to defray costs incurred in providing and interpreting scans by hospital imaging centers, cancer centers or other women’s health-care centers that purchase our devices and services, and we may not be able to sustain these relationships unless our devices can be profitable to these providers;

•

a QT Breast Scanner device may perform fewer scans per day than our estimates due to a number of factors, including low market acceptance rate, technical failures and downtime, service disruptions, outages or other performance problems, which would have a negative impact on our revenues and our ability to recover costs; and

•

our customers may not be able to find or retain a sufficient number of radiologists to review the images generated by the QT Breast Scanner device especially as we deploy additional systems and the volume of scans increases.

Any of the above factors may negatively affect the successful commercialization and implementation of our business model, causing our business to fail.

The proceeds received in the Business Combination will only fund operations for a limited time and we will need to obtain additional financing to continue operations and execute our business plans. If we are unable to obtain such financing, we may be unable to complete the development and commercialization of our technology and our products and services.

Our operations have consumed substantial amounts of cash since inception. Our net losses were $6,098,951 and $6,256,068 for the years ended December 31, 2023 and 2022, respectively. In addition, significant resources were invested in the development of our QT Breast Scanner breast imaging technology by the Company prior to the June 2012 acquisition of the assets of TechniScan, a currently inactive medical device company based in Utah. Following the purchase of the TechniScan assets, the Company completed the clinical trials needed to obtain FDA clearance. Approximately $39 million was invested in TechniScan (including $15.2 million in grants from the U.S. National Institutes of Health). Approximately $87 million has been invested in the Company since 2012 to fund asset acquisitions, product development, clinical trials, and FDA clearances.

We anticipate that our future cash requirements will continue to be significant and we will need to obtain additional financing beyond that being provided by the Business Combination to implement our business plan as described in this prospectus. Specifically, we may need to raise additional funds to complete the manufacture, shipping, installation and deployment of the QT Breast Scanner breast imaging product, as well as to support the continued research and development of this product and the development of other imaging products and product candidates for infant and orthopedic imaging applications, and to build contingencies for unforeseen events. Such financings could include equity financing, which may be dilutive to stockholders, or debt financing, which would likely restrict our ability to borrow from other sources. In addition, such securities may contain rights, preferences or privileges senior to those of the rights of the stockholders of the Company upon the Closing. Additional funds may not be available when we need them, on terms attractive to us, or at all.

If adequate funds are not available on a timely basis, we may be required to curtail the development of our technology, products or services, or materially delay, curtail, reduce or terminate our research and development and commercialization activities. We could be forced to sell or dispose of our rights or assets. Any inability to raise adequate funds on commercially reasonable terms could have a material adverse effect on our business, financial condition, results of operation and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

We may need to raise additional capital, which may not be available on favorable terms, if at all, and which may cause dilution to stockholders, restrict our operations or adversely affect our ability to operate our business.

Our ability to raise additional capital may be significantly affected by general market conditions, the market price of our Common Stock, our financial condition, uncertainty about the future commercial success of our products, regulatory developments, the status and scope of our intellectual property, any ongoing arbitration or litigation, our compliance with applicable laws and regulations and other factors, many of which are outside our control. Furthermore, the Cable Car Note contains limitations on our ability to incur debt and issue capital stock. Accordingly, we cannot be certain that we will be able to obtain additional financing on favorable terms or at all. If we are unable to obtain needed financing on acceptable terms, or otherwise, we may not be able to implement our business plan, which could have a material adverse effect on our business, financial condition and results of operations, including a decline in the trading price of our Common Stock. Any additional equity financings could result in additional dilution to our then existing stockholders. In addition, we may enter into additional financings that restrict our operations or adversely affect our ability to operate our business and, if we issue equity, debt or other securities to raise additional capital or restructure or refinance our existing indebtedness, the new equity, debt or other securities may have rights, preferences and privileges senior to those of our existing stockholders.

Our ability to generate the amount of cash needed to pay interest and principal on any indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under, any indebtedness depends on our financial and operating performance and prevailing economic and competitive conditions. Certain of these financial and business factors, many of which may be beyond our control, are described above.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, raise additional equity capital, or restructure our debt. However, there is no assurance that such alternative measures may be successful or permitted under the agreements governing our indebtedness and, as a result, we may not be able to meet our scheduled debt service obligations. Even if successful, actions taken to improve short-term liquidity to meet our debt service and other obligations could harm our long-term business prospects, financial condition, and results of operations.

We cannot guarantee that we will be able to refinance our indebtedness or obtain additional financing on satisfactory terms or at all, including due to existing guarantees on our assets or our level of indebtedness and the debt incurrence restrictions imposed by the agreements governing our indebtedness. Further, the cost and availability of credit are subject to changes in the economic and business environment. If conditions in major credit markets deteriorate, our ability to refinance our indebtedness or obtain additional financing on satisfactory terms, or at all, may be negatively affected.

Our debt agreements contain restrictions that may limit our flexibility in operating our business.

The Cable Car Note and related documents contain, and instruments governing any future indebtedness of ours would likely contain, a number of covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	create liens on certain assets;

•	incur additional debt or issue new equity;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	sell certain assets.

Any of these restrictions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities. Any failure to comply with these covenants could result in a default under our secured credit facility or instruments governing any future indebtedness of ours. Additionally, our credit facility is secured by substantially all of our assets. Upon a default, unless waived, the lenders under our secured credit facility could elect to terminate their commitments, cease making further loans, foreclose on our assets pledged to such lenders to secure our obligations under our credit agreement and force us into bankruptcy or liquidation. In addition, a default under our secured credit facility could trigger a cross default under agreements governing any future indebtedness. Our results of operations may not be sufficient to service our indebtedness and to fund our other expenditures, and we may not be able to obtain financing to meet these requirements. If we experience a default under our secured credit facility or instruments governing our future indebtedness, our business, financial condition, and results of operations may be adversely impacted.

We are highly dependent on the successful development, marketing and sale of our breast imaging device and on other products and product candidates which are still in the development stage.

Our breast imaging technology is the basis of our business. The QT Breast Scanner is currently deployed in a limited number of cancer and other health centers, and is undergoing field testing and broad acceptance is uncertain. As a result, the success of our business plan is highly dependent on acceptance of our products, and on our ability to develop, manufacture and commercialize the technology and related products and services and our failure to do so could cause our business to fail. As part of our effort to build the sales and marketing capabilities of the Company, on May 31, 2023, the Company entered into the NXC Agreement, pursuant to which the Company appointed NXC as the non-exclusive agent for the sale of the Company products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. There is no guarantee that the NXC Agreement will result in increased revenue or sales, and there is no guarantee that the NXC Agreement will be successful. Successful commercialization of medical imaging devices is a complex and uncertain process, dependent on the efforts of management, manufacturers, local operators, integrators, medical professionals, third-party payors, as well as general economic conditions, among other factors. Any factor that adversely impacts the development and commercialization of our imaging technology or related products and services, including the QT Breast Scanner, will have a negative impact on our business, financial condition, results of operations and prospects. Some potential factors that could adversely impact the development and commercialization of our imaging technology or related products and services include:

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our inability to achieve sufficient market acceptance by hospitals and clinics, providers of medical imaging services, medical professionals such as radiologists, third-party payors, and others in the medical community;

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our inability to compete with existing medical imaging technology companies with ultrasound, mammography and MRI systems, who have well entrenched market-share worldwide and significantly more resources than we do;

•	our inability to hire, train and retain qualified sales and marketing personnel;

•	our inability to establish, maintain and expand our sales, marketing and distribution networks;

•	our inability to obtain and/or maintain necessary regulatory approvals; and

•	our inability to effectively protect our intellectual property.

Our inability to successfully obtain additional clearances or approval from the FDA and other regulatory agencies worldwide, and commercialize the QT Breast Scanner and related products and services, and/or successfully develop, secure clearances and approvals, and commercialize additional products or any enhancements to the products which we may develop would have a material adverse effect on our business, financial condition, results of operations and prospects.

Products utilizing our technology may need to be approved or cleared by the FDA and similar regulatory agencies worldwide. We may not receive additional clearances and approvals from the FDA for the QT Breast Scanner, or may be delayed in receiving the necessary approval or clearance for our future products, which would adversely affect business, financial condition, results of operations and prospects.

On October 31, 2018, the FDA granted the Company’s Breakthrough Device designation request (Q181785) for the QT Breast Scanner. Unlike traditional breast imaging modalities, the QT Breast Scanner has no radiation, no injections, and no compression, potentially offering new opportunities for earlier and more frequent screening for young women at high risk for breast cancer who have no available FDA-cleared screening options. The Company has the following regulatory clearances:

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“The QT Breast Scanner is for use as an ultrasonic imaging system to provide reflection-mode and transmission-mode images of a patient’s breast. The QT Breast Scanner software also calculates the breast fibroglandular volume and total breast volume. The device is not intended to be used as a replacement for screening mammography”—FDA 510k K162372 and K220933

•	“The QT Breast Scanner Model 2000A satisfies the requirements of the Certification Mark of the ECM [CE Mark Certification of the European Union]—No. 0P210730.QTUTQ02”

The Company will be working with the FDA to submit an appropriate pre-market submission. If approved, the device may be legally marketed for use as a breast cancer screening device in younger patients. However, the review process is an iterative process and our initial response may result in further feedback from the FDA. As a result, efforts to achieve required governmental clearances and approvals could be costly and time consuming, and we may not be able to obtain any such required approvals in accordance with our anticipated timeline or in a cost-efficient manner. Any delay or failure to obtain necessary regulatory clearances or approvals could have a material negative impact on our ability to generate revenues. Even if the products containing our technology receive the required regulatory clearance or approval, such products will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable U.S. and foreign regulatory authorities, or previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions. Even if we obtain FDA approval of our product candidates, or new indications for our products, market acceptance of our products in the healthcare community, including physicians, patients and third-party payors will depend on many factors, including, without limitation: our ability to provide incremental clinical and economic data that shows the safety and clinical efficacy and cost-effectiveness of, and patient benefits from, our products and product candidates; whether our products and product candidates are included on insurance coverage plans; the willingness and ability of patients and the healthcare community to adopt new technologies; the pricing and reimbursement of our products relative to other products; and the marketing and distribution support for our products and product candidates.

In addition, the cost of compliance with new laws or regulations governing our technology or future products could adversely affect our business, financial condition, results of operations and prospects. New laws or regulations may impose restrictions or obligations on us that could force us to redesign our technology or other future products or services, and may impose restrictions that are not possible or practicable to comply with, which could cause our business to fail. See “—Risks Related to Healthcare Industry Shifts and Government Regulation.”

A pandemic, epidemic or outbreak of an infectious disease, such as COVID-19, may materially and adversely affect our business and our financial results and could cause a disruption to the development or deployment of the QT Breast Scanner and products and services under development.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. The COVID-19 pandemic has spread to most countries across the world, and all 50 states within the U.S. The COVID-19 pandemic is evolving, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The COVID-19 pandemic has adversely impacted our operations in various ways including a complete shutdown of our primary manufacturing facility and office location in California. In the future, we may not be able to complete our clinical trials and other studies in a timely manner, and our engineers may be unable to make work-related trips to supplier, customer or distribution partner locations worldwide. Our potential business partners and suppliers may be unable to make on-site visits to our facilities or attend meetings to experience improvements and enhancements in the QT Breast Scanner and other products under development and Medical Scan as a Service, which will negatively impact our business development and deployment activities. The extent to which the COVID-19 pandemic impacts our operations or those of our third-party partners will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of any new outbreak, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The continued spread of COVID-19 globally or other future pandemics could adversely impact our development, manufacture or deployment of the QT Breast Scanner and our Medical Scan as a Service, which could adversely affect our ability to obtain regulatory approval for and to commercialize the QT Breast Scanner and products under development and our Medical Scan as a Service, increase our operating expenses and have a material adverse effect on our financial results. Any of these factors, and other factors related to any such disruptions that are unforeseen, could have a material adverse effect on our business and our results of operations and financial condition. Further, uncertainty around these and related issues could lead to adverse effects on the economy of the United States and other economies around the world, which could impact our ability to raise the necessary capital needed to develop and commercialize the QT Breast Scanner and products under development and our Medical Scan as a Service.

Our industry is highly competitive and is subject to technological change, which may result in new products or solutions that are superior to our technology or other future products we may bring to market from time to time.

The medical imaging industry is rapidly evolving and subject to intense and increasing competition. To compete successfully and to be able to establish and maintain a competitive position in current and future technologies, we will need to demonstrate the advantages of our technology over well-established alternative solutions, products and technologies, such as Hand-Held Ultrasound (“HHUS”), Automatic Breast Ultrasound (“ABUS”), mammography and MRI, as well as newer methods of medical imaging and early detection. We believe that effectively engaging market interest for the QT Breast Scanner can be challenging. To achieve this, we will need to raise or develop financial resources, technical expertise, marketing, distribution or support capabilities and we may not be successful in doing so. Many of our current and potential competitors have substantially greater financial, manufacturing, marketing and technical resources than we do. Larger competitors may have substantially larger sales and marketing operations than we or our partners have or plan to have and may have greater name recognition. This may allow those competitors to spend more time with potential customers and to focus on a larger number of potential customers, which would give them a significant advantage over the sales and marketing team we would use and our distributors in making sales.

Larger competitors may also have broader product lines, which enable them to offer customers bundled purchase contracts and quantity discounts. These competitors may have more experience than we have in research and development, marketing, manufacturing, preclinical testing, conducting clinical studies, obtaining FDA and foreign regulatory approvals and marketing approved products. Our competitors may discover technologies and techniques, or enter into partnerships and collaborations, to develop competing products that are more effective or less costly than our products or the products we may develop. There can be no assurance that other companies will not succeed in developing or marketing devices and products that are more effective than our technology or products or that would render our technology or products obsolete or noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection regarding potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors. Our competitors may be better equipped than we are to respond to competitive pressures. Competition will likely intensify. To our knowledge at the time of filing this prospectus, we are not aware of any technologies approved for primary screening clearance by the FDA except for various types of technology related to X-ray mammography.

We expect to depend on third parties to manufacture the QT Breast Scanner and products under development and to supply certain component parts. Our reliance on third-party manufacturers and suppliers involves certain risks that may result in, among others, increased costs, quality or compliance issues, or failure to timely manufacture the QT Breast Scanner and products under development, any of which could materially harm our business.

If cleared, we expect to rely on third-party suppliers for the commercial production of the QT Breast Scanner and products under development. Our current ability to successfully produce the QT Breast Scanner is limited and if our attempts at commercialization and deployment are successful, we will need the resources of well-established contract manufacturers to manufacture the QT Breast Scanner and products under development at scale. We do not currently have any agreements with any contract manufacturers and our business could be materially harmed if we experience demand but are unable to enter into an agreement with a contract manufacturer. In addition, we are dependent on a number of key suppliers for components and sub-assemblies to be able to successfully manufacture the QT Breast Scanner and products under development in limited quantities, and any disruption in the supply of these components and sub-assemblies will have a material impact on our business. Our dependence on such third-party manufacturers and suppliers involves a number of risks, including:

•	insufficient capacity or delays in meeting our demand;

•	inadequate manufacturing yields, inferior quality and excessive costs;

•	inability to manufacture products that meet the agreed upon specifications;

•	inability to obtain an adequate supply of materials;

•	inability to comply with the relevant regulatory requirements for the manufacturing process;

•	limited warranties on products supplied to us;

•	inability to comply with our contractual obligations;

•	potential increases in prices; and

•	increased exposure to potential misappropriation of our intellectual property.

If any of our manufacturers or suppliers breach their agreements, are unable to meet their contractual or quality requirements, or become unwilling to perform for any reason, we may be unable, or may be unable in a timely manner, to locate alternative acceptable manufacturers or suppliers and enter into favorable agreements with them.

In addition, if we are required to change the manufacturer of a critical component of our products, we will be required to verify that the new manufacturer maintains facilities, procedures and operations that comply with our quality and applicable regulatory requirements, which could further impede our ability to manufacture our products in a timely manner. Transitioning to a new supplier could be time-consuming and expensive, may result in interruptions in our operations and product delivery, could affect the performance specifications of our products or could require that we modify the design of those systems. If the change in manufacturer results in a significant change to any product, a new clearance or approval from the FDA or similar international regulatory authorization may be necessary before we implement the change, which could cause substantial delays. The occurrence of any of these events could harm our ability to meet the demand for our products in a timely or cost-effective manner. See “—Risks Related to Healthcare Industry Shifts and Government Regulation.”

We may experience development or manufacturing problems and higher costs, or delays that could limit our revenue, if any, or increase our losses.

Developing manufacturing procedures for new products requires developing specific production processes for those products. Developing such processes could be time consuming, and any unexpected difficulty in doing so could delay the successful commercialization and deployment of the QT Breast Scanner and products under development. Moreover, difficulties associated with adapting our technology and product design to the proprietary process technology and design rules of outside manufacturers can lead to reduced yields. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems may require cooperation between our manufacturers and us. This risk could be compounded by any future offshore location of our manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. Manufacturing defects that we do not discover during the manufacturing or testing process may lead to costly product recalls. These risks may lead to increased costs or delayed product delivery, which would harm our profitability and customer relationships. Furthermore, our, our manufacturers’ or our suppliers’ production processes and assembly methods may have to change to accommodate any significant, future expansion of our manufacturing capacity, which may increase the manufacturing costs, delay production of our products, reduce our product margin, require supplemental filings with the FDA or other regulatory authorities, any of which may adversely impact our business. If we are unable to keep up with demand for our products by successfully manufacturing and shipping our products in a timely manner, our revenue could be impaired, and market acceptance for our products could be adversely affected.

We plan to do business globally, including in certain countries where we might have limited resources and would be subject to additional regulatory burdens and other risks and uncertainties.

We expect to do business globally, including in North America and certain countries in Asia, Europe, Africa and South America. Commercialization of the QT Breast Scanner and products under development in foreign markets, either directly or through third parties, is subject to additional risks and uncertainties, including:

•	reimbursement and insurance coverage;

•	our inability to find agencies, dealers or distributors in specific countries or regions;

•	our inability to directly control commercial activities of third parties;

•	limited resources to be deployed to a specific jurisdiction;

•	the burden of complying with complex and changing regulatory, tax, accounting and legal requirements;

•	different medical imaging practice and customs in foreign countries affecting acceptance in the marketplace;

•	import or export licensing and other requirements that could impair our ability to compete in international markets or subject our company to liability if we violate such laws and regulations;

•	longer accounts receivable collection times;

•	longer lead times for shipping;

•	language barriers for technical training;

•	reduced protection of intellectual property rights in some foreign countries;

•	foreign currency exchange rate fluctuations; and

•	interpretations of contractual provisions governed by foreign laws in the event of a contract dispute.

Sales of the QT Breast Scanner and products under development in foreign markets could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our business, financial condition, results of operations and prospects.

If in the future we are approved for and are otherwise able to commercialize any of our products or services, but are unable to obtain adequate reimbursement or insurance coverage from third-party payors, we may not be able to generate significant revenue, in which case we may need to obtain additional financing.

Coding and coverage determinations as well as reimbursement levels and conditions are important to the commercial success of an imaging product or offering. The future availability of insurance coverage and reimbursement for newly approved medical devices is highly uncertain, and our future business will be greatly impacted by the level of reimbursement provided by third-party payors. In the United States, third-party payors decide which imaging products and services they will cover, how much they will pay and whether they will continue reimbursement. Third-party payors may not cover or provide adequate reimbursement for imaging services using the QT Breast Scanner and our products under development, assuming we are able to fully develop and obtain all regulatory approvals and clearances to market it in the United States or other geographies. To date, we have not had any discussions with any third-party payors, including any regulatory agencies administering any government funded healthcare programs, regarding the coding, coverage or reimbursement for imaging services using the QT Breast Scanner or other products under development. Accordingly, unless government and other third-party payors provide coverage and reimbursement for the use of our products and services, patients may not use them, which would cause investors to lose their entire investment. A primary trend in the United States healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular products and services. Reimbursement may not be available, or continue to be available, for imaging services using the QT Breast Scanner, our Medical Scan as a Service, other products under development or any other products we may develop in the future. Even if reimbursement is available, such reimbursement may not be adequate. We also will be subject to foreign reimbursement policies in the international markets we expect to enter. Decisions by health insurers or other third-party payors in these markets not to cover, or to discontinue reimbursing, our products could materially and adversely affect our business. If such decisions are made, they could also have a negative impact on our ability to generate revenues, in which case we may need to obtain additional financing.

Recent changes in the United States related to payment policies for imaging procedures could have a negative impact on the utilization of our imaging services.

In the United States, over the past several years, the Centers for Medicare & Medicaid Services (“CMS”), the federal agency responsible for administering the Medicare program, has implemented numerous changes to payment policies for imaging procedures in both the hospital setting and non-hospital settings, which include physician offices and freestanding imaging facilities. Some of these changes have had a negative impact on utilization of imaging services. Examples of these changes include:

•	limiting payments for imaging services in physician offices and free-standing imaging facility settings based upon rates paid to hospital outpatient departments;

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reducing payments for certain imaging procedures when performed together with other imaging procedures in the same family of procedures on the same patient on the same day in the physician office and free-standing imaging facility setting;

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making significant revisions to the methodology for determining the practice expense component of the Medicare payment applicable to the physician office and free-standing imaging facility setting which results in a reduction in payment; and

•	revising payment policies and reducing payment amounts for imaging procedures performed in the hospital outpatient setting.

We also expect increased regulation and oversight of advanced diagnostic testing. One provision in the Protecting Access to Medicare Act requires CMS to develop appropriate use criteria (“AUC”) that professionals must consult when ordering advanced diagnostic imaging services MRI, CT, nuclear medicine (including position emission tomography) and other advanced diagnostic imaging services that the Secretary of the Department of Health and Human Services (“HHS”) may specify). Beginning in 2020, payment will be made to the furnishing professional for an applicable advanced diagnostic imaging service only if the claim indicates that the ordering professional consulted a qualified clinical decision support mechanism, as identified by HHS, as to whether the ordered service adheres to the applicable AUC. To the extent that these types of changes have the effect of reducing the aggregate number of diagnostic medical imaging procedures performed in the United States, our business, results of operations, financial condition and cash flows would be adversely affected.

Billing complexities associated with obtaining payment or reimbursement may negatively affect our revenue, cash flow and profitability.

Billing for imaging services is complex. Payment is provided by individual patients and from a variety of payors, such as commercial insurance carriers, managed care organizations and governmental programs. Each payor typically has different billing requirements, and the billing requirements of many payors have become increasingly stringent.

Among the factors complicating our customers’ ability to bill and receive reimbursement from third-party payors are:

•	disputes among payors as to which party is responsible for payment;

•	disparity in coverage among various payors;

•	disparity in information and billing requirements among payors; and

•	incorrect or missing billing information, which is required to be provided by the ordering physician.

In addition, we may be required to seek new billing codes for imaging services using the QT Breast Scanner, and regulatory authorities may not approve the creation of separate codes. Additionally, even if we are successful, these billing codes or the payment amounts associated with such codes may change in the future.

Any key supplier or distribution agreements that we have established or may establish in the future may not be successful or we may otherwise not realize the anticipated benefits from these agreements. We do not control third parties with whom we have or may have agreements, and we will rely on them to achieve results which may be significant to us. In addition, any current or future agreements may place the development and commercialization of our technology outside our control, may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

We have entered into certain key distribution agreements, and expect to enter into additional, key supplier and distribution agreements with respect to the research, development, manufacture and commercialization of our technology with different relevant industry participants, including, among others, manufacturers of sub-assemblies and boards, cloud storage providers, distribution partners engaged in selling, marketing and servicing our products in their respective countries, and others as we develop our products including integrators, radiologists, cloud storage and third-party payors. See “Business—Key Agreements.” We refer to these third parties that we have agreements with or engage with for future potential agreements as collaborators. For a discussion of the Company’s Approved Supplier List and engagements with suppliers, see “Business — Manufacturing.” Any future potential relationships with collaborators may require us to rely on external consultants, advisors, and experts for assistance in several key functions, including research and development, manufacturing, regulatory and intellectual property. We cannot and will not control these third parties, but we may rely on them to achieve results, which may be significant to us. Relying upon these collaborative arrangements for our technology subjects us to a number of risks, including:

•	we may not be able to control the amount and timing of resources that our collaborators may devote to our technology;

•	should a collaborator fail to comply with applicable laws, rules or regulations when performing services for us, we could be held liable for such violations;

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our collaborators may have a shortage of qualified personnel, particularly radiologists who can review the medical images generated by the QT Breast Scanner and products and services under development, especially as we deploy additional devices and new products and the volume of scans increases;

•	we may be required to relinquish important rights, such as marketing and distribution rights;

•	business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•	under certain circumstances, a collaborator could move forward with a competing product developed either independently or in collaboration with others, including our competitors;

•	our current or future collaborators may utilize our proprietary information in a way that could expose us to competitive harm;

•	our collaborators could obtain ownership or other control over intellectual property that is material to our business; and

•	collaborative arrangements are often terminated or allowed to expire, which could delay the ability to commercialize our technology.

In addition, if disputes arise between us and any of our collaborators, it could result in the delay or termination of the development, manufacturing or commercialization of products containing our technology, lead to protracted and costly legal proceedings, or cause collaborators to act in their own interest, which may not be in our interest. As a result, the collaborative arrangements that we may enter into, may not achieve their intended goals.

If any of these scenarios materialize, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

We also may have other future products where it is desirable or essential to enter into agreements with a collaborator who has greater financial resources or different expertise than us, but for which we are unable to find an appropriate collaborator or are unable to do so on favorable terms. If we fail to enter into such collaborative agreements on favorable terms, it could materially delay or impair our ability to develop and commercialize, and increase the costs of development and commercialization of, our technology.

Even if we obtain all necessary FDA approvals, our products and product candidates may not achieve or maintain market acceptance.

Even if we obtain FDA approval of our products and product candidates, market acceptance of our products in the healthcare community, including physicians, patients and third-party payors, will depend on many factors, including:

•	our ability to provide incremental clinical and economic data that shows the safety and clinical efficacy and cost-effectiveness of, and patient benefits from, our products;

•	the availability of alternative products;

•	whether our products or the use thereof are included on insurance company formularies or coverage plans;

•	the willingness and ability of patients and the healthcare community to adopt our technologies;

•	customer demand;

•	liability risks generally associated with the use of new product candidates;

•	the training required to use a new product candidates;

•	perceived inadequacy of evidence supporting clinical benefits or cost-effectiveness over existing alternatives;

•	the convenience and ease of use of our products relative to other treatment methods;

•	the pricing and reimbursement of our products relative to other treatment methods; and

•	the marketing and distribution support for our products.

Even if we obtain all necessary FDA approvals, our products may fail to achieve market acceptance. If our products achieve market acceptance, they may not maintain that market acceptance over time if competing products or technologies are introduced that are received more favorably or are more cost-effective. Failure to achieve or maintain market acceptance would limit our ability to generate revenue and would have a material adverse effect on our business, financial condition, results of operations and prospects.

The outcome of any future claims and litigation could have a material adverse impact on our business, financial condition and results of operations.

We may, from time to time, be subject to claims and may become party to litigation in the normal course of business, including class action lawsuits. Such claims and litigation proceedings may be brought by third parties, including our customers, competitors, advisors, service providers, partners or collaborators, employees, and governmental or regulatory bodies. The final outcome of these claims and litigation, including any settlements, may be significant and may differ substantially from our expectations. We may not be able to determine the amount of any potential losses and other costs we may incur due to the inherent uncertainties of litigation and settlement negotiations. In the event we are required or decide to pay amounts in connection with any claims or lawsuits, such amounts could be significant and could have a material adverse impact on our liquidity, business, financial condition and results of operations.

We could become subject to product liability claims, product recalls, and warranty claims that could be expensive, divert management’s attention and harm our business reputation and financial results.

Our business exposes us to potential liability risks that are inherent in the marketing and sale of products used in patient care. We may be held liable if the QT Breast Scanner or our products and services under development causes injury or death or is found otherwise unsuitable during usage. The QT Breast Scanner and products and services currently under development incorporate sophisticated components and computer software. Complex software can contain errors, particularly when first introduced. In addition, new products or enhancements may contain undetected errors or performance problems that, despite testing, are discovered only after installation. Patients could allege or possibly prove defects of our products or other products that integrate our technology.

A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs and divert management’s attention. Regardless of merit or eventual outcome, liability claims may result in:

•	injury to our reputation;

•	costs of related litigation and substantial monetary awards to patients and others;

•	decreased demand for our products and services;

•	loss of revenue; and

•	the inability to commercialize future products.

Any of these outcomes may have an adverse effect on our business, financial condition and results of operations, and may increase the volatility of our share price.

The coverage limits of our insurance policies we may choose to purchase to cover related risks may not be sufficient to cover future claims. If sales of the QT Breast Scanner and other products and services under development suffer future product liability claims, we may be unable to maintain product liability insurance at satisfactory rates or with adequate amounts or at all. A product liability claim, any product recalls or excessive warranty claims, whether arising from defects in design or manufacture or otherwise, could negatively affect our sales or require a change in the design or manufacturing process, any of which could harm our relationship with our customers and partners, and have a material adverse impact on our reputation and business, financial condition, results of operations and prospects.

In addition, if the QT Breast Scanner or other products integrating our technology are defective, we, our future customers or partners may be required to notify regulatory authorities and/or to recall the products and discontinue any services See “ —Risks Related to Healthcare Industry Shifts and Government Regulation—Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.” Any recall would divert management’s attention and financial resources and harm our reputation with customers, patients, medical professionals and third-party payors. A recall involving the QT Breast Scanner or our products under development, would be particularly harmful to our business. The adverse publicity resulting from any of these actions could adversely affect the perception of our customers or partners. These investigations or recalls, especially if accompanied by unfavorable publicity, could result in our incurring substantial costs, losing revenues and damaging our reputation, each of which would harm our business, financial condition, results of operations and prospects.

We do not expect to carry any business interruption insurance or any other insurance (except for director and officer, property and product liability insurance). As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

Our products and services are in the medical imaging field and so may be subject to claims. We are not immune from product liability or other product claim risks, and we may not be able to maintain insurance on acceptable terms against such risks or that such insurance will be sufficient to protect us against potential claims or that insurance will be available in the future in amounts sufficient to protect us. A product liability claim or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, could have a material adverse effect on our business, financial condition, results of operations and prospects.

The mishandling or the perceived mishandling of sensitive information, or the occurrence of data security breaches, could harm our business.

We expect that the QT Breast Scanner and our products under development will enable us to accumulate a significant amount of highly sensitive and/or confidential information, including medical images and other medical information. These images could be received by our customers or collaborators, such as radiologists and other professionals at cancer screening and other healthcare facilities, to increase the probability of early disease detection. While employee contracts generally contain standard confidentiality provisions, our employees, customers or collaborators may not properly handle or process sensitive or confidential data. The improper handling of sensitive or confidential data, or even the perception of such mishandling (whether or not valid), or other security lapses by us, our customers or collaborators, could reduce demand for such products or otherwise expose us to financial or reputational harm or legal liability.

In addition, any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of, or unauthorized acquisition of the sensitive or confidential information and data (including medical information), the loss, corruption, or alteration of this data, interruptions in our operations, or damage to our systems. Any such incidents could expose us to claims, litigation, regulatory or other governmental investigations, administrative fines and potential liability. An increasing number of digital platforms have disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on portions of their services. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, public perception of the effectiveness of our security measures and brand could be harmed and our results of operations could be negatively affected. Data security breaches and other incidents may also result from non-technical means (e.g., actions by employees or contractors). Any compromise of our security could result in a violation of applicable security, privacy or data protection, consumer and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability. Any such compromise could also result in damage to our reputation and a loss of confidence in our security and privacy or data protection measures. Any of these effects could materially and adversely affect our business, financial condition and results of operations.

Our business and operations would suffer in the event of computer system failures, cyber-attacks or deficiencies in our cyber-security.

Our ability to execute our business strategy depends, in part, on the continued and uninterrupted performance of our IT systems, which support our operations. Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from, among others, computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization or similar disruptive problems. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. Any such security breach may compromise information stored on our networks and may result in significant data losses or theft of personally identifiable information. A cybersecurity breach could also hurt our reputation by adversely affecting the patients’ perception of the security of their information. A number of proposed and enacted federal, state and international laws and regulations obligate companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by third parties, including collaborators, vendors, contractors or other organizations with which we expect to form strategic relationships. In addition, a cybersecurity attack could result in other negative consequences, including disruption of our internal operations, increased cyber security protection costs, lost revenue, regulatory actions or litigations.

Cyber-attacks and security vulnerabilities could lead to reduced revenue, increased costs, liability claims, or harm to our competitive position.

Increased sophistication and activities of perpetrators of cyber-attacks have resulted in an increase in information security risks in recent years. Hackers develop and deploy viruses, worms, and other malicious software programs that attack products and services and gain access to networks and data centers. In addition to extracting sensitive information, such attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information. The prevalent use of mobile devices also increases the risk of data security incidents. If we experience difficulties maintaining existing systems or implementing new systems, we could incur significant losses due to disruptions in our operations.

Additionally, these systems contain valuable proprietary and confidential information and may contain personal data of our customers. While we believe we have taken reasonable steps to protect such data, techniques used to gain unauthorized access to data and systems, disable or degrade service, or sabotage systems, are constantly evolving, and we may be unable to anticipate such techniques or implement adequate preventative measures to avoid unauthorized access or other adverse impacts to such data or our systems. In addition, some of our third-party service providers and partners also collect and/or store our sensitive information and our customers’ data on our behalf, and these service providers and partners are subject to similar threats of cyber-attacks and other malicious internet-based activities, which could also expose us to risk of loss, litigation, and potential liability. A security breach could result in disruptions of our internal systems and business applications, harm to our competitive position from the compromise of confidential business information, or subject us to liability under laws that protect personal data. Additionally, actual, potential or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. Specifically, as cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities. Any of these consequences would adversely affect our revenue and margins. Additionally, even if we purchase cybersecurity insurance coverage, we cannot be certain that such coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our reputation, business, prospects, results of operations and financial condition.

We are exposed to data and cybersecurity risks that could result in data breaches, service interruptions, ransomware and demands, harm to our reputation, protracted and costly litigation or significant liability.

In connection with the products and services that we provide, we collect, use, store, transmit and otherwise process certain confidential, proprietary and sensitive information, including personal identifiable information (“PII”) and protected health information (“PHI”) of customers, employees and others. We rely on the efficient, uninterrupted and secure operation of complex information technology systems and networks to operate our business and securely store, transmit and otherwise process such information. In the normal course of business, we also share information with our service providers and other third parties. A failure to safeguard the integrity, confidentiality, availability and authenticity of personal information, customer data and our proprietary data from cyber-attacks, unauthorized access, fraudulent activity (e.g., check “kiting” or fraud, wire fraud or other dishonest acts), data breaches, ransomware and other security incidents that we, our third-party service providers or our customers may experience may lead to modification, destruction, loss of availability or theft of critical and sensitive data pertaining to us, our customers or other third parties. While we have taken extensive precautions to protect such confidential, proprietary and sensitive information, including personal information, these risks were heightened due to our remote workforce due to the COVID-19 pandemic, and there can be no assurance that such actions will be sufficient to prevent cyber-attacks or security breaches or mitigate all potential risks to our systems, networks and data, particularly with the recent proliferation of ransomware attacks around the world. All such protective measures, as well as additional measures that may be required to comply with rapidly evolving data privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations, have and will continue to cause us to incur substantial expenses. Failure to timely upgrade or maintain computer systems, software and networks as necessary could also make us or our third-party service providers susceptible to breaches and unauthorized access and misuse. We may be required to expend significant additional resources to modify, investigate or remediate vulnerabilities or other exposures arising from data and cybersecurity risks.

Improper access to our or our third-party service providers’ systems or databases could result in the theft, publication, deletion or modification of confidential, proprietary or sensitive information, including personal information. An actual or perceived breach of our security systems or those of our third-party service providers may require notification under applicable data privacy regulations or contractual obligations. The accidental or unauthorized access to or disclosure, loss, destruction, disablement, corruption or encryption of, use or misuse of or modification of our, our customers’ or other third parties’ confidential, proprietary or sensitive information, including personal information, by us or our third-party service providers could result in significant fines, penalties, orders, sanctions and proceedings or actions against us by governmental bodies and other regulatory authorities, customers or third parties, which could materially and adversely affect our business, financial condition and results of operations. Any such proceeding or action, and any related indemnification obligations, could damage our reputation, force us to incur significant expenses in defense of such proceeding or action, distract our management, increase our costs of doing business or result in the imposition of financial liability.

Despite our efforts to ensure the integrity, confidentiality, availability, and authenticity of our proprietary systems and information, it is possible that we may not be able to anticipate or to implement effective preventive measures against all cyber threats. No security solution, strategy, or measures can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. The risk of unauthorized circumvention of our security measures or those of our third-party providers, customers and partners has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers, including those operating on behalf of nation-state actors, who employ complex techniques involving the theft or misuse of personal and financial information, counterfeiting, “phishing” or social engineering incidents, account takeover attacks, denial or degradation of service attacks, malware, fraudulent payment and identity theft. Because the techniques used by hackers change frequently and are increasingly complex and sophisticated, and new technologies may not be identified until they are launched against a target, we and our third-party service providers may be unable to anticipate these techniques or detect an incident, assess its severity or impact, react or appropriately respond in a timely manner or implement adequate preventative measures. Our systems are also subject to compromise from internal threats, such as theft, misuse, unauthorized access or other improper actions by employees, service provides and other third parties with otherwise legitimate access to our systems or databases. The latency of a compromise is often measured in months, but could be years, and we may not be able to detect a compromise in a timely manner.

Due to applicable laws and regulations or contractual obligations, we may also be held responsible for any failure or cybersecurity breaches attributed to our third-party service providers as they relate to the information that we share with them. Although we generally have agreements relating to data privacy and security in place with our third-party service providers, they are limited in nature and we cannot guarantee that such agreements will prevent the accidental or unauthorized access to or disclosure, loss, destruction, disablement, corruption or encryption of, use or misuse of or modification of confidential, proprietary or sensitive information, including personal information, or enable us to obtain reimbursement from third-party service providers in the event we should suffer incidents resulting in accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of confidential, proprietary or sensitive information, including personal information. In addition, because we do not control our third-party service providers and our ability to monitor their data security is limited, we cannot ensure the security measures they take will be sufficient to protect confidential, proprietary or sensitive information (including personal information).

Regardless of whether a security incident or act of fraud involving our solutions is attributable to us or our third-party service providers, such an incident could, among other things, result in improper disclosure of information, harm our reputation and brand, reduce the demand for our products and services, lead to loss of customer business or confidence in the effectiveness of our security measures, disrupt normal business operations or result in our systems or products and services being unavailable. In addition, such incidents may require us to spend material resources to investigate or correct the incident and to prevent future security incidents, expose us to uninsured liability, increase our risk of regulatory scrutiny, expose us to protracted and costly litigation, trigger indemnity obligations, result in damages for contract breach, divert the attention of management from the operation of our business and otherwise cause us to incur significant costs or liabilities, any of which could affect our financial condition, results of operations and reputation. Moreover, there could be public announcements regarding any such incidents and any steps we take to respond to or remediate such incidents, and if securities analysts or investors perceive these announcements to be negative, it could, among other things, have a substantial adverse effect on the price of our common stock. In addition, our remediation efforts may not be successful. Further, any adverse findings in security audits or examinations could result in reputational damage to us, which could reduce the use and acceptance of our solutions, cause our customers to cease doing business with us or have a significant adverse impact on our revenue and future growth prospects. Furthermore, even if not directed at us specifically, attacks on other financial institutions could disrupt the overall functioning of the financial system or lead to additional regulation and oversight by federal and state agencies, which could impose new and costly compliance obligations.

If we fail to maintain properly the integrity or availability of our data or successfully consolidate, integrate, upgrade or expand our existing information systems, or if our technology products do not operate as intended, our business could be materially and adversely affected.

Our business depends on the integrity and timeliness of the data we use to serve our members, customers and health care professionals and to operate our business. If the data we rely upon to run our businesses is found to be inaccurate or unreliable or if we fail to maintain or protect our information systems and data integrity effectively, we could experience failures in our health, wellness and information technology products; lose existing customers; have difficulty attracting new customers; experience problems in determining medical cost estimates and establishing appropriate pricing; have difficulty preventing, detecting and controlling fraud; have disputes with customers, physicians and other health care professionals; become subject to regulatory sanctions, penalties, investigations or audits; incur increases in operating expenses; or suffer other adverse consequences. The volume of health care data generated, and the uses of data, including electronic health records, are rapidly expanding. Our ability to implement new and innovative services, automate and deploy new technologies to simplify administrative processes and clinical decision making, price our products and services adequately, provide effective service to our customers and consumers in an efficient and uninterrupted fashion, provide timely payments to care providers, and report accurately our results of operations depends on the integrity of the data in our information systems. In addition, connectivity among technologies is becoming increasingly important and recent trends toward greater consumer engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Our information systems require an ongoing commitment of significant resources to maintain, protect and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving systems and regulatory standards and changing customer preferences. We periodically consolidate, integrate, upgrade and expand our information systems’ capabilities as a result of technology initiatives, recently enacted regulations, changes in our system platforms and integration of new business acquisitions. Our process of consolidating the number of systems we operate, upgrading and expanding our information systems’ capabilities, enhancing our systems and developing new systems to keep pace with continuing changes in information processing technology may not be successful. Failure to protect, consolidate and integrate our systems successfully could result in higher than expected costs and diversion of management’s time and energy, which could materially and adversely affect our results of operations, financial position and cash flows. Certain of our businesses sell and install software products which may contain unexpected design defects or may encounter unexpected complications during installation or when used with other technologies utilized by the customer. A failure of our technology products to operate as intended and in a seamless fashion with other products could materially and adversely affect our results of operations, financial position and cash flows. Uncertain and rapidly evolving U.S. federal and state, non-U.S. and international laws and regulations related to health data and the health information technology market may alter the competitive landscape or present compliance challenges and could materially and adversely affect the configuration of our information systems and platforms, and our ability to compete in this market.

If significant tariffs or other restrictions related to “trade wars” are placed on U.S. made products or any related counter-measures are taken by any of the countries in which we operate or expect to operate, our revenue and results of operations may be materially harmed.

If we are successful in commercializing the QT Breast Scanner and other products under development and require that we contract the manufacturing of volume production to an overseas partner, we will enter into, agreements with manufacturers and/or suppliers in Asia for the volume production of components, sub-assemblies or the full assembly of the QT Breast Scanner and other products under development. If significant tariffs or other restrictions are placed by the United States government on imports or any related counter-measures are taken by the countries in which we have such manufacturing and outsourcing agreements, our business, financial condition and results of operations may be materially harmed. Alternatively, we may seek to shift production outside of the affected countries subject to tariffs or other restrictions, resulting in significant costs and disruption to our operations and business. Our business could also be impacted by retaliatory trade measures taken by other countries in response to existing or future tariffs, causing us to raise prices or make changes to our operations, any of which could materially harm our business, financial condition and results of operations.

Our business may be impacted by changes in general economic conditions.

Our business is subject to risks arising from changes in domestic and global economic conditions, including adverse economic conditions in markets in which we operate, which may harm our business. For example, the current COVID-19 pandemic has caused significant volatility and uncertainty in U.S. and international markets. If our future customers significantly reduce spending in areas in which our technology and products are utilized, or prioritize other expenditures over our technology and products, our business, financial condition, results of operations and prospects would be materially adversely affected.

Disruption to the global economy could also result in a number of follow-on effects on our business, including a possible slow-down resulting from lower customer expenditures; inability of customers to pay for products, solutions or services on time, if at all; more restrictive export regulations which could limit our potential customer base; negative impact on our liquidity, financial condition and share price, which may impact our ability to raise capital in the market, obtain financing and secure other sources of funding in the future on terms favorable to us.

In addition, the occurrence of catastrophic events, such as hurricanes, storms, earthquakes, tsunamis, floods, medical epidemics and other catastrophes that adversely affect the business climate in any of our markets could have a material adverse effect on our business, financial condition and results of operations.

Technological change may adversely affect sales of our products and may cause our products to become obsolete.

The medical device market is characterized by extensive research and development, and rapid technological change. Technological progress or new developments in our industry could adversely affect clinical adoption of QT Breast Scanner and our other products under development, which could be rendered obsolete because of future innovations by our competitors with traditional methods like MRI, HHUS or mammography. We may be limited by resources, including qualified personnel, funds for capital investments, and other constraints from offering improvements to our products and services and our business, operating results and financial condition will suffer as a result.

Employee attrition may have an adverse impact on our business, results of operations or internal controls.

Our ability to attract, retain and develop qualified and experienced employees, including key executives and other talent, is critical for us to meet our business objectives. We compete with many other businesses to attract and retain employees. It is possible that we could experience loss of key personnel for a variety of causes. If we do not adequately plan for succession of key roles or if we are not successful in attracting or retaining new talent, our performance or internal control over financial reporting could be adversely impacted.

We plan to expand our operations and may not be able to manage our growth effectively, which could strain our resources and delay or derail implementation of our business objectives.

We will need to significantly expand our operations to implement our longer-term business plan and growth strategies, including building and expanding our internal organizational infrastructure to manage the regulatory approval process with the FDA for our product candidates. We will also be required to manage and form new relationships with various strategic partners, technology licensors, customers, manufacturers and suppliers, consultants and other third parties. This expansion and these new relationships will require us to significantly improve or replace our existing managerial, operational and financial systems, and procedures and controls; to improve the coordination between our various corporate functions; and to manage, train, motivate and maintain a growing employee base. The time and costs to effectuate these steps may place a significant strain on our management personnel, systems and resources, particularly if there are limited financial resources and skilled employees available at the time. We cannot assure that we will institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions, or that we will be able to properly manage, train, motivate and retain our anticipated increased employee base. If we cannot manage our growth initiatives, we will be unable to commercialize our products on a large-scale in a timely manner, if at all, and our business could fail.

If we do not manage our growth or control costs related to growth, our financial condition, results of operations and future growth prospects will suffer.

Our existing systems, facilities, procedures and personnel may not be adequate to support our future growth and operations. We intend to grow our business by expanding our customer base, sales force, and product offerings. Growth could place significant strain on our management, employees, operations, financial systems, and other resources. To accommodate significant growth, we could be required to open additional facilities, expand and improve or information systems and procedures, and hire, train, motivate and manage a growing workforce, all of which would increase our costs. Further, we may not succeed in our plans to accelerate or manage growth by expanding operations, personnel and other resources, or achieve results that are timely and profitable.

If we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our technology may become less useful or obsolete and our operating results and financial condition will suffer.

Companies offering traditional medical imaging systems, such as General Electric, Siemens, Philips, Hologic, Varian, Fuji, Toshiba and Hitachi, are better established in the market than we are, have greater corporate, financial, operational, sales and marketing resources than we do, or have more experience in research and development than we have. Successful developments by these companies using 3D ultralow frequency transmitted sound imaging or other technologies by competitors resulting in new approaches for medical imaging, including technologies, products or services that are more effective or commercially attractive, could make our technology less useful or obsolete. We may also face opposition from certain industry leaders, who may have political influence and the ability to delay deployment of QT Breast Scanner and other products under development in certain geographical areas.

Our competitive position also depends on our ability to:

•	generate widespread awareness, acceptance and adoption of our technology and future products or services;

•	develop new or enhanced technologies or features that improve the convenience, efficiency, safety or perceived safety, and productivity of our technology and future products or services;

•	properly identify customer needs and deliver new products or services or product enhancements to address those needs;

•	limit the time required from prototype development to commercial production;

•	limit the timing and cost of regulatory approvals;

•	attract and retain qualified personnel and collaborators;

•	protect our inventions with patents or otherwise develop proprietary products and processes; and

•	secure sufficient capital resources to expand both our continued research and development, and sales and marketing efforts.

If our technology is not, or our future products or services are not, competitive based on these or other factors, our business would be harmed.

We may be unable to sustain revenue growth or profitability.

Our ability to increase revenue in future periods will depend on our ability to successfully penetrate our target markets and increase sales of our products which will, in turn, depend in part on our success in growing our customer base and obtaining reorders from those customers. New products and services will also need to be developed and approved or cleared by the FDA and foreign regulatory agencies. Our ability to become profitable and sustain profitability is highly dependent on our ability to sustain revenue growth and to successfully manage our costs. We are also subject to potential headwinds—adverse economic conditions in the markets we serve, political turmoil, pandemic and disease, acts of God, and other unforeseen factors beyond our control that may affect our ability to sustain revenue and profitability.

Our marketing efforts, including any social media marketing efforts that we may implement in the future, may expose our company to additional regulatory scrutiny, including from the Federal Trade Commission (the “FTC”) and other consumer protection agencies and regulators.

In addition to the laws and regulations enforced by the FDA, advertising for various services and for non-restricted medical devices is subject to federal truth-in-advertising laws enforced by the FTC, as well as comparable state consumer protection laws. The Company’s efforts to promote its prescription products via direct-to-consumer marketing and social media initiatives may subject us to additional scrutiny of its practices. For example, the FTC and other consumer protection agencies scrutinize all forms of advertising (whether in digital or traditional formats) for business services, consumer-directed products, and non-restricted medical devices to ensure that advertisers are not making false, misleading or unsubstantiated claims or failing to disclose material relationships between the advertiser and its products’ endorsers, among other potential issues. The FDA oversees the advertising and promotional labeling for restricted medical devices and ensures, among other things, that there is effective communication of, and a fair and balanced presentation of, the risks and benefits of such high-risk medical devices.

Under the Federal Trade Commission Act (“FTC Act”), the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. The FTC has very broad enforcement authority, and failure to abide by the substantive requirements of the FTC Act and other consumer protection laws can result in administrative or judicial penalties, including civil penalties, injunctions affecting the manner in which the Company would be able to market services or products in the future, or criminal prosecution. Any plans to increase our advertising activities that may be subject to these federal and state truth-in-advertising laws. Any actual or perceived non-compliance with those laws could lead to an investigation by the FTC or a comparable state agency, or could lead to allegations of misleading advertising by private plaintiffs. Any such action against us would disrupt the Company’s business operations, cause damage to our reputation, and result in material adverse effects on our business and financial performance.

The FDA requires that promotional labeling be truthful and not misleading, including with respect to any comparative claims made about competing products or technologies. In addition to FDA implications, the use of comparative claims also present risk of a lawsuit by the competitor under federal and state false advertising and unfair competition statutes (e.g., the Lanham Act) or unfair and deceptive trade practices law, and possibly also state libel law. Such a suit may seek injunctive relief against further advertising, a court order directing corrective advertising, and compensatory and punitive damages where permitted by law. Further, notwithstanding the ultimate outcome of any Lanham Act or similar complaint, the Company’s reputation and relationship with certain customers or distribution partners may be harmed as a result of the allegations related to its products or its business practices more generally.

Risks Related to Healthcare Industry Shifts and Government Regulation

We are subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of our products and services, and could cause us to incur significant costs.

The Company’s ultrasound imaging products and associated services are subject to extensive pre-market and post-market regulation by the FDA and various other federal, state, local and foreign government authorities. Government regulation of medical devices is meant to assure their safety and effectiveness, and includes requirements for, among other things: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; pre-market clearance and approval; conformity assessment procedures; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to occur, could lead to death or serious injury; post-market approval studies; and product import and export.

The Company is also subject to numerous post-marketing regulatory requirements, which include quality system regulations related to the manufacture of the Company’s devices, labeling regulations and medical device reporting regulations. The last of these regulations requires us to report to the FDA if our devices cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury if the malfunction recurred. If we fail to comply with present or future regulatory requirements that are applicable, it may subject our company to enforcement action by the FDA, such as: warning or untitled letters; fines; injunctions; consent decrees; civil penalties; customer notifications; termination of distribution; recalls or seizures of products; administrative detention of medical devices believed to be adulterated or misbranded; delays in the introduction of products into the market; operating restrictions; total or partial suspension of production; refusal to grant future clearances or approvals for new products, new intended uses or modifications to our products; withdrawals or suspensions of current approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal prosecution or penalties. The occurrence of any of these events may have a material adverse effect on the Company’s business, financial condition and results of operations.

The laws and regulations to which the Company and its products are subject are complex and subject to periodic changes. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales. See “Government Regulation” for a more detailed description of laws and regulations that affect our business and operations.

Failure to comply with applicable regulation in the United States and in the countries where we will sell and distribute our products could harm our business.

QT Breast Scanner and other future products we develop are subject to extensive regulation in the U.S. and elsewhere, including by the FDA and its foreign counterparts, the U.S. Department of Justice (the “DOJ”) and the U.S. Health and Human Services-Office of the Inspector General (the “OIG”). The FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; pre-market clearance and approval; conformity assessment procedures; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to occur, could lead to death or serious injury; post-market approval studies; and product import and export.

The regulations for products like QT Breast Scanner, products under development and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales for any approved product. Failure to comply with applicable regulations could jeopardize our ability to sell our future products, if cleared or approved, and result in enforcement actions such as: warning or untitled letters; fines; injunctions; consent decrees; civil penalties; customer notifications; termination of distribution; recalls or seizures of products; administrative detention of medical devices believed to be adulterated or misbranded; delays in the introduction of products into the market; operating restrictions; total or partial suspension of production; refusal to grant future clearances or approvals for new products, new intended uses or modifications to our products; withdrawals or suspensions of current approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal prosecution or penalties. The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in stockholders losing their entire investment.

We may not receive, or may be delayed in receiving, the necessary clearances or approvals for our future products, and failure to timely obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

See “Government Regulation” for a more detailed description of laws and regulations that affect our business and operations. In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to an existing product, we must first receive either clearance under Section 510(k) of the FDCA or approval of a pre-market approval application (a “PMA”) from the FDA, unless an exemption applies. Clinical data are sometimes required to support a pre-market approval application. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. While we do not expect our products to be marketed under a PMA, should the FDA require we submit to a PMA approval process for any of our products, our business could suffer due to increased costs and timelines to receive such approvals.

If the FDA requires us to submit new 510(k) notifications or PMA applications for modifications to our previously cleared products for which we have concluded that new clearances or approvals are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant regulatory fines or penalties. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The FDA can delay, limit or deny clearance or approval of a medical device for many reasons, including:

•	our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our product candidates are safe or effective for their intended uses;

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the disagreement of the FDA or the applicable foreign regulatory body with the design or implementation of our clinical trials or the interpretation of data from pre-clinical studies or clinical trials;

•	serious and unexpected adverse effects experienced by participants in our clinical trials;

•	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;

•	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

•	the manufacturing process or facilities we use may not meet applicable requirements; and

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the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance or approval.

In order to sell our products in member countries of the European Economic Area (“EEA”), our products must comply with the essential requirements of the EU Medical Devices Directive (Council Directive 93/42/EEC). Compliance with these requirements is a prerequisite to be able to affix the Conformité Européene (“CE”) mark to our products, without which they cannot be sold or marketed in the EEA. To demonstrate compliance with the essential requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue a European Community (“EC”) Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the EU Medical Devices Directive, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a Notified Body. Depending on the relevant conformity assessment procedure, the Notified Body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The Notified Body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

The Company cannot be certain that it will be successful in meeting and continuing to meet the requirements to market a medical device in the EEA under the new regulatory framework called the Medical Device Regulation (“MDR”). The MDR went into force in May 2017 but allowed a three-year transition period until May 2020 for Member States, regulatory authorities, and medical device stakeholders to come into compliance with the new requirements. A one-year delay of the compliance date of the MDR was implemented in response to the COVID-19 pandemic, and the directive entered into application on May 26, 2021. Compared to the earlier regulatory framework of Medical Device Directive (“MDD”), the MDR promotes a shift from the pre-approval stage (i.e., the path to CE Marking) to a life-cycle approach and places greater emphasis on clinical data and clinical evaluations to assure the safety and performance of new medical devices. Moreover, the MDR includes elements intended to strengthen the conformity assessment procedures, assert greater control over notified bodies and their standards, increase overall system transparency, and impose more robust device vigilance requirements on manufacturers and distributors. The new rules and procedures that have been created under the overhauled European regulations will likely result in increased regulatory oversight of all medical devices marketed in the European Union, and this may, in turn, increase the costs, time and requirements that need to be met in order to place an innovative or high-risk medical device on the EEA market.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. If we fail to remain in compliance with applicable European laws and directives, we would be unable to continue to affix the CE mark to our products, which would prevent us from selling them within the EEA. Approval and CE marking procedures vary between countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval or CE mark in other countries might differ from that required to obtain FDA clearance. The regulatory approval or CE marking process in other countries may include all of the risks detailed above regarding FDA clearance in the United States. Regulatory approval or the CE marking of a product in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval or a CE mark in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval or a CE mark in other countries or any delay or setback in obtaining such approval could have the same adverse effects described above regarding FDA clearance in the United States.

Recent initiatives by the FDA to enhance and modernize various regulatory pathways for device products and its overall approach to safety and innovation in the medical technology industry creates the possibility of changing product development costs, requirements, and other factors and additional uncertainty for the Company’s future products and business.

Regulatory requirements may change in the future in a way that adversely affect the Company. Any change in the laws or regulations that govern the clearance and approval processes or the post-market compliance requirements relating to the Company’s current and future products and associated services could make it more difficult and costly to obtain clearance or approval for new products, or to produce, market and distribute existing products. For example, the FDA and other government agencies have been focusing on the cybersecurity risks associated with certain medical devices and encouraging device manufacturers to take a more proactive approach to assessing the cybersecurity risks of their devices both during development and on a periodic basis after the devices are in commercial distribution. These regulatory efforts could lead to new FDA requirements in the future or additional product liability or other litigation risks, if any of the Company’s products and associated services are considered susceptible to third-party tampering.

In December 2016, Congress passed the 21st Century Cures Act, which made multiple changes to the FDA’s rules for medical devices as well as for clinical trials. In August 2017, Congress passed the Medical Device User Fee reauthorization package, which affects medical device regulation both pre- and post-approval and could have certain impacts on our business. Since that time, the FDA has announced a series of efforts to modernize and streamline the 510(k) notification and regulatory review process and monitoring post-market safety, and issued a proposed rule to formalize the de novo classification process to provide clarity to innovative device developers. Changes in the FDA 510(k) process could make clearance more difficult to obtain, increase delay, add uncertainty and have other significant adverse effects on our ability to obtain and maintain clearance for the Company’s products and associated services.

It is unclear at this time whether and how various activities initiated or announced by the FDA to modernize the U.S. medical device regulatory system could affect the Company’s business, as some of the FDA’s new medical device safety and innovation initiatives have not been formalized and remain subject to change. For example, a 2018 Medical Device Safety Action Plan announced by former FDA Commissioner Gottlieb included a particular focus on post-market surveillance and how to respond when new safety concerns emerge once a product is on the market. The increased attention that the medical technology industry is receiving from FDA leadership that understands the challenging and rapidly changing nature of the U.S. health care system creates the possibility of unanticipated regulatory and other potential changes to the Company’s products and its overall business.

Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.

We are subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, advertising, medical device reporting, sale, promotion, import, export, registration, and listing of devices. For example, we are required to submit periodic reports to the FDA as a condition of 510(k) clearance. These reports include information about failures and certain adverse events associated with the device after its clearance. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.

The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, or lower than anticipated sales. Even after we have obtained the proper regulatory clearance to market a device, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following sanctions:

•	untitled letters or warning letters;

•	fines, injunctions, consent decrees and civil penalties;

•	recalls, termination of distribution, administrative detention, or seizure of our products;

•	customer notifications or repair, replacement or refunds;

•	operating restrictions or partial suspension or total shutdown of production;

•	delays in or refusal to grant our requests for future clearances or approvals or foreign marketing authorizations of new products, new intended uses, or modifications to existing products;

•	withdrawals or suspensions of product clearances or approvals, resulting in prohibitions on sales of our products;

•	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

•	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations. In addition, the FDA or state or foreign authorities may change their clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay clearance or approval of our future products under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new clearances or approvals, increase the costs of compliance or restrict our ability to maintain any approvals we are able to obtain.

Our products must be manufactured in accordance with federal, state and foreign regulations, and we could be forced to recall our devices or terminate production if we fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of our products must comply with the Quality System Regulation (“QSR”), which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. As manufacturers of electron radiation-emitting products, we are also responsible for compliance with the radiological health regulations and certain radiation safety performance standards.

Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA or state or foreign requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us, our suppliers or our employees.

Any of these actions could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

We have limited experience in identifying and working with large-scale contracts with medical device manufacturers.

To achieve the levels of production necessary to commercialize the QT Breast Scanner and any other future products or product candidates, we will need to secure large-scale manufacturing agreements with contract manufacturers that comply with the manufacturing standards prescribed by various federal, state and local regulatory agencies in the U.S. and any other country of use. We have limited experience coordinating and overseeing the manufacturing of medical device products on a large-scale. Manufacturing and control problems could arise as we attempt to commercialize our products and manufacturing may not be completed in a timely manner or at a commercially reasonable cost. In addition, we may not be able to adequately finance the manufacturing and distribution of our products on terms acceptable to us, if at all. If we cannot successfully oversee and finance the manufacturing of our products after receiving regulatory approval, we may not generate sufficient revenue to become profitable.

The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Advertising and promotion of our existing product, and products under development that obtain approval in the United States may be heavily scrutinized by the FDA, the DOJ, HHS, state attorneys general, members of Congress, and the public. In addition, advertising and promotion of any future product that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities.

The QT Breast Scanner is, and we expect will continue to be, cleared by the requisite regulatory authorities for specific indications. We expect to train our marketing personnel and direct sales force to not promote our devices for uses outside of the FDA-approved indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using our devices off-label, when in the physician’s independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our devices off-label. Furthermore, the use of our devices for indications other than those approved by the FDA or approved by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among healthcare providers and patients.

If the FDA or any state or foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. We may become subject to such actions and, if we are not successful in defending against such actions, those actions may have a material adverse effect on our business, financial condition and results of operations. Equivalent laws and potential consequences exist in foreign jurisdictions.

In addition, if our products are cleared or approved, healthcare providers may misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

Our existing product and products under development that receive clearance or approval will be subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or other regulatory bodies could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our products or delay in clearance or approval of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals for the device before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Our QT Breast Scanner technology may become obsolete.

Our QT Breast Scanner may become obsolete prior to commercialization by new scientific or technological developments, or by others with new technologies that are more efficient, precise and/or more economical than the QT Breast Scanner or our future product candidates. Any one of our competitors could develop a more effective product which would render our technology obsolete. In addition, it is possible that competitors may use similar technologies, equipment or devices to attempt to create a product similar to the QT Breast Scanner. Further, new technological and scientific developments could cause our QT Breast Scanner and future product candidates to become obsolete. Further developments and innovation in the area of medical imaging could require us to reconfigure the QT Breast Scanner or our future product candidates, which may not be commercially feasible, or cause them to become obsolete. Lastly, our ability to achieve significant and sustained growth in our key target markets will depend upon our success in market penetration, utilization, publication, our reimbursement efforts and medical education. Our products may not remain competitive with products based on new technologies. If we fail to sell products that satisfy our customers’ demands, or respond effectively to new product announcements by our competitors, then market acceptance of our products could be reduced and our business, results of operations and financial condition could be adversely affected.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Physicians, other healthcare providers, and third-party payors will play a primary role with respect to our current products and any future products for which we obtain marketing approval. Our arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product. Restrictions under applicable federal and state healthcare laws and regulations include the following:

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The U.S. federal healthcare program Anti-Kickback Statute (the “Anti-Kickback Statute”) prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration to those who prescribe, purchase, or recommend medical devices, including certain discounts, or engaging consultants as speakers or consultants, may be subject to scrutiny if they do not fit squarely within the exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, there are no safe harbors for many common practices, such as educational and research grants. Liability may be established without a person or entity having actual knowledge of the Anti-Kickback Statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws. The Company’s compliance with Medicare and Medicaid regulations may be reviewed by federal or state agencies, including the OIG, CMS, and the U.S. Department of Justice, or may be subject to whistleblower lawsuits under federal and state false claims laws.

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The federal civil False Claims Act prohibits, among other things, any person from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government. In recent years, several healthcare companies have faced enforcement actions under the federal False Claims Act for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product or causing false claims to be submitted because of the company’s marketing the product for unapproved, and thus non-reimbursable, uses. False Claims Act liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of tens of thousands of dollars per false claim or statement. Healthcare companies also are subject to other federal false claims laws, including, among others, federal criminal healthcare fraud and false statement statutes that extend to non-government health benefit programs.

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The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), imposes criminal and civil liability for knowingly and willfully executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. In addition, HIPAA, as amended by HITECH, and their respective implementing regulations impose obligations, including mandatory contractual terms, on covered healthcare providers, health plans, as well as their business associates, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

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The Physician Payment Sunshine Act, implemented as the Open Payments program, requires manufacturers of certain products reimbursed by Medicare, Medicaid, or the Children’s Health Insurance Program to track and report to the federal government payments and transfers of value that they make to physicians and teaching hospitals, certain other healthcare professionals beginning in 2022, group purchasing organizations, and ownership interests held by physicians and their families, and provides for public disclosures of these data. Manufacturers are required to submit annual reports to the government and failure to do so may result in civil monetary penalties for all payments, transfers of value and ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws and regulations.

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Many states have adopted laws and regulations analogous to the federal laws cited above, including state anti-kickback and false claims laws, which may apply to items or services reimbursed under Medicaid and other state programs or, in several states, regardless of the payer. Several states have enacted legislation requiring medical device companies to, among other things, establish marketing compliance programs; file periodic reports with the state, including reports on gifts and payments to individual health care providers; make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities; and/or register their sales representatives. Some states prohibit specified sales and marketing practices, including the provision of gifts, meals, or other items to certain health care providers.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations involve substantial costs. Additionally, it is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. Exclusion, suspension and debarment from government funded healthcare programs would significantly impact our ability to commercialize, sell or distribute any product. If any of the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Changes in laws or regulations relating to data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business or could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

We may receive health information and other highly sensitive or confidential information and data of patients and other third parties, which we may compile and analyze. Collection and use of this data might raise privacy and data protection concerns, which could negatively impact our business. There are numerous federal, state and international laws and regulations regarding privacy, data protection, information security, and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other data, and the scope of such laws and regulations may change, be subject to differing interpretations, and may be inconsistent among countries and regions we intend to operate in (e.g., the U.S., the European Union and Israel), or conflict with other laws and regulations. The regulatory framework for privacy and data protection worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and this or other actual or alleged obligations may be interpreted and applied in a manner that we may not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other rules or practices including ours. Further, any significant change to applicable laws, regulations, or industry practices regarding the collection, use, retention, security, or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of relevant users for the collection, use, retention, or disclosure of such data must be obtained, could increase our costs and require us to modify our services and candidate products, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process patients’ data or develop new services and features.

In particular, we will be subject to U.S. data protection laws and regulations (i.e., laws and regulations that address privacy and data security) at both the federal and state levels. The legislative and regulatory landscape for data protection continues to evolve, and in recent years there has been an increasing focus on privacy and data security issues. Numerous federal and state laws, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, govern the collection, use, and disclosure of health-related and other personal information. Failure to comply with such laws and regulations could result in government enforcement actions and create liability for us (including the imposition of significant civil or criminal penalties), private litigation and/or adverse publicity that could negatively affect our business. For instance, California enacted the California Consumer Privacy Act (“CCPA”) on June 28, 2018, which took effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states.

In addition, we expect to obtain health information that is subject to privacy and security requirements under HITECH and its implementing regulations. The privacy standards and security standards under HIPAA establish a set of standards for the protection of individually identifiable health information by health plans, health care clearinghouses and certain health care providers, (collectively referred to as “Covered Entities”), and the business associates with whom Covered Entities enter into service relationships pursuant to which individually identifiable health information may be exchanged. Notably, whereas HIPAA previously directly regulated only Covered Entities, HITECH makes certain of HIPAA’s privacy and security standards also directly applicable to Covered Entities’ business associates. As a result, both Covered Entities and business associates are now subject to significant civil and criminal penalties for failure to comply with privacy standards and security standards. As part of our normal operations, we expect to collect, process and retain personal identifying information regarding patients, including as a business associate of Covered Entities, so we expect to be subject to HIPAA, including changes implemented through HITECH, and we could be subject to criminal penalties if we knowingly obtain or disclose individually identifiable health information in a manner that is not authorized or permitted by HIPAA. A data breach affecting sensitive personal information, including health information, also could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

HIPAA requires Covered Entities (like many of our potential customers) and business associates, like us, to develop and maintain policies and procedures with respect to PHI, that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HITECH expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides for civil monetary penalties for HIPAA violations. HITECH also increased the civil and criminal penalties that may be imposed against Covered Entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and its implementing regulations and seek attorney’s fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

Internationally, many jurisdictions have or are considering enacting privacy or data protection laws or regulations relating to the collection, use, storage, transfer, disclosure and/or other processing of personal data, as well as certification requirements for the hosting of health data specifically. Such laws and regulations may include data hosting, data residency or data localization requirements (which generally require that certain types of data collected within a certain country be stored and processed within that country), data export restrictions, international transfer laws (which prohibit or impose conditions upon the transfer of such data from one country to another), or may require companies to implement privacy or data protection and security policies, enable users to access, correct and delete personal data stored or maintained by such companies, inform individuals of security breaches that affect their personal data or obtain individuals’ consent to use their personal data. For example, European legislators adopted the European Union’s General Data Protection Regulation (2016/679) (“GDPR”), which became effective on May 25, 2018, and are now in the process of finalizing the ePrivacy Regulation to replace the European ePrivacy Directive (Directive 2002/58/EC as amended by Directive 2009/136/EC). The GDPR, supplemented by national laws and further implemented through binding guidance from the European Data Protection Board, imposes more stringent European Union data protection requirements and provides for significant penalties for noncompliance. Further, the United Kingdom’s initiating a process to leave the European Union has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, the United Kingdom has brought the GDPR into domestic law with the Data Protection Act of 2018 which will remain in force, even if and when the United Kingdom leaves the European Union.

Virtually every jurisdiction in which we expect to operate has established its own data security and privacy legal framework with which we must, and our target customers will need to, comply, including the rules and regulation mentioned above. We may also need to comply with varying and possibly conflicting privacy laws and regulations in other jurisdictions. As a result, we could face regulatory actions, including significant fines or penalties, adverse publicity and possible loss of business.

In addition, there are ongoing public policy discussions regarding whether the standards for de-identified, anonymous or pseudonymized health information are sufficient to adequately protect patient privacy. These discussions may lead to further restrictions on the use or disclosure of such information. We use a third party service provider to de-identify PHI that parties with which we work receive and may make available to us. There can be no assurance that the policy initiatives or future initiatives will not adversely affect our ability to access and use data or to develop or market current or future services, or that the third party service providers that we use to de-identify PHI will do so in a manner that is deemed compliant with any regulatory standards that currently exist or are developed in the future. There is also a risk that the third parties that license us data and enable us to receive de-identified PHI may fail to properly de-identify PHI under HIPAA or personal data under applicable state or other privacy laws, some of which may impose different standards for de-identification than those required by HIPAA. Furtthermore, if we are unable to secure these rights to de-identified information or because of any future changes to HIPAA or other applicable laws, we may face limitations on the use of PHI and our ability to use de-identified information that could negatively affect the scope of our product and service offering as well as impair our ability to provide upgrades and enhancements to our services.

While we are preparing to implement various measures intended to enable us to comply with applicable privacy or data protection laws, regulations and contractual obligations, these measures may not always be effective and do not guarantee compliance. Any failure or perceived failure by us to comply with our contractual or legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers or partners may limit the adoption and use of, and reduce the overall demand for, our products and services. Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put the data we have received at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

Any restrictions on our ability to obtain or use data could harm our business.

Our business processes personal data, including some data related to health. When conducting clinical trials, we face risks associated with collecting trial participants’ data, especially health data, in a manner consistent with applicable laws and regulations. Any errors or defects in any third-party data or other technology could result in errors in our existing and future solutions that could harm our business and damage our reputation and cause losses in revenue, and we could be required to spend significant amounts of additional resources to fix any problems.

We may also face headwinds with limitations on the use of data in current customer contracts. We are currently evaluating those limitations and may need to renegotiate current contracts and negotiate future contracts to allow broader use of data to launch this initiative. Also, healthcare regulations concerning personal health information, including but not limited to HIPAA, HITECH, 42 CFR Part II, and their State law equivalents such as the California Consumer Privacy Act (the “CCPA”), as recently amended and expanded by the California Privacy Rights Act (the “CPRA”), could have a significant effect on the manner in which we must handle healthcare related data, and the costs of complying with such standards could be significant.

If we do not obtain and maintain international regulatory registrations, clearances or approvals for our products, we will be unable to market and sell our products outside of the United States.

Sales of our products outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. Approval procedures vary among countries and can involve additional testing. The time required to obtain approval outside of the United States may differ substantially from that required to obtain FDA approval. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose barriers to marketing and selling our products or only require notification, others require that we obtain the clearance or approval of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations, clearances or approvals, can be expensive and time-consuming, and we may not receive regulatory clearances or approvals in each country in which we plan to market our products or we may be unable to do so on a timely basis. The time required to obtain registrations, clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approval, and requirements for such registrations, clearances or approvals may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory clearances or approvals before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country.

Regulatory clearance or approval by the FDA does not ensure registration, clearance or approval by regulatory authorities in other countries, and registration, clearance or approval by one or more foreign regulatory authorities does not ensure registration, clearance or approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining registration or regulatory clearance or approval in one country may have a negative effect on the regulatory process in others.

Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for us to obtain regulatory clearances or approvals for our products or to manufacture, market or distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. In May 2019, the FDA solicited public feedback on these proposals. The FDA requested public feedback on whether it should consider certain actions that might require new authority, such as whether to sunset certain older devices that were used as predicates under the 510(k) clearance pathway. These proposals have not yet been finalized or adopted, and the FDA may work with Congress to implement such proposals through legislation. Accordingly, it is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain new 510(k) clearances, increase the costs of compliance, or restrict our ability to maintain our current clearances, or otherwise create competition that may negatively affect our business.

More recently, in September 2019, the FDA finalized guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA intends to develop and maintain a list device types appropriate for the “safety and performance based” pathway and will continue to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible. The FDA may establish performance criteria for classes of devices for which we or our competitors seek or currently have received clearance, and it is unclear the extent to which such performance standards, if established, could impact our ability to obtain new 510(k) clearances or otherwise create competition that may negatively affect our business.

In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance or approval for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay regulatory clearance or approval of our future products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval or clearance that we may have obtained and we may not achieve or sustain profitability.

On April 5, 2017, the European Parliament passed the MDR (Regulation 2017/745), which repeals and replaces the EU Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the European Economic Area (EEA) Member States, the regulations would be directly applicable, i.e., without the need for adoption of EEA member state laws implementing them, in all EEA Member States and are intended to eliminate current differences in the regulation of medical devices among EEA Member States. The MDR, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation.

The MDR become applicable three years after publication (in 2020). The new regulations will, among other things:

•	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

•	establish explicit provisions on manufacturers’ responsibilities for follow-up regarding the quality, performance and safety of devices placed on the market;

•	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

•	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

•	strengthened rules for the assessment of certain high-risk devices, which may have to undergo an additional check by experts before they are placed on the market.

These modifications may have an effect on the way we conduct our business in the EEA.

Healthcare reform laws could adversely affect our products and financial condition.

During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation at both the federal and state levels. Efforts to control healthcare costs, including limiting access to care, alternative delivery models and changes in the methods used to determine reimbursement scenarios and rates, are ongoing at the federal and state government levels.

In March 2010, former President Obama signed into law the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), which included measures that significantly changed the way healthcare is financed by both governmental and private insurers. While a primary goal of these healthcare reform efforts was to expand coverage to more individuals, it also involved additional regulatory mandates and other measures designed to constrain medical costs. The ACA significantly impacts the medical device industry. Among other things, the ACA:

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imposes an annual excise tax of 2.3% on any entity that manufactures or imports medical devices offered for sale in the United States, which, through a series of legislative amendments, was suspended, effective January 1, 2016 and subsequently repealed altogether on December 20, 2019;

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establishes a new Patient-Centered Outcomes Research Institute to oversee and identify priorities in comparative clinical effectiveness research in an effort to coordinate and develop such research; and

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implements Medicare payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models.

In addition, the ACA and related healthcare reform laws, regulations and initiatives have significantly increased regulation of managed care plans and decreased reimbursement under Medicare managed care. Moreover, to alleviate budget shortfalls, states have reduced or frozen payments to Medicaid managed care plans. We cannot accurately predict the complete impact of these healthcare reform initiatives, but they could lead to a decreased demand for medical devices and other outcomes that could adversely impact our business and financial results.

Some of the provisions of the ACA have yet to be fully implemented, and certain provisions have been subject to judicial and congressional challenges. In addition, there have been efforts by the Trump administration to repeal or replace certain aspects of the ACA and to alter the implementation of the ACA and related laws. For example, the Tax Cuts and Jobs Act (the “TCJA”) enacted on December 22, 2017, eliminated the shared responsibility payment for individuals who fail to maintain minimum essential coverage under Section 5000A of the Internal Revenue Code of 1986, commonly referred to as the “individual mandate,” effective January 1, 2019. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, or the Texas District Court Judge, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. This decision was subsequently appealed, and on December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit affirmed the decision of the district court that the individual mandate, as amended by the TCJA, was unconstitutional. The Fifth Circuit remanded the case to the district court to consider a remedy, including to consider and explain which provisions of the ACA are inseverable and invalid. It is unclear how this litigation, including all future hearings and appeals, and other efforts to challenge, repeal or replace the ACA, or portions thereof, will affect our future products or our business. It is possible that the ACA, as currently enacted or as it may be amended in the future, and other healthcare reform measures that may be adopted in the future, could have an adverse effect on our industry generally and on our ability to commercialize our future products and achieve profitability.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to review and clear or approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new medical devices or modifications to cleared or approved medical devices to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

Separately, in response to the COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020 the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Consolidation in the U.S. healthcare industry may negatively impact our results of operations.

In recent years, U.S. healthcare industry participants, including distributors, manufacturers, suppliers, healthcare providers, insurers and pharmacy chains, have consolidated or formed strategic alliances. Consolidations create larger enterprises with greater negotiating power, and also could result in the possible loss of a customer where the combined enterprise selects one distributor from two incumbents. If this consolidation trend continues, it could adversely affect our results of operations.

Failure to comply with anti-bribery and anti-corruption laws could subject us to penalties and other adverse consequences.

Since we may operate and sell our products around the world, we will be subject to the United States Foreign Corrupt Practices Act (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the United States Travel Act, and other anti-corruption and anti-bribery laws and regulations in the jurisdictions in which we currently or may do business, both domestic and abroad. These laws and regulations generally prohibit improper payments or offers of improper payments to government officials, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage.

Corruption issues pose a risk in every country and jurisdiction, but in many countries, particularly in countries with developing economies, it may be more common for businesses to engage in practices that are prohibited by the FCPA or other applicable laws and regulations, and our activities in these countries pose a heightened risk of unauthorized payments or offers of payments by one of our employees or third-party business partners, representatives, and agents that could be in violation of various laws including the FCPA. The FCPA and other applicable anti-bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives, and agents. We and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies, or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of our employees or such third parties even if we do not explicitly authorize such activities. The FCPA or other applicable laws and regulations also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent improper payments. While we have implemented policies and procedures to address compliance with such laws, we cannot assure you that our employees or other third parties working on our behalf will not engage in conduct in violation of our policies or applicable law for which we might ultimately be held responsible. Violations of the FCPA and other applicable anti-corruption laws may result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, as well as severe criminal or civil sanctions, including suspension or debarment from U.S. government contracting, and we may be subject to other liabilities and adverse effects on our reputation, which could negatively affect our business, results of operations, financial condition, and growth prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant legal defense costs and other professional fees. Our exposure for violating these laws increases as our non-U.S. presence expands and as we increase sales and operations in foreign jurisdictions.

Changes in accounting principles or their application to us could result in unfavorable accounting charges or effects, which could adversely affect our results of operations and growth prospects.

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). In particular, we make certain estimates and assumptions related to the adoption and interpretation of these principles including the recognition of our revenue and the accounting of our stock-based compensation expense with respect to our financial statements. If these assumptions turn out to be incorrect, our financial results and position could materially differ from our expectations and could be materially adversely affected. A change in any of these principles or guidance, or in their interpretations or application to us, may have a significant effect on our reported results, as well as our processes and related controls, and may retroactively affect previously reported results or our forecasts, which may negatively impact our financial statements.

If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

The preparation of our financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” the results of which form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Common Stock. Significant judgments, estimates, and assumptions used in preparing our consolidated financial statements include, or may in the future include, those related to revenue recognition, stock-based compensation, intangible assets, including goodwill, and income taxes.

We could be subject to additional tax liabilities.

We are subject to federal, state, and local income taxes in the U.S. Determining our provision for income taxes requires significant management judgment, and the ultimate tax outcome may be uncertain. In addition, our provision for income taxes is subject to volatility and could be adversely affected by many factors, including, among other things, changes to our operating or holding structure, changes in the amounts of earnings in jurisdictions with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, and changes in U.S. tax laws. Tax authorities may disagree with our calculation of research and development tax credits, cross-jurisdictional transfer pricing, or other matters and assess additional taxes, interest, or penalties. While we regularly assess the likely outcomes of these examinations to determine the adequacy of our provision for income taxes and we believe that our financial statements reflect adequate reserves to cover any such contingencies, there can be no assurance that the outcomes of such examinations will not have a material impact on our results of operations and cash flows. If tax authorities change applicable tax laws, our overall taxes could increase, and our financial condition or results of operations may be adversely impacted.

Risks Related to the Company’s Intellectual Property

It is difficult and costly to protect our intellectual property and our proprietary technologies, and we may not be able to ensure their protection.

We rely upon a combination of patents and trade secrets to protect the intellectual property related to our proprietary technologies. Our success depends significantly on our ability to obtain and maintain intellectual property protection with respect to our technology and products. Patents and other proprietary rights provide uncertain protections, and we may be unable to protect our intellectual property for reasons including those that result from complex factual and legal issues such as those that create uncertainty as to the validity, scope and enforceability of any particular patent that we hold or for which we have applied. As a result, we may be unsuccessful in defending our patents and other proprietary rights against third-party challenges, which could have a material adverse effect on our business.

Our company uses a combination of patents, trademarks and copyrights to protect our intellectual property. Although we currently have active U.S. and European patents and patents pending with the U.S. Patent & Trademark Office and have filed to obtain patent coverage for our technology in the UK, France, Germany, Italy, Netherlands and Spain, there are aspects of the technology for which patent coverage may never be sought or received. Additionally, we may in the future obtain, certain intellectual property related to our technology from third parties, and we cannot be certain that such third parties took the necessary actions to maintain such rights or that the transfer of such rights to us was proper and effective. We may, as a result, be subject to claims challenging the ownership or enforceability of such rights. Furthermore, we may not possess the resources to, or for other reasons may not choose to, pursue patent protection on every invention or in any or every country where we may eventually decide to sell our future products. Our ability to prevent others from making or selling duplicate or similar technologies will be impaired for those technologies with respect to which, and in those countries where, we have no patent protection. In addition, there is no assurance that all potentially relevant prior art relating to our patents and patent applications has been found, which can prevent a patent from issuing from a pending patent application or later invalidate or narrow the scope of an issued patent. Even if patents do successfully issue and even if such patents cover our technology, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful challenge to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of our technology.

In addition, for patents that do issue based on our applications or future applications, any issued patents may not provide us with any competitive advantages. Competitors may be able to design around our patents and develop products that provide outcomes comparable or superior to ours. Any changes we make to our product or any future products, including designs that may be required for commercialization or that cause them to have what we view as more advantageous properties, may not be covered by patents and patent applications we have licensed or own, and we may be required to file new applications and/or seek other forms of protection for any such altered products if any such protection is available. In addition, the patent prosecution process is expensive, time-consuming and complicated, and we and our current or future licensors, licensees or collaborators may not be able to prepare, file, prosecute and maintain all necessary or desirable patents or patent applications at a reasonable cost or in a timely manner. It is also possible that we or our current or future licensors, licensees or collaborators will fail to identify patentable aspects of inventions before it is too late to obtain patent protection for them. In addition, if we choose to and are able to secure patent protection in countries outside the U.S., the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. For instance, the legal systems of some countries, including India, China and other developing countries, do not favor the enforcement of patents and other intellectual property rights. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights.

Some countries also have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired.

Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our inventions and enforce our intellectual property rights, and more generally could affect the value of our intellectual property. Our efforts to seek patent protection for our technology could be negatively impacted by any such changes, which could have a material adverse effect on our existing patent rights and our ability to protect and enforce our intellectual property in the future. In particular, our ability to stop third parties from making, using, selling, offering to sell or importing products that infringe our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our technology, inventions and improvements.

We may come to believe that third parties are infringing on, or otherwise violating, our patents or other proprietary rights. To prevent infringement or unauthorized use, we may need to file infringement and/or misappropriation suits, which are very expensive and time-consuming, could result in meritorious counterclaims against us and would distract management’s attention. Also, in an infringement or misappropriation proceeding, a court may decide that one or more of our patents is invalid, unenforceable, or both, in which case third parties may be able to use our technology without paying license fees or royalties. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the grounds that the other party’s activities are not covered by our patents.

In addition to patents, we rely on trade secrets to protect our technology; however, the policies we use to protect our trade secrets may not be effective in preventing misappropriation of our trade secrets by others. In addition, confidentiality agreements executed by our employees, consultants and advisors may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. Litigating a trade secret claim is expensive and time consuming, and the outcome may be unexpected. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop knowledge, methods and know-how that allow them to create substantially similar products or services without misappropriating our trade secrets. If we are unable to protect our trade secrets, we may be unable to prevent competitors from using our own inventions and intellectual property to compete against us, and our business may be harmed.

If we are unable to protect or enforce our patents or other proprietary rights, or if we become subject to claims or litigation alleging infringement of the patents or other proprietary rights of others, our competitiveness and business prospects may be materially damaged.

Patent and other proprietary rights are essential to our business. Our success depends to a significant degree on our ability to obtain and enforce patents and licenses to patent rights, both in the United States and in other countries. We cannot guarantee that our pending patent applications, or any future patent applications, will result in issued patents, our patents issued or licensed will not be challenged or circumvented by competitors, our patents will not be found to be invalid or the intellectual property rights of others will not prevent us from selling certain products or including key features in our products.

The patent position of a healthcare company is often uncertain and involves complex legal and factual questions. Significant litigation concerning patents and products is pervasive in our industry. Patent claims include challenges to the coverage and validity of our patents on products or processes as well as allegations that our products infringe patents held by competitors or other third parties. An unfavorable litigation outcome in any of these types of cases could result in a loss of patent protection or the ability to market products, which could lead to a significant loss of sales, or otherwise materially affect our business, results of operations, financial condition and cash flows. We also rely on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen our competitive positions. Third parties may know, discover or independently develop equivalent proprietary information or techniques, or they may gain access to our trade secrets or publicly disclose our trade secrets.

Although our employees, consultants, parties to collaboration agreements and other business partners are generally subject to confidentiality or similar agreements to protect our confidential and proprietary information, these agreements may be breached, and we may not have adequate remedies for any breach. To the extent that our employees, consultants, parties to collaboration agreements and other business partners use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Furthermore, our intellectual property, proprietary technology and sensitive company data is potentially vulnerable to loss, damage and misappropriation from system malfunction, computer viruses and unauthorized access to our data or misappropriation or misuse thereof by those with permitted access and other events. While we have invested to protect our intellectual property, confidential information and other data, and continue to work diligently in this area, there can be no assurance that our precautionary measures have prevented or will prevent future breakdowns, breaches, cyber incidents or other events. Any of the events referenced above could have a material adverse effect on our reputation, business, results of operations, financial condition and cash flows.

Patent terms may be inadequate to protect our competitive position on our future products for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our future products are obtained, once the patent life has expired, we may be open to competition from competitive products.

Given the amount of time required for the development, testing and regulatory review of new products, patents protecting our future products might expire before or shortly after we or our future partners commercialize those products. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours for a sufficient amount of time, and, as a result, we may not be able to obtain adequate protection from our patent portfolio against competition, in spite of the time and effort invested in the commercialization of our future products.

Claims that our technology or our future products or the sale or use of our future products infringe the patents or other intellectual property rights of third parties could result in costly litigation or could require substantial time and money to resolve, even if litigation is avoided.

Because our industry is characterized by competing intellectual property, we may be subject to legal actions for violating the intellectual property rights of others, including claims that former employees, collaborators or third parties have an interest in our patents, trade secrets or other intellectual property. For example, we may have inventorship or ownership disputes arising from conflicting obligations of employees, consultants or others who are involved in developing our technology or our products.

We also may be required to participate in interference, derivation or opposition proceedings that concern disputes regarding priority of inventions disclosed in our patents. Determining whether a product infringes a patent, as well as priority of inventions and other patent-related disputes, involves complex legal and factual issues and the outcome is often uncertain. We have not conducted any significant search of patents issued to third parties, and third-party patents containing claims covering our technology or methods that predate our patents may exist. Because of the number of patents issued and patent applications filed in our technical areas or fields (including some pertaining specifically to medical imaging technologies), our competitors or other third parties may assert that our technology and the methods we employ in the use of products incorporating our technology are covered by United States or foreign patents held by them. In addition, because patent applications can take many years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which we are unaware, and which may result in issued patents that our technology or other future products would infringe. Also, because the claims of published patent applications can change between publication and patent grant, there may be published patent applications that may ultimately issue with claims that we infringe.

As the number of competitors in the market for medical imaging technologies increases, and as the number of patents issued in this area grows, the possibility of patent infringement claims against us increases. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can, including if they have substantially greater resources. Defending against such litigation is costly and time consuming, and would distract our management from our business. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

In the event that we become subject to a patent infringement or other intellectual property lawsuit and if the relevant patents or other intellectual property were upheld as valid and enforceable and we were found to infringe or violate those rights or the terms of a license to which we are a party, we could be prevented from selling any infringing products of ours unless we could obtain a license or were able to redesign the product to avoid infringement. If we were unable to obtain a license or successfully redesign, we might be prevented from selling our technology or other future products. If we are able to redesign, we may need to invest substantial resources in the redesign process. If there is an allegation or determination that we have infringed the intellectual property rights of a competitor or other person, we may be required to pay damages, or a settlement or ongoing royalties, or we may be required to enter into cross-licenses with our competitors. In any of these circumstances, we may be unable to sell our products at competitive prices or at all, and our business, financial condition, results of operations and prospects could be harmed.

In addition, we may be required to indemnify our customers and distributors against claims relating to the infringement of intellectual property rights of third parties related to our products. Third parties may assert infringement claims against our customers or distributors. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers or distributors, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or distributors, or may be required to obtain licenses for the products or services they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our distributors may be forced to stop distributing our products or services, and our customers may be forced to stop using our products or services.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during discovery. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a material adverse effect on the price of our Common Stock. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Common Stock.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we or our future licensors do not comply with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on a patent and patent application are due to be paid to the patent offices and agencies in several stages over the lifetime of the patent and patent application. The U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In certain circumstances, we may be required to rely on our licensing partners to take the necessary action to comply with these requirements with respect to patents or other intellectual property they have licensed to us. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance, which could include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents, can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors may be able to enter the market and compete with our products, which would have a material adverse effect on our business.

We may be subject to claims that our employees, consultants or advisers have wrongfully used or disclosed alleged trade secrets of their former employers or claims asserting ownership of what we regard as our own intellectual property.

Many of our employees, consultants and advisers, including our senior management, were previously employed at other companies that may have proprietary rights related to our business. Some of these employees, consultants and advisers, including members of our senior management, executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that such individuals do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s former employer. We are not aware of any such disclosures, or threatened or pending claims related to these matters, but in the future, litigation may be necessary to defend against such claims. If we fail in defending any such claims, we may lose valuable intellectual property rights or personnel, in addition to possibly paying monetary damages and being enjoined from conducting our business as contemplated. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Additionally, a licensor, collaborator, employee, consultant, adviser or other third party may dispute our or our licensor’s ownership of certain intellectual property rights. We seek to address these concerns in our contractual agreements; however, we may not have contractual arrangements with the party in question and/or such provisions may not be effective. If these provisions prove to be ineffective, we may not be able to achieve our business objectives. If we or our licensors fail in defending any such claims, we may have to pay monetary damages and may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property, which could adversely impact our business, financial condition and results of operations.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered and unregistered trademarks or trade names are valuable assets and may be challenged, infringed, circumvented or declared generic or determined to infringe third party’s marks. We may not be able to protect our rights to these trademarks and trade names, which may be necessary to build name recognition among potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our unregistered trademarks or trade names. We have not conducted any registrability studies for possible future trademarks to assess whether such marks would be successfully registered. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. In addition, we may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names. Our efforts to enforce or protect our proprietary rights related to trademarks, trade names, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and adversely affect our competitive position, business, financial condition, results of operations and prospects.

Our rights to develop and commercialize our products may be subject to the terms and conditions of licenses and sublicenses granted to us by third parties.

We rely on licenses and sublicenses to certain patent rights and other intellectual property from third parties that are important or necessary to the development of our products, including the software modules and cloud software that are integrated into QT Breast Scanner and products and services. These and other licenses may not provide exclusive rights to use such intellectual property in all relevant fields of use and in all territories in which we may wish to develop or commercialize our products and the underlying patents may fail to provide the intended exclusivity. As a result, we may not be able to prevent competitors from developing and commercializing competitive products in the markets that we hope to address. Moreover, we would not own at least some of the underlying intellectual property rights related to these products, and as a result our rights would be subject to the continuation and compliance with the terms of those agreements. If such in-licenses were terminated, competitors would have the freedom to develop, seek regulatory approval of, and to market, products similar or identical to ours.

In addition, these license agreements may not grant us the right to control the preparation, filing, prosecution or maintenance of patents and patent applications covering our products. Therefore, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted or maintained in a manner consistent with the best interests of our business. If our current or future licensing partners fail to file, prosecute or maintain such patents, including the payment of applicable fees, or otherwise lose rights to those patents or patent applications, the intellectual property we have licensed or exclusivity we have been granted may be reduced or eliminated, and our right to develop and commercialize any of our future products that are subject of such licensed rights, and our ability to prevent competitors from developing or commercializing such products, could be adversely affected. In addition, even where we have the right to control patent prosecution and maintenance of patents and patent applications we have licensed from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensees, our licensors and their counsel that took place prior to the date upon which we assumed control over patent prosecution.

Pursuant to the terms of such license agreements, the licensors may also have the right to control enforcement of our licensed patents or defense of any claims asserting the invalidity or unenforceability of these patents. Even if we are permitted to pursue the enforcement or defense of our licensed patents, we may require the cooperation of our future licensors or collaboration partners and any other applicable patent owners and we cannot be certain that such cooperation will be provided to us. We also cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business. If we lose any of our licensed intellectual property, our right to develop and commercialize any of our products that are subject of such licensed rights could be adversely affected.

In addition, our future licensors may rely on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents we in-license. If other third parties have ownership rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technologies. In addition, if our licensors have not obtained adequate rights from these third parties, we may need to obtain additional rights from these third parties or we could be prevented from developing and commercializing the related products. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

In spite of our best efforts, our licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements, in which event we may have to cease developing, manufacturing or marketing any product covered by these agreements and we may face other additional penalties or be required to grant our licensors additional rights. In addition, we may seek to obtain additional licenses from our licensors and, in connection with obtaining such licenses, we may agree to amend our existing licenses in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties (potentially including our competitors) to receive licenses to a portion of the intellectual property that is subject to our existing licenses. Any of these events could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

We may be required to pay certain milestones and royalties and fulfill other obligations under our license agreements with third-party licensors.

We may be required to pay milestones and royalties related to our development or commercialization activities of our products utilizing the technologies licensed or sublicensed from third parties under license agreements we may enter into with them. These payments could adversely affect our overall profitability related to any future products that we may seek to develop or commercialize. In order to maintain our license rights under our license agreements, we may need to meet certain specified milestones or fulfill certain obligations, including to devote a certain amount of resources, in the development of our products. Failure to satisfy such obligations could result in the termination of our rights under such agreements.

If we choose to license our technology to third parties, this could result in disputes or otherwise limit our future operations.

We may also in the future, as one of our strategies, deploy our technology into the market and license patents and other intellectual proprietary rights to third parties. Disputes with our licensees may arise, including regarding the scope and content of these licenses. Additionally, a licensee may use our intellectual property without our permission, dispute our ownership of certain intellectual property rights or argue that our intellectual property does not cover our product. Regardless of whether we pursue legal action to enforce any such dispute, a dispute with a licensee or customer over intellectual property rights may damage our relationship with that licensee or customer and may also harm our reputation in the industry. Our ability to expand into additional fields with our technologies also may be restricted by licenses or other rights we may grant to third parties in the future, including if the licenses are exclusive, the licensee is assigned ownership of intellectual property that we develop or rights of first negotiation or refusal are granted.

We may in the future be subject to intellectual property rights claims, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Our success and ability to compete also depends in part on our ability to operate without infringing, misappropriating or otherwise violating the intellectual property or other proprietary rights of third parties. Companies in the technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks, and trade secrets and frequently pursue litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantial resources to enforce their intellectual property rights and to defend claims that may be brought against them. Such litigation also may involve non-practicing patent assertion entities or companies who use their patents to extract license fees by threatening costly litigation or that have minimal operations or relevant product revenue and against whom our patents may provide little or no deterrence or protection. While we have not received any notices to date, we may receive notices in the future that claim we have infringed, misappropriated, misused, or otherwise violated other parties’ intellectual property rights, and, to the extent we become exposed to greater visibility, we face a higher risk of being the subject of intellectual property infringement, misappropriation or other violation claims, which is not uncommon with respect to software technologies in particular. There may be third-party intellectual property rights, including issued patents or pending patent applications, that cover significant aspects of our technologies, or business methods. There may also be third-party intellectual property rights, including trademark registrations and pending applications, that cover the goods and services that we offer in certain regions. We may also be exposed to increased risk of being the subject of intellectual property infringement, misappropriation, or other violation claims as a result of acquisitions and our incorporation of open source and other third-party software into, or new branding for, our software, as, among other things, we have a lower level of visibility into the development process with respect to such technology or the care taken to safeguard against infringement, misappropriation, or other violation risks. In addition, former employers of our current, former, or future employees may assert claims that such employees have improperly disclosed to us confidential or proprietary information of these former employers. Any intellectual property claims, with or without merit, are difficult to predict, could be very time-consuming and expensive to settle or litigate, could divert our management’s attention and other resources, and may not be covered by the insurance that we carry. These claims could subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed a third party’s intellectual property rights. These claims could also result in our having to stop using technology, branding or marks found to be in violation of a third party’s rights and any necessary rebranding could result in the loss of goodwill. We could be required to seek a license for the intellectual property, which may not be available on commercially reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our expenses. As a result, we could be required to develop alternative non-infringing technology, branding or marks, which could require significant effort and expense. If we cannot license rights or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of one or more of our software or features, we could lose existing customers, and we may be unable to compete effectively. Any of these results would harm our business, financial condition, and results of operations.

Further, certain of our agreements with customers and other third parties may include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of third-party claims of intellectual property infringement, misappropriation, or other violations of intellectual property rights, damages caused by us to property or persons, or other liabilities relating to or arising from our software, services, or other contractual obligations. Large indemnity payments could harm our business, financial condition, and results of operations. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business and results of operations.

Risks Related to Our Management

We are highly dependent on key members of our executive management team. Our inability to retain these individuals could impede our business plan and growth strategies, which could have a negative impact on our business and the value of your investment.

Our ability to implement our business plan depends on the continued services of key members of our senior management. In particular, and to a critical extent, we are dependent on the continued efforts and services of the members of management named in the “Management of the Company following the Business Combination” section. If we lose the services of such key members of our management team, we would likely be forced to expend significant time and money in the pursuit of replacement individuals, which may result in a delay in the implementation of our business plan and plan of operations. We may not be able to find satisfactory replacements on terms that would not be unduly expensive or burdensome to us. We do not currently carry a key-man life insurance policy that would assist us in recouping our costs in the event of the death or disability of a member of our management team. The loss of members of our management team, or our inability to attract or retain other qualified individuals, could have a material adverse effect on our business, results of operations and financial condition.

Certain of our directors and/or officers may have interests that compete with ours.

Certain of our directors and/or officers currently own, operate and manage other entities, which may have similar or different objectives than ours. Such activities could detract from the time these people have to allocate to our affairs. Dr. John Klock, our board member, owns and operates QT Imaging Center LLC, a California limited liability company that provides direct to consumer services to women wishing to undergo QT breast imaging.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to litigation, including potential class action and shareholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. While we do have D&O insurance it may not be sufficient in the case of litigation.

Moreover, the cost of maintaining adequate D&O insurance coverage may increase significantly in the future, our operating results could be materially adversely affected. Likewise, if any of our current D&O insurance coverage should become unavailable to us or become economically impractical, we may need to decrease our coverage limits or increase our self-insured retention or we may be unable to renew such insurance at all. If we incur liabilities that exceed our coverage or incur liabilities not covered by our insurance, we would have to self-fund any indemnification amounts owed to our directors and officers and employees in which case our results of operations and financial condition could be materially adversely affected. Additionally, a lack of D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers to serve our company, which could adversely affect our business.

Risks Related to Ownership of the Company’s Common Stock and Other Securities

The price of shares of the Company’s Common Stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of shares of the Company’s Common Stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “Risks Related to Our Business, Financial Condition, and Need for Additional Capital” and the following:

•	the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•	our operating and financial performance and prospects;

•	quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	conditions that impact demand for our products and/or services;

•	future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•	the size of our public float;

•	coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in laws or regulations which adversely affect our industry or us;

•	privacy and data protection laws, privacy or data breaches, or the loss of data;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in senior management or key personnel;

•	issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	changes in our dividend policy;

•	adverse resolution of new or pending litigation against us; and

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changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of shares of the Company’s Common Stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of the Company’s Common Stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We do not intend to pay dividends on shares of the Company’s Common Stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on shares of the Company’s Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors of the Company (the “Board”) and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that the Board may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on the Company’s Common Stock. As a result, you may have to sell some or all of your shares of the Company’s Common Stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of shares of the Company’s Common Stock.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade the Company’s Common Stock, the price of shares of the Company’s Common Stock could decline.

The trading market for shares of the Company’s Common Stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades the Company’s Common Stock, or if our reporting results do not meet their expectations, the market price of shares of the Company’s Common Stock could decline.

Our issuance of additional shares of the Company’s Common Stock or securities into the Company’s Common Stock could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

From time to time in the future, we may also issue additional shares of the Company’s Common Stock or securities convertible into the Company’s Common Stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of the Company’s Common Stock or securities convertible into the Company’s Common Stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of shares of the Company’s Common Stock.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of shares of the Company’s Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Company’s Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of the Company’s Common Stock bear the risk that our future offerings may reduce the market price of shares of the Company’s Common Stock and dilute their percentage ownership.

Future sales, or the perception of future sales, of the Company’s Common Stock by us or our existing stockholders in the public market could cause the market price for the Company’s Common Stock to decline.

The sale of substantial amounts of shares of the Company’s Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Company’s Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

All shares issued as merger consideration in the Business Combination are freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144), including our directors, executive officers and other affiliates, and certain other former QT Imaging stockholders. Furthermore, although the Lock-Up Agreement provides that, subject to certain exceptions, each of the stockholders who are parties to such agreement will not transfer any shares of the Company’s Common Stock received as merger consideration until the earlier of six months following the Closing Date or the occurrence of specified events in the Lock-Up Agreement, the Company will have the ability to modify such transfer restrictions.

In connection with this Offering, the Company is registering securities held by the Selling Securityholders which have the right, subject to certain conditions, to require us to register the sale of their shares of the Company’s Common Stock under the Securities Act, pursuant to the terms of contracts that we have entered into with them. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of shares of the Company’s Common Stock to decline.

The shares being registered for resale currently represent over 50% of the total number of shares outstanding, based on the number of shares of Common Stock outstanding as of May 10, 2024. Furthermore, the Sponsor, a beneficial owner of over 33% of the total number of outstanding shares will be able to sell the entirety of its shares pursuant to this registration statement. Even though the current trading price is significantly below the Company’s initial public offering price, based on the closing price of the Common Stock on May 10, 2024, certain Selling Securityholders may have an incentive to sell their shares because they will still profit on sales due to the lower prices at which they purchased their shares as compared to the public investors. For example, the Sponsor acquired the 5,735,000 Founder Shares were acquired at an effective purchase price of $0.0043592 per share, and, therefore, based on the closing price of the Common Stock on May 10, 2024, the Sponsor would earn an aggregate profit of approximately $4.96 million from the resale of such shares. Contrast that with the prices that the Sponsor acquired the 795,000 Private Placement Shares, which was at an effective purchase price of $9.519 per share, or the 94,365 Working Capital Shares, which was at an effective purchase price of $9.99. Based on the closing price of the Common Stock on May 10, 2024, the Sponsor would not earn any profit from the resale of such shares. Similarly, the resale of the 10,000 Insider Shares, which were issued as consideration for the provision of services expensed at a grant date fair value of $95,200 at issuance, the 5,603,201 Closing Shares, which were issued at a price per share of $3.53, and the 4,200 shares of Common Stock issued to Sea Otter Trading, LLC in consideration for services rendered had an assumed value of $2.50 per share would not earn any profit for the holders of those shares based on the closing price of the Common Stock on May 10, 2024. Furthermore, although neither the 94,364 Working Capital Note Shares nor the 5,375,000 Yorkville Note Conversion Shares have yet issued, the conversion price for those shares is greater than the closing price of the Common Stock on May 10, 2024, and based on that closing price, any resale of those shares would also not earn any profit for the holders of those shares.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of the Company’s Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of the Company’s Common Stock or other securities.

In addition, the shares of the Company’s Common Stock reserved for future issuance under the Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Equity Incentive Plan will be equal to 11% of the total number of shares of the Company’s Common Stock outstanding after the Closing. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of the Company’s Common Stock or securities convertible into or exchangeable for shares of the Company’s Common Stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

Sales of shares of our Common Stock, or the perception of such sales, pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of our Common Stock.

The Selling Securityholders will determine the timing, pricing and rate at which they sell the shares being registered for resale on the registration statement of which this prospectus forms a part into the public market. Significant sales of shares of Common Stock pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of our Common Stock. The shares being registered for resale currently represent over 50% of the total number of shares outstanding, based on the number of shares of Common Stock outstanding as of May 10, 2024. Furthermore, the Sponsor, a beneficial owner of over 33% of the total number of outstanding shares will be able to sell the entirety of its shares pursuant to this registration statement. Even though the current trading price is significantly below the Company’s initial public offering price, based on the closing price of the Common Stock on May 10, 2024, certain private investors may have an incentive to sell their shares because they will still profit on sales due to the lower prices at which they purchased their shares as compared to the public investors.

On May 10, 2024, the closing price of the Common Stock was $0.87 per share. The initial public offering price of our units was $10.00 per unit, with each unit consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock at an exercise price of $11.50 per share, which has now been adjusted to $2.30 per share.

While certain Selling Securityholders may experience a positive rate of return based on the current trading price of our Common Stock, other Selling Securityholders and public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current trading price of our Common Stock. Based on the closing price of the Common Stock on May 10, 2024, which was $0.87 per share, and assuming the resale by the Selling Securityholders of all 17,711,129 shares of Common Stock being registered on the registration statement of which this prospectus forms a part, the Selling Securityholders could earn approximately $13.3 million in aggregate proceeds from the resale of such shares. The 5,735,000 Founder Shares were acquired at an effective purchase price of $0.0043592 per share, and, therefore, based on the closing price of the Common Stock on May 10, 2024, the Sponsor would earn an aggregate profit of approximately $4.96 million from the resale of such shares. The 795,000 Private Placement Shares were acquired by the Sponsor at an effective purchase price of $9.519 per share. The 94,364 Working Capital Shares issued to the Sponsor were issued at an effective purchase price of $9.99 per share. The Insider Shares were issued as consideration for the provision of services expensed at a grant date fair value of $95,200 at issuance. The 5,603,201 Closing Shares were issued at a price of $3.53 per share. The 94,364 Working Capital Warrant Shares that are issuable upon the exercise of the Working Capital Warrants are each exercisable for one share of Common Stock at a price of $2.30 per warrant. The 5,375,000 Yorkville Note Conversion Shares are not expected to have been issued at less than $2.00 per share. The 4,200 shares of Common Stock issued to Sea Otter Trading, LLC in consideration for services rendered had an assumed value of $2.50 per share. Based on the closing price of the Common Stock on May 10, 2024, such holders of the Private Placement Shares, Working Capital Shares, Insider Shares, Closing Shares, Working Capital Warrant Shares and Yorkville Note Conversion Shares would not earn any profit from the resale of such shares. Similarly, based on such closing price of the Common Stock, Sea Otter Trading, LLC would not earn any profit from the resale of such shares that it is receiving as consideration for services rendered by it.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting.

The Company is a public reporting company subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations will require, among other things that the Company establish and periodically evaluate procedures with respect to its internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on the Company’s financial and management systems, processes and controls, as well as on its personnel.

In addition, as a public company, the Company will be required to document and test its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that its management can certify as to the effectiveness of the internal control over financial reporting. If the Company’s not able to implement the requirements of Section 404, including any additional requirements once the Company’s no longer an emerging growth company, in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting are effective, which may subject the Company to adverse regulatory consequences and could harm investor confidence and the market price of the Company’s Common Stock.

Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following September 28, 2026, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Company’s Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Until we cease being an emerging growth company stockholders will not have the benefit of an independent assessment of the effectiveness of our internal control environment.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active market for our common stock, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

The Second Amended and Restated Certificate of Incorporation of the Company (the “Charter”), the Company’s bylaws (the “Bylaws”) and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board. Among other things, the Charter and/or the Company’s Bylaws include the following provisions:

•	a staggered board, which means that the Board is classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause;

•	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

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prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•	a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”), which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder.

Any provision of the Charter, the Company’s Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The Charter will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Charter will provide that, unless we consent in writing to the selection of an alternative forum, the (i) Delaware Court of Chancery (the “Court of Chancery”) of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action, suit or proceeding brought on our behalf; (B) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (C) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, the Charter or the Company’s Bylaws; or (D) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Charter will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

The issuance of the Company’s Common Stock in the Yorkville Financing after the completion of the Business Combination could result in substantial dilution, which could materially affect the trading price of the Company’s Common Stock.

The SEPA grants the Company the right, but not the obligation, to require Yorkville to purchase, from time to time, following the consummation of the Business Combination, up to $50,000,000 of newly issued shares of the Company’s Common Stock. To the extent the Company exercises its right to sell such shares under the SEPA, the Company will need to issue new shares of the Company’s Common Stock to Yorkville. Although the Company cannot predict the number of shares of the Company’s Common Stock that would actually be issued in connection with any such sale, such issuances could result in substantial dilution and decreases to the Company’s stock price. In addition, under the terms of the SEPA, Yorkville received from QT Imaging prior to the Closing of the Business Combination, a number of shares of QT Imaging Common Stock that, upon the Closing, were exchanged into one million shares of the Company’s Common Stock. Yorkville will have the right to sell such shares, which it may choose to do at any price, and will be able to retain half of the net sales proceeds of such sales, with the other half to be applied for the benefit of the Company.

It is not possible to predict the actual number of shares we will sell under the SEPA to Yorkville or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the SEPA with Yorkville.

Effective as of November 16, 2023, we entered into the SEPA with Yorkville, pursuant to which Yorkville has committed to purchase up to $50,000,000 of shares of the Company’s Common Stock, subject to certain limitations and conditions set forth in the SEPA. The Company’s Common Stock that may be issued under the SEPA may be sold by us to Yorkville at our discretion from time to time.

We generally have the right to control the timing and amount of any sales of our Common Stock to Yorkville under the SEPA. Sales of the Company’s Common Stock, if any, to Yorkville under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some or none of the Company’s Common Stock that may be available for us to sell to Yorkville pursuant to the SEPA.

Because the purchase price per share to be paid by Yorkville for the Company’s Common Stock that we may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of the Company Common Stock prior to each Advance made pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of the Company’s Common Stock that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under the SEPA, if any.

Moreover, although the SEPA provides that we may sell up to an aggregate of $50,000,000 of shares of the Company’s Common Stock to Yorkville, only 25,375,000 shares of the Company’s Common Stock are being registered for resale under the registration statement that includes this prospectus. If we elect to sell to Yorkville all of the 25,375,000 shares of the Company’s Common Stock being registered for resale under this prospectus, depending on the market price of the Company’s Common Stock prior to each advance made pursuant to SEPA, the actual gross proceeds from the sale of all such shares may be substantially less than the $50,000,000 available to us under the SEPA, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to Yorkville under the SEPA more than the 25,375,000 shares of the Company’s Common Stock being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $50,000,000 under the SEPA, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any such additional shares of the Company’s Common Stock we wish to sell from time to time under the SEPA, which the SEC must declare effective. Any issuance and sale by us under the SEPA of the Company’s Common Stock in addition to the 25,375,000 shares of the Company’s Common Stock being registered for resale by Yorkville under the registration statement that includes this prospectus could cause additional dilution to our stockholders.

We are not required or permitted to issue any shares of the Company’s Common Stock under the SEPA if such issuance would breach our obligations under the rules or regulations of Nasdaq. In addition, Yorkville will not be required to purchase any shares of the Company’s Common Stock if such sale would result in Yorkville’s beneficial ownership exceeding 4.99% of the then issued and outstanding shares of the Company’s Common Stock. Our inability to access a part or all of the amount available under the SEPA, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale and issuance of the Company’s Common Stock to Yorkville will cause dilution to our existing stockholders, and the sale of the Company’s Common Stock acquired by Yorkville, or the perception that such sales may occur, could cause the price of the Company’s Common Stock to fall.

The purchase price for the shares that we may sell to Yorkville under the SEPA will fluctuate based on the price of the Company’s Common Stock. Depending on a number of factors, including market liquidity, sales of such shares may cause the trading price of the Company’s Common Stock to fall. If and when we do sell shares to Yorkville, Yorkville may resell all, some, or none of those shares at its discretion, subject to the terms of the SEPA. Therefore, sales to Yorkville by us could result in substantial dilution to the interests of other holders of the Company’s Common Stock. Additionally, the sale of a substantial number of Common Stock to Yorkville, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price. The resale of shares of the Company’s Common Stock by Yorkville in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could also harm the prevailing market price of the Company’s Common Stock.

Following these issuances described above and following the expiration of lock-ups of certain other restricted stockholders and as restrictions on resale end and registration statements are available for use, the market price of the Company’s Common Stock could decline if the holders of restricted or locked up shares sell them or are perceived by the market as intending to sell them. As such, sales of a substantial number of shares of the Company’s Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Company’s Common Stock.

Investors who buy the Company’s Common Stock at different times will likely pay different prices

Pursuant to the SEPA, we control the timing and amount of any sales of the Company’s Common Stock to Yorkville. If and when we elect to sell the Company’s Common Stock to Yorkville pursuant to the SEPA, Yorkville may resell all, some or none of such shares at its discretion and at different prices, subject to the terms of the SEPA. As a result, investors who purchase shares from Yorkville in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Yorkville in this offering as a result of future sales made by us to Yorkville at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Yorkville under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Yorkville may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Our management team will have broad discretion over the use of the net proceeds from our sale of the Company’s Common Stock to Yorkville, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of the Company’s Common Stock to Yorkville, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering.

Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

If we do not file and maintain a current and effective prospectus relating to the Company’s Common Stock issuable upon exercise of the warrants, holders will only be able to exercise such warrants on a “cashless basis.”

If we do not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of Common Stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their warrants for cash if a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants is available. Under the terms of the Warrant Agreement, dated as of September 23, 2021, between GigCapital5 and the Transfer Agent (the “Warrant Agreement”), we have agreed to use our best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the Company’s Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in us may be reduced or the warrants may expire worthless.

There is no guarantee that the warrants will ever be in the money, and they may expire worthless and the terms of warrants may be amended.

The exercise price for the warrants is $2.30 per share of Common Stock. There is no guarantee that the warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, the Company’s warrants were issued in registered form under the Warrant Agreement between Continental, as warrant agent, and the Company. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any other change. Accordingly, the Company may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although the Company’s ability to amend the terms of the warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of Common Stock purchasable upon exercise of a warrant.

Our warrants will become exercisable for the Company’s Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Our public warrants issued as part of GigCapital5’s IPO are exercisable for up to one share of the Company’s Common Stock at $11.50 per share. The additional shares of the Company’s Common Stock issued upon exercise of our warrants will result in dilution to the then existing holders of the Company’s Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Company’s Common Stock.

We have no obligation to net cash settle the warrants.

In no event will we have any obligation to net cash settle the warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of the warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the warrants. Accordingly, the warrants may expire worthless.

Warrants and Private Placement Warrants will become exercisable for the Company’s Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding Warrants to purchase an aggregate of 23,000,000 shares of the Company’s Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities, as well as Private Placement Warrants to purchase an aggregate of up to 795,000 shares of the Company’s Common Stock, 30 days after the completion of the Business Combination. The exercise price of these Warrants and Private Placement Warrants will be $2.30 per share. To the extent such Warrants and Private Placement Warrants are exercised, additional shares of the Company’s Common Stock will be issued, which will result in dilution to the holders of the Company’s Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants and Private Placement Warrants may be exercised could adversely affect the market price of the Company’s Common Stock. However, there is no guarantee that the Warrants and Private Placement Warrants will ever be in-the-money prior to their expiration, and the historical trading prices for shares of common stock of GigCapital5 have varied between a low of approximately $9.80 per share on November 4, 2021 to a high of approximately $14.40 per share on February 2, 2024. As such, the Warrants and Private Placement Warrants may expire worthless.

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of the Company’s Common Stock may decline.

The market price of the Company’s Common Stock may decline as a result of the Business Combination if we do not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of the Company’s Common Stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of such Company’s Common Stock. In addition, a decline in the market price of the Company’s Common Stock following the consummation of the Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

Certain of the Company’s warrants are accounted for as a warrant liability and were recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of the Company’s Common Stock.

As of February 1, 2024, 795,000 Private Placement Warrants were outstanding. These warrants will become exercisable 30 days after completion of the Business Combination provided that GigCapital5 has an effective registration statement under the Securities Act covering the shares of Common Stock of the Company issuable upon exercise and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or GigCapital5 permits holders to exercise their warrants on a cashless basis under certain circumstances). Once these warrants become exercisable, GigCapital5 may redeem outstanding warrants in certain circumstances; provided, however, that these warrants will not be redeemable by GigCapital5 so long as they are held by the initial purchasers or any of their permitted transferees. Under GAAP, GigCapital5 is required to evaluate contingent exercise provisions of these warrants and then their settlement provisions to determine whether they should be accounted for as a warrant liability or as equity. Any settlement amount not equal to the difference between the fair value of a fixed number of GigCapital5’s equity shares and a fixed monetary amount precludes these warrants from being considered indexed to its own stock, and therefore, from being accounted for as equity. As a result of the provision that these warrants, when held by someone other than the initial purchasers or their permitted transferees, will be redeemable by GigCapital5, the requirements for accounting for these warrants as equity are not satisfied. Therefore, GigCapital5 is required to account for these warrants as a warrant liability and record (a) that liability at fair value, and (b) any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on the market price of Common Stock of the Company.

Other General Risks Applicable to the Company

Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

Our employment agreements generally include covenants not to compete. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work at all or for a sufficient duration of time to prevent members of our management team from competing with us.

We may not be able to attract and retain the highly skilled employees we need to support our planned growth.

To continue to execute our business and our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense. We may not be successful in attracting and retaining qualified personnel. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business, financial condition, results of operations and future growth prospects could be severely harmed.

Industry data, projections and estimates relied upon by us are inherently uncertain, subject to interpretation and may not have been independently verified.

Information concerning our industry and the markets in which we operate and intend to operate, including industry projections and estimates, is obtained from publicly available information released by independent industry and research organizations and other third-party sources. We have not independently verified any such third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate are subject to uncertainty and risk due to a variety of factors. As a result, inaccuracies in third-party information, or in the projections, may adversely impact the assumptions that are relied upon for our internal business planning and in the analysis of investors.

The Company will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect the Company’s business, results of operations, and financial condition.

As a public company, the Company will incur significant legal, accounting and other expenses that the company did not incur as a private company, including costs associated with public company reporting requirements. The company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as rules implemented by the SEC and the Nasdaq. These rules and regulations are expected to increase the company’s legal and financial compliance costs and to make some activities more time consuming and costly, which may adversely affect investor confidence and could cause our business or stock price to suffer.

Certain estimates of market opportunity included in this prospectus may prove to be inaccurate.

This prospectus includes our internal estimates of the addressable market for our products. Market opportunity estimates, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates in this prospectus relating to the size of our target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market we estimate may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates in this prospectus, our business could fail to successfully address or compete in such markets.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

We may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Exchange rate fluctuations between the U.S. dollar and other currencies and inflation may negatively affect our results of operations, and we may not be able to hedge our currency exchange risks successfully.

The U.S. dollar is our functional and reporting currency. Payments we receive from international distribution partners and others that purchase our products and services may be subject to currency fluctuations if the remitting party does not initiate payment in U.S. dollars. Given our general lack of currency hedging arrangements to protect us from fluctuations in the exchange rates of foreign currencies in relation to the U.S. dollar (and/or from inflation of such foreign currencies), we may be exposed to material adverse effects from such movements. Our exchange rate exposure may change over time as our business evolves and could result in increased costs or reduced revenue and could affect our actual cash flow. Changes in the relative values of currencies occur regularly and, in some instances, may have a significant impact on our operating results. The rate of inflation in countries in which we sell and service our products, or in currency exchange rates, may materially change and we might not be able to effectively mitigate these risks.

The Company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Company will face increased legal, accounting, administrative and other costs and expenses as a public company that the Company does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Company to carry out activities QT Imaging has not done previously. For example, the Company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Company reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the

Company’ status as a public company may make it more difficult to attract and retain qualified persons to serve on the Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.

If we identify any material weaknesses in the future, any such identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses. The Company’s warrants are accounted for as derivative liabilities and will be recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of shares of Common Stock of the Company or may make it more difficult for us to consummate an initial business combination.

In connection with the GigCapital5 IPO, GigCapital5 issued an aggregate of 23,795,000 Warrants, including 795,000 Private Warrants issued to the Sponsor as a part of the units in the private placement. We account for such Private Warrants as derivative liabilities and will record at fair value any changes in fair value each period reported in earnings as determined by us based upon a valuation report obtained from an independent third-party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of shares of Common Stock. In addition, potential targets may seek a SPAC that does not have warrants or that does not have warrants that are accounted for as derivative liabilities, which may make it more difficult for us to consummate an initial business combination with a target business.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

The Company’s only significant asset is its ownership interest in QT Imaging and such ownership may not be sufficient to pay dividends or make distributions or loans to enable the Company to pay any dividends on the Company’s Common Stock or satisfy its other financial obligations.

The Company has no direct operations and no significant assets other than its ownership of QT Imaging. Upon the Closing, the Company’s equity holders, and directors and officers of QT Imaging and its affiliates became stockholders of the Company. The Company depends on QT Imaging for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to the Company’s Common Stock. The financial condition and operating requirements of QT Imaging may limit the Company’s ability to obtain cash from QT Imaging. The earnings from, or other available assets of, QT Imaging may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the Company’s Common Stock or satisfy its other financial obligations.

The ability of the Company to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by credit agreements to which the Company is party from time to time, including the existing loan and security agreement described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and will be subject to the negative covenants set forth therein. Any loans or other extensions of credit to QT Imaging from the Company will be permitted only to the extent there is an applicable exception to the investment covenants under these credit agreements. Similarly, any dividends, distributions or similar payments to QT Imaging from the Company will be permitted only to the extent there is an applicable exception to the dividends and distributions covenants under these credit agreements.

The Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although GigCapital5 conducted due diligence on QT Imaging, the Company cannot assure you that this diligence revealed all material issues that may be present in QT Imaging’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company’s and QT Imaging’s control will not later arise. As a result, the Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the Company’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the Company’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on the Company’s liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about it or its securities. In addition, charges of this nature may cause the Company to be unable to obtain future financing on favorable terms or at all.

USE OF PROCEEDS

All of the Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. However, we may receive up to $50,000,000 aggregate gross proceeds from any sales we make to Yorkville pursuant to the SEPA. The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell Common Stock to Yorkville after the date of this prospectus. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

We will receive up to an aggregate of approximately $52.9 million from the exercise of the Public Warrants, assuming the exercise in full of all of the Public Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

Our Common Stock is listed on Nasdaq under the symbol “QTI,” and our Public Warrants are traded as of now in the over-the-counter (OTC) market under the symbol “QTIWW.”

The actual offering price by the Selling Securityholders of the shares of Common Stock and the Warrants and by the Selling Securityholders of the shares of Common Stock covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the Selling Securityholders or as otherwise described in the section entitled “Plan of Distribution.”

DIVIDEND POLICY

The Company has not paid any cash dividends on the Common Stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur. The Company does not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The Company is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the business combination between GigCapital5 and QT Imaging, which was consummated on March 4, 2024. The historical financial information of QT Imaging was derived from the audited financial statements for the year ended December 31, 2023.

The historical financial information of GigCapital5 was derived from the audited financial statements for the year ended December 31, 2023. This information should be read together with QT Imaging’s and GigCapital5’s financial statements and related notes.

Description of the Transaction

On December 8, 2022, GigCapital5 and its wholly owned subsidiary, QTI Merger Sub, Inc., entered into a Business Combination Agreement with QT Imaging. Following the approval at the annual meeting of the stockholders of GigCapital5 held on February 20, 2024, and pursuant to and in accordance with the terms of the Business Combination Agreement, QTI Merger Sub, Inc. merged with and into QT Imaging with QT Imaging surviving the Merger. Upon the consummation of the Merger, GigCapital5 changed its name to QT Imaging Holdings, Inc.

Subject to and in accordance with the terms of the Business Combination Agreement and customary adjustments, at the effective time of the Merger, each share of QT Imaging capital stock issued and outstanding immediately prior to the effective time of the Merger (including shares issued upon the exercise or conversion of QT Imaging Options, QT Imaging Warrants and QT Imaging Convertible Notes (as each such term is defined in the Business Combination Agreement) but excluding each share of QT Imaging Common Stock (as such term is defined in the Business Combination Agreement) held in the treasury of QT Imaging which was cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury and dissenting shares) was automatically cancelled and converted into (A) a number of shares of the Company’s Common Stock equal to the Exchange Ratio of the quotient of (i) the Aggregate Closing Merger Consideration (as such term is defined in the Business Combination Agreement) divided by (ii) the QT Imaging Fully Diluted Capital Stock (as such term is defined in the Business Combination Agreement) and (B) the contingent right to receive a portion of additional shares of the Company’s Common Stock based on the performance of the Company if certain requirements are achieved in accordance with the terms of the Business Combination Agreement, if, as and when payable.

Accounting for the Transactions

The business combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, GigCapital5 will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on QT Imaging’s operations comprising substantially all of the ongoing operations of the post-combination company, QT Imaging’s senior management comprising substantially all of the senior management of the post-combination company and the existence of a majority voting interest in the post-combination company. Accordingly, for accounting purposes, the business combination is treated as the equivalent of QT Imaging issuing stock for the net assets of GigCapital5, accompanied by a recapitalization. The net assets of GigCapital5 are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination are the historical operations of QT Imaging.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the business combination, are factually supportable and, with respect to the pro forma statements of operations, are expected to have a continuing impact on the results of the post-combination company. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the post-combination company will experience. QT Imaging and GigCapital5 have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2023

(unaudited)

	QT Imaging, Inc.	GigCapital5, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current Assets
Cash and cash equivalents	$164,686	$2,438	$13,952,525	(A5)	$6,173,543
			230,887	(A2)
			500,000	(B4)
			(11,511,550)	(B5)
			1,500,000	(B6)
			9,005,000	(B2)
			(556,360)	(D1)
			(297,247)	(D2)
			(107,032)	(E)
			(1,275,250)	(F)
			(2,673,667)	(I3)
			(1,800,887)	(I4)
			(960,000)	(J4)
Restricted cash	20,000				20,000
Accounts receivable	1,290				1,290
Inventory	4,418,197				4,418,197
Prepaid expenses and other current assets	214,979	94,008	987,013	(I4)	1,296,000

Total current assets	4,819,152	96,446	6,993,432		11,909,030
Cash and marketable securities held in Trust Account		23,302,116	(9,356,221)	(Al)	—
			159,586	(A3)
			(152,956)	(A4)
			(13,952,525)	(A5)
Property and equipment, net	490,920				490,920
Intangible assets, net	90,139				90,139
Operating lease right-of-use assets, net	1,267,121				1,267,121
Other assets	39,150				39,150

Total assets	$6,706,482	$23,398,562	$(16,308,684)		$13,796,360

PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2023 (CONTINUED)

(unaudited)

	QT Imaging, Inc.	GigCapital5, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$1,355,512	$767,615	$(675,472)	(I3)	$758,781
			(688,874)	(I4)
Accrued legal fees		3,500,000	(1,600,000)	(I3)	1,900,000
Accrued liabilities	369,651	893,830	926,803	(I1)	1,074,427
			1,304,473	(I2)
			(1,350,000)	(I3)
			(1,042,800)	(I4)
			(27,530)	(J1)
Payable to related party		1,610,875	(1,275,250)	(F)	335,625
Notes payable to related party	705,000	1,564,673	230,887	(A2)	2,203,313
			(297,247)	(D2)
Notes payable to related party at fair value		1,506,389	(1,506,389)	(DI)	—
Notes payable			3,338,824	(B2)	4,192,491
			1,053,667	(B6)
			(200,000)	(J5)
Derivative liability			3,643,000	(B2)	3,643,000
Other current liabilities		79,162	(79,162)	(A4)	—
Deferred underwriting fee payable		2,760,000	(2,760,000)	(I3)	—
Current maturities of long-term debt	4,199,362		(3,130,854)	(J1)	268,508
			(800,000)	(J4)
Deferred revenue	347,619				347,619
Operating lease liabilities	361,305				361,305

Total current liabilities	7,338,449	12,682,544	(4,935,924)		15,085,069
Long-term debt	95,982				95,982
Note payable to related party	3,143,725				3,143,725
Warrant liability		7,950			7,950
Earnout liability			15,900,000	(J3)	15,900,000
Operating lease liabilities	1,062,633				1,062,633
Other liabilities	377,772				377,772

Total liabilities	12,018,561	12,690,494	10,964,076		35,673,131

Common stock subject to possible redemption		23,222,954	(9,356,221)	(Al)	—
			159,586	(A3)
			(14,026,319)	(C)

PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2023 (CONTINUED)

(unaudited)

	QT Imaging, Inc.	GigCapital5, Inc.	Pro Forma Adjustments		Pro Forma Balance Sheet
Stockholders’ Deficit
Common Stock, $0.0001 par value		655	20	(B4)	2,144
			100	(B2)
			43	(B3)
			18	(B6)
			126	(C)
			9	(D1)
			1	(B1)
			122	(I3)
			26	(I4)
			36	(J1)
			978	(J2)
			10	(J5)
Common Stock $0.001 par value	27,941		(27,941)	(H)	—
Additional paid-in capital	12,430,125	4,589,179	(159,586)	(A3)	10,471,240
			(1)	(Bl)
			499,980	(B4)
			2,043,076	(B2)
			1,508,940	(B3)
			446,315	(B6)
			14,026,193	(C)
			943,631	(D1)
			(18,094,569)	(G)
			27,941	(H)
			3,759,878	(I3)
			917,774	(I4)
			3,233,352	(J1)
			(978)	(J2)
			(15,900,000)	(J3)
			199,990	(J5)
Accumulated deficit	(17,770,145)	(17,104,720)	18,094,569	(G)	(32,350,155)
			159,586	(A3)
			(73,794)	(A4)
			(20,000)	(B2)
			(1,508,983)	(B3)
			(11,511,550)	(B5)
			6,389	(D1)
			(107,032)	(E)
			(926,803)	(I1)
			(1,304,473)	(I2)
			(48,195)	(I3)
			(75,004)	(J1)
			(160,000)	(J4)

Total stockholders’ deficit	(5,312,079)	(12,514,886)	(4,049,806)		(21,876,771)

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$6,706,482	$23,398,562	$(16,308,684)		$13,796,360

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(A1) To reflect the March 2024 redemption of 848,003 shares of the Company’s common stock as if it had occurred as of December 31, 2023.

(A2) Reflects the additional proceeds received prior to the Closing of $230,887 under a promissory note with a related party of GigCaptial5 as if it had occurred as of December 31, 2023.

(A3) Reflects interest income of $159,586 earned by the trust account prior to the Closing as if it had occurred as of December 31, 2023.

(A4) Reflects amounts withdrawn from the trust account to pay taxes as if it had occurred as of December 31, 2023.

(A5) To reflect the release of $13,952,525 held in the trust account of GigCapital5 (the “Trust Account”) after giving effect to the March 2024 redemptions, including Q1 2024 interest received by and taxes withdrawn from the Trust Account as if it occurred as of December 31, 2023. All amounts held in the Trust Account were released upon the consummation of the Business Combination as if it occurred as of December 31, 2023.

(B1) To reflect cashless exercise of In-the-Money Company Warrants (as such term is defined in the Business Combination Agreement) into 16,320 shares of QT Imaging Common Stock prior to the Closing as if the Closing had occurred on December 31, 2023. Upon consummation of the Business Combination, the shares of QT Imaging Common Stock were converted into 5,594 shares of the Company’s Common Stock. The terms of the In-the-Money Company Warrants have not been modified.

(B2) To reflect the net proceeds under the SEPA for a total of $10,000,000 issued in the form of a pre-paid advance from Yorkville and evidenced by a convertible promissory note. As consideration for the pre-paid advance and prior to the Business Combination, Yorkville received consideration that a holder of shares of QT Imaging Common Stock was entitled to receive pursuant to the Business Combination Agreement, including 1,000,000 shares of the Company’s Common Stock. The capitalized terms in this footnote are as defined in the SEPA.

The $10,000,000 promissory note was issued on March 4, 2024 pursuant to Section 2.01 of the SEPA, dated November 15, 2023, between the Company and the Holder. The note contained the following derivative features (“Derivatives”) that were recognized at fair value:

•

Monthly Payment Premium—If, any time after the issuance date, and from time to time thereafter, a Trigger Event (as such term is defined in the Yorkville Note) occurs, then the Company shall make monthly payments of Triggered Principal Amount, Payment Premium (as such term is defined in the Yorkville Note) and accrued and unpaid interest.

•

Monthly Payment Discount—If, any time after the Issuance Date (as such term is defined in the Yorkville Note), and from time to time thereafter, a Trigger Event occurs, then the Company shall make monthly payments of Triggered Principal Amount minus the lesser of (x) $1,500,000 and (y) such amount of fifty percent (50%) of Yorkville’s net sales proceeds of the Yorkville Company Shares or fifty percent (50%) of the value of the Yorkville Company Shares on such date the cash payment is due.

•

Variable Price Conversion Right—Subject to certain limitations, at any time or times on or after the Issuance Date, Yorkville shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable Common Stock in accordance with Section (3)(b) of the Yorkville Note, at the Conversion Price (as such term is defined in the Yorkville Note) of 95% of the lowest VWAP of the Company’s Common Stock during the 5 consecutive trading days immediately preceding the Conversion Date (as such term is defined in the Yorkville Note) or the date Yorkville submits an Investor Notice pursuant to and as defined in the SEPA, as applicable, or other date of determination, but not lower than the Floor Price.

•

Failure to Timely Convert—If within three (3) trading days after the Company’s receipt of an email copy of a Conversion Notice (as such term is defined in the Yorkville Note) the Company shall fail to issue and deliver a certificate to Yorkville or credit Yorkville’s balance account with DTC for the number of shares of Common Stock to which Yorkville is entitled upon its conversion of any Conversion Amount (such failure, a “Conversion Failure”), and if on or after such trading day Yorkville purchases (in an open market transaction or otherwise) common stock to deliver in satisfaction of a sale by Yorkville of Common Stock issuable upon such conversion that Yorkville anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) business days after Yorkville’s request and in Yorkville’s discretion, either (i) pay cash to Yorkville in an amount equal to Yorkville’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Stock so purchased (the “Buy-In Price”), or (ii) promptly honor its obligation to deliver to Yorkville a certificate or certificates representing such Common Stock and pay cash to Yorkville in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price (as such term is defined in the Yorkville Note) on the Conversion Date.

•

Corporate Events—In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that Yorkville will thereafter have the right to receive upon a conversion of the Yorkville Note, at Yorkville’s option, (i) in addition to the Common Stock receivable upon such conversion, such securities or other assets to which Yorkville would have been entitled with respect to such Common Stock had such Common Stock been held by Yorkville upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Yorkville Note) or (ii) in lieu of the Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as Yorkville would have been entitled to receive had the Yorkville Note initially been issued with conversion rights for the form of such consideration (as opposed to Common Stock) at a conversion rate for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to Yorkville.

The fair value of the above Derivatives was calculated using a Monte Carlo simulation, performed by an independent valuation firm. The simulation used as significant inputs the volatility of QT Imaging equity that was derived based on a comparable peer group of publicly traded companies and the company’s stock price on the valuation date based on the $3.53 per share market price at the Closing date.

The key inputs into the valuation model included a volatility of 80%, risk-free rate of 5% and a fair value of the common stock at $3.53 per share.

The total value of the Derivatives reflected the combined value of the monthly payment premium, reduction to that premium by the payment discount, and the value of the conversion right. The values of the Conversion Failure and Corporate Event features were deemed to be de minimus.

In accordance with ASC 470-20, the proceeds of $10,000,000 will be recorded between the Yorkville Note and Common Stock less debt origination costs of $975,000, consisting of a $375,000 commitment fee for the SEPA and original issue discount of 6% for the Pre-Paid Advance, on a relative fair value basis. A structuring fee of $20,000 will be expensed.

(B3) To reflect the issuance of the number of shares of QT Imaging Common Stock, as consideration for the September and December 2023 Non-Redemption Agreements (“NRA”) Stockholders agreeing not to redeem or to reverse any redemption demands previously submitted in connection with the respective extensions, that will convert into an aggregate of 427,477 shares of Common Stock of the Company at a fair value of $3.53 per share after the Closing. The shares will be fully vested, nonforfeitable equity instruments upon issuance to the December 2023 NRA Stockholders and in connection with the September and December 2023 NRA that included no further obligation (of the September and December 2023 NRA Stockholders) after entering into the NRA. QT Imaging will recognize the issuance of the QT Imaging Common Stock as general & administrative expense in accordance with ASC 718-10.

(B4) To reflect the proceeds of $500,000 received under the Stock Subscription Agreements. Stock Subscription Agreements of $500,000 converted into an aggregate of 200,000 shares of Common Stock of the Company after the Closing (i.e., at an implied conversion rate of $2.50 per share of the Company’s Common Stock).

(B5) To reflect the payment of the required non-redemption payments as defined in the November 2023 Non-Redemption Agreements for an aggregate of 1,200,000 shares not redeemed times the redemption price less $2.50 per share plus 50,000 structuring shares at the redemption price. QT Imaging will recognize the payment as general & administrative expense in accordance with ASC 718-10.

(B6) To reflect the issuance of Cable Car Promissory Note in the amount of $1,500,000 and the issuance of 180,000 shares of Common Stock of the Company in lieu of any simple or in-kind interest on the Closing. In accordance with ASC 470-20, the proceeds of $1,500,000 will be recorded between the Cable Car Promissory Note and Common Stock on a relative fair value basis.

(C) To reflect the redemption of 848,003 shares of Common Stock by the public stockholders of GigCapital5 at the Closing, 1,250,000 shares not redeemed and payments made under the November 2023 Non-Redemption Agreements. To reflect the transfer of the remaining 1,264,590 shares of the Company’s Common Stock to permanent equity ($14,026,319). See Note (B5) for payments made under the November 2023 Non-Redemption Agreements.

(D1) To reflect the payment of $556,360 of the $1,500,000 Working Capital Notes and conversion of the remaining $943,640 of the Working Capital Notes into 94,364 shares of the Company’s Common Stock at the Closing.

(D2) To reflect the payment of the non-convertible Working Capital Notes ($297,247) at the Closing.

(E) To reflect the payment of certain expenses at the Closing, as if the Closing had occurred as of December 31, 2023.

(F) To reflect the payment of amounts due at the Closing to related parties and insiders of GigCapital5, as if the Closing had occurred as of December 31, 2023.

(G) To reflect the elimination of the historical accumulated deficit of GigCapital5, the accounting acquiree.

(H) Eliminates the historical par value of QT Imaging. The par value of the Company’s Common Stock will be $0.0001 per share.

(I1) Reflects the recording of the estimated GigCapital5 Transaction Expenses (as such term is defined in the Business Combination Agreement) and other closing costs not reflected in the historical statements. The accrual of $926,803 reflects total GigCapital5 Transaction Expenses and other closing costs of $8,512,490 less amounts already paid of $509,445 and amounts recorded in accounts payable of $216,242, accrued legal fees of $3,500,000, accrued advisory fees of $600,000 and deferred underwriting fees $2,760,000.

(I2) Reflects the recording of the estimated Company Transaction Expenses (as such term is defined in the Business Combination Agreement) not reflected in the historical statements. The accrual of $1,304,473 reflects total estimated Company Transaction Expenses of $3,563,086 less $461,782 already paid and amounts already recorded in accounts payable of $785,089 and accrued liabilities of $24,729, and $987,013 of transaction costs related to director and officer insurance that were prepaid on the date of the Closing.

(I3) Reflects the payment of Unpaid GigCapital5 Transaction Expenses (as such term is defined in the Business Combination Agreement) and other closing costs of $2,673,667 in cash at the Closing with the remaining $3,760,000 paid in Common Stock.

(I4) Reflects the payment of Unpaid Company Transaction Expenses and other closing costs of $1,800,887 in cash at the Closing with the remaining $917,800 was paid in Common Stock.

(J1) Reflects the conversion of certain QT Imaging Convertible Notes, including accrued interest payable, into 1,048,330 shares of QT Imaging Common Stock immediately prior to the Business Combination in accordance with the terms of such QT Imaging Convertible Notes with no gain or loss recorded upon conversion. At the Closing, the shares of QT Imaging Common Stock issued from the conversion of the QT Imaging Convertible Notes were exchanged for 359,265 shares of the Company’s Common Stock.

(J2) Reflects the remaining par value adjustment of shares of the Company’s Common Stock issued to the holders of the QT Imaging Equity Securities.

(J3) Reflects the fair value of the Merger Consideration Earnout Shares pertaining to the holders of the QT Imaging Equity Securities at the Closing, as if the Closing had occurred as of December 31, 2023.

The Merger Consideration Earnout Shares will be released and delivered upon the occurrence of triggering events as specified in the Business Combination Agreement. In September 2023, the Business Combination Agreement was amended to move certain measurement dates for revenue from December 31, of each year to the following September 30 of the following year. In addition, the revenue trigger for the third measurement year was reduced from $67 million to $30 million, which, all else being equal, had the effect of increasing the estimated value of the Merger Consideration Earnout Shares. The period of measurement for the revenue targets, as defined in the Business Combination Agreement, as amended, are for the 15 months ended September 30, 2024, and for each of the 12 months ended September 30, 2025, and 2026. In addition, management’s estimated probabilities of meeting the triggering events were lowered, from 25 percent, 75 percent and 90 percent, to 15 percent, 50 percent and 75 percent, which, all else being equal, had the effect of decreasing the estimated value of the Merger Consideration Earnout Shares.

The fair value of the Merger Consideration Earnout shares was calculated using a Monte Carlo simulation. The simulation used as significant inputs QT Imaging management’s then-current assessment of placements of breast scanning systems in 2024 and 2025, likely expected values for revenues from 2024 through 2026, probabilities for regulatory approvals including FDA clearances, and probabilities of other Triggering Events related to the open angle scanner. The probabilities of the non-revenue triggers generally range from 50 to 75 percent with the exception of the FDA clearance for a new indication November 14, 2025, as defined in the Business Combination Agreement, which is at 15 percent. The revenue forecast for the respective measurement periods are generally in line with the revenue triggers as defined in the Business Combination Agreement, as amended. Additional significant inputs into the simulation include the volatility of QT Imaging equity, assets, and revenue that was derived in a manner as would be common for such simulation, and published industry operating profitability metrics. A weighted average cost of capital (“WACC”) was estimated based on a venture capital rates of return on debt and equity. This WACC was used as the discount rate applicable to revenue, after applying a delivering factor to convert it from being applicable to earnings before interest and tax (“EBIT”) to being applicable to revenue. This EBIT to revenue delivering factor was estimated using published industry operating profit and cost metrics.

The Monte Carlo simulation developed a distribution of projected revenues for 2024 through 2026 using a Geometric Brownian Motion framework based on a standard normal distribution of returns. The simulation also developed a distribution of potential daily Company Common Stock prices for 2026 using a Geometric Brownian Motion framework, and the current traded market price of the Company’s Common Stock as the initial input. The resulting fair value is based on the average of the number of shares that will be paid out for each triggering event over a statistically significant number of simulations.

The significant assumptions included: An expected volatility of revenue of 21.0%; a discount rate applicable to revenue of 10.2%; a risk-free rate (revenue and equity model) of 4.5%; a risk premium of 5.7%; cost of debt of 22.0%; credit risk spread of 17.5%; and an equity volatility of 80.0%.”

(J4) Reflects the payment of four of the Senior Secured Convertible Notes issued by QT Imaging at 120 percent of the principal balance of $800,000 at the Closing as if the Closing occurred as of December 31, 2023.

(J5) Reflects the conversion of certain Senior Secured Convertible Notes issued by QT Imaging immediately prior to the Closing of the Business Combination into such number of validly issued, fully paid and non-assessable shares of QT Imaging Common Stock that upon the completion of the Business Combination and the application of the Exchange Ratio was exchanged for such consideration as was provided for in the Business Combination Agreement, including that number of shares of the Company’s Common Stock as was equal in the aggregate to 100,000 shares of the Company’s Common Stock. Upon conversion of aforementioned Senior Secured Convertible Notes, the unamortized associated deemed debt discount was fully expensed.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(unaudited)

	QT Imaging, Inc. (Historical)	GigCapital5, Inc. (Historical)	Pro Forma Adjustments		Pro Forma Statement of Operations
Revenue	$40,355	$—	$—		$40,355
Cost of revenue	134,988	—	—		134,988

Gross profit	(94,633)	—	—		(94,633)

Operating Expenses:
Research and development	1,485,636	—	(105,255)	(P)	1,380,381
Selling, general, and administrative	3,427,690	4,927,599	(604,139)	(P)	23,989,972
			11,511,550	(T)
			1,508,983	(U)
			3,218,289	(R)

Total operating expenses	4,913,326	4,927,599	(15,529,428)		25,370,353

Loss from operations	(5,007,959)	(4,927,599)	(15,529,428)		(25,464,986)
Interest expense	(544,826)	(219,686)	367,704	(Q)	(6,092,504)
			(5,258,554)	(Q1)
			(437,142)	(Q4)
Interest income on marketable securities held in Trust Account	—	1,526,860	(1,526,860)	(O)	—
Other income (expense)	(544,566)	14,953	8,897	(Q2)	43,726
			20,000	(S)
			544,442	(Q3)

Loss before income tax expense	(6,097,351)	(3,605,472)	(21,810,941)		(31,513,764)
Income tax expense	1,600	419,119	(419,119)	(O)	1,600

Net loss	$(6,098,951)	$(4,024,591)	$(21,391,822)		$(31,515,364)

Pro Forma Adjustments to the Unaudited Combined Statement of Operations

(O) Represents the elimination of interest income related to the investments in the Trust Account as of the beginning of the period and the corresponding income tax expense.

(P) Reflects the reversal of stock-based compensation on QT Imaging Options and warrant expense, for other than In-The-Money Company Warrants, both of which are assumed to be cancelled as January 1, 2023.

(Q) Reflects the reversal of interest expense and amortization of the debt discount on QT Imaging Convertible Notes and Bridge Loans converted to QT Imaging Common Stock or repaid as of the beginning of the year as if the Business Combination was considered effective on January 1, 2023.

(Q1) Reflects $598,356 of accrued interest expense and $4,660,198 amortization of debt issuance costs of the Yorkville Note over the 15-month period of the note entered into as if the Business Combination was considered effective on January 1, 2023.

(Q2) Reflects the reversal of the fair value adjustment on GigCapital5 Working Capital Notes as the notes are considered paid or converted as if the Business Combination was considered effective on January 1, 2023.

(Q3) Reflects the reversal of debt extinguishment loss for QT Imaging Convertible Notes and Related Party Notes that were amended in accordance with the terms of the Business Combination Agreement as if the Business Combination was considered effective on January 1, 2023.

(Q4) Reflects $437,142 of amortization of debt issuance costs of the Cable Car Promissory Note over a 13-month period and entered into as if the Business Combination was considered effective on January 1, 2023.

(R) Reflects the additional Unpaid GigCapital5 Transaction Expenses of $926,803 consisting of accrued legal fees and other accrued liabilities as reflected on the Pro Forma Combined Balance Sheet as of December 31, 2023, and Company Transaction Expenses of $2,291,486 consisting of accrued legal fees and other accrued liabilities as reflected on the Pro Forma Combined Balance Sheet as of December 31, 2023 not included in the historical numbers.

(S) Reflects $20,000 of a structuring fee paid to Yorkville in accordance with the terms of the SEPA as if the Business Combination is considered effective on January 1, 2023.

(T) Reflects $11,511,550 of expense recognized for non-redemption payments as defined in the November 2023 Non-Redemption Agreements for an aggregate of 1,200,000 shares not redeemed times the redemption price less $2.50 per share plus 50,000 structuring shares at the redemption price as if the Business Combination is considered effective on January 1, 2023.

(U) Reflects $1,508,983 of expense for the issuance of the number of shares of QT Imaging Common Stock, as consideration for the September and December 2023 NRA Stockholders agreeing not to redeem or to reverse any redemption demands previously submitted in connection with the respective extensions as if the Business Combination is considered effective on January 1, 2023.

	QT Imaging, Inc. (Historical)	GigCapital5, Inc. (Historical)	Pro Forma Adjustments	Pro Forma Statement of Operations
Net loss	$(6,098,951)	$(4,024,591)	$(21,391,822)	$(31,515,364)
Weighted average Combined Company Common Stock shares outstanding—basic and diluted	—	—	—	21,437,216
Net loss per Combined Company Common Stock share—basic and diluted	—	—	—	$(1.47)
Weighted average QT Imaging Common Stock shares outstanding—basic and diluted	27,815,913	—	—	—
Net loss per QT Imaging Common Stock share—basic and diluted	$(0.22)	—	—	—
Net income attributable to GigCapital5 Common Stock subject to possible redemption	—	$1,107,741	—	—
Weighted average GigCapital5 Common Stock subject to possible redemption shares outstanding—basic and diluted	—	3,020,634	—	—
Net income per share—GigCapital5 Common Stock subject to possible redemption—basic and diluted	—	$0.37	—	—
Net loss attributable to non-redeemable GigCapital5 common stockholders	—	$(5,132,332)	—	—
Weighted average non-redeemable GigCapital5 Common Stock shares outstanding—basic and diluted	—	6,540,000	—	—
Net loss per share -non-redeemable GigCapital5 Common Stock—basic and diluted	—	$(0.78)	—	—

PRO FORMA CHANGE IN EQUITY ACCOUNTS

(unaudited)

	Shares	%
GigCapital5 Public Stockholders pre redemption	2,114,978	9.9%
Less: December 2023 partial redemption	(2,385)	0.0%
Less: March 2024 partial redemption	(848,003)	(4.0%)

Total held by Public Stockholders (1)(2)	1,264,590	5.9%
Sponsor and insiders (3)	6,540,000	30.5%
Shares issued in conversion of GigCapital5 Working Capital Notes (4)	94,364	0.4%
Conversion of QT Imaging Converting Notes (5)	393,535	1.8%
Former holders of QT Imaging Common Stock in December 2022 excluding the Bridge Financing (6)	9,373,733	43.7%
Shares from QT Imaging Bridge Financing (6)	167,923	0.8%
Shares from cashless exercise of QT Imaging In-the-Money Company Warrants (7)	5,594	0.0%
Conversion of QT Imaging Bridge Loan convertible notes (8)	100,000	0.5%
Shares from the Stock Subscription Agreements (9)	200,000	0.9%
Shares as consideration for the Yorkville Pre-Paid Advance (10)	1,000,000	4.7%
Shares from the conversion of underwriter fees (11)	740,000	3.5%
Shares from the conversion of extension advisor fees (12)	100,000	0.5%
Shares from extension non-redemption agreements (13)	427,477	2.0%
Early Investor Consideration Shares (14)	150,000	0.7%
Shares issued in payment to QT Imaging financial advisor (15)	250,000	1.2%
Shares issued in conjunction with the Cable Car Promissory Note (16)	180,000	0.8%
Shares issued in payment of Transaction Expenses (17)	450,000	2.1%

Pro Forma Combined Company Common Stock outstanding at Closing (18)	21,437,216	100.0%

(1)

Amount is after giving effect to the redemption of 18,985,950 public shares in the September 2022 Partial Redemption, 995,049 public shares in the March 2023 Partial Redemption, 904,023 public shares in the September 2023 Partial Redemption, 2,385 public shares in the December 2023 Partial Redemption and 848,003 public shares in the March 2024 Partial Redemption. Of the 1,264,590 shares of Common Stock held by public stockholders of GigCapital5, 1,250,000 shares were not redeemable under the November 2023 Non-Redemption Agreements, resulting in only 14,590 shares of Common Stock not covered under non-redemption agreements.

(2)	Amount excludes 23,000,000 outstanding Warrants and 795,000 Private Warrants which were a part of the Private Placement Units.
(3)

The Sponsor holds 5,735,000 Founder Shares, and an additional 795,000 shares of Common Stock that were a constituent security of the Private Placement Units. There are 10,000 shares of Common Stock in the aggregate held by an affiliate of ICR.

(4)

The Sponsor held a total of $1,500,000 of GigCapital5 Working Capital Notes that were convertible, at the Sponsor’s election, at a price of $10.00 per unit, into units identical to the Private Placement Units issued in connection with GigCapital5’s IPO. The Sponsor converted at the Closing $943,640 of the $1,500,000 principal balance into 94,364 units, which were then separated into 94,364 shares of the Company’s Common Stock and 94,364 Working Capital Warrants. The 94,364 Working Capital Warrants are excluded from the table.

(5)

Conversion into shares of the Company’s Common Stock of shares of QT Imaging Common Stock related to QT Imaging Converting Notes that were converted into 1,148,330 shares of QT Imaging Common Stock immediately prior to the Merger. At the Closing, the shares of QT Imaging Common Stock issued from the conversion of the QT Imaging Converting Notes were exchanged for 393,535 shares of the Company’s Common Stock.

(6)

As of December 2023, the former holders of QT Imaging Common Stock included the holders of 27,941,290 shares of QT Imaging Common Stock, which were exchanged for 9,373,733 shares of the Company’s Common Stock at the Closing, and participants in the Bridge Financing, who acquired 490,000 shares of QT Imaging Common Stock, which were exchanged for 167,923 shares of the Company’s Common Stock at the Closing.

(7)

Amount assumes all In-the-Money Company Warrants for the purchase of 60,329 shares of QT Imaging Common Stock were net settled for 16,320 shares of QT Imaging Common Stock immediately prior to the Merger and converted into 5,594 shares of the Common Stock of the Company.

(8)

Conversion into shares of the Company’s Common Stock of shares of QT Imaging Common Stock related to $200,000 in convertible notes issued in the November 2023 $1 million Bridge Loan that was converted into 291,798 shares of QT Imaging Common Stock immediately prior to the Merger. At the Closing, the shares of QT Imaging Common Stock issued from the conversion of the convertible notes issued in the Bridge Loan were exchanged for 100,000 shares of the Company’s Common Stock.

(9)

Only one subscriber to the Stock Subscription Agreements purchased shares of QT Imaging for $500,000 pursuant to the terms of the Stock Subscription Agreements and the remaining three subscribers held an aggregate of 1,250,000 shares of the Common Stock under the November 2023 Non-Redemption Agreements. At the Closing, the shares of QT Imaging Common Stock were exchanged for 200,000 shares of the Company’s Common Stock.

(10)

The consideration to Yorkville for the Pre-Paid Advance consists of shares of QT Imaging Common Stock equal to that number of shares that resulted in Yorkville as a stockholder of QT Imaging receiving pursuant to the Business Combination Agreement 1,000,000 shares of the Company’s Common Stock.

(11)

As partial consideration for the deferred underwriter fees, William Blair received shares of QT Imaging Common Stock equal to that number of shares that resulted in William Blair as a stockholder of QT Imaging receiving pursuant to the Business Combination Agreement 740,000 shares of the Company’s Common Stock.

(12)

As consideration for advisory fees in connection with an extension, an advisor received shares of QT Imaging Common Stock equal to that number of shares that resulted in such advisor as a stockholder of QT Imaging receiving pursuant to the Business Combination Agreement 100,000 shares of the Company’s Common Stock.

(13)

As consideration for the September 2023 Non-Redemption Agreements and the December 2023 Non-Redemption Agreements, the parties to such agreements received shares of QT Imaging Common Stock equal to that number of shares that resulted in such parties as stockholders of QT Imaging receiving pursuant to the Business Combination Agreement at least 427,477 shares of the Company’s Common Stock.

(14)

Shares of QT Imaging Common Stock to be issued to subscribers to the Stock Subscription Agreements entered into in November 2023 equal to that number of shares that resulted in such parties as stockholders of QT Imaging receiving pursuant to the Business Combination Agreement 150,000 shares of the Company’s Common Stock.

(15)

As partial consideration for advisory fees, a financial advisor to QT Imaging received shares of QT Imaging Common Stock equal to that number of shares that resulted in such financial advisor as a stockholder of QT Imaging receiving pursuant to the Business Combination Agreement 250,000 shares of the Company’s Common Stock.

(16)

The issuance on the Closing of 180,000 shares of the Combined Company in lieu of any simple or in-kind interest in conjunction with the issuance of Cable Car Promissory Note in the amount of $1,500,000. In accordance with ASC 470-20, the proceeds of $1,500,000 were recorded between the Cable Car Promissory Note and Common Stock on a relative fair value basis.

(17)

In consideration for the settlement of certain liabilities for various services rendered, the parties to the agreements received an aggregate of 450,000 shares of Common Stock of the Company in lieu of cash payments.

(18)

After consummation of the proposed Business Combination, the former holders of QT Imaging Equity Securities have the contingent rights to receive 9,000,000 Merger Consideration Earnout Shares. The contingently issuable Merger Consideration Earnout Shares are excluded from the expected shares issued to the former holders of QT Imaging Equity Securities above as they will not be issued at the Closing due to the contingencies associated with the earnout.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF QT IMAGING

The following information is only a summary and should be read in conjunction with QT Imaging’s unaudited condensed consolidated financial statements and audited consolidated financial statements and related notes contained elsewhere in this registration statement/prospectus and information discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this registration statement/prospectus are not indicative of QT Imaging’s future performance.

The summary statements of operations data for the three months ended March 31, 2024 and 2023 and the years ended December 31, 2023 and 2022 and the summary balance sheet data as of March 31, 2024 and as of December 31, 2023 and 2022 are each derived from QT Imaging’s unaudited condensed consolidated financial statements and audited consolidated financial statements appearing elsewhere in this registration statement/prospectus. The historical results may not be read as indicative of the results to be expected in the future.

	Year ended December 31, 2022	Years ended December 31, 2023	Three months ended March 31, 2023	Three months ended March 31, 2024
Statement of Operations Data:
Revenue	$708,244	$40,355	$7,564	$1,362,163
Loss from operations	$(5,786,294)	$(5,007,959)	$(1,752,665)	$(5,578,677)
Other expenses	$—	$(544,566)	$—	$(20,931)
Interest expense	$(468,174)	$(544,826)	$(130,282)	$(598,959)
Change in fair value of warrant liability	$—	$—	$—	$(23,123)
Change in fair value of derivative liability	$—	$—	$—	$2,983,100
Change in fair value of earnout liability	$—	$—	$—	$(1,060,000)
Net loss and comprehensive loss	$(6,256,068)	$(6,098,951)	$(1,882,947)	$(4,298,590)
Basic and diluted net loss per share	$(0.23)	$(0.22)	$(0.20)	$(0.33)
Basic and diluted weighted-average shares outstanding	27,364,975	27,815,913	9,517,098	13,225,553

	As of December 31, 2022	As of December 31, 2023	As of March 31, 2024
Balance Sheet Data:
Total assets	$7,748,098	$6,706,482	$12,857,812
Total liabilities	$9,255,675	$12,018,561	$17,771,962
Stockholders’ deficit	$(1,507,577)	$(5,312,079)	$(4,914,150)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that the management of QT Imaging Holdings, Inc. believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of QT Imaging Holdings, Inc. The discussion should be read in conjunction with the “Summary Historical Financial Information of QT Imaging” and QT Imaging Inc.’s and QT Imaging Holdings, Inc’s condensed consolidated financial statements and consolidated financial statements, including the notes thereto, attached hereto.

This discussion contains forward-looking statements based upon QT Imaging Holdings, Inc.’s management’s current beliefs and expectations that involve risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those made or implied in the forward-looking statements. QT Imaging Holdings, Inc.’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and those set forth under “Risk Factors” and elsewhere in this final registration statement/prospectus. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which reflect QT Imaging Holdings, Inc.’s management’s analysis only as of the date hereof.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “our,” “us,” “QT Imaging,” and the “Company” refer to the business and operations of QT Imaging, Inc. and its subsidiary prior to the Business Combination if for a period of time prior to March 4, 2024, and QT Imaging Holdings, Inc. and its subsidiaries after the Business Combination if for a period of time as of March 4, 2024 or afterwards. Terms not defined herein are as defined in the final registration statement/prospectus.

Overview

We are a medical device company founded in 2012 and engaged in the research, development, and commercialization of innovative body imaging systems using low energy sound frequency. We believe that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable, and accessible. Our goal is to improve global health outcomes through the development and commercialization of imaging devices that address critical healthcare challenges with accuracy and precision.

With the support of nearly $18 million in financial support from the U.S. National Institutes of Health, we developed a novel, comprehensive body imaging technology that has high resolution, high sensitivity, high specificity, high positive and negative predictive values and is safe and inexpensive. The technology is based on ultra-low frequency transmitted sound and uses a one-of-a-kind novel sound back-scatter design and inverse-scattering reconstruction to create its images.

Our current QT Breast Scanner is a Class II device subject to premarket notification and clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act (FDCA). On August 23, 2016, we (formerly, QT Ultrasound LLC) submitted a Section 510(K) Summary of Safety and Effectiveness application for the QT Breast Scanner in accordance with 21 CFR 807.92 under 510(K) Number K162372. As part of meeting the general requirements for basic safety and essential performance of the QT Breast Scanner (formerly, QT Ultrasound Breast Scanner) pursuant to AAMI ES60601-1:2005/(R)2012 and A1:2012 Medical electrical equipment, testing was conducted by Intertek, an independent testing laboratory, located in Menlo Park, CA. Intertek also conducted applicable testing pursuant to IEC 60601-1-6 Edition 3.1 2013-10-Medical electrical equipment Part 1-6 General requirements for safety—Collateral Standard: Usability. In addition, we conducted, and Intertek witnessed, all applicable testing pertaining to the requirements for the safety of ultrasonic medical diagnostic and monitoring equipment and to demonstrate compliance with the “Acoustic Output Measurement Standard for Diagnostic Ultrasound Equipment”. This test on acoustic output was pursuant to IEC 60601-2-37 Edition 2.0.2007 Medical electrical equipment—Part 2-37: Particular requirements for the basic safety and essential performance of ultrasonic medical diagnostic and monitoring equipment. Finally, system verification testing was conducted to ensure that the QT Breast Scanner met all design and other requirements including but not limited to that no new issues of safety or effectiveness compared to the predicate device, SoftVue System manufactured by Delphinus Medical Technologies, were raised.

Since our inception, we have devoted substantially all our financial resources to acquiring and developing the base technology for our body imaging systems, conducting research and development activities, securing related intellectual property rights, and for general corporate operations and growth. On June 6, 2017, the FDA, in response to QT’s Section 510(K) Summary of Safety and Effectiveness premarket notification, determined that the QT Breast Scanner is substantially equivalent to the predicate device. Our use of the words “safe”, “safety”, “effectiveness”, and “efficacy” in relation to the QT Breast Scanner in this Management’s Discussion and Analysis and all other documents related to us is limited to the context of the Section 510(K) Summary of Safety and Effectiveness that was reviewed and responded to by the FDA.

Our strategies to commercializing the QT Breast Scanner include the following:

•	Create disruptive innovation—a dedication to using technology (software, artificial intelligence, and smart physics) to improve medical imaging and thus health care quality and access.

•

Continue to improve our high quality, high resolution, native 3D, reproducible image quality regardless of operator or breast size/tissue type breast imaging technology, as well as the techniques for quantifiable analysis, comparison, and training.

•

Partner with strategic business and distribution channels to address US market for breast imaging immediately and, other regions in the future, to place the QT Breast Scanner in hospitals, radiology centers, etc. and generate awareness of the benefits of QT Imaging technology.

•	Perform small scale manufacturing internally to the Company and partner strategically for large scale manufacturing.

•

Introduce the first comprehensive body-safe imaging technology into the marketplace, enabling for the first-time well-person body imaging health screening, and the first health screening medical imaging for infants.

•	Expand the market by supporting additional Direct-to-Customer and Direct-to-Patient approaches to enable the ability to lower health care costs and increase access via personal medical imaging.

•

Provide a new social and economic opportunity for consumers to take control of some aspects of their own health care—such as imaging for minor injuries or medical conditions without needing a healthcare “gate-keeper.”

•	Focus our intellectual capabilities and ethical framework to become unified in our mission to improve the quality and lower the cost of health care world-wide . . . “It’s about time.”

Consistent with our strategy, on May 31, 2023, we entered into the NXC Agreement with NXC, a wholly owned subsidiary of CMSU, pursuant to which we appointed NXC as the non-exclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. Additionally, NXC was appointed as the exclusive servicer of QT Imaging products sold by NXC under the terms of the NXC Agreement. As of March 31, 2024, we have delivered one QT Breast Scanner to NXC’s customer.

We have also entered into the Canon Letter of Intent, with CMSU and CMSC pursuant to which four binding purchase orders delivered in January 2024 to QT Imaging for the acquisition by CMSC of two QT Breast Scanners, with 50% of the payment for the QT Breast Scanners having taken place on January 31, 2024 and the remaining payment and the shipment of the two QT Breast Scanners to occur by April 15, 2024, which were delivered to CMSU in March of 2024. CMSC will also use QT Breast scanners that it is acquiring to perform clinical trials towards the possibility of it pursuing the regulatory approval process in Japan.

On March 28, 2024, we entered into the Feasibility Study Agreement with Canon. The term of the Feasibility Study Agreement commenced on March 28, 2024, and shall remain in force until the end of December 2024 or until the execution of a definitive agreement that clearly supersedes the Feasibility Study Agreement, whichever comes earlier. In connection with the Feasibility Study Agreement, Canon will initiate studies to evaluate the business, technical, and clinical values of our ultrasound QT Breast Scanner including product quality validation, development and manufacturing studies, clinical evaluation, regulatory investigation, and market validation. Canon has no right to reverse engineer the QT Breast Scanner and may only modify and disassemble the QT Breast Scanner as necessary to conduct the feasibility study.

Upon successful conclusion of the Feasibility Study, we and CMSC intend to engage in a good faith discussion to develop a binding OEM agreement with CMSC, with such agreement targeted for execution in the second half of 2024. Under the contemplated OEM agreement, CMSC will commercialize and service the QT Breast Scanner worldwide, with Canon-branded systems to be sold exclusively through Canon global channels, including by NXC as provided for in the NXC Agreement, and a license fee to be mutually agreed upon to be paid to us for each system sold by Canon or its partners. The parties also intend that CMSU will leverage the contemplated OEM agreement to source QT Breast Scanners for sale in the U.S. on terms to be mutually agreed upon.

We have incurred net operating losses and negative cash flows from operations since our inception and had an accumulated deficit of $22,068,735 as of March 31, 2024. During the three months ended March 31, 2024, we incurred a net loss of $4,298,590 and used $5,975,515 of cash in operating activities, which includes repayment of net liabilities assumed from the business combination. We to continue to incur losses, and our ability to achieve and sustain profitability will depend on the achievement of sufficient revenues to support our cost structure. We may never achieve profitability and, unless and until we do, we will need to continue to raise additional capital.

We expect to incur additional recurring administrative expenses associated as a publicly traded company, including costs associated with compliance under the Exchange Act, annual and quarterly reports to stockholders, transfer agent fees, audit fees, incremental director and officer liability insurance costs, Sarbanes-Oxley Act compliance readiness, and director and officer compensation.

Recent Developments

On March 4, 2024 (the “Merger Date”), QT Imaging, Inc., GigCapital5, and QT Merger Sub, Inc. (“QT Merger Sub”), consummated the Closing of the transactions contemplated by the Business Combination Agreement, dated December 8, 2022 , by and among QT Imaging, GigCapital5, and QT Merger Sub, following the approval at an annual stockholders meeting of the stockholders of GigCapital5 held on February 20, 2024 (the “Stockholders Meeting”).

Pursuant to the terms of the Business Combination Agreement, a business combination of QT Imaging and GigCapital5 was effected by the merger of QT Merger Sub with and into QT Imaging, with QT Imaging surviving the Merger as a wholly owned subsidiary of GigCapital5. In connection with the consummation of the Business Combination on the day of the Merger Date, GigCapital5 changed its name from GigCapital5, Inc. to QT Imaging Holdings, Inc.

On November 10, 2023, we entered into a Securities Purchase Agreement and raised a private secured convertible bridge financing in the aggregate amount of $1,000,000 (“Bridge Loan”) from five investors (“Bridge Lenders”) led by Meteora Capital Partners, LP (“Meteora”) and collateralized by all of our assets. The notes from the Bridge Loan are interest-free but at the option of the holder, (a) can be repaid at the Closing of the Business Combination by us in cash in the amount of $240,000 to each investor, or (b) is convertible immediately prior to the Closing of the Business Combination into such number of shares of QT Imaging Common Stock that upon the completion of the Business Combination and the application of the exchange ratio was exchanged for such consideration as is provided for in the Business Combination Agreement, including that number of shares of our Common Stock as is equal in the aggregate to 500,000 shares of our Common Stock. On March 4, 2024, four of the five Bridge Lenders elected to be repaid in cash for an aggregate of $960,000 and one Bridge Lender converted $200,000 into 100,000 shares of our Common Stock.

We also entered into the stock subscription agreements dated November 10, 2023 with three of the Bridge Lenders as subscribers for the purchase of shares of QT Imaging Common Stock at an aggregate purchase price of $3,000,000 in such amount that upon the completion of the Business Combination and the application of the exchange ratio was exchanged for such consideration as is provided for in the Business Combination Agreement, including that number of shares of QT Imaging Common Stock as is equal in the aggregate to 1,200,000 shares of our Common Stock. Immediately prior to the close of the Business Combination, each subscriber received that number of shares of QT Imaging Common Stock that upon the completion of the Business Combination was exchanged for 50,000 shares of our Common Stock. In addition, as consideration for its services for the stock subscription agreements, Meteora received that number of shares of QT Imaging Common Stock that upon the completion of the Business Combination was exchanged for 50,000 shares of our Common Stock.

On November 10, 2023, we entered into a Fourth Amendment and Termination Agreement (“Fourth Amendment”) of the private placement agreement dated December 15, 2020 with US Capital Global QT Ultrasound LLC (“USCG QT”), an affiliate of US Capital Global (“US Capital” or “USCG”). In conjunction with this Fourth Amendment, we, US Capital, and Meteora executed a subordination agreement (the “USCG Subordination”) whereby we granted USCG QT a warrant to purchase 25,000 shares of QT Imaging Common Stock with a strike price of $2.50 in exchange for subordinating their senior secured position to Meteora. US Capital was also issued a $200,000 senior secured convertible promissory note (the “US Capital Note”) by us as part of the Bridge Loan to terminate the private placement agreement on a go forward basis (see the Bridge Loan above), a warrant to purchase 35,329 shares of QT Imaging Common Stock with a strike price of $2.50 and was entitled to a commission payable of $20,000 in connection with the Bridge Loan. On March 4, 2024, these warrants automatically net exercised into 16,320 shares of QT Imaging Common Stock and subsequently converted into 5,594 shares of our Common Stock pursuant to the terms of the Business Combination Agreement.

On November 15, 2023, we entered into the SEPA with GigCapital5 and Yorkville, pursuant to which, upon the Closing of the Business Combination, we can sell to Yorkville up to $50.0 million of our Common Stock at our request any time during the 36 months following the Closing of the Business Combination. In addition, we can also request a Pre-Paid Advance from Yorkville up to an amount of $10.0 million at the Closing of the Business Combination as evidenced by the Yorkville Note. As consideration for the Pre-Paid Advance, immediately prior to, and substantially concurrently with, the Closing of the Business Combination, we issued to Yorkville that number of QT Imaging shares which converted in the aggregate into 1,000,000 shares of our Common Stock upon the completion of the Business Combination. On March 4, 2024, we received the Pre-Paid Advance of $9,025,000 from Yorkville that is due 15 months from the date of issuance and accrues interest on the outstanding balance of the Yorkville Note at an annual rate equal to 6%, subject to an increase to 18% upon an event of default as described in the Yorkville Note. The Yorkville Note is convertible by Yorkville into shares of our Common Stock.

On December 19, 2023, we entered into an additional stock subscription agreement for the aggregate purchase price of $500,000 in such amount that upon the completion of the Business Combination and the application of the exchange ratio was exchanged for such consideration as was provided for in the Business Combination Agreement, including that number of shares of QT Imaging Common Stock as was equal in the aggregate to 200,000 shares of the Company’s Common Stock. On February 28, 2024, we received $500,000 in exchange for 583,596 shares of QT Imaging Common Stock, which converted into 200,000 shares of our Common Stock in accordance with the terms of the Business Combination Agreement.

In February 2024, we entered into a subscription agreement with William Blair & Co., L.L.C. (“William Blair”) for the purchase of shares of QT Imaging Common Stock. Pursuant to the subscription agreement, we issued to William Blair in satisfaction of certain fees owed to William Blair for its services to us, that number of shares of QT Imaging Common Stock which at the completion of the Business Combination were converted in accordance with the terms of the Business Combination Agreement into 740,000 shares of our Common Stock.

In February 2024, we agreed to amend one of the September 2023 Non-Redemption Agreements, pursuant to which, and in addition to our Common Stock issuable to Mizuho Securities USA, LLC (“Mizuho”), Mizuho received from QT Imaging, in exchange for $250,000 of services rendered by Mizuho, that number of QT Imaging’s Common Stock that converted in accordance with the terms of the Business Combination Agreement into 100,000 shares of our Common Stock.

In February 2024, we entered into two additional subscription agreements with each of Donnelley Financial Solutions, LLC (“DFIN”) and IB Capital LLC (“iBankers”), dated as of February 23, 2024 and February 22, 2024, respectively (together, the “Subscription Agreements”), for the purchase of shares of QT Imaging Common Stock. Pursuant to the Subscription Agreements, we issued to each of DFIN and iBankers in satisfaction of $500,000 and $600,000 of fees owed to DFIN and iBankers, respectively, for their services, that number of shares of QT Imaging Common Stock which at the completion of the Business Combination converted in accordance with the terms of the Business Combination Agreement into 200,000 and 240,000 respective shares of our Common Stock.

In February 2024, we entered into the Cable Car NPA with Cable Car, pursuant to which Cable Car agreed to advance $1,500,000 at the Closing of the Business Combination, as was evidenced by a promissory note that may be convertible in certain circumstances into shares of our Common Stock at a conversion price of $2.00 per share dated March 4, 2024 by and between us and Cable Car. The Loan does not bear interest, and is due and payable 13 months after issuance, unless the time for payment is accelerated as a result of an event of default. As full compensation to Cable Car for the Loan to us in lieu of any simple or in-kind interest on the Loan, we issued to Cable Car that number of shares of QT Imaging Common Stock which at the completion of the Business Combination were converted in accordance with the terms of the Business Combination Agreement into 180,000 shares of our Common Stock. QT Imaging, and its wholly owned subsidiary, QT Ultrasound Labs, Inc., at the Closing also provided the Cable Car Guaranty, whereby each of them unconditionally guaranteed, as primary obligor and not merely as surety, the prompt and complete payment and performance when due, whether by demand, acceleration or otherwise, of our obligation under the Loan in the currency in which and as such obligations are to be paid or performed. Furthermore, QT Imaging Holdings, Inc. and the Grantors granted a security interest in certain of their assets, which among other things, do not include their intellectual property assets, pursuant to the terms of a Security Agreement, dated March 4, 2024, by and between the Grantors and Cable Car.

In February 2024, we and LionBay Ventures (“LionBay”) entered into a Settlement and Termination Agreement (“Termination Agreement”). Pursuant to the terms of the Termination Agreement, we terminated its Service Agreement with LionBay dated May 18, 2021 and the First Amendment of the Service Agreement dated September 9, 2021 (collectively as “Service Agreement”). In exchange for the termination of the Service Agreement and the termination of options to purchase 17,000 shares of QT Imaging Common Stock with a strike price of $8.50 per option that were issued as part of the Service Agreement, we agreed to issue 10,000 shares of our Common Stock.

On March 4, 2024 and in accordance with the terms of the Business Combination Agreement, we cancelled and terminated all outstanding warrants that were deemed out of the money with an exercise price of or above $11.67 per share, including all warrants sold as part of the Units in the 2022 Offering and warrants that were issued to consultants and placement agents in association with debt issuance and past private offerings.

On March 4, 2024, we terminated the QT Imaging Incentive Plan (the “Plan”) and cancelled 1,237,681 of outstanding options under the Plan in accordance with the terms of the Business Combination Agreement.

On March 4, 2024, the Note principal and related accrued interest balance of $3,233,388 and the US Capital Note principal balance of $200,000 was converted into 359,266 and 100,000 shares of our Common Stock, respectively. Additionally, warrants to purchase 60,329 shares of QT Imaging Common Stock were net settled into 16,320 shares of QT Imaging Common Stock, which then converted into 5,594 shares of our Common Stock in accordance with the terms of the Business Combination Agreement.

On March 4, 2024, as consideration for the September 2023 Non-Redemption Agreements and the December 2023 Non-Redemption Agreements, we issued 427,477 shares of our Common Stock to certain of the stockholders of GigCapital5 who did not redeem shares in connection with stockholder meetings of GigCapital5.

On March 12, 2024, the Board appointed Dr. Raluca Dinu, who is also a member of the Board, to be employed as our Acting Chief Executive Officer effective as of March 12, 2024. Dr. Dinu will report to the Board. On March 18, 2024, the Board approved an employment agreement (the “CEO Employment Agreement”) between Dr. Dinu and us, effective as of March 12, 2024, governing the terms of Dr. Dinu’s employment by us, which we and Dr. Dinu then entered into.

On March 12, 2024, the Board ratified the prior appointment of Anastas Budagov as our Chief Financial Officer. Mr. Budagov will report to the Chief Executive Officer. On March 18, 2024, the Board approved an employment letter (the “CFO Employment Agreement”) between Mr. Budagov and the Company, effective as of March 12, 2024, governing the terms of Mr. Budagov’s employment by us, which we and Mr. Budagov then entered into.

On March 28, 2024, we entered into the Feasibility Study Agreement with Canon. The term of the Feasibility Study Agreement commenced on March 28, 2024 and shall remain in force until the end of December 2024 or until the execution of a definitive agreement that clearly supersedes the Feasibility Study Agreement, whichever comes earlier. In connection with the Feasibility Study Agreement, Canon will initiate studies to evaluate the business, technical, and clinical values of the QT Scanner including product quality validation, development and manufacturing studies, clinical evaluation, regulatory investigation, and market validation. Canon has no right to reverse engineer the QT Scanner and may only modify and disassemble the QT Scanner as necessary to conduct the feasibility study.

On April 3, 2024, we entered into a Data Use and License Agreement (the “Data Use and License Agreement”) with QT Imaging Center, a California sole proprietorship of Dr. Klock (the “Practice”), that conducts a medical practice and provides medical services, pursuant to which we were granted a license to use and disclose certain de-identified health information, as has been de-identified by the Practice in accordance with applicable law, for use in research and analytical processes in connection with our development and commercialization of the QT Ultrasound Breast Scanner-1 and other technologies.

On April 5, 2024, we entered into that certain Services Agreement (the “Services Agreement”) with the Practice dated as of April 1, 2024 pursuant to which the Practice agreed to provide its services us, including but not limited to providing healthcare services to patients, assisting with clinical trials and studies and assisting with drafting of institutional review board approved clinical protocols, assisting with the performance of research and development activities on our behalf, providing comprehensive multi-day training on the operation of breast imaging technology for radiologist customers and other customer staff such as technicians, performing clinical validation of imaging software changes which may include recruiting patients, training of personnel on the operation of our imaging technology, as well as other services as specified in the Services Agreement. The term of the Services Agreement is one year unless earlier terminated and shall auto-renew for successive one-year periods, unless otherwise terminated. However, the parties agree to review and possible revise the terms of the Service Agreement on July 1, 2024 if such terms are not satisfactory to either party.

On April 17, 2024, we entered into a Space and Equipment Sublease Agreement (the “Space and Equipment Sublease”) with the Practice, pursuant to which the Practice will sublease certain medical equipment and space, currently leased from Hamilton Landing Novato LLC by us, to the Practice for use in its operations, on a full-time and exclusive basis. The Practice shall pay to us a $5,666 rental fee (the “Rent”) for the Subleased Space (as defined in the Space and Equipment Sublease) on a monthly basis, payable on the first day of each month and no later than ten days thereafter, with the Rent to be pro-rated for any partial month. The parties have determined that the Rent equals the fair market value of the Subleased Space and Subleased Equipment (as defined in the Space and Equipment Sublease), without taking into account the proximity of the parties or the space to any source, volume or value of referrals between the parties or any patient thereof. Further, the Practice shall pay when due all sales, use, personal property, leasing, excise or other fees, taxes, charges or withholdings of any kind imposed against us, the Practice or the Subleased Equipment with respect to the Space and Equipment Sublease, the Subleased Equipment, or any related fees, receipts or earnings, including local taxes and personal property taxes. The term of the Space and Equipment Sublease is one year unless terminated and shall auto-renew for successive one-year periods, unless otherwise terminated.

Components of Our Results of Operations

Revenue

Revenue consists of revenue from the sale of our products including the QT Breast Scanner, accessories, and related services, which are primarily training and maintenance. For sales of products (which include the QT Breast Scanner and any accessories), revenue is recognized when a customer obtains control of the promised goods. The amount of revenue recognized reflects the consideration we expect to be entitled to receive in exchange for these goods. Service revenue is generally related to maintenance and training the customer. Service revenue is recognized at the time the related performance obligation is satisfied, in an amount that reflects the consideration that we expect to receive in exchange for those services.

Cost of Revenue

Cost of revenue consists of our product costs, including manufacturing costs, personnel costs and benefits, duties and other applicable importing costs, shipping and handling costs, packaging, warranty replacement costs, fulfillment costs and inventory obsolescence and write-offs. We expect our cost of revenue to increase in absolute dollars and decrease as a percentage of revenues over time as we shift to new manufacturing processes and vendors that we anticipate will result in greater efficiency and lower per unit costs.

We expect we will continue to invest additional resources into our products to expand and further develop our offerings. The level and timing of investment in these areas could affect our cost of revenue in the future.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the research and development of our products, which include payroll and payroll related expenses, facilities costs, depreciation expense, materials and supplies, and consultant costs.

We expense all research and development costs in the periods in which such costs are incurred. Research and development activities are central to our business. We expect that our research and development expenses will increase substantially for the foreseeable future as we continue to invest in the development of the QT Breast Scanner and devote significant resources to the research and development of the full-body scanner product candidate intended for orthopedic and pediatric use.

As of the date of this registration statement/prospectus, we cannot reasonably determine the nature, timing and costs of the efforts that will be necessary to complete the enhancements of the QT Breast Scanner, or estimate the nature, timing and costs that will be necessary to complete the development of, and obtain regulatory approval for, the full-body scanner product candidate. The process of conducting the necessary research and development to obtain regulatory approval of a product candidate is costly and time-consuming, and the successful development of our product candidates is highly uncertain. Our research and development expenses may vary significantly based on factors such as, without limitation:

•	The timing and progress of development activities;

•	Our ability to maintain our current research and development programs and to establish new ones;

•	The receipt of regulatory approvals from applicable regulatory authorities without the need for independent clinical trials or validation;

•	Duration of subject participation in any trials and follow-ups;

•	The countries and jurisdictions in which the trials are conducted;

•	Length of time required to enroll eligible subjects and initiate trials;

•	Per trial subject costs;

•	Number of trials required for regulatory approval;

•	The timing, receipt, and terms of any marketing approvals from applicable regulatory authorities;

•	The success of our distribution arrangements, and our ability to establish new licensing or collaboration arrangements;

•	Establishing contract manufacturing partnerships or making arrangements with third-party manufacturers;

•	The hiring and retention of research and development personnel;

•	Obtaining, maintaining, defending, and enforcing intellectual property rights; and

•	The phases of development of our product candidates.

Any changes in the outcome of any of these variables with respect to the development of our products or product candidates could significantly change the costs and timing associated with the development of these products and product candidates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of personnel costs, costs related to maintenance and filings of intellectual property, and other expenses for outside professional services, including legal, consulting, investor relations, audit and accounting services. Our personnel costs consist of salaries, benefits and stock-based compensation expenses. Selling, general and administrative expenses include facilities, depreciation and other expenses, which include direct or allocated expenses for rent and maintenance of facilities and insurance. Selling, general and administrative expenses also include consulting expenses and costs for conferences, meetings, and other events.

We anticipate that our selling, general and administrative expenses will increase to support our expanding headcount and operations, increased costs of operating as a public company, the development of a commercial infrastructure to support commercialization of our products and product candidates, increased support for existing and new distribution partner relationships, and the use of outside service providers such as insurers, consultants, lawyers, and accountants. We also expect selling expenses to increase in the near term as we promote our brand through marketing and advertising initiatives, expand market presence and hire additional personnel to drive penetration and generate leads.

Results of Operations

Comparison of the three months ended March 31, 2024 and 2023

	For Three Months Ended March 31,		Change
	2024	2023	$	%
Revenue	$1,362,163	$7,564	$1,354,599	N.M.
Cost of revenue	602,083	46,577	555,506	N.M.

Gross profit (loss)	760,080	(39,013)	799,093	N.M.

Operating expenses:
Research and development	642,546	421,887	220,659	52%
Selling, general and administrative	5,696,211	1,291,765	4,404,446	341%

Total operating expenses	6,338,757	1,713,652	4,625,105	270%

Loss from operations	(5,578,677)	(1,752,665)	(3,826,012)	(218)%
Other expense	(20,931)	—	(20,931)	(100)%
Change in fair value of warrant liability	(23,123)	—	(23,123)	(100)%
Change in fair value of derivative liability	2,983,100	—	2,983,100	100%
Change in fair value of earnout liability	(1,060,000)	—	(1,060,000)	(100)%
Interest expense, net	(598,959)	(130,282)	(468,677)	(360)%

Net loss and comprehensive loss	$(4,298,590)	$(1,882,947)	$(2,415,643)	(128)%

N.M. - Not meaningful

Revenue

Revenue increased by $1,354,599 to $1,362,163 for the three months ended March 31, 2024 from $7,564 for the three months ended March 31, 2023. The increase in revenue was primarily attributable to the sale of three QT Breast Scanners in the first quarter of 2024 as compared with no scanners sold in the first quarter of 2023 due to the timing of sales orders received, availability of scanners that were earmarked and ready for sale to customers, and the result of our ongoing commercialization effort in 2024.

Cost of Revenue

Cost of revenue increased by $555,506 to $602,083 for the three months ended March 31, 2024 from $46,577 for the three months ended March 31, 2023. The increase in cost of revenue was primarily attributable to the sale of three QT Breast Scanners in the first quarter of 2024 as compared with no scanners sold in the first quarter of 2023, which was partially offset by inventory write-offs in the first quarter of 2023.

Operating Expenses

Research and Development Expenses

Research and development expenses increased by $220,659 to $642,546 for the three months ended March 31, 2024 from $421,887 for the three months ended March 31, 2023. The increase in research and development expenses was primarily attributable to an increase in employee compensation costs of $176,398 and an increase in professional and outside services costs of $45,461.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $4,404,446 to $5,696,211 for the three months ended March 31, 2024 from $1,291,765 for the three months ended March 31, 2023. This change was primarily attributable to increases in transaction expenses of $3,944,924 related to the business combination, professional and outside services costs of $140,801, recruiting and employee conversion costs of $114,000, insurance costs of $82,179, employee compensation costs of $46,100, information technology costs of $33,666, marketing costs of $24,730 and travel costs of $12,078.

Other expenses

Other expenses increased by $20,931 during the three months ended March 31, 2024. There were no other expenses during the three months ended March 31, 2023. This increase was primarily due to a structuring fee of $20,000 related to issuance of long-term debt.

Change in fair value of warrant liability

Change in fair value of warrant liability was $23,123 during the three months ended March 31, 2024. The change in fair value of warrants during the three months ended March 31, 2024 relates to the liability classified private placement warrants to reflect the increase of publicly traded price per warrant from $0.01 as of March 4, 2024 to $0.04 as of March 31, 2024.

Change in fair value of derivative liability

Change in the fair value of derivative liability was $2,983,100 during the three months ended March 31, 2024. The change in fair value of derivatives during the three months ended March 31, 2024 was primarily driven by the decline in the value of our Common Stock from the issuance date of the Yorkville Note to March 31, 2024.

Change in fair value of earnout liability

Change in the fair value of earnout liability was $1,060,000 during the three months ended March 31, 2024. Earnout liability relates to the contingent consideration for the Merger Earnout Consideration Shares pursuant to the Business Combination Agreement dated December 8, 2022, as amended in September of 2023. We did not have an earnout liability during the three months ended March 31, 2023.

Interest expense, net

Interest expense, net increased by $468,677 to $598,959 for the three months ended March 31, 2024 from $130,282 for the three months ended March 31, 2023. This change is primarily driven by an increase in the amortization of debt discount of $287,832 for the Bridge Loans, the Pre-Paid Advance, the Cable Car Promissory Note and the Extension Note and interest of $160,000 paid in cash related to the Bridge Loans.

Comparison of the years ended December 31, 2023 and 2022

	For Years Ended December 31,		Change
	2023	2022	$	%
Revenue	$40,355	$708,244	$(667,889)	(94)%
Cost of revenue	134,988	556,925	(421,937)	(76)%

Gross profit (loss)	(94,633)	151,319	(245,952)	(163)%

Operating expenses:
Research and development	1,485,636	2,386,086	(900,450)	(38)%
Selling, general and administrative	3,427,690	3,551,527	(123,837)	(3)%

Total operating expenses	4,913,326	5,937,613	(1,024,287)	(17)%

Loss from operations	(5,007,959)	(5,786,294)	(778,335)	(13)%
Other expense	(544,566)	—	544,566	100%
Interest expense, net	(544,826)	(468,174)	76,652	16%

Loss before income tax expense	(6,097,351)	(6,254,468)	(157,117)	(3)%
Income tax expense	1,600	1,600	—	0%

Net loss and comprehensive loss	$(6,098,951)	$(6,256,068)	$(157,117)	(3)%

Revenue

Revenue decreased by $667,889 to $40,355 for the year ended December 31, 2023 from $708,244 for the year ended December 31, 2022. The decrease in revenue was primarily attributable to the sale of two QT Breast Scanners in 2022 as compared with no scanners sold in 2023 due to the timing of sales orders received and availability of scanners that were earmarked and ready for sale to customers.

Cost of Revenue

Cost of revenue decreased by $421,937 to $134,988 for the year ended December 31, 2023 from $556,925 for the year ended December 31, 2022. The decrease in cost of revenue was primarily attributable to the sale of two QT Breast Scanners in 2022 as compared with no scanners sold in 2023, which was partially offset by inventory write-offs.

Operating Expenses

Research and Development Expenses

Research and development expenses decreased by $900,450 to $1,485,636 for the year ended December 31, 2023 from $2,386,086 for the year ended December 31, 2022. The decrease in research and development expenses was primarily attributable to a decrease in professional and outside services of $505,219 as we paused a major component redesign of the QT Breast Scanner to preserve cash, a decrease of $160,262 in depreciation and amortization, and a decrease of $26,839 in research supplies and materials, partially offset by an increase in research and development grant income of $193,132.

Selling, General and Administrative Expenses

General and administrative expenses decreased by $123,837 to $3,427,690 for the year ended December 31, 2023 from $3,551,527 for the year ended December 31, 2022. This change was primarily due to a decrease in employee compensation costs of $374,048 as a result of a reduction in headcount in 2023, partially offset by an increase in professional services expense of $266,475 related to the business combination process.

Other expense

Other expenses increased by $544,566 during the year ended December 31, 2023. There were no other expenses during the year ended December 31, 2022. This increase was primarily due to a debt extinguishment loss of $376,086 related to an amendment and issuance of the senior secured convertible promissory note to US Capital as part of the Bridge Loan, and an induced conversion expense of $168,356 related to the conversion of the principal balance and accrued interest of the 2020 Notes into 100,000 shares of QT Imaging Common Stock.

Interest expense, net

Interest expense, net increased by $76,652 to $544,826 for the year ended December 31, 2023 from $468,174 for the year ended December 31, 2022. This change is primarily driven by the amortization of debt discount of $30,458 for Bridge Loans and an increase in interest expense of $43,080 for the convertible notes payable with related parties.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have financed our operations primarily through the sale of equity securities, issuances of convertible notes, grants from the U.S. government, and other debt. Since our inception, we have incurred significant operating losses and negative cash flows. As of March 31, 2024, December 31, 2023, and December 31, 2022, we had an accumulated deficit of $22,068,735, $17,770,145, and $11,671,194, respectively. As of March 31, 2024, December 31, 2023, and December 31, 2022, we had cash and restricted cash and cash equivalents of $5,640,231, $184,686, and $475,076, respectively. Our primary uses of cash are for general working capital requirements, and capital expenditures. Cash flows from operations have been historically negative as we invested in product development, clinical trials, and manufacturing. We expect to be cash flow negative for the foreseeable future, although we may have quarterly results where cash flows from operations are positive.

In connection with the Business Combination, we entered into various agreements to obtain financing through the issuance of debt and through stock subscription agreements. In March of 2024, we received the Pre-Paid Advance net of issuance costs of $9,025,000 from Yorkville pursuant to the SEPA, $500,000 of cash proceeds from an investor related to a stock subscription agreement, and $1,500,000 in cash proceeds through a note payable from Cable Car. The SEPA provides us with access to an additional $40 million of potential capital through the issuance of Common Stock to Yorkville. During the time we have a balance under the Pre-Paid Advance, advances can be received with written consent of Yorkville or upon a trigger event, which occurs when the daily volume-weighted average price is less than $2.00 per share for five consecutive trading days. We believe that the additional cash received and financing arrangements at the Closing of the Business Combination will be sufficient to fund our current operating plan for at least the next 12 months.

Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of our spending to support research and development activities, the timing and cost of establishing additional sales and marketing capabilities, and the timing and cost to introduce new and enhanced products. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. Any additional debt financing obtained by us in the future could also involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Additionally, if we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of the Company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our Common Stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

Impact of this Offering on Liquidity

We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders, including Yorkville, pursuant to this prospectus. However, we may receive up to $50,000,000 in aggregate gross proceeds from sales of our shares of Common Stock to Yorkville that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the SEPA. We could receive up to an aggregate of approximately $54.9 million if all of the Warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants exercise the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from any of their exercise, are highly dependent on the price of any our shares of Common Stock and the spread between the exercise price of the Warrants and the price of our Common Stock at the time of exercise. We have outstanding (i) 23,000,000 Public Warrants to purchase 23,000,000 shares of our Common Stock, exercisable at an exercise price of $2.30 per share, and (ii) 889,364 Sponsor’s Warrants to purchase 889,364 shares of our Common Stock, exercisable at an exercise price of $2.30 per share. If the market price of our Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of May 10, 2024, the closing price of our Common Stock was $0.87 per share.

This offering involves the potential sale of a substantial portion of our outstanding shares of Common stock for resale. Based on the number of outstanding shares of Common Stock on May 10, 2024, the 17,711,129 shares being registered for resale constitute over 50% of the outstanding shares of common stock. Additionally, the Sponsor is a beneficial owner of over 33% of our outstanding shares of common stock based on the number of outstanding shares as of May 10, 2024, and will be able to sell all of its shares being registered for resale on the registration statement of which this prospectus forms a part without volume restrictions on such resales for so long as the registration statement of which this prospectus forms a part is available for use (although following distribution by the Sponsor of shares to its members, certain of its members, including those who are members of the Board or are officers of the Company, may have limitations on what they can sell at any time). As described in the “Risk Factors” section of this prospectus, significant sales of our common stock could have a negative impact on the market price of our common stock.

Paycheck Protection Program Loan

On February 24, 2021 and May 5, 2020, we received loans (“PPP Loans”) from U.S. Bank to fund payroll, rent and utilities through the Paycheck Protection Program (“PPP”). We received partial forgiveness on the PPP Loans during fiscal year 2021. The remaining balances on the PPP Loans are being repaid on a monthly basis, with interest of 1% per annum and the final payment due in February 2026.

As of March 31, 2024, the total principal outstanding under the PPP Loans was $193,878, of which $130,698 was current and $63,180 was noncurrent. As of December 31, 2023, the total principal outstanding under the PPP Loans was $226,348, of which $130,366 was current and $95,982 was noncurrent. As of December 31, 2022, the total principal outstanding under the PPP Loans was $355,405, of which $129,057 was current and $226,348 was noncurrent.

Convertible Notes Payable

In June 2021, we entered into a convertible promissory note agreement (the “Note”) with USCG for advances of up to $10,000,000. We could have made advances on the Note up to six months after the inception of the Note unless extensions for advances were mutually agreed between both parties. The Note bore interest at 12% per annum on any amounts drawn with maturity date of July 6, 2024. The Note was collateralized by all our assets and was guaranteed by QT Labs. The terms of the Note include non-financial covenants and, as of March 4, 2024 when the Note converted, we were in compliance with those covenants. Through December 31, 2023, we issued warrants in connection with the note to purchase a total of 5,091 shares of Common Stock which 3,540 shares are exercisable at a price of $12.40 per share and 1,551 shares are exercisable at a price of $11.67 per share. On March 4, 2024, these warrants were terminated in accordance with the Business Combination Agreement.

The Note was convertible, at our option, before the Note matured upon the closing of a single transaction or a series of transactions with a minimum of $15,000,000 of cash proceeds raised in the aggregate. If elected, the conversion price is 90% of the price per share in the qualified financing.

As of December 31, 2023, the total Note and US Capital Note balance was $3,294,659 net of unamortized debt issuance costs of $36,194, and accrued interest of $50,037. As of December 31, 2022, the outstanding amount of the Note was $2,426,263, net of unamortized debt issuance costs of $68,737.

On March 4, 2024, the Note principal and related accrued interest balance of $3,233,388 and the US Capital Note principal balance of $200,000 (as further discussed below under the Bridge Loan section) was converted into 359,266 and 100,000 shares of our Common Stock, respectively. Additionally, warrants to purchase 16,320 shares of our Common Stock were net settled into 5,594 shares of our Common Stock.

Bridge Loan

In November 2023, we entered into a Securities Purchase Agreement and entered into the Bridge Loan with the Bridge Lenders. Each Bridge Loan of $200,000 bore no interest but had a cash option value at the date maturity of 120% or $240,000 of the Bridge Loan at each Bridge Lender’s option. The maturity date was the closing date of the Business Combination as defined in Note 1. The Bridge Loan conversion was at $2.00 per share on a post-business combination. On March 4, 2024, four of the five Bridge Loan holders elected the cash option and were paid an aggregate of $960,000 on the Merger Date.

As of March 31, 2024, there was no amount outstanding for the Bridge Loan. As of December 31, 2023, the outstanding amount of the Bridge Loan, excluding the US Capital Note, was $774,337, net of unamortized debt issuance costs of $25,663.

Yorkville Pre-Paid Advance

On March 4, 2024, we received the Pre-Paid Advance of $10,000,000 from Yorkville that will be due 15 months from the date of issuance, and interest shall accrue on the outstanding balance of the Yorkville Note at an annual rate equal to 6%, subject to an increase to 18% upon an event of default as described in the Yorkville Note. The Yorkville Note is convertible by Yorkville into shares of our Common Stock. As consideration for the Pre-Paid Advance, immediately prior to, and substantially concurrently with, the Closing of the Business Combination, QT Imaging issued to Yorkville that number of QT Imaging shares which converted in the aggregate into 1,000,000 shares of our Common Stock upon the completion of the Business Combination.

As of March 31, 2024, the outstanding amount of the Pre-paid Advance was $2,227,062, net of issuance costs and bifurcated derivative of $7,772,938, and accrued interest of $44,384.

Cable Car Loan

In February 2024, GigCapital5 and we entered into a Cable Car Loan with Cable Car, pursuant to which Cable Car agreed to advance $1,500,000 at the Closing of the Business Combination, as was evidenced by the Loan, dated March 4, 2024, by and between us and Cable Car. The Loan does not bear interest, and is due and payable 13 months after issuance, unless the time for payment is accelerated as a result of an event of default. As full compensation to Cable Car for the Loan to us in lieu of any simple or in-kind interest on the Loan, QT Imaging issued to Cable Car that number of QT Imaging shares of Common Stock which at the completion of the Business Combination would be converted in accordance with the terms of the Business Combination Agreement into 180,000 shares of our Common Stock.

As of March 31, 2024, the outstanding amount of the Cable Car Loan was $1,040,450 net of issuance costs of $459,550.

Related Party Convertible Notes Payable

In July 2020, we issued three convertible notes to three of its stockholders for advances up to $3,500,000 in principal (the “2020 Notes”) and bearing annual interest of 5% on any amounts drawn. An additional note was issued in March 2022 as part of the 2020 Notes, but with an annual interest rate of 8%. All principal and interest payments are due on or before July 1, 2025. The 2020 Notes are convertible, at the holder’s option, into shares of Common Stock at the lower of $14.59 per share or the offering price in a financing of at least $5,000,000 in equity from unaffiliated parties. As of March 31, 2024, an aggregate of 244,308 shares of Common Stock would be issued if the entire principal and interest under the 2020 Notes was converted.

As of March 31, 2024 and December 31, 2023, the outstanding amount of the 2020 Notes was $3,143,725 and accrued interest of $420,700 and $377,772, respectively. As of December 31, 2022, the outstanding amount of the 2020 Notes was $3,343,725 and accrued interest of $230,627.

Related Party Working Capital Loan and Extension Note

On May 3, 2023, we issued a promissory note (the “QTI Working Capital Note”) to a stockholder for a principal amount of $250,000. The QTI Working Capital Note was subsequently amended and restated six times on June 12, 2023 to add an additional principal amount of $100,000, August 15, 2023 to add an additional principal amount of $75,000, August 29, 2023 to add an additional principal amount of $100,000, September 12, 2023 to add an additional principal amount of $75,000, September 15, 2023 to add an additional principal amount of $50,000, and October 26, 2023 to add an additional principal amount of $55,000, for an aggregate principal amount outstanding as of December 31, 2023 under the QTI Working Capital Note of $705,000. The QTI Working Capital Note was issued to provide us with additional working capital during the period prior to consummation of the Business Combination Agreement with GigCapital5. The QTI Working Capital Note is interest-free and originally matured on the earlier of (i) the date on which we consummated the Business Combination with GigCapital5; (ii) the date we wind up; or (iii) December 31, 2023. On March 4, 2024, the QTI Working Capital Note was agreed to be amended and subordinated pursuant to and in accordance with the terms of the Business Combination Agreement. Effective on the Closing of the Business Combination, the QTI Working Capital Note cannot be repaid prior to the repayment or conversion of the Pre-Paid Advance received from Yorkville.

On March 4, 2024, we assumed the $1,560,000 outstanding balance of the Extension Note from a related party and pursuant to the Business Combination Agreement. The Extension Note does not bear any interest and cannot be repaid prior to the repayment of the Pre-Paid Advance received from Yorkville.

Cash Flows

The following table provides information regarding our cash flows for the periods presented:

	For Three Months Ended March 31,		For Years Ended December 31,
	2024	2023	2023	2022
Net cash used in operating activities	$(5,975,515)	$(992,716)	$(2,651,143)	$(3,861,735)
Net cash used in investing activities	—	—	(13,040)	(22,600)
Net cash provided by financing activities	11,431,060	915,697	2,373,793	2,779,729

Net increase (decrease) in cash and restricted cash and cash equivalents	$5,455,545	$(77,019)	$(290,390)	$(1,104,606)

Net Cash Used In Operating Activities

Net cash used in operating activities was $5,975,515 for the three months ended March 31, 2024 as compared to $992,716 for the three months ended March 31, 2023. The primary use of our cash was to fund research and development and general and administrative expenses. Net cash used for the three months ended March 31, 2024 consisted of a net loss of $4,298,590, adjusted for non-cash expenses primarily including depreciation and amortization of $98,873, stock-based compensation of $38,984, fair value of Common Stock issued in exchange for services and in connection with non-redemption agreements of $3,714,694, issuance of Common Stock in connection with a stock subscription agreement of $206,000, non-cash interest of $298,605, increase in warrant liability of $23,123, decrease in derivative liability of $2,983,100, increase in earnout liability of $1,060,000, and the net change in operating assets and liabilities of $4,130,025. The net change in operating assets and liabilities was primarily due an increase accounts receivable of $482,357, an increase in prepaid expenses and other current assets of $879,508, a decrease in accounts payable of $2,118,345, a decrease in accrued expenses and other current liabilities of $1,319,572, and a decrease of deferred revenue of $3,968, partially offset by a decrease in inventory of $586,413 and increase in other liabilities of $87,312.

Net cash used for the three months ended March 31, 2023 consisted of a net loss of $1,882,947, adjusted for non-cash expenses including depreciation and amortization of $116,826, stock-based compensation of $208,628, non-cash interest of $10,773, and non-cash operating lease expense of $2,062, and the net change in operating assets and liabilities of $556,066. The net change in operating assets and liabilities was primarily due to a decrease in inventory of $49,051, an increase in accounts payable of $392,219, an increase in accrued expenses of $31,530, and an increase in other liabilities of $118,747, partially offset primarily by an increase in accounts receivable of $5,840 and an increase in prepaid expenses and other current assets of $34,641.

Net cash used in operating activities was $2,651,143 for the year ended December 31, 2023 as compared to $3,861,735 for the year ended December 31, 2022. The primary use of our cash was to fund research and development and general and administrative expenses. Net cash used for the year ended December 31, 2023 consisted of a net loss of $6,098,951, adjusted for non-cash expenses primarily including depreciation and amortization of $480,694, stock-based compensation of $709,394, debt extinguishment loss of $376,086, induced conversion expense of $168,356 and the amortization of debt issuance costs of $66,367, and the net change in operating assets and liabilities of $1,655,033. The net change in operating assets and liabilities was primarily due to a decrease in inventory of $98,594, an increase in accounts payable of $876,074, an increase in accrued expenses and other liabilities of $645,840, and an increase in deferred revenue of $347,619, partially offset by a decrease in other liabilities of $205,701, and an increase in prepaid expenses and other current assets of $116,103.

Net cash used for the year ended December 31, 2022 consisted of a net loss of $6,256,068, adjusted for non-cash expenses including depreciation and amortization of $651,750, stock-based compensation of $790,755, fair value of warrants issued in exchange for services of $108,100, amortization of debt issuance costs of $39,923, and non-cash operating lease expense of $4,603, and the net change in operating assets and liabilities of $799,202. The net change in operating assets and liabilities was primarily due to a decrease in inventory of $553,999, an increase in accounts payable of $338,554, an increase in accrued expenses of $178,868 and an increase in other liabilities of $424,040, partially offset primarily by a decrease in deferred revenue of $693,436.

Net Cash Used In Investing Activities

During the three months ended March 31, 2024 and 2023, there were no cash flows from investing activities.

During the year ended December 31, 2023 and 2022, net cash used in investing activities was $13,040 and $22,600, respectively, primarily due to the purchase of property and equipment.

Net Cash Provided By Financing Activities

During the three months ended March 31, 2024, net cash provided by financing activities was $11,431,060, primarily due to $10,525,000 of net proceeds received from issuance of long-term debt related to the Yorkville Pre-Paid Advance and the Cable Car Loan, net proceeds of $1,238,530 received from the Merger, and cash proceeds of $500,000 received from issuance of Common Stock pursuant to a subscription agreement, partially offset by repayment of the bridge loans of $800,000, and repayments against the PPP loans of $32,470.

During the three months ended March 31, 2023, net cash provided by financing activities was $915,697, primarily due to $947,850 of net proceeds from the sale of QT Imaging Common Stock and QT Imaging warrants, partially offset by repayments against the PPP loans of $32,153.

During the year ended December 31, 2023, net cash provided by financing activities was $2,373,793, primarily due to $1,017,850 of net proceeds from the sale of QT Imaging Common Stock and QT Imaging warrants, proceeds of $800,000 from the Bridge Loan and $705,000 from the Working Capital Notes, partially offset by repayments against the PPP loans of $129,057 and cash paid to a lender for debt modification of $20,000.

During the year ended December 31, 2022, net cash provided by financing activities was $2,779,729, primarily due to $915,000 of net proceeds from the sale of QT Imaging Common Stock and QT Imaging warrants and net proceeds received of $1,992,485 from the issuance of convertible notes payable from related parties and a third-party institution, partially offset by repayments against the PPP loans of $127,756.

Future Funding Requirements

We expect to incur increased significant expenses in connection with our ongoing activities, particularly as we continue the research and development of our products and product candidates, seek expanded regulatory clearances for the QT Breast Scanner, and build a U.S. sales and marketing team. As part of the effort to build the sales and marketing capabilities in the United States, QT Imaging entered into the NXC Agreement, pursuant to which QT Imaging appointed NXC as the non-exclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. Since our consummation of the Merger, we expect to incur additional costs associated with operating as a public company. Our future funding requirements, both short-and long-term, will depend on many factors, including, without limitation:

•	Expand our current manufacturing operations and expand existing and build new partnerships with contract manufacturing third-party vendors;

•	Expand or enhance our distribution with third-party distribution channels;

•	The progress and results of our trials and interpretation of those results by the FDA (and other regulatory authorities, as required);

•	Seek regulatory clearances for product candidates and expanded regulatory clearance for the QT Breast Scanner;

•

The cost of operating as a public company, including hiring additional personnel as well as increased director and officer insurance premiums, audit and legal fees, investor relations fees and expenses related to compliance with public company reporting requirements under the Exchange Act and rules implemented by the SEC and Nasdaq; and

•	The costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending our intellectual property-related claims.

We plan to continue to incur substantial costs in order to conduct research and development activities necessary to develop a commercialized product. Additional capital will be needed to undertake these activities and commercialization efforts. We intend to raise such capital through the issuance of additional equity, borrowings and potential strategic alliances with other companies. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If such financing is not available at adequate levels or on acceptable terms, we could be required to significantly reduce operating expenses and delay, reduce the scope of or eliminate some of our development programs or our commercialization efforts, out-license intellectual property rights to our product candidates and sell unsecured assets, or a combination of the foregoing, any of which may have a material adverse effect on our business, results of operations, financial condition and/or our ability to fund our scheduled obligations on a timely basis, or at all.

Because of the numerous risks and uncertainties associated with manufacturing, research, development and commercialization of products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on, and could increase significantly as a result of, many factors, including, without limitation:

•	The timing, receipt and amount of revenues from the sales of the QT Breast Scanner and related products and services, or any future approved or cleared products and product candidates, if any;

•	The cost of future activities, including product sales, medical affairs, marketing, manufacturing and distribution for the QT Breast Scanner;

•	The costs, timing, and outcomes of regulatory review of applications for expanded clearances for the QT Breast Scanner and clearance for other products;

•	The scope, progress, results and costs of researching, developing and manufacturing our product candidates or any future product candidates, and conducting studies and clinical trials;

•	The timing of, and the costs involved in, obtaining regulatory approvals or clearances for our product candidates or any future product candidates;

•

The cost of manufacturing our product candidates or any future product candidates and any products we successfully commercialize, including costs associated with building out our manufacturing capabilities;

•	The cost and time needed to attract and retain skilled personnel to support our continued growth;

•	Our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of any such agreements that we may enter into; and

•	The costs associated with being a public company.

Additionally, our operating plans may change, and we may need additional funds to meet operational needs and capital requirements for future trials and other research and development activities. Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect the rights of our stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. In addition, debt financing would result in increased fixed payment obligations.

If we raise funds through collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or products, or grant licenses on terms that may not be favorable to us.

If we are unable to raise additional funds when needed, we may be required to delay, reduce, or eliminate our product development or future commercialization efforts, or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish these plans and secure sources of financing and attain profitable operations. If we are unable to obtain adequate capital, we could be forced to cease operations. See the section titled “Risk Factors” for additional factors and risks associated with our capital requirements.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Contractual Obligations

We lease our operating facilities in Novato, California, under a non-cancelable operating lease through May 31, 2027. There are no options or rights to extend the term of this lease.

Contingencies

Litigation

We are subject to occasional lawsuits, investigations and claims arising out of the normal course of business. As of the date the condensed consolidated financial statements were available to be issued, management is not aware of any pending claims that will have a material impact on our condensed consolidated financial statements.

Emerging Growth Company

We are an emerging growth company (“EGC”), as defined in the JOBS Act, following the consummation of the Business Combination. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company, or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the Closing of the Business Combination, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Exchange Act, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Critical Accounting and Estimates

The discussion and analysis of our financial condition and results of operations is based on our condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these condensed consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, and assumptions, including those related to revenue, provisions for credit losses, inventories, stock-based compensation and income taxes, among others. Our estimates are derived from historical experience, current conditions and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Our actual results may materially differ from these estimates. In addition, any change in these estimates or their underlying assumptions could have a material adverse effect on our operating results.

We believe that the accounting policies discussed below are critical to the understanding of our historical and future performance, and these accounting policies involve a significant degree of judgment and complexity. For further information, see the notes to our audited consolidated financial statements attached to this registration statement/prospectus.

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration we expect to be entitled to receive in exchange for these goods or services.

We determine revenue recognition through the following steps:

1. Identification of the contract, or contracts, with a customer:

We consider the terms and conditions of the contract in identifying the contracts. We determine a contract with a customer to exist when the contract is approved, each party’s rights regarding the goods or services to be transferred can be identified, the payment terms for the goods or services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, we evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. We apply judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit and financial information pertaining to the customer.

2. Identification of the performance obligations in the contract:

Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or services either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. Our performance obligations consist of (i) product sales, (ii) maintenance contracts and (iii) other services including training.

3. Determination of the transaction price:

The transaction price is determined based on the consideration to which we expect to be entitled in exchange for transferring goods or services to the customer. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Our contracts do not contain a significant financing component.

4. Allocation of the transaction price to the performance obligations in the contract:

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price.

5. Recognition of revenue when, or as a performance obligation is satisfied:

For product sales and services, revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised goods or services to a customer, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. Training and maintenance services are generally recognized upon invoicing in amounts that correspond directly with the value to the customer of the performance completed to date which primarily includes professional service arrangements entered on a time and materials basis.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method. We periodically review the value of items in inventory and provides write-offs of inventory that is obsolete. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value. Once inventory has been written down below cost, it is not subsequently written up.

Leases

We primarily enter into leases for office space that are classified as operating leases. We determine if an arrangement is or contains a lease at inception. We account for leases by recording right-of-use (“ROU”) assets and lease liabilities on the condensed consolidated balance sheets in the captions operating lease right-of-use assets, net and operating lease liabilities, respectively. The lease term includes the non-cancelable period of the lease plus any additional periods covered by an option to extend that we are reasonably certain to exercise. Our leases do not include substantial variable payments based on index or rates. Our lease agreements do not contain any significant residual value guarantees or material restrictive covenants.

Our leases do not provide a readily determinable implicit discount rate. Our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The lease payments related to the next 12 months are included in operating lease liabilities in current liabilities in the accompanying condensed consolidated balance sheets. We recognize a single lease cost on a straight-line basis over the term of the lease, and we classify all cash payments within operating activities in the condensed consolidated statements of cash flows.

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets be reduced by a valuation allowance if it is more-likely-than-not that some or all of the deferred tax asset will not be realized. We annually evaluate the realizability of deferred tax assets by assessing the valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the condensed consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. In accordance with this accounting policy, we recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax benefit.

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair market value of the award. Stock-based compensation is recognized as expense on a ratable basis over the requisite service period of the award. We value stock options using a Black-Scholes option pricing model. This model requires the use of highly subjective and complex assumptions which determine the fair value of stock-based awards, including the option’s expected term, stock price volatility and risk-free interest rates. Forfeitures are recorded as they occur.

Recent Accounting Pronouncements

Recent Accounting Pronouncements Adopted

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 reduces the number of accounting models for convertible instruments and allows more contracts to qualify for equity classification. The Company adopted this guidance effective January 1, 2024, and noted no material impact on the Company’s condensed consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an annual and interim basis. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and requires retrospective application to all prior periods presented in the financial statements. Early adoption is permitted. We are currently evaluating the impact of the new standard on the condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU is intended to improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The ASU’s amendments are effective for public business entities for annual periods beginning after December 15, 2024. Entities are permitted to early adopt the standard for “annual financial statements that have not yet been issued or made available for issuance.” Adoption is either prospectively or retrospectively, we will adopt this ASU on a prospective basis. We are currently evaluating the impact of the new standard on the condensed consolidated financial statements and related disclosures.

BUSINESS

The following discussion reflects the business of the Company. In this section, “we,” “our,” “the Company” or “QT Imaging” below generally refers to QT Imaging Holdings, Inc. and its subsidiaries.

Overview

A Novel Body Imaging Technology

The Company—with the support of nearly $181 million in financial support from the U.S. National Institutes of Health—has developed a novel, comprehensive body imaging technology that has high resolution, high sensitivity, high specificity, high positive and negative predictive values and is safe and inexpensive. The technology is based on ultra-low frequency transmitted sound and uses a one-of-a-kind novel sound back-scatter design and inverse-scattering reconstruction to create its images.

The Company is a medical device company founded in 2012 and engaged in the research, development, and commercialization of innovative body imaging systems using low energy sound. We believe that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable and accessible. Our goal is to improve global health outcomes through the development and commercialization of imaging devices that address critical healthcare challenges with accuracy and precision.

The current QT Breast Scanner is a Class II device subject to premarket notification and clearance under Section 510(k) of the FDCA. On August 23, 2016, QT Imaging (formerly, QT Ultrasound LLC) submitted a Section 510(K) Summary of Safety and Effectiveness application for the QT Breast Scanner in accordance with 21 CFR 807.92 under 510(K) Number K162372. As part of meeting the general requirements for basic safety and essential performance of the QT Breast Scanner (formerly, QT Ultrasound Breast Scanner) pursuant to AAMI ES60601-1:2005/(R)2012 and A1:2012 Medical electrical equipment, testing was conducted by Intertek, an independent testing laboratory, located in Menlo Park, CA. Intertek also conducted applicable testing pursuant to IEC 60601-1-6 Edition 3.1 2013-10-Medical electrical equipment Part 1-6 General requirements for safety—Collateral Standard: Usability. In addition, QT Ultrasound conducted, and Intertek witnessed, all applicable testing pertaining to the requirements for the safety of ultrasonic medical diagnostic and monitoring equipment and to demonstrate compliance with the “Acoustic Output Measurement Standard for Diagnostic Ultrasound Equipment”. This test on acoustic output was pursuant to IEC 60601-2-37 Edition 2.0.2007 Medical electrical equipment—Part 2-37: Particular requirements for the basic safety and essential performance of ultrasonic medical diagnostic and monitoring equipment. Finally, system verification testing was conducted to ensure that the QT Breast Scanner met all design and other requirements including but not limited to that no new issues of safety or effectiveness compared to the predicate device, SoftVue System manufactured by Delphinus Medical Technologies, were raised.

On June 6, 2017, the FDA, in response to QT’s Section 510(K) Summary of Safety and Effectiveness premarket notification, determined that the QT Breast Scanner is substantially equivalent to the predicate device. Our use of the words “safe”, “safety”, “effectiveness”, and “efficacy” in relation to the QT Breast Scanner in this registration statement/prospectus and all other documents related to the Company is limited to the context of the Section 510(K) Summary of Safety and Effectiveness that was reviewed and responded to by the FDA.

[1]

This is comprised of previous grants including grants to the University of Utah ($811,000) and the current five year grant 1RO1CA273700 from the U.S. National Institute of Health for $2.58 million (Quantitative Ultrasound Monitoring of Breast Cancer Therapies), which was awarded to 3 institutions: University of Illinois, University of Toronto (Sunnybrook) and QT Imaging, which received $1.08 million of the $2.58 million grant.

The Cost and Accessibility of Healthcare

Medical imaging is an essential part of clinical diagnosis and is a requirement for making the best treatment decisions and improving a person’s health. Most people in the world live in low-resource environments and do not have access to advanced medical imaging—thus the absence of high-quality medical imaging in LREs is a significant obstacle to providing basic health care.

Even in advanced health care facilities in the U.S., where adequate medical imaging is available, the cost of this medical imaging is very high—driving up healthcare costs and limiting accessibility to many people with limited income, high insurance deductibles or those in LREs or rural areas.

The Purpose of the Company

Most conventional imaging technologies—X-ray computed tomography (“CT”), MRI and positron-emission tomography (“PET”)—used in tertiary care require high energy, protective shielding of the patient, trained medical staff to operate the equipment, the administration of chemical agents to the patient to increase contrast and optimize visualization and specialized trained technicians to operate the equipment and ensure patient safety. Furthermore, the imaging procedures using these technologies are cumbersome, time-consuming and expensive. In addition, these conventional imaging technologies or modalities are not amenable to direct-to-consumer (“DTC”) or point-of-care (“POC”) settings or available in LRE. The Company believes that its new technology can address the issues presented by these conventional imaging technologies with its accurate, safe, less expensive and easily deployable imaging systems.

The Clinical Problem

The current medical imaging technologies—CT, MRI and PET—are commonly used in advanced health care facilities in North America, Europe, Japan and South Korea, with more limited deployment in selected tertiary care facilities in other countries—usually large urban areas. These current technologies are based on advanced engineering solutions that use high energy (X-rays, positrons or nuclear magnetic resonance signals) to see inside of the human body. These technologies require large capital investments, are limited to specialized facilities and require advanced certifications for the machines and their operators to insure safe operation. These machines are also expensive to purchase and maintain. All these factors combine to restrict their deployment to advanced clinical centers and tertiary care institutions.

A Solution to Increasing the Quality of Health Care and Lowering Costs

Advances in technology offer an opportunity to provide: 1) a means for obtaining better image quality in medical images, 2) access to DTC or DTP medical imaging, 3) lower cost medical imaging, 4) reduced inconvenience and risk for patients by providing a safe alternative to high-energy imaging and 4) a lower cost solution for making a medical diagnosis. The Company believes that its technology is ideal for DTC, DTP and POC use because of its high performance, safety and relatively low cost. Furthermore, we believe that providing increased patient access to safe medical imaging is one important solution to increasing access and lowering the costs of medical care.

Our Competitive Strengths

We believe that our competitive strengths include the following:

•	The world-wide market for medical imaging is large and it has a potential to expand in the areas where the Company has differentiation:

•	a non-ionizing, non-contrast dye injection imaging modality;

•	an imaging modality with superior performance as compared to traditional mammogram with respect to specificity (false positive), thus less unnecessary emotional trauma for patients, reduced numbers of invasive follow-up procedures and a reduction of costs for both patient and broader society;

•	a lower price point than conventional high-energy imaging equipment;

•	the Company’s technology can be deployed to LREs because of its automation, small footprint, no shielding, no contrast-dye injection;

•	the Company’s technology is portable and can be used in point-of-care (POC) settings such as LREs; and

•	the Company’s technology is deployable in outdoor settings such as sports, military, and naval settings.

•

The Company’s technology reduces the barriers to testing and follow up-care for women, as there is no need for specialized training and the technology is well-suited for lowering health care costs by being affordable and easily accessed.

•	The Company’s technology provides optimized patient experience, as no radiation is involved, with the patient being able to be followed with no limitation to imaging frequency.

•

The Company’s technology is well-suited for traditional tertiary care hospitals and additionally for direct to consumer (DTC) and direct to practitioner (DTP) applications, that are outside these institutions.

•	The Company’s technology is uniquely proprietary, disruptive and a one-of-a kind product that can address a variety of unmet medical needs in the medical marketplace.

•

The Company’s scanner features a uniquely simple design with a small number of components, which in turn significantly reduces the cost of the bill-of-materials (BOM), cost-of-good-sold (COGS), and the total-cost-of-ownership, and enables a much lower average sales price (ASP) compared to all other available systems, thus making it much more affordable to large mass deployments.

•	The Company’s products have potential strong revenue growth, with capital purchase supporting substantial long-term gross margin.

Our Strategies

We believe that our strategies include the following:

•	Create disruptive innovation—a dedication to using technology (software, artificial intelligence, and smart physics) to improve medical imaging and thus health care quality and access.

•

Continue to improve our high quality, high resolution, native 3D, reproducible image quality regardless of operator or breast size/tissue type breast imaging technology, as well as the techniques for quantifiable analysis, comparison, and training.

•

Partner with strategic business and distribution channels to address the U.S. market for breast imaging im-mediately and, other regions in the future, to place the QT Breast Scanner in hospitals, radiology centers, etc. and generate awareness of the benefits of the Company’s technology.

•	Perform small scale manufacturing internally to the Company and partner strategically for large scale manufacturing.

•

Introduce the first comprehensive body-safe imaging technology into the marketplace, enabling for the first-time well-person body imaging health screening, and the first health screening medical imaging for infants.

•	Expand the market by supporting additional DTC and DTP approaches to enable the ability to lower health care costs and increase access via personal medical imaging.

•

Provide a new social and economic opportunity for consumers to take control of some aspects of their own health care—such as imaging for minor injuries or medical conditions without needing a healthcare “gate-keeper.”

•	Focus our intellectual capabilities and ethical framework to become unified in our mission to improve the quality and lower the cost of health care world-wide... “It’s about time.”

•

Leverage on the intellectual property and know-how of the company as is demonstrated through the first family of QT Breast Scanner commercialization, to develop follow up other scanning products, such as an infant scanners, full-body scanner and other products.

Industry & Market Opportunity

Doctors and hospitals are increasingly turning to medical imaging to screen for and diagnose cancer, support and monitor ongoing cancer treatment (drugs, radiation, and surgery), and offer non-invasive surgical options for patients. This has resulted in a major market opportunity—the annual worldwide medical imaging market currently is estimated to be $40 billion, with $10 billion coming from the United States.2 Global cancer screening, with an approximately $150 billion market size in 2022, is expected to grow at a CAGR of 12% and reach approximately $472 billion in 2033.3

Breast Imaging

Breast cancer detection and diagnostic technologies (including mammography, MRI, and ultrasound, as well as genetic testing and image guided breast biopsy) are a significant part of the medical imaging market and are estimated to represent a $4.6 billion global market in 2023 with an ongoing CAGR of 8%.4 The market is segmented by technology, primarily between ionizing breast imaging (e.g., mammography) and non-ionizing breast imaging, which includes ultrasound and MRI. The non-ionizing segment is expected to grow at a faster

[2]

See, Fortune Business Insight, Medical Imaging Market Size, Share & COVID-19 Impact Analysis, Type (Magnetic Resonance Imaging, Computer Tomography, X-ray, Ultrasound, and Molecular Imaging), By Application (Cardiology, Neurology, Orthopedics, Gynecology, Oncology, and Others), by End User (Hospitals, Specialty Clinics, Diagnostic Imaging Centers, and Others), and Regional Forecast, 2021-2028 (Jan. 2022), available at https://www.fortunebusinessinsights.com/industry-reports/medical-imaging-equipment-market-100382.

[3]

See, Fortune Business Insight, Medical Imaging Market Size, Share & COVID-19 Impact Analysis, Type (Magnetic Resonance Imaging, Computer Tomography, X-ray, Ultrasound, and Molecular Imaging), By Application (Cardiology, Neurology, Orthopedics, Gynecology, Oncology, and Others), by End User (Hospitals, Specialty Clinics, Diagnostic Imaging Centers, and Others), and Regional Forecast, 2021-2028 (Jan. 2022), available at https://www.fortunebusinessinsights.com/industry-reports/medical-imaging-equipment-market-100382.

[4]

See, ReportLinker, Global Breast Imaging Technologies Market to Reach $5.8 Billion by 2030 (Feb. 2, 2023), available at https://finance.yahoo.com/news/global-breast-imaging-technologies-market-192600736.html?guccounter=1&guce_referrer=aHR0cHM6Ly9kdWNrZHVja2dvLmNvbS8&guce_referrer _sig=AQAAAJGTUiAxSng9741aF3B3-AT5uFrtLSoqRIo_b38QWPbYdAjvx0aejvhKoF-p3Yvh4jZ41GAPV6VDMPuYjtfUAHqMdEQhdA5buqzcGISJDID04pNvYySjQ92AlaTPNAa99CWcRem UxEbDmGEKPetyTskvCpwcWKRA8ZIWA_2Nb3mh.

rate5 than the ionizing segment due to technological advances such as better segmentation of anatomical detail, higher sensitivity to small breast lesions in women with dense breast tissue6, and fewer false positives.

The current standard of care for imaging in breast cancer screening, diagnosis, and treatment is far from satisfactory and may involve certain side effects. There are adverse effects to the use of medical imaging methods such as ionizing radiation, mammography, and MRI. Generally, the process starts with X-ray mammography, the primary screening tool for women. Mammography uses radiation, which in sufficient cumulative doses can increase the risk of cancer; and is uncomfortable or too painful for patients as it involves breast compression. Another adverse effect is the inefficiency of mammography in detection of cancer in women with dense breasts. There is a psychological adverse effect of callbacks for adjunct screening and diagnosis include ultrasound, MRI, and may include biopsies. This process is expensive, time consuming, and can be mentally and physically trying for women. Also, the use of three imaging modalities in the process speaks to the weakness of any one in adequately screening for breast cancer. MRI may take place in a closed environment which may cause claustrophobia, require sedation or general anesthesia and may require injection of a heavy-metal contrast agent. The use of sedation or anesthetic drugs risks severe compromise of respiratory and cardiac function.

Regarding CT, the harmful effects of radiation used in ionizing radiation exposure raises the risk of cancer, including leukemia, breast cancer, thyroid cancer and brain cancer. These issues make MRI preferred to CT for all but trauma evaluation.

The QT Breast Scanner has no reports of adverse effects from the more than 15,000 scans performed to date. Similar to other ultrasound devices, due to the low frequency and energy of those scanners, including handheld devices, there are no known significant risks reported in general clinical practice. The QT Breast Scanner does not require potentially harmful ionizing radiation or anesthesia and is done in an open environment thereby decreasing stress and the necessity of sedation. As a result, there is the potential for increased imaging efficacy. The QT Breast Scanner does not cause breast implant displacement or rupture.

The Company’s opportunity in breast imaging is to speed the time to diagnosis for women with cancer, and to provide assurance for women who do not have the disease with a better patient experience and lower cost than the current standard of care.

There are three primary technologies within this non-ionizing segment: Automated Breast Ultrasound Systems or ABUS; Breast Ultrasound Tomography Systems; and Photoacoustic Imaging.

Automated Breast Ultrasound Systems (ABUS)

The ABUS segment is the largest and is expected to grow at a CAGR of 16% worldwide over the next five years, with more than 2,000 installations in place and a market value of $850 million by 2024.7 This growth will

[5]

See, GrandViewResearch, Magnetic Resonance Imaging Market Size, Share & Trends Analysis by Architecture, by Field Strength, by Application (Brain & Neurological, Vascular), by End Use, by Region, and Segment Forecasts, 2022-2030, available at https://www.grandviewresearch.com/industry-analysis/magnetic-resonance-imaging-market (last visited Feb. 10, 2023).

[6]

NIH, National Cancer Institute, Dense Breasts: Answers to Commonly Asked Questions (“Breasts contain glandular tissue, fibrous connective tissue, and fatty breast tissue. Breast density is a term that describes the relative amount of these different types of breast tissue as seen on a mammogram. Dense breast tissue has relatively high amounts of glandular tissue and fibrous connective tissue and relatively low amounts of fatty breast tissue.”), available at https://www.cancer.gov/types/breast/breast-changes/dense-breasts (Mar. 29, 2023).

[7]

See, MarketResearch, Automated Breast Ultrasound System Market Size Outlook in 2023 and Beyond: Market Trends, Insight, Growth Opportunities, Market Share and Forecasts by Types, Applications, Countries and Companies to 2023 (Feb. 2023), available at https://www.marketresearch.com/VPA-Research-v4245/Automated-Breast-Ultrasound-System-Size-33347813/.

be driven by the advantages inherent in ABUS: quick turnaround time, affordability of devices, ease of device deployment, accurate diagnostic results, and operations without continuous operator monitoring. In addition, contextual factors including rising health awareness, government advocacy for breast cancer awareness, and an increasing prevalence of breast cancer will contribute to the expansion of this market.

ABUS technologies typically use a reflection transducer8 (5-15 MHz) and not transmitting setup, in a “motorized” arrangement. The major developers of such systems include: 1) the Acuson S2000 ABVS (sold by Siemens); 2) the Invenia System (sold by GE Healthcare); 3) a manual video loop AWBS System (sold by Sono-Cine); and 4) a motorized single transducer Sofia System (sold by Hitachi.). All of these systems produce B-mode reflection images9.

Breast Ultrasound Tomography Systems

These technologies use traditional reflection transducers10 in an “array” configuration around the breast: 1) Mastoscopia (Greece); 2) the KIT system (research only) from Karlsruhe University in Germany; and 3) the Delphinus System.

Photoacoustic Imaging

Photoacoustic imaging systems utilize lasers to excite tissues and produce acoustic energy that subsequently create images of the breast vasculature.11 Such systems include both photoacoustic tomography (“PAT”) and photoacoustic imaging (“PAI”) systems. While the PAT systems allow volumetric imaging by reconstructing stacks of 2D images, the PAI systems only allow superimposition of photoacoustic signal information on top of conventional B-mode ultrasound. Note that in comparison to ultrasound, photoacoustic imaging systems inherently lack the ability to image the tissue anatomy and essentially only image the vasculature (i.e., blood, which is a strong absorber of light). For PAT systems, there is no clinical trial data available (to our knowledge) and no PAT systems have been approved for clinical use. For PAI systems, the Imagio Breast Imaging has been used in clinical trials and is FDA cleared to be used as an adjunct to conventional handheld breast ultrasound.

[8]

A medical reflection transducer, also known as an ultrasound transducer, is a device that converts electrical energy into sound waves, and the back again into electrical energy. It is used in medical imaging to produce images of internal organs and tissues in the body, and it is used in various medical imaging techniques such as ultrasound, echocardiography and Doppler imaging. See, e.g., ECG & ECHO Learning, The Ultrasound Transducer, available at https://ecgwaves.com/topic/the-ultrasound-transmitter-probe/ (last visited Apr. 4, 2023); see also, FDA, Ultrasound Imaging Sept. 28, 2022), https://www.fda.gov/radiation-emitting-products/medical-imaging/ultrasound-imaging.

[9]

B-mode ultrasound, also known as 2D ultrasound, is a type of ultrasound imaging where “a linear array of transducers simultaneously scans a plane through the body that can be viewed as a two-dimensional image on screen.” See, NIH, National Library of Medicine, Carovac A., Smajlovic F., Junuzovic D., Application of Ultrasound in Medicine, 19(3) Acta Inform Med. 168-171 (Sept. 2011), available at https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3564184/.

[10]

Medical reflection transducer, also known as an ultrasound transducer, is a device that converts electrical energy into sound waves, and the back again into electrical energy. It is used in medical imaging to produce images of internal organs and tissues in the body, and it is used in various medical imaging techniques such as ultrasound, echocardiography and Doppler imaging. See, e.g., ECG & ECHO Learning, The Ultrasound Transducer, available at https://ecgwaves.com/topic/the-ultrasound-transmitter-probe/ (last visited Apr. 4, 2023); see also, FDA, Ultrasound Imaging Sept. 28, 2022), https://www.fda.gov/radiation-emitting-products/medical-imaging/ultrasound-imaging.

[11]

Breast vasculature refers to the blood vessels that supply and drain blood from the breast tissue. The breast is a highly vascularized organ, and the blood supply comes from a network of arteries and veins that run throughout the breast tissue. See, NIH, National Library of Medicine, Yusuf S. Khan, Hussain Sajjad, Anatomy, Thorax, Mammary Gland, available at https://www.ncbi.nlm.nih.gov/books/NBK547666/ (last updated July 25, 2022).

All of these technologies face challenges to expansion, including FDA clearances and insurance reimbursement. However, the shortcomings of other imaging methods such as ionized radiation exposure, high costs and deployment challenges of MRI, and the inefficiency of mammography in detection of cancer in women with dense breasts, are sufficiently compelling for industry to address these obstacles, and these shortcomings will continue to create an opportunity for development and commercialization of advanced screening systems such as the Company’s.

To our knowledge at the time of filing this registration statement/prospectus, we are not aware of any technologies approved for primary screening clearance by the FDA except for various types of technology related to X-ray mammography.

Future Market Opportunities

While the Company’s short-to-medium term focus will be on breast scanning, future products will open additional markets. The Company’s Open Partial Angle Scanner concept, which is currently under development, is expected to provide entry into the global orthopedic medical imaging market, which is estimated to be $7.3 billion by 202512.

Company’s Products & Product Road Map

Current Products

[12]

See, MarketWatch, Orthopedic Medical Imaging Market Size Analysis between Two International Players through Business Aspects Way 2026 (Feb. 6, 2023), available at https://www.marketwatch.com/press -release/orthopedic-medical-imaging-market-size-analysis-between-top-international-players-through -business-aspects-way-2026-2023-02-06.

Proposed Products Under Development

QT Breast Scanner

The Need: A safe, painless imaging device that provides conclusive breast health assessment

Background:

Breast cancer is the most commonly diagnosed women’s cancer in the United States, according to the National Cancer Institute. The American Cancer Society estimates that in 2022, 287,850 women in the United States have been diagnosed with invasive and in situ (early stage) breast cancer, and breast cancer has claimed the lives of 40,920 women.13 The American Cancer Society further estimates that one out of every eight women will develop breast cancer at some point during her life and one in every 42 women who turns 50 today will have a diagnosis of breast cancer before she turns 60.

There are several dominant screening and diagnostic technologies that are used both independently and dependently to locate cancers at an early stage and improve treatment outcomes. Each of the currently available non-surgical modalities for breast cancer detection has various clinical limitations. Screening methods and technologies include: (i) breast self-examination and clinical breast examination; (ii) mammography, including screening mammography, diagnostic mammography, and mammography with computer aided detection; (iii) HHUS and (iv) MRI.

Mammography is the dominant imaging modality in today’s standard of care. The American Cancer Society recommends that women of average risk have the option to begin mammography at age 40, get mammograms every year from age 45-54, and have mammography every other year starting at age 55.14 Despite those recommendations, only 65% of women over 40 in the United States have had a mammogram in the previous two years, and only 58% of women between 40 and 49 had a mammogram in the previous two years,15 even though

[13]	See, American Cancer Society, Breast Cancer Facts & Figures, available at https://www.cancer.org/research/cancer-facts-statistics/breast-cancer-facts-figures.html (last visited Feb. 10, 2023).
[14]

See, American Cancer Society, American Cancer Society Recommendations for the Early Detection of Breast Cancer, available at https://www.cancer.org/content/cancer/en/research/infographics-gallery/breast-cancer-screening-guideline.html (last visited Feb. 10, 2023).

[15]	U.S. Department of Health and Human Services, “Health, United States, 2016”, Table 70.

screening mammography is 100% covered under the Affordable Care Act. This is in part due to the limitations of mammography, both in terms of sensitivity and reliability for dense breast tissue, where 10-15% of cases have inconclusive results requiring further testing, as well as concerns about safety. Mammography is also problematic in women who have breast implants. For these women, problems include painful mammograms, delayed detection of cancer from interference in imaging breast tissue, and an unwillingness to perform mammograms due to fear of implant rupture, dislocation or capsular contracture.

The Company’s goal is to provide highly accurate, 100% safe, radiation-free and painless breast imaging that can be used to:

1) identify cancer early to minimize invasiveness and increase effectiveness of treatment; and

2) eliminate unnecessary intervention (additional imaging and biopsies) for women with benign breast conditions, most notably cysts.

The Product, QT Breast Scanner

The QT Breast Scanner is a fixed, stationary, mechanical scanner used to evaluate the breast without the use of either ionizing radiation or compression associated with mammography, or the injections required for breast MRI. With the QT Breast Scanner, the patient lies comfortably on a table which contains an opening through which the breast is immersed in a warm water bath (see Image 1) and gently immobilized using a magnetic retention pad fixed to a magnetic rod.

The QT Breast Scanner

Image 1

Surrounding the warm water bath is a dual modality reflection and transmission ultrasound array that rotates 360 degrees around the breast (see Image 2 & Image 3) to produce 3D images. The ultrasound array produces low energy, low frequency sound waves (non-radiation “pressure waves”) through the breast and reflecting from the breast, with both collecting volumetric (3D) data. Reflection data is collected on the transducer facing side, and the transmission data is collected on the back side of the breast. The transmission data quantitatively measures the velocity of these pressure waves through the breast. This information can be used to generate a true 3D image of the breast and all its tissues. The QT Breast Scanner differs from the handheld ultrasound used in breast imaging in that it utilizes reflection and transmission data from low-frequency sound waves, providing a significant increase in diagnostic information using the speed of sound characteristics of the breast and acquiring in true 3D a very accurate rendering of the breast tissue. The QT Breast Scanner provides sub-millimeter, high-definition, image resolution enabling identification of normal and abnormal breast structures and the accurate depiction of the precise shape and location of findings. The technology uniquely quantifies breast density using transmission information to further personalize a patient’s management recommendations. Surface-to-volume ratios and volumetric doubling time growth rate characteristics can be calculated to determine significance of lesions and improve specificity of the ultrasound.

The transducer array in the water bath Image 2	Schematic of rotating ultrasound transmitter Image 3

The QT Breast Scanner creates true 3D images of the patient’s breast viewable in the Quantitative Transmission Ultrasound Viewer (known as QTviewer®), a software product designed for healthcare professionals to view the transmission (speed of sound) and reflection images. This application can display correlated DICOM® images in multiple orientations (coronal, sagittal, and axial). QTviewer can manipulate image views and analyze pixel data with various functions. The QTviewer has additional functionality which enables the user to measure mass size and volume as well as fibroglandular tissue volume.16

[16]

See, American Association for Cancer Research, R. Natesan, J. Wiskin, S. Lee, B. H. Malik, Quantitative Assessment of Breast Density: Transmission Ultrasound is Comparable to Mammography with Tomosynthesis (Dec. 3, 2019), available at https://aacrjournals.org/cancerpreventionresearch/article/12/12/871/47203/Quantitative-Assessment-of-Breast-Density.

Image 4 below is a still image of the viewer for a patient with a cyst. The transmission (top 3 panels) and reflection (bottom 3 panels) images as seen in coronal, axial, and sagittal representations.

Image 4

The QT Breast Scanner is the current version of the QT Breast Scanner and is FDA-cleared “for use as an ultrasonic imaging system to provide reflection-mode and transmission-mode images of a patient’s breast. The device is not intended to be used as a replacement for screening mammography.”17

The QT Breast Scanner has current applicability as a supplementary imaging device (not as a replacement for screening mammography); near-term applicability for determining breast density, measuring mass size and growth, and diagnosing lesions using artificial intelligence; and medium- to long-term applicability for breast screening as shown in Table 1.

Use of the QT Breast Scanner	Value it Adds	QT Timeframe*
Supplementary imaging	Adjunct to screening mammography (not a replacement), particularly for women with dense breasts to identify masses missed by mammography or provide additional information on masses seen, with the potential to reduce unnecessary procedures	Current

Fibroglandular Tissue Volume & the Ratio of Fibroglandular Tissue Volume to Total Breast Volume	Ability to quantify this ratio (a risk factor for breast cancer), without compression or radiation of mammography	Current

[17]	U.S Department of Health and Human Services, Food and Drug Administration, 510(k) number K162372.

Use of the QT Breast Scanner	Value it Adds	QT Timeframe*
Mass Size and Growth	Ability to measure response to treatment and assess mass stability	Short term

A.I.-Based Mass Diagnostics	Reduce unnecessary procedures (biopsies, additional imaging) by identifying lesion type	Short term

Screening for High-Risk Young Women	Provide young women a safe, comfortable, accurate method to screen for breast cancer	Medium term

Alternative to Screening Mammography	Provide all women a safe, comfortable, accurate method to screen for breast cancer	Long term

Table 1

*

Note: the foregoing is based on the Company’s current estimates and the timeframe is subject to change due to various factors, including those described in the “Risk Factors” section and elsewhere in this registration statement/prospectus.

Breast Scanner Clinical Images

The images below (Image 5 and Image 6) compare an artist’s depiction of the normal breast anatomic features (top) and images rendered by the QT Breast Scanner known as a QTscan® image of a normal human breast (below) showing the skin, fat, breast duct and glandular (terminal) units of the living breast. The Cooper’s ligaments, ducts, and glandular structures are not visible in conventional breast screening imaging.

Schematic anatomy of the breast

Image 5

Transmission (left) and reflection tomograms of the breast. The white and black squares in the speed of sound image (left) mark fat and glandular tissue, respectively. Single and double black arrows mark ductal tissue and skin, respectively. Reflection image (right): Single white arrows mark the connective tissue identified as Cooper’s ligaments.

Image 6

Two key metrics in breast imaging are sensitivity and specificity. Mammography has well-recognized challenges with sensitivity in dense breasts. Image 7 below compares the same breast across different imaging modalities. In addition to demonstrating differences in image quality across modalities, it represents a case where a mass was not visible on mammography but is visible on the MRI and QTscan.

Image 7

The Company recently conducted a mini study looking specifically at the ability of its technology to identify masses in dense breasts compared to mammography. Forty cases were selected in which there was a finding on the QTscan. The cases were selected from a “Case Collection Study to Determine the Accuracy, Call Back and Cancer Detection Rates of QT Ultrasound in Breast Imaging (ACCRUE)” sponsored by QT Ultrasound LLC. This is available at ClinicalTrials.gov Identifier: NCT03052166. Two cases were subsequently excluded as there was not a corresponding mammogram, leaving 38 cases for comparison. The ACCRUE study was a prospective, multicenter, multi-arm case collection study which followed an adaptive design with an initially planned total enrollment of approximately 600 cases to include both benign and malignant cases, representative of all tissue densities. The study type was observational with an actual enrolment of 755 participants starting in April 2017. The end date was initial December 31, 2019, but actual completion date was January 1, 2020. There were three cohort groups: Cohort A-The group of asymptomatic subjects who have been given BI-RADS 1 or 2 based on their most recent standard of care assessment. All subjects received a QT Ultrasound scan. Cohort B-The group of asymptomatic women who have been given BIRADS categories 4 or 4a, 4b, 4c or 5 based on their most recent standard of care assessment. All subjects received a QT Ultrasound scan. Cohort C -The group of women who have been given BI-RADS categories 1, 2, 3, 4 or (4a, 4b, 4c), 5 or 6 based on their most recent standard of care assessment. All subjects received a QT Ultrasound scan. Subjects are assigned to Cohort C when it has been determined they cannot be assigned to Cohort A or Cohort B. The mammograms were interpreted by board-certified breast radiologists. In 32 of those cases, abnormalities identified using the QTscan were not identified on the mammogram. Image 8 (following) is one of those cases, where a solid mass was identified on the QTscan but not visible on the mammogram. The scope, size and design of these clinical studies are conducted in accordance with the provisions of the International Conference on Harmonization Guidelines for Good Clinical Practice and the Declaration of Helsinki. In some instances, the Company or one of its affiliates sponsored or designed the clinical studies and the Company’s employees analyzed or authored the results, findings, or articles. This was an exploratory study of limited scope in order to determine if further studies were warranted. The study was not powered for statistical analysis, but provided information to support a broader study. The full studies are available at www.qtultrasound.com/dense-breast-mass/.

Example of a the Company’s mass (right) not seen on x-ray mammography (left)

Image 8

Some of the following additional studies were not conducted by the Company or specifically related to the QTscan. However, the Company or one of its affiliates sponsored or designed the clinical studies or the Company’s employees analyzed or authored the results, findings, or articles which are generally applicable to the Company or the QTscan.

1.

M.P. Andre, C Barker, N Sekhon, J Wiskin, D Borup, K. Callahan: Pre-clinical experience with full-wave inverse scattering for breast imaging: Sound speed sensitivity, Acoustical Imaging 29:73-80, Springer, Dordrecht, 2009.

The Andre et al study was a pilot clinical study not conducted by the Company and there is no comparator. The number of participants was fewer than 20. This was a registry study not a comparative trial. There were no serious adverse events and no statistical analysis was needed, since there was no comparator.

2.

J. Wiskin; D. Borup; S. Johnson; M. Berggren; D. Robinson; J. Smith; J. Chen; Y. Parisky; John Klock, ‘Inverse scattering and refraction corrected reflection for breast cancer imaging’, Jan D’hooge; Stephen A. McAleavey, Eds., Proc. SPIE, 7629, 2010.

The Wiskin et al study was a pilot clinical study involving the participation of Dr. Klock. There is no comparator. The number of participants was fewer than 20. This was a registry study not a comparative trial. There were no serious adverse events and no statistical analysis was needed, since there was no comparator.

3.

Pellegretti, P, S Dellepiane, M. Vicari, M. Zani, M. Weigel, D. Borup, J. Wiskin, U. Saueressig, E. Kotter, and M. Langer A Clinical Experience of a Prototype Automated Breast Ultrasound System Combining Transmission and Reflection 3D Imaging, UFFC 2011-IEEE International Ultasonics Symposium Oct. 18-21, 2011, Session P3Ab, b Tomography.

The Pellegretti et al study was a pilot clinical study not conducted by the Company and there is no comparator. The number of participants was fewer than 20. This was a registry study not a comparative trial. There were no serious adverse events and no statistical analysis was needed, since there was no comparator.

4.

Andre, M. PhD, James Wiskin, PhD, Haydee Ojeda-Fournier, MD, Linda Olson, MD, David Borup, PhD, Melissa Ledgerwood, B.S., Steven Johnson, PhD, “Quantitative 3D Whole Breast Imaging with Transmission and Reflection Ultrasound” AAPM Ultrasound Imaging Symposium Breast Imaging and Guidance of Interventions

This Andre et al study was a pilot clinical study not conducted by the Company and there is no comparator. The number of participants was fewer than 20. This was a registry study not a comparative trial. There were no serious adverse events and no statistical analysis was needed, since there was no comparator.

5.	J. Wiskin, D. Borup, K. Callahan, Y. Parisky, J. Smith, M. André, S. Johnson, Inverse scattering Results, Acoustical Imaging 30, pp. 61-68, Springer, Dordrecht, 2011.

This Wiskin et al study was a pilot clinical study not conducted by the Company and there is no comparator. The number of participants was fewer than 20. This was a registry study not a comparative trial. There were no serious adverse events and no statistical analysis was needed, since there was no comparator.

6.

Andre, M, J. Wiskin et al., AIUM Annual Convention, New York, 2011, “Quantitative 3-Dimensional Whole-Breast Imaging With Transmission and Reflection Ultrasound”, Advanced Breast Imaging Symposium, Moderators: M. Andre and P. Carson, Ph.D.

This Andre et al study was a pilot clinical study not conducted by the Company and there is no comparator. The number of participants was fewer than 20. This was a registry study not a comparative trial. There were no serious adverse events and no statistical analysis was needed, since there was no comparator.

7.

John C. Klock, Elaine Iuanow, Bilal Malik, Nancy A. Obuchowski, James Wiskin, and Mark Lenox. Anatomy-Correlated Breast Imaging and Visual Grading Analysis Using Quantitative Transmission Ultrasound. International Journal of Biomedical Imaging Volume 2016, Article ID 7570406, 9 pages http://dx.doi.org/10.1155/2016/7570406

This Klock et al study was a comparative clinical study of QT Breast Imaging vs standard X-ray mammography done at the request of the FDA, therefore it was not a clinical outcome study. The number of participants was fewer than 20. All images were anonymized. This was a registry study not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one requested by the FDA to see the trends-analysis of the QT versus the Mammography in identifying structures in the breast.

8.

Bilal Malik Ph.D.*, John Klock M.D., James Wiskin Ph.D., and Mark Lenox Ph.D. Objective breast tissue image classification using Quantitative Transmission ultrasound tomography. Nature Sci. Rep. 6, 38857; doi: 10.1038/srep38857 (2016). https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5146962/

This Malik et al study was a comparative clinical study of the Company vs standard tissue pathological analysis to determine the precise structure/image correlations of QT Breast Imaging. The study was not a clinical outcome study. The number of participants was fewer than 20. All images were anonymized. This was not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one to determine tissue pathology correlations with the QT images.

9.

Elaine Iuanow, MD, Kathleen Smith, MBA, Nancy A. Obuchowski PhD†, Jennifer Bullen MS† and John C. Klock, MD. Accuracy of Cyst vs. Solid Diagnosis in the Breast Using Quantitative Transmission (QT) Ultrasound. Academic Radiology 2017 Vol 24:1148-1153; doi: 10.1016/j.acra.2017.03.024. Epub 2017 May 23; PubMed ID 28549870. Academic Radiology has posted the study in full for free. http://www.healthimaging.com/topics/womens-health/breast-imaging/and-coming-ultrasound-technology-shows-prowess-mammography-adjunct.

This Iuanow et al study was a comparative clinical study of the Company vs standard tissue biopsy analysis to validate the structure/image correlations of QT Breast Imaging, therefore it was not a clinical outcome study. The number of participants was fewer than 20. All images were anonymized. This was not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one to determine tissue pathology correlations with the QT images.

10.

John C Klock, Elaine Iuanow, Kathleen Smith, Nancy A and Obuchowski Visual Grading Assessment of Quantitative Transmission Ultrasound Compared to Digital X-ray Mammography and Hand-held Ultrasound in Identifying Ten Breast Anatomical Structures. BAOJ Clinical Trials 3: 015. (2017). https://bioaccent.org/clinical-trials/clinical-trials15.pdf

This Klock et al study was a comparative clinical study of QT Breast Imaging vs standard X-ray mammography and breast examination using handheld ultrasound done at the request of the FDA, therefore it was not a clinical outcome study. The number of participants was fewer than 20. All images were anonymized. This was a registry study not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one requested by the FDA to see the trends-analysis of the QT versus the Mammography in identifying structures in the breast.

11.

Bilal Malik, Alyson Terry, John Klock and Mark Lenox. Sensitivity of Quantitative Transmission ultrasound to detection of microcalcifications. SPIE (International Society for Optics and Photonics) Meeting Houston Texas February 20, 2018.

This Malik et al study was a pilot clinical study involving the participation of Dr. Klock. There is no comparator. The number of participants was fewer than 20. All images were anonymized. This was a registry study not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one requested by the FDA to see the trends-analysis of the QT versus the Mammography in identifying structures in the breast.

12.

Malik B, Klock JC. Breast Cyst Fluid Analysis Correlations with Speed of Sound Using Transmission Ultrasound , Academic Radiology 26:76-85, Jan 2019 https://www.sciencedirect.com/science/article/pii/S1076633218301788

This Malik et al study was a comparative clinical study of the Company vs standard tissue biopsy chemical and cytological analysis to validate the structure/image correlations of QT Breast Imaging, therefore it was not a clinical outcome study. The number of participants was fewer than 20. All images were anonymized. This was not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one to determine tissue pathology correlations with the QT images.

13.	J Wiskin, B Malik, R Natesan, M Lenox. Quantitative Assessment of Breast Density Using Transmission Ultrasound Tomogaphy. Medical Physics VolXXX https://doi.org/10.1002/mp.13503

This Wiskin et al study was a comparative clinical study of the Company vs standard breast density measurements using X-ray mammography to validate the software used to determine breast fibroglandular volumes in women. It was not a clinical outcome study. The number of participants was fewer than 30. All images were anonymized. This was not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one to determine tissue pathology correlations with the QT images.

14.

Natesan R, Wiskin JW, Lee S, Malik B. Quantitative assessment of breast density: transmission ultrasound is comparable to mammography with tomosynthesis. Cancer Prevention Research 12:871-826 2019. Doi: 10.1158/1940-6207.CAPR-19-068 https://cancerpreventionresearch.aacrjournals.org/content/early/2019/10/23/1940-6207.CAPR-19-0268

This Natesan et al study was a comparative clinical study of the Company vs standard breast density measurements using X-ray mammography to validate the software used to determine breast fibroglandular volumes in women. It was not a clinical outcome study. The number of participants was fewer than 50. All images were anonymized. This was not a comparative outcome trial of patient results. There were no serious adverse events and the statistical analysis was a Pearson Correlation Coefficient of QT fibroglandular volume versus the Volpara breast volume as shown below:

15.

Wiskin, J., Malik, B., Borup, D. et al. Full wave 3D inverse scattering transmission ultrasound tomography in the presence of high contrast. Sci Rep 10, 20166 (2020). https://doi.org/10.1038/s41598-020-76754-3.

This Wiskin et al study was a comparative clinical study of the Company vs standard MRI imaging of human knees. to validate the performance of the Company to standard orthopedic MRI imaging. It was not a clinical outcome study. The number of participants was fewer than 30. All images were anonymized. This was not a comparative outcome trial of patient results. There were no serious adverse events and no statistical analysis was needed, since the study was a simple one to determine tissue pathology correlations with the QT images.

16.

Wiskin J, Malik B, Ruoff C, Pirshaffiey N, Klock J. Whole body imaging using low frequency transmission ultrasound. Academic Radiology 2023 https://www.academicradiology.org/article/S1076-6332(23)00033-8/fulltext.

This Wiskin et al study was a comparative clinical study of the Company vs standard 3-Tesla MRI imaging of 4 neonatal piglets as surrogates for human newborn infants. This study was done to validate the performance of the Company to standard MRI imaging. It was not a clinical outcome study. This was a piglet study. No statistical analysis was needed, since the study was a simple one to determine tissue pathology correlations with the QT images and with MRI images.

17.

Bilal Malik, PhD, Elaine Iuanow, MD, John Klock, MD. An Exploratory Multi-reader, Multi-case Study Comparing Transmission Ultrasound to Mammography on Recall Rates and Detection Rates for Breast Cancer Lesions. Academic Radiology Vol 29 – Supplement 1 S10-S18, Jan 1, 2022. doi:https://doi.org/10.1016/j.acra.2020.11.0.11 and https://www.academicradiology.org/article/S1076-6332(20)30646-2/fulltext

In this Malik et al study, three-dimensional Quantitative Transmission (QT) ultrasound imaging was used for the detection and diagnosis of breast cancer. QT ultrasound has high resolution and high contrast to noise ratio, making it effective in evaluating breast tissue. This study compared radiologists’ performance of noncancer recall rates and lesion detection rates using QT Ultrasound versus full-field digital mammography (FFDM) in a cross section of female subjects. In this multi-reader multi-case (MRMC) study, we examined retrospective data from two clinical trials conducted at five sites. All subjects received FFDM and QT scans within 90 days. Data were analyzed in a reader study with full factorial design involving 22 radiologists and 108 breast cases (42 normal, 39 pathology-confirmed benign, and 27 pathology-confirmed cancer cases). The main results used a random-reader random-case analysis adjusted for location bias performed after a primary predefined random-reader fixed-case analysis. The readers’ mean rate of detecting lesions of any type was 4% higher (p-value > 0.05) with the Company. The mean non-cancer recall rate improved significantly, showing a decrease of 16% with QT (p-value > 0.03), at the expense of a 2% decrease in the mean cancer recall rate (p-value > 0.05) in comparison to FFDM. Combining performance on cancer and noncancer recall rates, the mean area under the receiver operator curve of confidence scores improved significantly by 10% with QT (p-value = 0.01). This MRMC study indicated that QTscan improves non-cancer recall rates without substantially affecting cancer recall rates.

STATISTICAL ANALYSIS—The data were analyzed for the entire cohort of 108 breast cases (42 normal, 39 pathology-confirmed benign, and 27 pathology-confirmed cancer cases) using two general approaches: a random-reader fixed-cases (RRFC) analysis and a random-readers random cases (RRRC) analysis. RRFC analysis generalizes to the population of readers, but is specific to the particular case set and is termed random-reader fixed-cases analysis. In comparison, RRRC analysis generalizes both the case set and the population of readers. The RRRC analysis was expected to provide results more generalizable to new readers reading new cases, but with wider confidence levels compared to the RRFC analysis.

For both approaches, performance comparisons between QT and FFDM were summarized in terms of mean differences between readers and 95% confidence intervals (CI) for these differences with p-values determining the degree of statistical significance. The performance metrics included non-cancer and cancer recall rates and detection rates for all lesions. In addition, the study analyzed the mean area under the receiver operator curve (ROC-AUC) based on the readers’ confidence scores as a statistically efficient approach to evaluating the cancer and noncancer performance metrics combined into a single measurement. These analyses were performed according to the method of Obuchowski & Rockette with Hillis adjustment to the degrees of freedom. The RRRC analysis of ROC-AUC was performed with the software package ORDBM MRMC 2.5, written by Stephen L, Kevin M. Schwartz, and Kevin S. Berbaum. The trapezoidal/Wilcoxon method for curve fitting and jackknifing for the covariance estimation were used in the analysis. All other statistical analyses were performed in the statistical computing environment R version 3.4.0 or higher. No statistical adjustments were made for multiple analyses. The ground truth was established by one-year follow-up mammogram results for the normal cases and pathology results for the benign and cancer cases. All RRFC and RRRC results were adjusted post-hoc for location bias, considering recalls as correct only when the decisions were based on the correct ground-truth lesions. This adjustment is indicated because the severity of location bias is dissimilar for the two imaging modalities. Therefore, the study was adjusted for location bias to avoid favoring the modality with higher false-positive rates.

Leveraging the speed of sound attribute of transmission ultrasound, the QTscan offers advantages in specificity as well. Image 9 below compares the same breast on mammography and the QTscan. While the mass may be visible in mammography, mammography cannot be specific about whether the mass is malignant or benign. The QTscan identifies the mass as a benign cyst based on speed of sound as well as morphology.18

Example of a cyst visible on the QTscan (right) not sees on x-ray mammography (left)

Image 9

[18]

See, HealthImaging, Up-and-coming Ultrasound Technology Shows Prowess as Mammography Adjunct (May 24, 2017), available at https://healthimaging.com/topics/medical-imaging/womens-imaging/and-coming-ultrasound-technology-shows-prowess-mammography (providing a link to Academic Radiology, through which the study is accessible free of charge at https://www.academicradiology.org/article/S1076-6332(17)30207-6/fulltext).

Image 10 below is a case of lobular carcinoma. As with the previous cases, note that the QTscan offers comparable image quality and diagnostic information as an MRI, but without the high cost associated with MRI or patient experience issues associated with claustrophobia, radition or injection.

Example of a cancer not seen on x-ray mammography (far left), hand-held ultrasound (middle left) and non-enhancing on MRI with gadolinium injection (middle right) is clearly visible in the QTscan (far right).

Image 10

While the preceding cases describe and demonstrate certain advantages of the QTscan, due to limitations in print quality, case studies are best viewed on a high-quality monitor. Please visit the Company’s website to view additional case studies and image comparisons—https://www.qtimaging.com/casestudies/.

Description of Future Products and Services

The Company believes that its Open Partial Angle Scanner concept, under development, will provide entry into the global orthopedic and infant medical imaging markets as described below. The following discussion and description of product candidates and their respective potential applications and uses is a discussion of the Company’s future products and product candidates, all of which are still in development stages and the Company can provide no assurance regarding when, if ever, these products and product candidates may be brought to market, or when, if ever, the Company would seek FDA premarket clearance or approval of a PMA application. As such, the discussion below contains information that is forward-looking in nature and investors are cautioned not to place undue reliance on these forward-looking statements.

Proposed QT Orthopedic Scanner

The Need—In-office orthopedic and extremity imaging joint and internal soft tissue diagnosis

Background:

The Company believes musculoskeletal conditions are the most common reasons for doctor visits, lost productivity, and disability in the United States. Among these, arthritis (osteoarthritis and rheumatoid arthritis) and back or spinal problems are the first and second leading causes of disability among adults. As the U.S. adult population ages, the prevalence of these conditions appears to be increasing, resulting in concomitant increases in healthcare resource utilization. According to the American Productivity Audit, pain of musculoskeletal origin (including back-pain, arthritis-related pain, and pain due to other musculoskeletal conditions) was reported by 7.2% of the workforce as having occurred over the previous two weeks.19 The knee is the most commonly injured

[19]	See, JAMA, Lost Productive Time and Cost Due to Common Pain Conditions in the US Workforce (Nov. 12, 2003), available at https://jamanetwork.com/journals/jama/fullarticle/197628.

joint by adolescent athletes with an estimated 2.5 million sports-related injuries presenting to emergency departments (“EDs”) annually.20 Additionally, there are more than one million joint replacements per year in the U.S. with over 790,000 knee replacements done by physicians.

The differential diagnosis of nonspecific musculoskeletal complaints is challenging, and the use of imaging modalities is often required to establish a diagnosis, guide treatment, or monitor disease progression. MRI is a widely used medical technology and is often employed as the preferred imaging tool for disorders of the musculoskeletal system, as it can better delineate soft tissue structures than either plain X rays or CT despite being costlier and having a longer procedural time compared with CT. Currently there is no optimal imaging technology for imaging implanted orthopedic prosthetic devices. MRI and CT scanners produce confounding artifacts that make these devices less than satisfactory for this application. As previously discussed, CT employs ionizing radiation and MRI frequently requires heavy-metal injection. In addition, the closed environment of an MRI is challenging for many patients and intolerable for others.

Ultrasonography is a noninvasive imaging modality used for the assessment of the musculoskeletal system. It can provide clinically useful information on a wide range of pathologic conditions affecting components of the knee joint, including the tendons, ligaments, muscles, synovial space, articular cartilage, and surrounding soft tissues. Color and power Doppler techniques can be used to measure neovascularization within the synovial lining of the joints, tendons, and soft-tissue masses. The advantages of ultrasound include low cost, portability, real-time assessment, no radiation and facilitated side-by-side comparisons. Its major disadvantage is its operator-dependence: it requires trained experienced hands with appropriate high-resolution equipment. Ultrasound examinations of the knee joint are usually performed using a high-frequency linear transducer (7.5–12 MHz). It is mostly used to diagnose tendon, ligament or muscle injury and cartilage and meniscal lesions.

The Proposed Products—QT Imaging Platform for extremity, infant, and whole-body imaging

The proposed QT Orthopedic Scanner for Extremity Imaging (Image 11 and Image 12) will use the open, partial angle configuration with the same platform technology as the QT Breast Scanner. Using transmission and reflection ultrasound, the system generates high definition (sub-millimeter) extremity images that provide unique visual information about the physical structures within the human musculoskeletal system. The new image information is expected to provide a safe (no radiation or injection), effective, inexpensive, and non-invasive diagnostic imaging tool for assessing musculoskeletal health. With the QT Orthopedic Scanner, the patient sits comfortably on a chair in front of the scanner that contains an opening through which the arm or leg is placed. The extremity is gently immobilized using an inflatable rubber cuff. On the other side of the rubber cuff there is a warm water bath with an ultrasound armature that rotates 325 degrees around the extremity to produce 3D images. The QT Orthopedic Scanner will differ from conventional ultrasound in that it will utilize reflection and transmission data from sound waves, providing a significant increase in diagnostic information using the speed of sound characteristics of the bones and muscles and any prosthetic devices and generating a true 3D rendering of the extremity. The QT Orthopedic Scanner will provide sub-millimeter image resolution called a QTscan which will enable identification of normal and abnormal structures and the accurate depiction of the precise shape and location of findings.

[20]

See, American College of Rheumatology, Joint Replacement Surgery, available at https://www.rheumatology.org/I-Am-A/Patient-Caregiver/Treatments/Joint-Replacement-Surgery#:~:text=Approximately%20790%2C000%20total%20knee%20replacements,in%20any%20area %20of%20medicine (last visited Feb. 10, 2023).

The proposed QT Orthopedic Scanner being applied to hip imaging

Image 11

The proposed QT Orthopedic Scanner being applied to shoulder imaging

Image 12

Image reconstruction of the ultrasound data is done with proprietary partial-angle segmentation software that uses the quantitative speed of sound data to highlight specific tissues for 3D visualization called a QTscan as shown in Image 13.

Volume reconstructions of the knee from QTScan data

Image 13

Clinical Images

In response to a request by the FDA to include Visual Grading Analysis studies in our applications, the Company has conducted an analysis comparing the image quality of the QTScan to MRI in which readers independently scored the image quality of 10 anatomical knee structures with MRI and the QTscan. In this Visual Grading Analysis, readers scored the transmission ultrasound images as equivalent or better than the MRI imaging in more than 90% of knees structure images reviewed. Image 14 below shows the QTScan of the knee (left) next to the MRI imaging of the knee (right). Note the higher contrast in the QTscan compared to the MRI. This exercise was conducted as part of our FDA application process and has not been published.

QTScan (left) and MRI imaging (right) of a human knee

Image 14

The following, Image 15 shows QTScan of the same knee from different views. Note the high contrast and detail in the QTScan image.

Image 15

Image 16 below shows QTScan of a human knee (left) compared with MRI views of the same knee (right). Note the higher contrast and detail in the QT image.

QTScan (left) and MRI imaging (right) of a human knee

Image 16

Image 17 below is another set of QTScan views of the same knee. Note the meniscus and cartilage detail in the QTscan images, which cannot be seen on an MRI.

QTscan of a human knee

Image 17

The Company has conducted partial-angle reconstruction studies comparing the image quality of 325-degree rotation (open angle) to 360-degree (full rotation) reconstructions (Image 18). The image quality is maintained in the partial-angle reconstruction.

360-degree rotation view (left) vs partial angle reconstruction (right) of the human knee

Image 18

Advantages of proposed QT Orthopedic Scanner

Compared to existing orthopedic imaging systems such as MRI and CT, the proposed QT Orthopedic Scanner will offer the following advantages:

•	The QT Orthopedic Scanner may be faster at image acquisition, resulting in quicker diagnosis and treatment.

•	In-office and same day orthopedic imaging

•	The QT Orthopedic Scanner would not require build-out of a dedicated facility with magnetic field shielding and liquid helium supply (where needed).

•

The QT Orthopedic Scanner may be less expensive to deploy than an MRI or CT device and may be less costly to maintain because the technology is simpler in design, has less components, does not utilize ionizing radiation, helium, and we anticipate will be less expensive to manufacture and maintain.

Proposed QT Infant Scanner—Whole Body Imaging

The Need: Currently there are very limited techniques for imaging infants. The QT Infant Scanner is in the development phase.

Background:

Medical imaging is an extremely valuable tool in diagnosing infants and children but poses specific challenges that the proposed QT Infant Scanner would address. At present neonatal and pediatric imaging is severely limited as described below.

CT uses ionizing radiation, which poses greater risk for the pediatric than adult population. The risk associated with ionizing radiation is “higher than in adults. Also, children have longer life expectancy; therefore, they have a greater potential for manifestation of possible harmful effects of radiation.”21 Ionizing radiation exposure in childhood in particular raises risk of cancer, including leukemia, breast cancer, thyroid cancer and brain cancer, where higher risk is associated with exposure any time before age two22. This makes MRI preferred to CT for all but trauma evaluation.

MRI requires sedation or general anesthesia and may require injection of a heavy-metal contrast agent. The use of sedation or anesthetic drugs risks severe compromise of respiratory and cardiac function and injection of contrast is usually contraindicated in seriously ill children due to the high risk of organ failure from the administration of these contrast agents.

Finally, pediatric patients are particularly sensitive to environment given an infant or child’s inability to fully comprehend the nature and purpose of medical imaging. The presence of a parent or caregiver can increase imaging efficacy, but is limited in a closed environment (e.g., MRI) or an unsafe environment (e.g., any modality using ionizing radiation).

The proposed QT Infant Scanner will address all three of these issues as it will not require ionizing radiation or anesthesia and the open environment would allow a trusted adult to be present, decreasing the necessity of sedation and increasing imaging efficacy.

Although prior literature from the Company may have indicated a specific timeframe for proof of concept and rollout, there is currently no specific timeframe for the submission of premarket notification to the FDA for approval of the QT Infant Scanner. Our submission to the FDA for all products and product candidates may depend upon a number of factors and variables, including the proposed Business Combination providing the full funding capital; the completion of the clinical prototype scanner; the results from the initial pre-clinical imaging studies and comparisons with MRI; the development of an FDA-strategy-for-submission, including but not limited to pre-sub-meetings with the FDA; determining the appropriate device classification and whether it meets criteria for a 510(k) pathway, and final preparation of the FDA application.

[21]	See, National Library of Medicine, Problems and Preferences in Pediatric Imaging (Oct. 2015), available at https://www.ncbi.nlm.nih.gov/pmc/articles/PMC4693383/.
[22]

WHO, Ionizing Radiation, Health Effects and Protective Measures (Apr. 29, 2016), available at https://www.who.int/news-room/fact-sheets/detail/ionizing-radiation-health-effects-and-protective-measures.

The Proposed Product—QT Infant Scanner

The imaging from the proposed QT Infant Scanner (the “Open Partial Angle Scanner”) Imaging (Image 19) will be based on the same platform transmission ultrasound technology as the breast and extremity scanners, and uses the Company’s Open Partial Angle Scanner concept.

The Open Partial Angle Scanner will be applied to infant body imaging in the proposed QT Infant Scanner (concept drawing)

Image 19

Clinical Images

The Company has not imaged infants but has demonstrated its ability to image the body through imaging of neonatal pigs. Comparative images for QTscan vs MRI are shown below for a neonatal pig (Image 20). Note the higher contrast and more detail in the QTscan (left).

Whole Body QTscan	Whole Body MRI Scan

Newborn piglet whole body imaging using the Company’s technology.

Image 20

Other anatomic detail in the newborn pig’s heart and lungs are shown in Images 21, 22, 23 and 24 using the Company’s technology.

Image 21 (left), Image 22 (center) and Image 23 (right)

Piglet Lung Imaging

Image 24

The Company has done partial-angle image reconstruction internal studies comparing the image quality of 325-degree rotation (open angle) to 360-degree (full rotation) reconstructions of a piglet’s pelvis (Image 25). We believe the image quality is maintained in the partial-angle reconstruction.

All views (left) vs partial angle reconstruction (right) of the piglet pelvis

Image 25

The Company’s Image Guided Procedures

The Need: In addition to using the Open Partial Angle Scanner as the proposed QT Infant Scanner, it can also be used for a variety of other image guided procedures including:

•	Breast biopsy of small lesions (<5mm)

•	Orthopedic biopsy of bones, joints, muscle or connective tissues

•	Orthopedic injections

•	Stem cell injections

•	Soft tissue ablation

•	Real-time non-radiation imaging of vascular procedures

•	Angiography without radiation

•	Cryoablation for early-stage breast cancer.

Cryoablation—An example of the Company’s potential contribution

Cryoablation23 is currently approved for treatment of benign and malignant soft tissue tumors by the FDA. Currently, there are no specific technologies that have FDA approval for breast tumors, although there are over 100,000 such procedures done in the U.S. annually.24, 25 Eighty-five percent of breast cancer is localized at the

[23]	Cryoablation is a process that uses extreme cold to destroy abnormal tissue. According to the Mayo Clinic:

During cryoablation, a thin, wandlike needle called a cryoprobe is inserted through the skin. The cryoprobe is placed directly into the cancer. A gas is pumped into cryoprobe to freeze the tissue. Then the tissue is allowed to thaw. The freezing and thawing process is repeated several times.

Cryoablation for cancer is typically used when surgery isn’t an option. Cryoablation is sometimes used as a treatment for many types of cancer, including:

•	Bone cancer.

•	Breast cancer.

•	Cervical cancer.

•	Eye cancer.

•	Kidney cancer.

•	Liver cancer.

•	Lung cancer.

•	Prostate cancer.

[24]	See, National Library of Medicine, Office-Based Cryoablation of Breast Fibroadenomas with Long-term Follow-up (Sept. 15, 2005), available at https://pubmed.ncbi.nlm.nih.gov/16174156/.
[25]

See, the American Society of Breast Surgeons, Consensus Guideline on the Use of Transcutaneous and Percutaneous Ablation for the Treatment of Benign and Malignant Tumors of the Breast (Oct. 16, 2018), available at https://www.breastsurgeons.org/docs/statements/Consensus-Guideline-on-the-Use-of-Transcutaneous-and-Percutaneous-Methods-for-the-Treatment-of-Benign-and-Malignant-Tumors-of-the-Breast.pdf.

time of diagnosis (62% have early stage confined to the breast and 23% have pre-cancerous In Situ carcinoma).26 Mastectomy has no advantage over local removal of breast cancer in terms of survival27 and the trend is towards less invasive or disfiguring treatments for treating the primary tumor in the breast. Cryoablation is an emerging modality of treatment with a number of different indications for use.28 Systems such as the Galil Cryoablation System29 are used in clinical practice for a variety of applications. In one study cancer recurred in only one of 180 women treated with cryoablation for low-risk breast cancers.30 There are a number of ongoing trials in this area31, and cryoablation is offered for low-risk breast cancers at more than 20 tertiary cancer centers in the U.S.32

Cryoablation of early-stage breast cancer is an exciting opportunity unique to the Company. Breast cancer cells are about 20 microns wide. A 1-cm cancer has about 100 million cells, a 0.5-cm cancer has about 10 million cells, and a 1-mm cancer has about 100 thousand cells.33 The Company’s imaging can see the glandular structure of the breast and can see as few as a couple of thousand cells. These cancers of several hundred thousand cells are very low risk to the woman and are also easily eliminated34. There are currently limited ways to treat these small cancers using image guided procedures. The Company could offer a solution to this problem.

[26]	See, ASCO, Breast Cancer: Statistics (Jan. 2022), available at https://www.cancer.net/cancer-types/breast-cancer/statistics.
[27]

See, JAMA Network, Use of and Mortality After Bilateral Mastectomy Compared with Other Surgical Treatments for Breast Cancer in California, 1998-2011 (Sept. 3, 2014), available at https://jamanetwork.com/journals/jama/fullarticle/1900512.

[28]

See, DovePress, Cryoablation in the Management of Breast Cancer: Evidence to Date (July 23, 2019), available at https://www.dovepress.com/cryoablation-in-the-management-of-breast-cancer-evidence-to-date-peer-reviewed-fulltext-article-BCTT.

[29]	See, Boston Scientific, Cryoablation available at https://www.bostonscientific.com/en-US/products/cryoablation.html.
[30]	InterventionalNews, Cryoablation Shows Promise in Treating Low-Risk Breast Cancer (Jan. 8, 2019), available at https://interventionalnews.com/cryoablation-breast-cancers/.
[31]

U.S. National Library of Medicine, Cryoablation Therapy in Treating Patients with Invasive Ductal Breast Cancer, available at https://clinicaltrials.gov/ct2/show/NCT00723294 (last visited Feb. 10, 2023).

[32]

Healio, Cryoablation May be Promising Alternative to Surgery for Low-Risk Breast Cancer (Mar. 4, 2019), available at https://www.healio.com/hematology-oncology/breast-cancer/news/online/%7Be2c51338-c13b-44f6-8690-b01307340d21%7D/cryoablation-may-be-promising-alternative-to-surgery-for-low-risk-breast-cancer.

[33]	National Library of Medicine, Disappearing Breast Cancers (Apr. 2012), available at https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3320224/.
[34]

See, AJR, Robert C. Ward, Ana P. Lourenco & Martha B. Mainiero, Ultrasound-Guided Breast Cancer Cryoablation, 213 Am. J. Roentgenol. 3, 716-722 (2019), available at https://www.ajronline.org/doi/10.2214/AJR.19.21329.

The Product

The product for image-guided procedures would be the Open Partial Angle Scanner augmented with enhanced software. The Open Breast Scanner is shown in Image 26 below (concept drawing).

The Open Partial Angle Scanner for Breast Imaging

Image 26

The Open Partial Angle Scanner or Open Breast Scanner will be able to operate with the same accuracy as the full 360º rotation all views breast scan, as shown below (Image 27):

All views breast reconstruction (left) vs open angle breast reconstruction (right) of the same human breast

Image 27

Furthermore, the images reconstructed of scans performed on the open-angle scanner do not show any significant artifacts in the presence of an intervening device (e.g., a needle) (Image 28).

Top view (left panel) and frontal view (right panel)

An ablation needle shown in a human cadaver breast using the Company’s platform

Image 28

Comparison with currently available devices38

[38]

A medical device articulating arm is a mechanical arm or support structure used in medical procedures to position or hold surgical instruments, cameras, or other medical equipment. The arm typically consists of several articulated segments or joints that can be adjusted and locked in place to achieve a specific position or orientation. Medical device articulating arms are commonly used in minimally invasive surgeries, such as laparoscopy or endoscopy, where precise control and positioning of instruments are essential for successful outcomes.

Differences between the Company and other ultrasound technology devices

There are several differences between the Company’s current and proposed devices and HHUS, ABUS, BUST, PAI, and PAT devices.

Other devices use Piezo-electric transducers that provide primarily “B-mode” poor resolution data. There is no valid true “transmission mode” since they use shear wave. Their images have reflection and compounding artifacts. Furthermore, their images are compounded 2D slices and they do not acquire the data in 3D. The resolution of their “3D” mode, “speed” images and specificity for masses is poor and their contrast-to-noise ratios are low. Their images cannot differentiate calcifications so in our opinion at least 20% of all cancers, mainly DCIS and non-invasive cancers, are missed. They have no “functional” imaging features such as doubling time to diagnose slow-growing cancers, tissue identification and specific tissue volume segmentations. There is poor reproducibility of their measurement and volume data thus they cannot follow cancer treatments or do breast density measurements.

Very few companies undertake or sponsor comparative clinical trials and what data is produced lacks clinical usefulness in terms of sensitivity and specificity. Other than Delphinus’ secondary screening trial that we are aware of, many companies have failed to do head-to-head trials against mammography for primary screening. In their current iterations their technologies are not able to do body or orthopedic imaging for future growth and development.

Of critical importance in comparing the Company’s devices against other devices are factors such as their lack of FDA clearances for general screening, their lack of comparative trials for primary breast cancer screening, and the fact that their clinical resolution, presence of artifacts, and sensitivity and specificity data are not clinically useful.

Our People

Dr. Raluca Dinu – Chief Executive Officer

•	Chief Executive Officer of the Company

•	More than 20 years in international executive positions within the technology high-tech industry, with privately held start-ups, and publicly traded middle-cap companies and large enterprises;

•	Long experience in governance of public companies, BOD member, Audit Committee member, Compensation Committee member, Compliance Committee Chair in three public companies; and

•

PhD in Physics from the University of Bucharest, Romania and an Executive-M.B.A. from Stanford University. Audit Committee Certificate, Compensation Committee Certificate, as well as a Corporate Director Certificate from Harvard Business School, Executive Education Program.

Stas Budagov—Chief Financial Officer

•	CPA licensed (2013), Certified internal auditor (inactive);

•	15 years of accounting and consulting experience, including consulting public and private clients; and

•	Graduate from George Mason University in Fairfax, VA.

Nasser C. Pirshafiey—Chief Product Officer

•	Over three decades developing products and businesses for domestic and multinational firms;

•

Founded and managed two companies with the mission to provide sustainable practices to industries such as medical devices, automotive, aerospace, high-tech, consumer products, and robotics (brief client list: Johnson & Johnson, Siemens, Edwards Life Sciences, Autoliv, TRW); and

•

14 granted patents and 5 patent applications filed with the U.S. patent office (of which, 3 granted patents and 1 patent application relate to the business of the Company), holds a B.S. in Aeronautical Engineering from St. Louis University, Missouri, and an MBA from Northcentral University, Arizona with specialization in Entrepreneurship.

•	Granted Patents related to QT Imaging:

US20190053789A1—Color coding an image for identifying anatomy using quantitative transmission ultrasound tomography

US20170143304A1—Automatic laterality identification for ultrasound tomography systems

US11170544B2—Application of machine learning to iterative and multimodality image reconstruction

•	Patent Application related to QT Imaging:

US20200170618A1—Retention and stabilization of anatomy for ultrasound imaging

Steve Choate—Chief Operating Officer

•	Appointed as Chief Operations Officer in March 2024;

•	Responsible for managing the operations organization, ensuring quality, and fostering collaboration with internal, domestic and international manufacturing partners;

•

With over 30 years of experience across diverse industries such as aerospace, space, semiconductor, and telecommunications, where he has held key leadership positions and brings extensive expertise as a production operations leader with a focus on overseeing manufacturing activities, product development, and production releases; served as VP of Operations at GigOptix, where he oversaw manufacturing on a global scale, Director of Engineering at Teledyne Microwave Solutions, and as an account manager at Endwave, handling various customers in RF milliwave transceivers space and managing offshore engineering teams;

•	Began his career at Lockheed Martin, progressing from a design engineer to a role in the program office, where he managed engineering development programs for remote satellite tracking stations; and

•	B.S. in Mechanical Engineering from San Jose State University and M.S. in Mechanical Engineering from Stanford University.

Sales and Marketing

The Company has undertaken some marketing initiatives outside the U.S. It currently has distribution relationships with Innovador, based in Singapore; (see more information in “Future Business of QT Imaging Holdings—Selectively Consider Offshore Marketing Opportunities” and “—Key Agreements” below).

QT Imaging, a wholly-owned subsidiary of the Company, entered into the NXC Agreement, pursuant to which QT Imaging appointed NXC, a wholly-owned subsidiary of Canon, as the non-exclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. Additionally, NXC was appointed as the exclusive servicer of QT Imaging products sold by NXC under the terms of the NXC Agreement.

Based on the successes and limitations of QT Imaging’s past and current sales and marketing strategy, QT Imaging as the Combined Company will implement in the future a sales and marketing strategy as discussed below in “Future Business of QT Imaging Holdings.”

Employees

As of April 1, 2024, QT Imaging had 13 employees. Of these, 12 are full-time employees, 9 work in research, development, manufacturing, regulatory and operations, and 4 work in general and administrative capacities. Of the 13 employees, 10 are located in the San Francisco Bay Area, 1 is in Los Angeles, 1 is in North Carolina and 1 is in Idaho. None of QT Imaging’s employees are represented by a labor union or are subject to a collective bargaining agreement.

Legal Proceedings

As of April 1, 2024, QT Imaging was not a party to any material legal proceedings.

Manufacturing

The Company’s products are manufactured in small scale in Novato, California (San Francisco Bay Area). The products are designed under the FDA’s design control guidelines and manufactured in accordance with the Company’s quality management system.

The Company’s devices are made up of custom designed components and off-the-shelf components, both of each are supplied by the Company’s approved vendors in the U.S.

Currently all subassemblies are manufactured at the Company and verified prior to the final assembly of the device. The controls software and image reconstruction software are loaded on the imaging devices at the Company’s facility in Novato. Prior to shipping, 100% of the products are verified for functionality, performance, and safety.

The Company intends to scale up its production by initially using contract manufacturers and/or strategic original equipment manufacturer (OEM agreements) for large production throughput.

The suppliers that the Company purchases from and engages with are limited to those that are approved by our Quality Assurance department, which maintains an Approved Supplier List. The Company categorizes suppliers into three groups: (i) non-critical, (ii) important, and (iii) critical. For example, our “non-critical” suppliers include general distributors and/or suppliers of commercially available “off-the-shelf” items such as mechanical and electrical standard hardware, blank label stock, seals and labeling pouches, and our “important” suppliers include custom component suppliers, test facility providers and consultants.

Before a supplier is classified as “critical,” the Company assesses the supplier’s: (a) specific or proprietary core competencies, (b) tooling costs and lead time, and (c) product delivery lead time. Any supplier whose processes or products are required by the Company to be validated are classified as “critical.” Another factor that the Company considers is the lead time to approve an alternative supplier. As of the date of this registration statement/ prospectus, although there are various suppliers in the U.S. and abroad that can produce high quality ultrasound transducers for the Company, the Company has only engaged in the supplier validation and approval process with one such supplier which manufactures ultrasound transducer subcomponents in accordance with the Company’s specifications. Because the Company has validated this supplier, but has not undertaken the significant commitment of resources to validate and approve other such suppliers of ultrasound transducers, despite the fact that the Company could choose to do so, it considers this supplier as being “critical” on our Approved Supplier List but not a principal supplier. In addition, as of the date of this registration statement/prospectus, the Company does not have written agreements in place with this critical supplier, and is operating under an individual purchase order platform, on an as-needed-basis; however, the Company may enter into such agreements in the future.

Key Agreements

Sales Agent Agreement with NXC Imaging

On May 31, 2023, QT Imaging, a wholly-owned subsidiary of the Company, entered into the NXC Agreement with NXC Imaging, a wholly owned subsidiary of Canon Medical Systems USA, Inc. , pursuant to which QT Imaging appointed NXC as the non-exclusive agent for the sale of QT Imaging products and services in non-exclusive territories: the U.S., U.S. territories, and U.S. Department of Defense installations. Additionally, NXC was appointed as the exclusive servicer of QT Imaging products sold by NXC under the terms of the NXC Agreement.

Under the NXC Agreement, QT Imaging has the right to set the price for its products and agreed to pay NXC a commission based on the purchase order price charged to a customer. Pursuant to the NXC Agreement, NXC is responsible for promotion and sale of the QT Imaging products and services within the designated territory, as well as servicing the QT Imaging products sold by NXC.

The initial term of the NXC Agreement is for three years. Either party may terminate the NXC Agreement if the counterparty breaches the agreement. NXC has the right to terminate the NXC Agreement if QT Imaging fails to pay commission due to NXC under the terms of the NXC Agreement, and QT Imaging has the right to terminate the NXC Agreement if NXC challenges, assists a third party in challenging or directly or indirectly aids another party in infringing QT Imaging’s intellectual property rights. QT Imaging and NXC may each terminate the NXC Agreement at any time, with or without cause, by providing a 90-day written notice to the other party.

Canon Letter of Intent

QT Imaging has also entered into the Canon Letter of Intent with CMSU and CMSC pursuant to which four binding purchase orders were delivered in January 2024 to QT Imaging for the acquisition by CMSC of two QT scanners, with 50% of the payment for the QT scanners having taken place on January 31, 2024 and the remaining payment and the shipment of the two QT scanners to occur by April 15, 2024.

CMSC will conduct the Feasibility Study on the QT scanners that it is acquiring, including product quality validation, development and manufacturing studies, clinical evaluation, regulatory investigation and marketing validation. The Feasibility Study will commence upon delivery of the QT scanners and the parties will make their best efforts to complete the Feasibility Study by July 31, 2024, but in any case, no later than the end of the year 2024.

Upon successful conclusion of the Feasibility Study, QT Imaging and CMSC intend to engage in a good faith discussion to develop a binding OEM agreement with CMSC, with such agreement targeted for execution in the second half of 2024. Under the contemplated OEM agreement, CMSC will commercialize and service the QT scanner worldwide, with Canon-branded systems to be sold exclusively through Canon global channels, including by NXC as provided for in the NXC Agreement, and a license fee to be mutually agreed upon to be paid to QT Imaging for each system sold by Canon or its partners. The parties also intend that CMSU will leverage the contemplated OEM agreement to source QT scanners for sale in the U.S. on terms to be mutually agreed upon.

CMSC will also use QT scanners that it is acquiring to perform clinical trials towards the possibility of it pursuing the regulatory approval process in Japan.

CMSC and QT Imaging have also discussed other potential terms between them.

Feasibility Agreement with Canon Medical Systems Corporation

On March28, 2024, QT Imaging entered into the Feasibility Study Agreement with Canon. The term of the Feasibility Study Agreement commenced on March 28, 2024 and shall remain in force until the end of December 2024 or until the execution of a definitive agreement that clearly supersedes the Feasibility Study Agreement, whichever comes earlier. In connection with the Feasibility Study Agreement, Canon will initiate studies to evaluate the business, technical, and clinical values of the Company’s QT Scanner including product quality validation, development and manufacturing studies, clinical evaluation, regulatory investigation, and market validation. Canon has no right to reverse engineer the QT Scanner and may only modify and disassemble the QT Scanner as necessary to conduct the feasibility study.

Under the terms of the Feasibility Study Agreement, QT Imaging shall provide support for the feasibility study as agreed with Canon from time to time during the term of the Feasibility Study Agreement and shall use its commercially reasonable efforts to facilitate the feasibility study. Both parties confirm that the support provided by QT Imaging will not result in significant costs to the Company, as it will only provide technical materials and knowledge that it already possesses and will not involve the creation of new materials or engineering. Each party will be responsible for covering its own expenses related to the feasibility study and the support, except if the parties agree in writing otherwise, one party shall pay to the other party an amount reasonable under the circumstances.

All know-how and intellectual property embodied in QT Scanner are owned by QT Imaging and all rights not expressly granted to QT Imaging are reserved.

Distribution Agreement with lnnovador Healthcare (Asia) Pte. Ltd.

Pursuant to the Innovador Distribution Agreement between QT Imaging and Innovador, dated November 2, 2022, Innovador was appointed as QT Imaging’s distributor for much of Asia. The territory for the Innovador Distribution Agreement includes Singapore, Malaysia, Thailand, Indonesia, Philippines, Myanmar, Vietnam, Cambodia, Laos, Brunei, India, Pakistan, Sri Lanka, Bangladesh, Nepal, Mongolia, Taiwan, Hong Kong, and Macau. Under the Innovador Distribution Agreement, QT Imaging is responsible for developing and manufacturing its products and supporting Innovador’s product registration and sales and marketing efforts, and Innovador is responsible for product registration, market development, sales & marketing, distribution, and service of the QT Imaging products. Under the Innovador Distribution Agreement, Innovador provides QT Imaging with nonbinding forecasts of the volume of QT Imaging’s products it expects to sell each year. Innovador takes possession of any machines it purchases.

The initial term of the Innovador Distribution Agreement is three years. Either party may terminate the Innovador Distribution Agreement if the counterparty breaches the agreement, engages in fraudulent conduct, becomes insolvent or is adjudicated bankrupt, or fails to function as a viable and operative concern or to conduct its operations in the normal course of business.

Intellectual Property, Patents & Trademarks

Under its former name QT Ultrasound LLC, QT Imaging, a wholly-owned subsidiary of the Company, has multiple U.S. and European patents and 6 registered U.S. trademarks. QT Imaging does not disclose its proprietary reconstruction algorithm technology. The details regarding this intellectual property is shown below.

IP AND PATENT CATALOG

The table below shows our utility patents and utility patent applications:

JURIS DICTION	NUMBER	TITLE	DATE FILED	DATE GRANTED	EXPIRATION DATE	OWNER
US	US8827 908B2	APPARATUS FOR ULTRASOUND IMAGING	6/30/2011	9/9/2014	6/29/2032	QT Imaging, Inc. and Esaote SpA
US	US9392 994B2	APPARATUS AND METHOD FOR ULTRASOUND IMAGING WITH CONTRAST AGENTS	4/5/2011	7/19/2016	11/19/2034	QT Imaging, Inc.
US	US7771 360B2	BREAST SCANNING SYSTEM	4/8/2004	8/10/2010	6/10/2029	QT Ultrasound LLC
US	US8366 617B2	BREAST SCANNING SYSTEM	5/14/2008	2/5/2013	11/18/2031	QT Ultrasound LLC, CVUS Clinical Trials LLC
US	US7699 783B2	METHOD FOR IMAGING AND TREATING A BREAST	6/15/2005	4/20/2010	1/23/2027	QT Ultrasound LLC
EP DE FR GB	EP1765 176B1	METHOD OF IMAGING AND APPARATUS FOR IMAGING AND TREATING A BREAST	6/16/2005	12/19/2012	6/16/2025	Biotex Pharma Investments LLC
EP DE FR GB ES IT NL	EP2148 612B1	BREAST SCANNING SYSTEM	5/14/2008	1/6/2021	5/14/2028	QT Ultrasound LLC
EP DE FR GB	EP1610 687B1	BREAST SCANNING SYSTEM	4/9/2004	1/23/2019	4/9/2024	QT Ultrasound LLC
US	US1076 5402B2	AUTOMATIC LATERALITY IDENTIFICATION FOR ULTRASOUND TOMOGRAPHY SYSTEMS	11/23/2016	9/8/2020	12/1/2038	QT Ultrasound LLC
US	US8246 543B2	IMAGING METHOD UTILIZING ATTENUATION AND SPEED PARAMETERS IN INVERSE SCATTERING TECHNIQUES	5/14/2008	8/21/2012	3/8/2031	QT Ultrasound LLC, CVUS Clinical Trials LLC
EP	EP3843 627A4	APPLICATION OF MACHINE LEARNING TO ITERATIVE AND MULTIMODALITY IMAGE RECONSTRUCTION	8/30/2019	PENDING		QT Imaging, Inc.

JURIS DICTION	NUMBER	TITLE	DATE FILED	DATE GRANTED	EXPIRATION DATE	OWNER
US	US1117 0544B2	APPLICATION OF MACHINE LEARNING TO ITERATIVE AND MULTIMODALITY IMAGE RECONSTRUCTION	8/30/2019	11/9/2021	8/30/2039	QT Imaging, Inc.
US	US1043 3818B2	COLOR CODING AN IMAGE FOR IDENTIFYING ANATOMY USING QUANTITATIVE TRANSMISSION ULTRASOUND TOMOGRAPHY	12/8/2017	10/8/2019	6/12/2038	QT Ultrasound LLC

TRADEMARKS	SERIAL NO	REGISTRATION	FILING DATE	Published for Opposition	Registration date
QT ULTRASOUND	86295291	4729168	5/29/2014	10/21/2014	4/28/2015	QT Imaging, Inc.
QT IMAGING	97112372	In the publication period	11/7/2021	9/27/2022		QT Imaging, Inc.
QT VIEWER	5586707	87067439	6/10/2016	5/16/2017	10/16/2018	QT Imaging, Inc.
QTSCAN	87129339	5851942	8/5/2016	5/23/5017	9/3/2019	QT Imaging, Inc.
QTBREASTHEALTH	88059928	5991966	7/31/2018	9/24/2019	2/18/2020	QT Imaging, Inc.
VOLOGRAPHY	90329042	In the publication period	11/19/2020	6/8/2021		QT Imaging, Inc.

The Company is not aware of any research laboratories, commercial companies or universities developing ultra-low frequency transmitted sound imaging using inverse scattering image reconstruction. Therefore, the Company believes that its patent and proprietary position is currently substantial and a very valuable asset.

Government Regulation

Our existing product, the QT Breast Scanner, products under development, and our operations will be subject to extensive regulation by the FDA, and other federal and state authorities in the U.S., as well as comparable authorities in foreign jurisdictions. Our products do not emit radiation, but are subject to regulation as medical devices in the U.S. under the FDCA and as implemented and enforced by the FDA, and under comparable regulatory schemes in foreign jurisdictions.

FDA Regulation of Medical Devices

The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed within the U.S. are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

FDA Premarket Clearance and Approval Requirements

Subject to certain exceptions, each medical device commercially distributed in the U.S. requires either FDA clearance of a 510(k) premarket notification, or approval of a PMA application. Under the FDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of QSR, facility registration and product listing, reporting of adverse medical events and truthful and non-misleading labeling, advertising and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents.

While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified, but are subject to the FDA’s premarket notification and clearance process in order to be commercially distributed.

510(k) Clearance Marketing Pathway

The current QT Breast Scanner is a Class II device, and we expect products under development such as the QT Infant Scanner and the QT Orthopedic Scanner will also be Class II devices subject to premarket notification and clearance under section 510(k) of the FDCA. To obtain 510(k) clearance, we must submit to the FDA a premarket notification submission demonstrating that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device), and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to twelve months, but often takes longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, the FDA collects user fees for certain medical device submissions and annual fees and for medical device establishments. For fiscal year 2023, the small business user fee for a 510(k) premarket notification application is $4,967. If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.

After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval or de novo reclassification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), a de novo request or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or until PMA approval is obtained or a de novo request is granted. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, the FDA officials announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. In May 2019, the FDA solicited public feedback on these proposals. The FDA requested public feedback on whether it should consider certain actions that might require new authority, such as whether to sunset certain older devices that were used as predicates under the 510(k) clearance pathway. These proposals have not yet been finalized or adopted, and the FDA may work with Congress to implement such proposals through legislation.

More recently, in September 2019, the FDA finalized guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA intends to develop and maintain a list of device types appropriate for the “safety and performance based” pathway and will continue to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible.

PMA Approval Pathway

If any of our products are classified as Class III, they will be subject to a PMA approval process. At this time, we believe, but cannot be certain, that our devices will be approved under Class II, thus avoiding the time consuming and expensive PMA approval pathway. Class III devices require PMA approval before they can be marketed, although some pre-amendment Class III devices for which the FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR. PMA devices are also subject to the payment of user fees, which for fiscal year 2023 includes a standard small business application fee of $110,387 and an annual establishment registration fee of $6,493.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness. We do not currently expect any of our products to be marketed pursuant to a PMA.

Clinical Trials

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption (“IDE”) regulations which govern investigational device labeling, prohibit promotion of the investigational device and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. If the device under evaluation does not present a significant risk to human health, then the device sponsor is not required to submit an IDE application to the FDA before initiating human clinical trials, but must still comply with abbreviated IDE requirements when conducting such trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the Company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

Regardless of the degree of risk presented by the medical device, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”) for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-Market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

•	establishment registration and device listing with the FDA;

•

QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of investigational products, or the promotion of “off-label” uses of cleared or approved products;

•	requirements related to promotional activities;

•

clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of certain modifications to PMA-approved devices;

•

medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

•

correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health; and

•

the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Our manufacturing processes are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file and complaint files. As a manufacturer, we will be subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products, which would have a material adverse effect on our business. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

•	recalls, withdrawals or administrative detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted;

•	refusal to grant export approvals for our products; or

•	criminal prosecution.

Healthcare Regulatory Laws

Within the U.S., our products and our customers will be subject to extensive regulation by a wide range of federal and state agencies that govern business practices in the medical device industry. These laws include federal and state anti-kickback, fraud and abuse, false claims, transparency and anti-corruption statutes and regulations. Internationally, other governments also impose regulations in connection with their healthcare reimbursement programs and the delivery of healthcare items and services.

U.S. federal healthcare fraud and abuse laws will generally apply to our activities, among other reasons because we expect that our products will be covered under federal healthcare programs such as Medicare and Medicaid. The Anti-Kickback Statute is particularly relevant because of its broad applicability. Specifically, the Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for, or to induce, either the referral of an individual, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under federal healthcare programs, such as the Medicare and Medicaid programs. Almost any financial interaction with a healthcare provider, patient or customer will implicate the Anti-Kickback Statute. Statutory exceptions and regulatory safe harbors protect certain interactions if specific requirements are met. However, only those interactions that represent fair market value exchanges generally are protected by a safe harbor or exception. The government can exercise enforcement discretion in taking action against unprotected activities. Further, a person or entity does not need to have actual knowledge of the Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties statute. Penalties for Anti-Kickback Statute violations may include both criminal penalties such as imprisonment and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Exclusion would mean that diagnostic tests using our products would no longer be eligible for reimbursement under federal healthcare programs.

Many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any payor, not only federal healthcare programs. Insurance companies may also bring a private cause of action for treble damages against a manufacturer for a pattern of causing false claims to be filed under the federal Racketeer Influenced and Corrupt Organizations Act.

Another development affecting the healthcare industry is the increased use of the federal Civil False Claims Act and, in particular, actions brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. The False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. In addition, various states have enacted false claim laws analogous to the Civil False Claims Act, although many of these state laws apply where a claim is submitted to any third-party payor and not merely a federal healthcare program.

HIPAA, among other things, created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The HIPAA healthcare fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statutes or specific intent to violate them in order to have committed a violation.

Laws and regulations have also been enacted by the federal government and various states to regulate the sales and marketing practices of medical device and pharmaceutical manufacturers. The laws and regulations generally limit financial interactions between manufacturers and healthcare providers, require pharmaceutical and medical device companies to comply with voluntary compliance standards issued by industry associations and the relevant compliance guidance promulgated by the U.S. federal government and/or require disclosure to the government and/or public of financial interactions (so-called “sunshine laws”). Many of these laws and regulations contain ambiguous requirements or require administrative guidance for implementation. Manufacturers must adopt reasonable interpretations of requirements if there is ambiguity and those interpretations could be challenged. Given the lack of clarity in laws and their implementation, our activities could be subject to the penalty provisions of the pertinent federal and state laws and regulations.

Coverage and Reimbursement

Over the past few years, the growth rate of advanced imaging volumes has slowed in part due to additional patient-related cost-sharing programs and an increasing trend of third-party payors intensifying their utilization management efforts, for example, through benefit managers who require prior authorizations to control the growth rate of imaging services generally. We expect that these trends will continue.

By way of example, in the U.S., the Protecting Access to Medicare Act of 2014 required CMS, in conjunction with medical specialty societies, to adopt AUC for certain advanced diagnostic imaging services, including MRI, CT, nuclear medicine (including PET). Beginning in 2020, payment is made to the furnishing professional for an applicable advanced diagnostic imaging service only if the claim indicates that the ordering professional consulted a qualified clinical decision support mechanism, as identified by HHS, as to whether the ordered service adheres to the applicable AUC. Applicable settings include physician offices, hospital outpatient departments, including emergency departments, ambulatory surgical centers and independent diagnostic testing facilities. Advanced imaging services ordered by certain physicians identified as having outlier-ordering partners will be subject to prior authorization for applicable imaging services provided to Medicare beneficiaries. The outlier methodology used by CMS will be subject to future notice and comment rulemaking before the prior authorization component is implemented. We cannot predict the full impact of this project.

Third-party payors may impose limits on coverage or reimbursement for diagnostic imaging services, including denying reimbursement for tests that do not follow recommended diagnostic procedures or can only be billed using an unlisted or miscellaneous code. To the extent our customers will depend on third-party payors, unfavorable coding, coverage and reimbursement policies may constrict the profit margins of our provider customers, which may force us to lower our fees to attract and retain customers. If we are required to request new billing codes that more precisely identify and describe our imaging services, coverage is limited or reimbursement rates are inadequate, a healthcare provider might find it financially unattractive to own diagnostic imaging systems. It is possible that third-party payor coding, coverage and reimbursement policies will affect the need or prices for our products in the future, which could significantly affect our financial performance and our ability to conduct our business.

Healthcare Reform

In the U.S. and certain foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system. In March 2010, the ACA was signed into law and substantially changed the way healthcare is financed by both governmental and private insurers in the United States. The ACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments and fraud and abuse changes. Additionally, the ACA imposed, among other things, a new federal excise tax on the sale of certain medical devices, which, through a series of legislative amendments, was suspended, effective January 1, 2016, and subsequently repealed altogether on December 20, 2019, provided incentives to programs that increase the federal government’s comparative effectiveness research and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. By way of example, in 2017, Congress enacted the TCJA, which eliminated the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a Texas U.S. District Court Judge ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the TCJA, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit ruled that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. However, the decision of the U.S. Court of Appeals for the 5th Circuit was appealed to the U.S. Supreme Court. On June 17, 2021, the U.S. Supreme Court held that the states that initially commenced the challenge to the ACA didn’t have standing to challenge the law, effectively ending this challenge. But it remains possible that future challenges to the ACA may be brought, and it is unclear how any future decisions and other efforts to repeal and replace the ACA will impact the ACA.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year and reduced payments to several types of Medicare providers. We believe the overall escalating cost of medical products and services being paid for by the government and private health insurance has led to, and will continue to lead to, increased pressures on the healthcare and medical device industry to reduce the costs of products and services.

Data Privacy and Security

Medical device companies may be subject to U.S. federal and state and foreign health information privacy, security and data breach notification laws, which may govern the collection, use, disclosure and protection of health-related and other personal information. In the U.S., HIPAA imposes privacy, security and breach reporting obligations with respect to individually identifiable health information upon “covered entities” (health plans, health care clearinghouses and certain health care providers), and their respective business associates, individuals or entities that create, receive, maintain or transmit PHI in connection with providing a service for or on behalf of a covered entity. HIPAA and its respective implementing regulations, including the final omnibus rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. HIPAA mandates the reporting of certain breaches of health information to HHS, affected individuals and if the breach is large enough, the media. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured PHI, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. The Health Information Technology and Clinical Health Act also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions.

Even when HIPAA does not apply, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act, 15 U.S.C § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards. The FTC’s guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA Security Rule.

In addition, certain state and non-U.S. laws, such as the GDPR, govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Further, “business associates,” defined as independent contractors or agents of covered entities that create, receive, maintain or transmit PHI in connection with providing a service for or on behalf of a covered entity, are also subject to certain HIPAA privacy and security standards. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. For example, California recently enacted legislation, the CCPA, which went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for PHI maintained by a covered entity or business associate, it may regulate or impact our expected processing of personal information depending on the context. In Europe, the GDPR went into effect in May 2018 and introduces strict requirements for processing the personal data of European Union data subjects. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. The State of Israel has also implemented data protection laws and regulations, including the Israeli Protection of Privacy Law of 1981.

Foreign Regulation

As we plan to market and deploy the QT Breast Scanner and products under development broadly across the globe, we will be subject to regulations applicable to medical and radiation-emitting devices in the jurisdictions in which we operate, which regulations vary among countries. While some countries’ regulations may not impose barriers to marketing and selling our products or only require certain notification, others may require that we obtain the clearance, registration or approval of a specified regulatory body. The process for obtaining such clearance, registration or approvals may involve additional testing and time. Furthermore, complying with foreign regulatory requirements can be expensive and time-consuming, and we will need to seek for regulatory clearances or approvals in each country in which we plan to market our products. In addition, depending on the country, if we modify our products, we may need to apply for additional regulatory clearances or approvals before we are permitted to sell the modified product. Also, for maintaining our authorizations in a particular country, we will need to continue meeting quality and safety standards required in such country. The Company may seek additional regulatory approvals outside of the U.S. but as of the date of this registration statement/prospectus, we do not have sufficient information to determine when, if ever, the Company will receive regulatory approval from any other jurisdictions.

Finally, while regulatory clearance or approval by the FDA does not ensure registration, clearance or approval by regulatory authorities in other countries, registration or regulatory clearance or approval in one country, or denial thereof, may have effects on the regulatory process in others.

FUTURE BUSINESS OF QT IMAGING HOLDINGS

The following discussion reflects the business of the Company. In this section, “we,” “our,” “the Company” or “QT Imaging” below generally refers to QT Imaging Holdings, Inc. and its subsidiaries.

Sales and Marketing

The Company’s primary sales and marketing efforts, as QT Imaging Holdings, in the short-to-medium term will be to focus on the $3 billion breast imaging market, building up and out the pediatric market, seeking FDA clearance for those QT Imaging devices being developed and launching the sales and marketing programs to support those products and initiatives.

Breast Imaging

The current standard of care for imaging in breast cancer screening, diagnosis, and treatment is far from satisfactory.

Generally, the process starts with X-ray mammography, the primary screening tool for women. Mammography uses radiation, which in sufficient cumulative doses can increase the risk of cancer; is uncomfortable to painful for patients as it involves breast compression.

Callbacks for adjunct screening and diagnosis include ultrasound, MRI, and may include biopsies. This process is expensive, time consuming, and can be trying for women. Also, the use of three imaging modalities in the process speaks to the weakness of any one in adequately screening for breast cancer.

The Company’s opportunity in breast imaging is to speed the time to diagnosis for women with cancer, and to provide assurance for women who do not have the disease with a better patient experience and lower cost than the current standard of care.

While the Company believes women will embrace its technology, the Company is focused on achieving clinical adoption through the medical community, which requires continuing research on the clinical efficacy of the QTscan and development of key opinion leaders (“KOLs”) who can speak to the clinical value of its machines in practice. In addition, the Company must navigate the economics and price controls of the U.S. reimbursement system, as well as the economics and price controls of any foreign country in which the Company’s products and product candidates may receive regulatory approval. The Company is also working to expand its clearances to support marketing the device as a primary screening tool, initially for high-risk younger women and eventually for all women. Finally, even given the achievement of all of these objectives, there must be a “critical mass” of installed scanners – patients must be able to access the machines.

The Company intends to follow a staged entry into the market, beginning with clearances already in place which support its use as an adjunct to mammography and to monitor treatment. It will then use these placements as footholds from which to build presence in the medical community and acquire the data needed for additional FDA clearances and insurance reimbursement. In parallel with these efforts, the Company will solidify existing business and distribution strategic partnerships to cover sales in the U.S., as well as partnerships to build strong manufacturing processes to deliver the scanners in large scale production.

Leverage Current Clearances to Build Presence and Awareness in the Medical Community

The current QT Breast Scanner is a Class II device subject to premarket notification and clearance under Section 510(k) of the FDCA. The QT Breast Scanner is currently cleared by the FDA under Section 5.10(k) (which clearance was granted in June 2017) for breast imaging but not as a replacement for screening mammography – currently, the device has FDA approval and can be reimbursed in cases where additional breast imaging is necessary. This includes women who need adjunctive screening, such as: women with dense breasts or where there is a finding; high risk women below the recommended age for mammography; and women who would benefit from more frequent breast imaging, such as women undergoing treatment or women on prophylactic medication to prevent breast cancer.

Many patients may find QT Imaging modality preferable for dense breasts, implants, post therapy screening where breasts can be very sensitive to compression and where patients have concerns about the radiation dose.

A particular opportunity for the Company under its current clearance is to provide a backup option for women who are recommended for a breast MRI but are unwilling or unable to have it for cost or accessibility reasons. With additional clinical data comparing the clinical efficacy of the QT Breast Scanner to MRIs, the QT Breast Scanner may become a less expensive, more patient-friendly alternative to MRIs (no contrast-dye, no claustrophobia, no noise). QT Scanners will free MRI scanners for other non-breast imaging studies).

Achieving clinical adoption requires building awareness and acceptance in the medical community. The first step will be to place machines with early adopters who see the benefits of the Company’s technology, are interested in using the device in their practice, are willing to collect data on its use, and will publish results or speak to their peers about its clinical value.

An example of this strategy in practice is the National Cancer Institute grant received in 2022 in partnership with the University of Chicago – Urbana whereby the Company will place a QT Breast Scanner at St. Margaret’s Hospital in Toronto, Canada. The objective is to evaluate and measure the effectiveness of the QTscan in evaluation and monitoring cancer treatment. The results of the study will be published and would represent an independent validation of the clinical value of the QTscan with the imprimatur of a respected university, hospital, and the National Cancer Institute. The Company intends to establish similar peer-review partnerships with respected medical organizations, practices, and practitioners in the future.

Medical Advisory Board

The Company intends to assemble a medical strategic advisory board (MSAB) of respected, high-profile members of the medical community, with emphasis on radiologists, orthopedic surgeons, OBGYN experts, and breast health professionals. The Company will select candidates for the MSAB based on their professional qualifications and experience. This medical advisory board will serve two purposes:

•	Provide guidance as to how to optimize the products and services and position them to the market; and

•	Reinforce the marketing message to the medical community (e.g., “Doctors like you helped design this product.”).

The MSAB shall meet periodically in person or by telephone with the management of the Company and/or the Board to advise on scientific, product development and marketing matters. The Company intends to enter into confidentiality and advisory agreements with members of our medical advisory board. As of the date of this registration statement/prospectus, the management of the Company and/or the Board has not determined if there would be a MSAB or any compensation would be paid to the medical advisory board.

The Company expects that Mammography Quality Standards Act and Program (“MQSA”) centers will be an attractive market for the Company once the Company has received primary screening clearance from the FDA for high-risk young women. As of October 1, 2022, there are 8,790 of these facilities across the United States.35 The Company believes that QT Breast Scanners placed at these MQSA centers would offer these centers an opportunity to expand their available market by specifically appealing to younger women with dense breast tissue, while also providing an alternative for adjunctive screening.

[35]	See, U.S. Food & Drug Administration, MQSA National Statistics (Feb. 1, 2023), available at https://www.fda.gov/radiation-emitting-products/mqsa-insights/mqsa-national-statistics.

Sales and Marketing Strategy

The Company’s sales efforts will be supported by partnership with strategic sales and distributors partners, with solid channels in the industry and large sales organizations. The Company that will scale scanner placements in hospitals, imaging centers, and health centers via such partnerships.

Use an Installed Base as a Platform to Expand Awareness and Produce Additional Data for Clinical Acceptance, Reimbursement, and Additional FDA Clearances

Part of the challenge of achieving clinical acceptance and adoption of the Company’s technology is data that proves the efficacy of the QTscan relative to the current standard of care for breast imaging in screening, diagnosis and treatment. The rollout of QT Breast Scanners as described in the previous section will provide multiple means of collecting this data for clinicians, which can also be used to support reimbursement and expanded FDA clearances of the QT Breast Scanner as an alternative to screening mammography.

Data collection and analysis, support reimbursement and expanding FDA clearances are time-consuming, but with the help of the installations that will be accelerated through the placement programs detailed above, the Company believes that it can achieve these objectives with maximum efficiency.

Selectively Consider Offshore Marketing Opportunities

The Company has had some success with marketing initiatives outside the U.S. As discussed above, the Company currently has distribution relationship with Innovador, based in Singapore.

Innovador intends to initially market the QT Breast Scanner throughout Asia (with the exception of China, Japan and Korea, which will be marketed to under separate distribution arrangements with other companies). The Asia market is attractive as the incidence of dense breast tissue in Asian women36 is higher than that in the U.S. women37. The Company’s relationship with Innovador is a model to its future placements since Innovador is run by a medical doctor, who understands the benefits of the Company’s scanning technologies, as well as the challenges of bringing it to market.

Market Segments

As the installed base for QT Breast Scanners expands, and as discussed above, the Company intends to tailor its marketing efforts towards three segments as it builds awareness and acceptance for its imaging technology. All are important for success, and each requires its own strategy and messaging.

•

Patients. This is the end-user/consumer – the women who are dissatisfied with the current scanning model. The Company intends to approach patients through multiple channels, beginning with outreach efforts to recruit key influencers and opinion leaders. These individuals would be recruited through networking and education via targeted interest groups and would become advocates of the benefits of the Company’s technology to their respective groups.

•

Medical Professionals/Radiologists. In addition to marketing to women, the Company intends to launch an intensive campaign aimed at the medical community. This will actually be a more difficult effort than that aimed at women – from the provider perspective, the need for multiple scans and callbacks that are a negative for patients are actually seen as an economic positive as additional patient visits generate a significant amount of revenue. This is true for both institutions and radiologists, and neither have a great incentive to deviate from the current status quo.

[36]

See, American Journal of Roentgenology, Mammographic Breast Density and Race (Apr. 2007), Table 1, available at https://www.ajronline.org/doi/10.2214/AJR.06.0619#:~:text=This%20study%20shows%20that%20Asians, that%20among%20Caucasians%20%5B19%5D.

[37]	See, CDC, What does it Mean to Have Dense Breasts, available at https://www.cdc.gov/cancer/breast/basic_info/dense-breasts.htm (last visited Feb. 10, 2023).

The Company has identified multiple tactics for penetrating this potential resistance in the provider group:

•	Recruit KOLs in the medical community who believe in the benefits of the Company’s technology and are willing to speak out on its behalf.

•

The Company has demonstrated through multiple trials that its breast scanning technology has advantages over other solutions. It intends to promote this message directly to the radiology community through seminars and trade shows.

•

In any product development and marketing effort, it is critical to involve the individuals who will actually be using the product. To this end, the Company intends to enlist a board of advisors from the radiology community, specifically the breast health community. These individuals will not only provide valuable insight into how to market, and if necessary, “tweak” the QT Breast Scanner to best suit the needs of the users, but also will serve as emissaries to the medical community.

•

Teaching hospitals. In conjunction with the outreach to medical providers, the Company intends to drive the acceptance of its imaging technology by introducing the QT Breast Scanner into teaching hospitals. Much like the tactics for penetrating the overall medical community, this will entail enlisting a key set of high-profile opinion leaders who are members of, or affiliated with, these institutions. This will not only allow the Company to introduce and demonstrate its superior imaging capabilities but familiarize medical students with the technology as a standard method of care to be incorporated into the breast screening regimen.

MANAGEMENT

The following is a list of the persons who currently serve, as of the date of this prospectus, as directors and executive officers of QT Imaging Holdings.

Name	Age	Position
Dr. Raluca Dinu	50	Chief Executive Officer and Director (Class III)
Stas Budagov	36	Chief Financial Officer
Dr. Avi Katz	66	Chairman of the Board of Directors (Class III)
Dr. John C. Klock	79	Director (Class III)
Ross Taylor (1)(2)(3)	60	Director (Class II)
Daniel Dickson (2)(3)	71	Director (Class I)
James Greene (1)(2)(3)	69	Director (Class I)
Professor Zeev Weiner (1)(2)(3)	65	Director (Class II)

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Dr. Raluca Dinu, Chief Executive Officer and Director.

Dr. Raluca Dinu co-founded GigCapital5 with Dr. Avi S. Katz, who is Chairman of the Board, and has served as a member of the Board, President, Chief Executive Officer and Secretary of the GigCapital5 since February 2021. Dr. Dinu has spent approximately 21 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Dinu has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. She served as the Chief Executive Officer of GIG2 from August 2019 to June 2021 and as a member of its board of directors since March 2019 and has continued in that role after that company became UpHealth, Inc. She also served on the board of directors of GIG3 beginning in February 2020 and continued in that role after that company became Lightning eMotors, Inc. in May 2021 until October 2021. She has also served as a member of the board of directors of BigBear.ai Holdings, Inc. since its inception in December 2020 as GIG4, and prior to the December 2021 business combination, was also the President, Chief Executive Officer and Secretary of GIG4 since its inception in December 2020. Drs. Katz and Dinu co-founded GigInternational1, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, aerospace and defense, mobility and semiconductor industries with a particular emphasis on the EMEA market. GigInternational1 completed its initial public offering in May 2021, in which it sold 20,900,000 units at a per unit price of $10.00, with each unit consisting of one share of GigInternational1 common stock and one-half (1/2) of one warrant to purchase one share of GigInternational1 common stock, generating aggregate proceeds of $209 million. Dr. Dinu has served as a director since the inception of GigInternational1 and as the Chief Executive Officer, President and Secretary of GigInternational1 since March 2021. In November 2022, GigInternational1 decided to liquidate and dissolve the company rather than pursue a business combination, and in December 2022, GigInternational1 delisted from Nasdaq after liquidating its trust account. Dr. Dinu also holds a 45% membership interest in each of GigFounders, LLC, which holds 5% of the membership units of GigCapital5’s Sponsor, and in the managing company of GigCapital5’s Sponsor, GigManagement, LLC, and has served as a managing member of GigManagement, LLC since its inception. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of IDT’s Optical Interconnects Division. Prior to that, she held several executive-level positions at GigPeak, including Executive Vice President and Chief Operation Officer from April 2016 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February

2014 to September 2017, Dr. Dinu was a member of the board of directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações (CPqD). From 2001 to 2008, Dr. Dinu was Vice President of Engineering at Lumera (Nasdaq: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-M.B.A. from Stanford University. She also has a Corporate Director certificate from Harvard Business School, after completing the certification for Audit Committees and Compensation Committees in 2021, and Making Corporate Boards More Effective in 2022. Dr. Dinu is married to Dr. Katz, the Chairman of the Board.

We believe Dr. Dinu is qualified to serve on the Board based on her business experience as a board member of a publicly-listed company and her investing experience.

Stas Budagov, Chief Financial Officer.

Mr. Budagov has served as the Chief Financial Officer of QT Imaging since December 2023. Mr. Budagov currently serves as a consultant at CBIZ APG, through which he has been providing consulting services to public and private clients since 2022. Mr. Budagov previously provided financial consulting services to private and public companies while at Acilon Consulting LLC, a boutique accounting firm, from 2017 until 2022, serving as acting revenue director at Natera, Inc., a public biotech company, acting finance director at Kodiak Sciences, Inc., a public life science company, and a senior manager of more than five IPO projects for clients in the medical device, life science, and biotech industries. Immediately prior, Mr. Budagov worked at The Siegfried Group, where he was a contractor at Ernst and Young from 2013 to 2016, and advisor to management teams of public companies regarding audit processes, internal controls, and commercial contracts in 2017. Mr. Budagov also has four years of accounting experience, having served as senior accountant at regional public accounting firms. He earned his Bachelor of Science degree in accounting from George Mason University in Fairfax, VA and has been a Certified Public Accountant since 2013 in the State of Virginia.

We believe that Mr. Budagov is qualified to serve in the capacity of the Company’s Chief Financial Officer based on his 15 years of accounting and consulting experience.

Directors

Dr. Avi S. Katz co-founded GigCapital5 together with Dr. Raluca Dinu, who is also the Chief Executive Officer and President of GigCapital5, and has served as the Chairman of the Board since the inception of GigCapital5 in January 2021. Dr. Katz had also been GigCapital5’s Chief Executive Officer and President for a short period of time before Dr. Dinu substituted for him as GigCapital5’s Chief Executive Officer and President. Dr. Katz holds a 45% membership interest in GigFounders, LLC (while another 45% are held by Dr. Dinu), and is its sole managing member, and through GigFounders, LLC, holds an indirect membership interest in GigCapital5’s Sponsor, of which he is the sole manager (GigFounders, LLC holds 5% of the membership units of GigCapital5’s Sponsor). Dr. Katz also holds a 45% membership interest in GigManagement, LLC, the managing company of GigCapital5’s Sponsor, and has served as a managing member of such managing company since its inception. Dr. Katz has spent approximately 35 years in international executive positions within the TMT industry working for privately held start-ups, and publicly traded middle-cap companies and large enterprises. After the sale of GigPeak (also known as GigOptix, NYSE GIG), which he founded and bootstrapped in April 2007 to IDT International (NYSE IDT) in April 2017, in October 2017, Dr. Katz founded GigCapital Global as a serial issuer of private-to-public equity (PPE) entity, also known as special-purpose-acquisition-company (SPAC) and served as since as its executive chairman of the board. In September 2017 he founded GigCapital, Inc. (“GIG1”), company formed for the purpose of acquiring a company in the TMT industry. GIG1 completed its initial public offering in December 2017, in which it sold 14,375,000 units at price of $10.00 per unit, with each unit consisting of one share of GIG1 common stock, three-fourths (3/4) of one warrant to purchase one share of GIG1 common stock and one right to receive one-tenth (1/10) of one share of GIG1 common stock, generating aggregate proceeds of approximately $144 million. On February 22, 2019, GIG1 entered into a stock purchase agreement to acquire Kaleyra S.p.A. at about transaction enterprise value of $187 million with combined cash and/or promissory note consideration of $15 million. The transaction closed on November 25, 2019, and GIG1 was renamed Kaleyra, Inc. and listed on the NYSE American stock exchange under the symbol “KLR” (and since that time, Kaleyra uplisted to the NYSE. In November 2023, KLR was sold to Tata Communications at a transaction enterprise value of about $320 million in a cash deal and ceased to exist as a public company. Dr. Katz served as the Chairman of the board and Secretary of Kaleyra since the consummation of the transaction in November 2019 and till the acquisition by Tata. In this capacity, Dr. Katz steered many restructuring and refinancing, including the acquisition of mGage from Blackstone for about $225 million in a cash and stock deal in June 2021. Prior to that time, Dr. Katz served as the Executive Chairman, Secretary, and Chief Executive Officer of GIG1. In March 2019, Dr. Katz founded GigCapital2, Inc. (“GIG2”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG2 completed its initial public offering in June 2019, in which it sold 17,250,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG2 common stock, one warrant to purchase one share of GIG2 common stock, and one right to receive one-twentieth (1/20) of one share of GIG2 common stock, generating aggregate proceeds of about $173 million. On June 8, 2021, GIG2 completed its business combination with each of UpHealth Holdings, Inc. and Cloudbreak Health, LLC, and the Company changed its name to UpHealth, Inc. and is listed on the NYSE under the new ticker symbol “UPH.” Dr. Katz initially served as the Chief Executive Officer of GIG2 until August 2019, when Dr. Dinu substituted for him in that position. He also served as the Executive Chairman and Secretary of GIG2 since inception until the closing of the business combination in June 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of UpHealth, becoming the sole Chairman of the board of UpHealth in June 2022. In this capacity, Dr. Katz was steering many restructuring and refinancing of the company, including the sales of two divisions of the company, to IGI for $56 million in a cash deal in June 2023 and the recent announced sale of Cloudbreak for $180 million in a cash deal to GTCR in March 2024. In February 2020, Drs. Katz and Dinu co-founded GigCapital3, Inc. (“GIG3”), a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT industry. GIG3 completed its initial public offering in May 2020, in which it sold 20,000,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG3 common stock and three-fourths (3/4) of one warrant to purchase one share of GIG3 common stock, generating aggregate proceeds of $200 million. On May 6, 2021, GIG3 completed its business combination with Lightning Systems, Inc., which does business as Lightning eMotors, and the Company retained such name. Lightning eMotors, Inc. was listed on the NYSE under the new ticker symbol “ZEV.” Dr. Katz served as the Chief Executive Officer, Executive Chairman and Secretary of GIG3 since its inception until the closing of the business combination in May 2021, when Dr. Katz was appointed as the Co-Chairman of the board of directors of Lightning eMotors, and served in that position until October 2021 when he did not stand for reelection to the board of directors. In December 2020, Drs. Katz and Dinu co-founded GIG4, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT and sustainable industries. GIG4 completed its initial public offering in February 2021, in which it sold 35,880,000 units at a per unit price of $10.00, with each unit consisting of one share of GIG4 common stock and one-third (1/3) of one (1) warrant to purchase one share of GIG4 common stock, generating aggregate proceeds of about $359 million. GIG4 listed on Nasdaq under the symbol “GIG.” In June 2021, GIG4 announced its agreement for a business combination with BigBear.ai Holdings, LLC. The business combination between GIG4 and BigBear.ai Holdings, LLC closed in December 9, 2021, and GIG4 was renamed BigBear.ai Holdings, Inc. BigBear.ai moved its listing from Nasdaq to the NYSE, where it is listed under the ticker symbol “BBAI.” Dr. Katz served as the Executive Chairman of GIG4 from its inception until the closing of the business combination with BigBear.ai on December 9, 2021, and since then and until March 2024, has continued to serve as a member of the board of directors of BigBear.ai. In February 2021, Drs. Katz and Dinu co-founded GigInternational1, Inc. a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the TMT, aerospace and defense, mobility and semiconductor industries with a particular emphasis on the EMEA market. GigInternational1 completed its initial public offering in May 2021, in which it sold 20,900,000 units at a per unit price of $10.00, with each unit consisting of one share of GigInternational1 common stock and one-half (1/2) of one (1) warrant to purchase one share of GigInternational1 common stock, generating aggregate proceeds of $209 million. GigInternational1 listed on Nasdaq under the symbol “GIW,” but in November 2022, decided to liquidate and dissolve the company rather than pursue a business combination, and in December 2022,

GigInternational1 delisted from Nasdaq after liquidating its trust account. Dr. Katz has been the Executive Chairman of GigInternational1 since its inception. Prior to launching his first Private-to-Public (PPE) company in 2017, Dr. Katz dedicated 10 years to incept and bootstrap, develop and manage GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc. He served as Chairman of the Board, Chief Executive Officer and President of GigOptix / GigPeak from its inception in 2007 until its sale in April 2017 to IDT International (Nasdaq: IDTI) for $250 million in cash. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the chief executive officer, president, and member of the board of directors of Intransa, Inc. From 2000 to 2003, Dr. Katz was the chief executive officer, president and a member of the board of directors of Equator Technologies. Prior to it, Dr. Katz held several leadership positions over the span of his career within the TMT industry since serving as member of Technical Staff at AT&T Bell Laboratories between 1988 and 1994, and made numerous angel investments in high-tech companies around the world, being a serial entrepreneur. He holds many U.S. and international patents, authored and co-authored more than 350 published scientific and technical articles in reputable journals, and is the editor of a number of technical books. Dr. Katz is a global philanthropist, and among many other activities, serves as board member of the NY Philharmonic Company. He is a graduate of the 1976 class of the Israeli Naval Academy, graduate of the 1979 USA Naval ASW class, and holds a B.Sc. and Ph.D. in Materials from the Technion (Israel Institute of Technology). Dr. Katz is married to Dr. Dinu, the Company’s Chief Executive Officer and one of its directors.

We believe that Dr. Katz is qualified to serve as Chairman of the Board based on his business experience as a founder, inventor, chief executive officer and director of a publicly-listed company and his investing experience.

Dr. Klock served as the Chief Executive Officer of QT Imaging from 2014 to 2024, and as a Director and Founder of QT Imaging since 2011. Prior to serving in these positions with QT Imaging, Dr. Klock was involved in the start-up of five medical companies, including as Co-Founder and President of BioMarin Pharmaceutical, Inc., which successfully commercialized five FDA drugs; and Scientific Founder and Vice President of Research of Glycomed, Inc., which was acquired by Ligand Pharmaceuticals, Inc. He also personally brought to market a novel cancer treatment, the first rapid AIDS test, comprehensive tests for detecting metabolic diseases in children, and several drugs for treating pediatric genetic conditions. Dr. Klock has authored over 70 peer-reviewed medical and scientific publications and has been granted eight patents.

We believe Dr. Klock is qualified to serve on the Company’s Board due to his intimate knowledge of the business and operations of QT Imaging, including the scientific basis, regulatory requirements, sales and marketing channels of QT Imaging’s products, as well as Dr. Klock’s extensive medical experience.

Mr. Ross Taylor will join the board of directors of the Company upon completion of the Business Combination. Ross Taylor served as Senior Vice President and Chief Financial Officer of Codexis, Inc. from August 2019 to January 2023. Previously, Mr. Taylor served as Chief Financial Officer, Vice President of Finance and Secretary of Abaxis, Inc. from August 2015 through July 2018 at which time Zoetis acquired Abaxis, Inc. Also, Mr. Taylor served as Vice President of Business Development & Investor Relations at Abaxis, Inc. from October 2014 through July 2015. Prior to Abaxis, Mr. Taylor worked in equity research for various Wall Street firms including CL King & Associates, where he was Senior Vice President/Equity Research Analyst from July 2005 through October 2014, UBS, and Smith Barney. Mr. Taylor earned a Master of Business Administration degree at Columbia Business School and a Bachelor’s degree in Economics from Duke University.

We believe that Mr. Taylor is qualified to serve on the Board based on his business experience and his financial expertise.

Mr. Daniel Dickson joined the QT Imaging Board in November 2022. Mr. Dickson began his executive management career in 1980, when he joined General Electric Company. From 1980 until 1987, he held a number of strategic and operational roles and had responsibility for a $300 million business in the company’s consumer electronics division. In 1987, Mr. Dickson left GE to join a startup company that brought advanced technology to consumer products retailing. As SVP Marketing, he helped grow revenue to $12 million and was a key player in the company’s IPO in 1989. In 1990, Mr. Dickson moved to California, where he became President and COO of a privately held data management company located in Santa Monica, CA. After repositioning the company to take advantage of the growing trend toward personalized marketing and internet-based market research, he was brought to San Francisco by the venture capital firm Draper Fisher Jurvetson in 1996 to serve as President and CEO of one of their early-stage internet companies. Based on this experience, he joined The Brenner Group, Inc., in 1998 where he built that company’s interim CEO practice. During that period, he also served as a “parachute” CEO and was retained by multiple San Francisco Bay Area venture firms to manage and reposition their portfolio companies, including Armus Corporation, a data management firm that focused on medical outcomes (acquired by Health Catalyst Capital Management in 2022), and Vital Transport, a start-up company involved in organ transport. In 2003, Mr. Dickson returned to the East Coast where he became President and CEO of Best Cellars, Inc., an innovative wine retailer with operations in five states. After doubling sales and creating a significant internet business, he negotiated the company’s acquisition by the $9 billion publicly held Great Atlantic & Pacific Grocery chain in 2007. After the acquisition, Mr. Dickson was retained as a “virtual COO” for the company’s $200 million wine, beer, and spirits operation, where he remained until 2011. From 2011 to 2018, he served as a board member and later advisor to the board of The Winebow Group, an $800 million fine wine distributor with locations in 19 states across the country. From 2018 until 2021 he acted as CFO of the Latin American Auto Group, an initiative led by automotive industry pioneer Marshall S. Cogan. He currently maintains an independent consulting practice focusing on executive coaching and strategic analysis, and is an executive coach affiliated with SUMMi7 LLC in Dallas, TX. Mr. Dickson holds an M.B.A., with Distinction, from Harvard’s Graduate School of Business Administration (1980), and a B.S. in Public Communication, Summa Cum Laude, from Boston University (1974), and is a registered Agile Product Owner and Scrum Master.

We believe Mr. Dickson is qualified to serve on the Company’s Board because of his more than 30 years of C-level experience and expertise working in companies ranging from startups to Fortune 50 and his experience in industries from consumer products to enterprise software, as well as his proven ability to focus and scale a company.

Mr. James Greene joined the QT Imaging Board in March 2024. Mr. Greene serves as a director of Umpqua Bank (Nasdaq: UMPQ) and Uphealth, Inc. (NYSE: UPHL). He is Founder and Managing Partner of Sky D Ventures, a private equity and advisory services company serving the financial services and FinTech global market. Prior to Sky D Ventures, Mr. Greene was a general partner with an incubator of start-ups focused on digital platforms and solutions from November 2013 to October 2015. He was previously a Vice President with Cisco Systems, Inc. (NASDAQ: CSCO) in its Global Advanced Services Organization, a position he held from February 2012 to September 2013. He joined Cisco in 2005 as Vice President and Global Head of its Financial Services Consulting Business. From there he served as leader of Cisco’s global Strategic Partner Organization. Before Mr. Greene’s tenure at Cisco and Accenture, he generated significant growth as president and CEO of Abilizer, a portal technology start-up company, as managing director at Capgemini, and as global head of financial services at TeleTech. The Company believes that Mr. Greene is qualified to serve on the Board based on his leadership experience with technology companies, as well as his business development and finance experience.

Professor Zeev Weiner will join our board of directors upon completion of the Business Combination. Professor Weiner has been the director of the Department of Obstetrics and Oncology at the Rambam Health Care Campus in Haifa, Israel since 2014. He is currently the president of the OB/GYN Society of Northern Israel, a member of Israel’s National OB/GYN Committee, a member of the Obstetrics and Gynecology Teaching Committee at Technion – Israel Institute of Technology’s Rappaport Faculty of Medicine, a member of Life journal’s editorial board, an organizer of post-graduate courses in obstetrics for resident physicians in northern Israel and a reviewer of the publication Prenatal Diagnosis. Professor Weiner also sits on the Rappaport Faculty of Medicine at Technion – Israel Institute of Technology in Haifa, Israel, a leading global medical school, as both a clinical professor and an associate clinical professor, positions Professor Weiner has held since

2022 and 2007, respectively. Since 1987, Professor Weiner has served as an instructor of obstetrics and gynecology to clinical medical students and a lecturer of obstetrics and gynecology to fifth year obstetrics and gynecology residents, in each case through the Rappaport Faculty of Medicine at Technion – Israel Institute of Technology. Since 2002, Professor Weiner has also served as lecturer of an ultrasound and doppler in obstetrics and gynecology course at the Israel School of Ultrasound in Obstetrics and Gynecology. Previously, Professor Weiner was the director Ultrasound in Obstetrics and Gynecology Rambam Health Care Campus from 2005 to 2014, the director of Maternal Fetal Medicine in the Department of Obstetrics and Gynecology at the Lutheran Medical Center in Brooklyn, NY from 2003 to 2005, and the director of Perinatology at the Emek Medical Center in Afula, Israel from 1998 to 2003. In addition, Professor Weiner served as head of the OB/GYN Exam Preparation Committee at Technion – Israel Institute of Technology’s Rappaport Faculty of Medicine from 2009 to 2012. In connection with these academic activities, Professor Weiner’s research has been published numerous times in various medical and related academic journals. Professor Weiner received his MD from Tel Aviv University’s Sackler Faculty of Medicine in 1986, and an MHA from Tel Aviv University’s Sackler Faculty of Medicine in 2012. Professor Weiner received the “Outstanding Sixth Year Student” in 1986 in honor of his high academic achievement as a medical student. Further, in 2005, Professor Weiner received the National Faculty Award in the field of Obstetrics and Gynecology from the American College of Obstetrics and Gynecology’s Council on Resident Education in Obstetrics and Gynecology and the APGO Excellence in Teaching Award from the Association of Professors of Gynecology and Obstetrics at Lutheran Medical Center’s Department of Obstetrics and Gynecology.

We believe that Professor Weiner is qualified to serve on the Board based on his business experience and his obstetrics and oncology expertise.

Role of Board in Risk Oversight

Upon the consummation of the Business Combination, the Board expects to have an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks. The Board anticipates being responsible for general oversight of risks and regular review of information regarding the Company’s risks, including credit risks, liquidity risks, and operational risks. The compensation committee will be responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The audit committee will be responsible for overseeing the management of risks relating to accounting matters and financial reporting and potential conflicts of interest. The corporate governance and nominating committee will be responsible for overseeing the management of risks associated with the independence of the Board. Although each committee will be responsible for evaluating certain risks and overseeing the management of such risks, the entire Board will be regularly informed through discussions from committee members about such risks.

Board Composition and Classification

Our Board consists of seven members.

The Board believes it is in the best interests of the Company for the Board to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms, and only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Board consists of the following members:

•	the Class I directors will be Daniel Dickson and James Greene and their terms will expire at the annual meeting of stockholders to be held in 2025;

•	the Class II directors will be Ross Taylor and Professor Zeev Weiner and their terms will expire at the annual meeting of stockholders to be held in 2026; and

•	the Class III directors will be Dr. Avi S. Katz, Dr. Raluca Dinu and Dr. John Klock and their terms will expire at the annual meeting of stockholders to be held in 2027.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successor is duly elected and qualified, in accordance with the Charter. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.

This classification of the Company’s directors may have the effect of delaying or preventing changes in control of the Company.

Director Independence

The Board is expected to undertake a review of the independence of each director. Based upon information requested from and provided by each director concerning their background, employment, and affiliations, including family relationships, the following members of the Board do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq rules: Ross Taylor, Daniel Dickson, James Greene and Professor Zeev Weiner.

In making these determinations, the Board has considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that the Board deems relevant in determining their independence, including the beneficial ownership of the Company’s capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” Other than that Drs. Katz and Dinu are married to each other, there are no family relationships among any of the directors or executive officers of the Company.

Board Committees

The standing committees of the Board consist of the Audit Committee, the Compensation Committee and a Nominating and Corporate Governance Committee, each of which will have the composition and the responsibilities described below. Additionally, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific matters.

The Chief Executive Officer and other executive officers regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

The members of the Company’s audit committee are Ross Taylor, Professor Zeev Weiner and James Greene. Mr. Taylor is the Chair of the audit committee and the “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of SOX, and possesses financial sophistication, as defined under the rules of Nasdaq. The Company’s audit committee oversees the Company’s corporate accounting and financial reporting process and assists the Board in monitoring the Company’s financial systems. The Company’s audit committee also:

•

assists the Board in the oversight of (1) the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company, (2) the preparation and integrity of the financial statements of the Company, (3) the compliance by the Company with financial statement and regulatory requirements, (4) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firm, and (5) the qualifications and independence of the Company’s independent registered public accounting firm;

•

reviews with each of the internal auditors and independent registered public accounting firm the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•

reviews and discusses with management and internal auditors the Company’s system of internal control and discussing with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•

reviews and discusses with management, internal auditors and the independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receives and reviews reports of the independent registered public accounting firm discussing (1) all critical accounting policies and practices to be used in the independent registered public accounting firm’s audit of the Company’s financial statements, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (3) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•

reviews and discusses with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviews, or establishes, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

•

discusses with management and the independent registered public accounting firm any changes in the Company’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviews material pending legal proceedings involving the Company and other contingent liabilities;

•

meets periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•

reviews and approves all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such transactions;

•

establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

reviews periodically with the Company’s management, independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishes policies for the hiring of employees and former employees of the independent registered public accounting firm.

The Company’s audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Compensation Committee

The Company has established a compensation committee of the Board. The members of our compensation committee are Daniel Dickson, Professor Zeev Weiner, Ross Taylor and James Greene. Mr. Greene serves as Chair of the compensation committee. The Company has adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer);

•

reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and set Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the Board the adoption of or changes to the compensation of the Company’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and provide an appropriate report to the Board;

•

reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting on as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	issuing an annual report of the compensation committee on executive compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the committee’s performance and the committee’s charter and recommending to the Board any proposed changes to the charter or the committee; and

•

undertaking all further actions and discharge all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, the members of the Company’s nominating and corporate governance committee will be Ross Taylor, Daniel Dickson, James Greene and Professor Zeev Weiner. Professor Zeev Weiner will be the Chair of the Company’s nominating and corporate governance committee. The Company’s nominating and corporate governance committee oversees and assists the Board in reviewing and recommending nominees for election as directors. Specifically, the nominating and corporate governance committee will:

•	develop and recommend to the Board the criteria for appointment as a director;

•	identify, consider, recruit and recommend candidates to fill new positions on the Board;

•	review candidates recommended by stockholders;

•	conduct the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommend director nominees for approval by the Board and election by the stockholders at the next annual meeting.

The Company’s nominating and corporate governance committee will operate under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or, persons performing similar functions. The Company’s Code of Business Conduct and Ethics and our Board committee charters have been filed as exhibits to our Annual Report on Form 10-K. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. The Company’s Code of Business Conduct is also available on the investor relations section of our website at www.qtimaging.com. We intend to disclose any amendments to or waivers of our Code of Business Conduct and Ethics in a Current Report on Form 8-K. Information contained on our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors, or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on the Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Non-Employee Director Compensation

The Board reviews director compensation periodically to ensure that director compensation remains competitive such that the Company is able to recruit and retain qualified directors. The Company is in the process of developing a board of directors’ compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize, and reward directors who contribute to the long-term success of the Company. Below is the historical information for the former directors of QT Imaging, prior to the consummation of the Business Combination with GigCapital5.

Directors	Fees earned or paid in cash ($)	Stock options ($)	Total ($)
Daniel H. Dickson	—	—	—
Christian Fong(1)	—	—	—
Gerald McMorrow(2)	—	—	—
Richard Stanley	—	—	—

(1)	Christian Fong resigned from the QT Imaging Board on October 2, 2023.
(2)	Gerald McMorrow resigned from the QT Imaging Board on March 19, 2024

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officer Compensation

QT Imaging’s named executive officers for the year ended December 31, 2023, which consisted of QT Imaging’s principal executive officer, chief operating officer and chief financial officer, were:

•	John Klock, M.D., QT Imaging’s President and Chief Executive Officer & Chief Medical Officer; and,

•	Mikel Ann Price, QT Imaging’s Chief Financial Officer.

2022 and 2023 Summary Compensation Table

The following table sets forth information regarding the compensation of QT Imaging’s named executive officers for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (2)	Bonus ($)	All Other Compensation ($)	Total ($)
John Klock, M.D., President and Chief Executive Officer & Chief Medical Officer	2022	—	—	—	—	—
	2023	—	—	—	—	—
Mikel Ann Price (1) Chief Financial Officer	2022	220,000	80,714	—	—	300,714
	2023	275,000	—	—	—	275,000

(1)	Effective December 8, 2023, Mikel Ann Price has resigned from her full-time position as Chief Financial Officer.
(2)

Amounts reflect the grant date fair value of options granted to QT Imaging’s named executive officers calculated in accordance with FASB ASC Topic 718. QT Imaging’s named executive officers will only have a benefit to the extent the fair market value of QT Imaging Common Stock is greater than the exercise price of such stock options. For information regarding assumptions underlying the valuation of equity awards, see Note 10 to QT Imaging’s 2021 audited financial statements appearing in this prospectus. Ms. Price received a stock option to purchase 41,055 shares of QT Imaging Common Stock under the 2021 Stock Incentive Plan during fiscal year 2022. The options vest with respect to (i) twenty-five percent (25%) of the shares on grant date February 1, 2022, and (ii) the balance of the shares subject to the option in a series of (3) successive equal annual installments upon completion of each additional year of service over the three (3) year period measured from February 1, 2022, and expire February 1, 2032, subject to the terms of the award agreements.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by each of QT Imaging’s named executive officers as of December 31, 2023.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
John Klock, M.D.	01/01/2021	103,300		$10.00	01/01/2031
	01/01/2021	543,081		$8.50	01/01/2031
Mikel Ann Price	01/01/2021	7,900		$10.00	01/01/2031
	01/01/2021	38,044		$8.50	01/01/2031
	09/08/2021	84,375		$8.50	09/08/2031
	02/01/2022	20,528		$6.50	02/01/2032

Director Compensation

None of the non-employee directors received compensation during the fiscal years ended December 31, 2023 and 2022 for services rendered to the Company.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy. The sale of any shares under such a plan will be subject to the Lock-Up Agreements, to the extent that the selling director or executive officer is a party thereto.

Emerging Growth Company Status

QT Imaging Holdings is an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, it is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

GigCapital5 Related Agreements

Registration Rights Agreement

In connection with the Business Combination, on the Closing Date, the Company, the Sponsor and certain securityholders of GigCapital5 and QT Imaging entered into the Registration Rights Agreement. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-3 (or any similar short-form registration which may be available) to register the resale of the registrable securities of the Company held by such Holders. The Registration Rights Agreements provides these holders (and their permitted transactions) with the right to require the Company, at the Company’s expense, to register shares of Common Stock that they hold on customary terms for such a Business Combination, including customary demand and piggyback registration rights. The Registration Rights Agreement also provides that the Company pay certain expenses of the electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

Under the Registration Rights Agreement, the Company will indemnify such Holders and certain persons or entities related to such Holders such as their officers, employees, directors, and agents against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Holders sell their registrable securities, unless such liability arose from such Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Holders including registrable securities in any registration statement or prospectus will indemnify the Company and certain persons or entities related to the Company such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

Insider Registration Rights Agreement

On September 23, 2021, GigCapital5 entered into a Registration Rights Agreement (the “Insider Registration Rights Agreement”) with the Sponsor, Mr. Weightman and Interest Solutions, LLC. Mr. Weightman did not enter into a new agreement upon the Business Combination and is no longer a holder. These holders will be entitled to make up to two demands, excluding short form registration demands, that the Company register all of the shares of the Common Stock, as well as the Sponsor’s Warrants, and the shares of the Common Stock issued or issuable upon the exercise of any Sponsor’s Warrants, for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under such Insider Registration Rights Agreement.

Lock-up Agreement

GigCapital5 and certain stockholders of the Company entered into the Lock-Up Agreement at the Closing. The Lock-Up Agreement will provide that, subject to certain exceptions, each of such stockholders will not transfer any shares of the Common Stock beneficially owned or owned of record by such stockholders until the earlier of (a) six months following the Closing Date; (b) subsequent to the Closing, the date on which the reported closing price of one share of the Common Stock quoted on Nasdaq equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like occurring after the Closing Date) for any twenty trading days within any thirty consecutive trading day period commencing at least ninety days after the Closing Date; and (c) subsequent to the Closing, the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Company’s securities for cash, securities or other property.

Founder Shares

Prior to the GigCapital5 IPO, the Sponsor purchased 10,047,500 Founder Shares for an aggregate purchase price of $25,000, or $0.0024882 per share. However, 4,312,500 shares of Common Stock of GigCapital5 issued to the Sponsor were subsequently forfeited. As a result, the Sponsor purchased a net of 5,735,000 Founder Shares for an adjusted aggregate purchase price of $25,000, or $0.0043592 per share. As of the Closing, 5,735,000 Founder Shares will be outstanding and held by the Sponsor. Prior to the initial investment in GigCapital5 of $25,000 by our Sponsor, GigCapital5 had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to GigCapital5 by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would, in the aggregate, represent 20% of the outstanding shares of Common Stock of GigCapital5 upon completion of the GigCapital5 IPO.

GigCapital5 IPO Private Units

Simultaneously with the consummation of the GigCapital5 IPO, we consummated a private placement of an aggregate of 795,000 Private Placement Units to the Sponsor at a price of $10.00 per Private Placement Unit, generating total proceeds of $7,950,000. Of the gross proceeds received from the GigCapital5 IPO and the Private Placement Units, $232,300,000 was placed into the Trust Account.

Insider Letter Agreement

The Sponsor has entered into the Insider Letter Agreement with us, pursuant to which it has agreed: (1) to waive its redemption rights with respect to its Founder Shares, and the shares and shares underlying any warrants included in the Private Placement Units held by it in connection with the consummation of our initial business combination; and (2) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares, and the shares that are included in the Private Placement Units if we fail to complete our initial business combination within the Completion Window, although it will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares it holds if we fail to complete our initial business combination within the prescribed time frame. The Sponsor has also agreed in the Insider Letter Agreement not to transfer, assign, or sell the Founder Shares until the earlier of (A) six months after the date of the consummation of the Business Combination, (B) the date after the consummation of the Business Combination on which the closing price of the Common Stock equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Business Combination, or (C) the date after the consummation of the Business Combination that the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of the Common Stock for cash, securities or other property. In addition, subject to certain limited exceptions, the Private Placement Units (and their constituent securities) will not be transferable until 30 days following the completion of the Business Combination.

Working Capital Notes

On December 13, 2023, GigCapital5 issued that certain Eleventh Amended and Restated Working Capital Note (the “Working Capital Note”) to the Sponsor for an aggregate principal amount of $1,500,000, the terms of which provide that the Sponsor may elect to convert the Working Capital Note, at a price of $10.00 per unit, into units identical to the private placement units issued in connection with GigCapital5’s initial public offering. In connection with the Closing, (i) the Sponsor elected to partially convert (the “Conversion”) $943,640 in principal balance outstanding under the Working Capital Note into 94,364 shares of Common Stock and 94,364 Sponsor’s Warrants of the Company, and (ii) the Company repaid the remaining principal balance of $556,360 to the Sponsor concurrently with the Conversion, such that the Company’s obligations under the Working Capital Note have been satisfied in full.

In addition, on December 13, 2023, the Sponsor made an additional, unsecured, loan in the principal amount of $66,360 to the Sponsor (the “Non-Convertible Working Capital Note”). The Non-Convertible Working Capital Note was issued to provide the Company with additional working capital and was not deposited into the Trust Account. On February 7, 2024, the Company amended and restated the Non-Convertible Working Capital Note (the “Second Non-Convertible Working Capital Note”) to reflect an additional principal amount of $195,887 extended by the Sponsor to the Company for a collective principal amount under the Second Non-Convertible Working Capital Note of $262,247. The Second Non-Convertible Working Capital Note was issued to provide the Company with additional working capital and was not deposited into the Trust Account. The Company issued the Second Non-Convertible Working Capital Note in consideration for an additional loan from the Sponsor to fund the Company’s working capital requirements.

Extension Note

On August 28, 2023, GigCapital5 issued that certain non-convertible Eleventh Amended and Restated Promissory Note (as amended, the “Extension Note”) to the Sponsor for an aggregate principal amount of $1,560,000. On March 4, 2024, the Company and the Sponsor agreed to amend and restate the Extension Note to extend the date of maturity until March 4, 2025.

QT Imaging Related Agreements

QTI Working Capital Note

On May 3, 2023, the Company issued the QTI Working Capital Note to a stockholder for a principal amount of $250,000. The QTI Working Capital Note was subsequently amended and restated five times on June 12, 2023 to add an additional principal amount of $100,000, August 15, 2023 to add an additional principal amount of $75,000, August 29, 2023 to add an additional principal amount of $100,000, September 12, 2023 to add an additional principal amount of $75,000, and September 15, 2023 to add an additional principal amount of $50,000, for an aggregate principal amount outstanding as of September 30, 2023 under the QTI Working Capital Note of $650,000. The QTI Working Capital Note was issued to provide the Company with additional working capital during the period prior to consummation of the business combination agreement with GigCapital5, Inc. The QTI Working Capital Note is interest-free and matures on the earlier of (i) the date on which the Company consummates the business combination with GigCapital5, Inc.; (ii) the date the Company winds up; or (iii) December 1, 2023. The QTI Working Capital Note may be prepaid without penalty. On October 26, 2023, the QTI Working Capital Note was amended to increase the outstanding principal amount to $705,000 and extend the potential maturity date from December 1, 2023 to December 31, 2023.

QT Imaging Holdings Agreements

Data Use and License Agreement

On April 3, 2024, the Company entered into the Data Use and License Agreement with the Practice, that conducts a medical practice and provides medical services, pursuant to which the Company was granted a license to use and disclose certain de-identified health information, as has been de-identified by the Practice in accordance with applicable law, for use in research and analytical processes in connection with the Company’s development and commercialization of the QT Ultrasound Breast Scanner-1 and other technologies.

Services Agreement

On April 5, 2024, the Company entered into the Services Agreement with the Practice dated as of April 1, 2024 pursuant to which the Practice agreed to provide its services to the Company, including but not limited to providing healthcare services to patients, assisting with clinical trials and studies and assisting with drafting of institutional review board approved clinical protocols, assisting with the performance of research and development activities on behalf of the Company, providing comprehensive multi-day training on the operation of breast imaging technology for radiologist customers and other customer staff such as technicians, performing clinical validation of imaging software changes which may include recruiting patients, training of NXC personnel or Canon or its affiliates personnel on the operation of the Company’s imaging technology, as well as other services as specified in the Services Agreement. The Practice will receive $450 per hour for these services to be performed by Dr. Klock for a minimum of 15 hours a week as needed by the Company and its business and technical partners and not to exceed 60 hours per month (unless requested by the Company and agreed to by Dr. Klock). The parties have agreed that this compensation is the fair market value for the professional time of Dr. Klock, without taking into consideration the volume of value of any referrals of business between the parties. The QT Imaging Center will submit to the Company a written report listing the deliverables and the work hours (in increments of one quarter hour) rendered by the Practice during the previous three calendar months (the “Quarterly Report”) no later than five business days following the end of the last calendar month included in the Quarterly Report. The Company shall pay the compensation for the services to the Practice on a quarterly basis no later than fifteen business days after the month of the Company’s receipt of the Quarterly Report, unless there is a dispute concerning the Quarterly Report, in which case the Company shall timely communicate such dispute to the Practice. The term of the Services Agreement is one year unless earlier terminated and shall auto-renew for successive one-year periods, unless otherwise terminated. However, the parties agree to review and possible revise the terms of the Service Agreement on July 1, 2024 if such terms are not satisfactory to either party.

Space and Equipment Sublease

On April 17, 2024, the Company, entered into the Space and Equipment Sublease Agreement with the Practice, pursuant to which the Practice will sublease certain medical equipment and space, currently leased from Hamilton Landing Novato LLC by the Company, to the Practice for use in its operations, on a full-time and exclusive basis. The Practice shall pay to the Company the Rent for the Subleased Space (as defined in the Space and Equipment Sublease) on a monthly basis, payable on the first day of each month and no later than ten days thereafter, with the Rent to be pro-rated for any partial month. The parties have determined that the Rent equals the fair market value of the Subleased Space and Subleased Equipment (as defined in the Space and Equipment Sublease), without taking into account the proximity of the parties or the space to any source, volume or value of referrals between the parties or any patient thereof. Further, the Practice shall pay when due all sales, use, personal property, leasing, excise or other fees, taxes, charges or withholdings of any kind imposed against the Company, the Practice or the Subleased Equipment with respect to the Space and Equipment Sublease, the Subleased Equipment, or any related fees, receipts or earnings, including local taxes and personal property taxes. The term of the Space and Equipment Sublease is one year unless terminated and shall auto-renew for successive one-year periods, unless otherwise terminated.

Related Person Transactions Policy

The Board expects to adopt a related person transaction policy that will set forth the Company’s procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy became effective upon approval by the Board following the consummation of the Business Combination. The Company’s audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions.” The charter of the Company’s audit committee will provide that the audit committee will review and approve in advance any related party transaction.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, between the Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Transactions involving compensation for services provided to the Company as an employee or director are not expected to be covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of the Company’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

It is expected that under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, the Company’s management must present information regarding the related person transaction to the Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent committee of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests (direct and indirect) of the related persons, the benefits to the Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from (as the case may be) an unrelated third party or to or from employees generally. Under the policy, the Company will collect information that it deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Company to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under the Code of Business Conduct and Ethics that the Company expects the Board to adopt following the closing of the Business Combination, the Company’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, it is expected that the Company’s audit committee, or other independent committee of the Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

It is also expected that the policy will require that, in determining whether to approve, ratify or reject a related person transaction, the Company’s audit committee, or other independent committee of the Board, will consider, in light of known circumstances, whether or not the transaction is consistent with the Company’s best interests and those of the Company’s stockholders, as the Company’s audit committee, or other independent committee of the Board, determines in the good faith exercise of its discretion.

OTHER MATERIAL AGREEMENTS

Yorkville Financing—Standby Equity Purchase Agreement and Yorkville Note

On November 16, 2023, GigCapital5, QT Imaging and Yorkville entered into the SEPA. Upon the closing of the Business Combination, the Company has the right, provided there is no balance outstanding under the Yorkville Note or, if there is a balance outstanding under a Yorkville Note, with Yorkville’s prior written consent, or upon the occurrence of certain Trigger Events (as defined in the SEPA), to issue and sell to Yorkville, and Yorkville shall purchase in an Advance from the Company, up to the Commitment Amount of $50 million in aggregate gross purchase price of newly issued shares of the Common Stock by delivering written Advance Notices to Yorkville on an Advance Notice Date. The Common Stock purchased pursuant to an Advance Notice will be purchased at a price equal to 97% of the lowest daily VWAP of the Common Stock during the three consecutive trading days commencing on the Advance Notice Date. During the commitment period, Yorkville may also deliver its written Investor Notice to the Company causing an Advance Notice to be deemed delivered to Yorkville. In this case, the Common Stock purchased pursuant to such Investor Notice will be purchased at a price equal to the lower of (i) the Fixed Price, or (ii) 95% of the lowest daily VWAP of the Common Stock during the five consecutive trading days commencing on the immediately preceding date Yorkville submits an Investor Notice pursuant to and as defined in the SEPA, provided that such price shall not be lower than the Floor Price then in effect.

As consideration for a Pre-Paid Advance of $10.0 million, in connection with the Closing, the Company issued to Yorkville the Yorkville Note, which was issued with a 6% original issue discount. The proceeds from the funding of the Pre-Paid Advance may not be used by the Company to make any payments in respect of any notes to the Sponsor or any indebtedness to Dr. Klock; provided, however, that nothing will preclude the Company from making payments in respect of notes to the Sponsor or notes to affiliates of Dr. Katz from the proceeds of other sources of capital that the Company has while a Pre-Paid Advance is outstanding.

The Yorkville Note for the Pre-Paid Advance will be due 15 months from the date of issuance, and interest shall accrue on the outstanding balance of the Yorkville Note at an annual rate equal to 6%, subject to an increase to 18% upon an event of default as described in the Yorkville Note. The Yorkville Note shall be convertible by Yorkville into shares of Common Stock at the Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount of principal shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price, which is the lower of (a) the Fixed Price of $4.61395, or (b) the Variable Price of 95% of the lowest daily VWAP of the Common Stock on Nasdaq during the five consecutive trading days immediately prior to (i) each date of conversion or (ii) the date Yorkville submits an Investor Notice to the Company that it intends to make a purchase, but which Variable Price shall not be lower than the Floor Price then in effect as provided for in the Yorkville Note. The Company may reduce the Floor Price to any amounts set forth in a written notice to Yorkville; provided that such reduction shall be irrevocable and shall not be subject to increase thereafter.

The Company at its option shall have the right, but not the obligation, to redeem in an Optional Redemption early a portion or all amounts outstanding under the Yorkville Note; provided that (i) the Company provides Yorkville with no less than ten (10) trading days’ prior written notice in a Redemption Notice of its desire to exercise an Optional Redemption and (ii) on the date the Redemption Notice is issued, the VWAP of the Common Stock is less than the Fixed Price. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Note to be redeemed and the Redemption Amount. The Redemption Amount shall be equal to the outstanding principal balance being redeemed by the Company, plus the Redemption Premium, plus all accrued and unpaid interest. After receipt of the Redemption Notice, Yorkville shall have ten (10) trading days to elect to convert all or any portion of the Yorkville Note. On the eleventh (11th) trading day after the Redemption Notice, the Company shall deliver to Yorkville the Redemption Amount with respect to the principal amount redeemed after giving effect to conversions effected during the ten (10) trading day period. “Redemption Premium” means 7% of the principal amount being redeemed.

Under the terms of the Yorkville Note, a Trigger Event shall occur on a Trigger Date if (i) there is a Floor Price Trigger of the daily VWAP being less than the Floor Price for five trading days during a period of seven consecutive trading days, or (ii) there is an Exchange Cap Trigger of the Company having issued in excess of 95% of the Common Stock available under the Exchange Cap. If, at any time six months after the issuance of the Yorkville Note, a Trigger Event occurs, then the Company will be obligated to make monthly payments in an amount equal to the sum of (i) Triggered Principal Amount, which is $1,500,000 of principal in the aggregate among all promissory notes issued to Yorkville (or the outstanding principal if less than such amount), plus (ii) a payment premium of 5% in respect of such Triggered Principal Amount, and (iii) accrued and unpaid interest under the Yorkville Note as of each payment date beginning on the 5th trading day after the Trigger Date and continuing on the same day of each successive calendar month to Yorkville pursuant to the terms of the Yorkville Note. However, in the event that the Company shall be required to make such cash payments to Yorkville under the Yorkville Note as a result of the occurrence of a Trigger Event, the Company shall be entitled upon written notice to Yorkville, to direct that Yorkville (i) if Yorkville has sold the Yorkville Company Shares that it received as a result of conversion pursuant to the terms of the Business Combination Agreement of shares in QT Imaging that it owned prior to the Closing, to apply, in accordance with the terms of the Yorkville Note, up to fifty percent (50%) of Yorkville’s net sale proceeds of the Yorkville Company Shares to satisfy, in part or in whole, the Triggered Principal Amount of such cash payments due to Yorkville or (ii) or if Yorkville has not sold the Yorkville Company Shares, to apply up to fifty percent (50%) of the value of the Yorkville Company Shares on such date the cash payment is due based on the VWAP as quoted by Bloomberg LP of the Yorkville Company Shares as an offset of the Triggered Principal Amount of the cash payments due to Yorkville. The Company’s right to request that Yorkville apply or offset cash payments to which Yorkville is entitled pursuant to the Yorkville Note shall cease once fifty percent (50%) of the (i) the net sale proceeds of the Yorkville Company Shares or fifty percent (50%) of the value of the Yorkville Company Shares on such date the cash payment is due based on the VWAP as quoted by Bloomberg LP of the Yorkville Company Shares have been applied or offset as provided herein to such cash payments to which Yorkville is entitled. The obligation of the Company to make monthly prepayments shall cease (with respect to any payment that has not yet come due) if any time after the Trigger Date (a) the Company reduces the Floor Price to an amount that is at least 50% of the daily VWAP of the Common Stock, (b) the daily VWAP is greater than the 110% of the Floor Price a period of five consecutive trading days in the event of a Floor Price Trigger, or (c) the date GigCapital5 has obtained stockholder approval to increase the number of shares of Common Stock under the Exchange Cap and/or the Exchange Cap no longer applies, which is the case as the stockholders of GigCapital5 approved the issuance of in excess of the Exchange Cap of 19.9% of the common stock of GigCapital5 outstanding as of the date of the SEPA) on February 20, 2024 at the annual meeting of stockholders of GigCapital5, unless a subsequent Trigger Event occurs. Furthermore, within one (1) trading day of a Floor Price Trigger that remains after application of all amounts related to the Yorkville Company Shares as described above, the Company shall reduce the Floor Price to an amount that is at least fifty percent (50%) of the daily VWAP of the Common Stock, and provide Yorkville written confirmation of such reduction of the Floor Price or be obligated to make the above monthly cash payments.

Cable Car Note Purchase Agreement and Note Issuance

On February 29, 2024, GigCapital5 and QT Imaging entered into the Cable Car NPA, pursuant to which Cable Car agreed to advance $1,500,000 to the Company upon the closing of the Business Combination, as was evidence by the Loan through a promissory note that may be convertible in certain circumstances into shares of Common Stock of QT Imaging Holdings at a conversion price of $2.00 per share dated March 4, 2024, by and between the Company and Cable Car. The Loan does not bear interest, and is due and payable 13 months after issuance, unless the time for payment is accelerated as a result of an event of default. As full compensation to Cable Car for the Loan to QT Imaging Holdings in lieu of any simple or in-kind interest on the Loan, QT Imaging issued to Cable Car that number of shares of QT Imaging which at the completion of the Business Combination would be converted in accordance with the terms of the Business Combination Agreement into 180,000 shares of Common Stock of QT Imaging Holdings. QT Imaging, and its wholly owned subsidiary, QT Ultrasound Labs, Inc., at the Closing also provided a the Cable Car Guaranty, whereby each of them unconditionally guaranteed, as primary obligor and not merely as surety, the prompt and complete payment and performance when due, whether by demand, acceleration or otherwise, of the obligations of the Company under the Cable Car Note in the currency in which and as such obligations are to be paid or performed. Furthermore, the Company and the Grantors granted a security interest in certain of their assets, which among other things, do not include their intellectual property assets, pursuant to the terms of a Security Agreement, dated March 4, 2024, by and between the Grantors and Cable Car.

PRINCIPAL SECURITYHOLDERS

The following table and accompanying footnotes set forth information known to the Company regarding the actual beneficial ownership of Common Stock, as of April 1, 2024:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company;

•	each of the Company’s current directors and executive officers; and

•	all directors and officers of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 21,437,216 shares of Common Stock issued and outstanding as of April 1, 2024 and do not take into account (i) the issuance of any shares of Common Stock upon the exercise of the Public Warrants and the Sponsor’s Warrants, (ii) the issuance of any shares of Common Stock pursuant to Advances under the SEPA, and (iii) the issuance of any shares of Common Stock pursuant to the Cable Car Note. In computing the number of shares of Common Stock beneficially owned by a person, we deemed to be outstanding all shares of Common Stock subject to warrants and convertible notes held by the person that are currently exercisable or convertible or may be exercised or converted within 60 days of April 1, 2024. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name and Address of Beneficial Owner†	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock %(2)
Directors and Named Executive Officers:
Dr. Avi Katz (1)(3)(4)	7,513,728	33.7%
Dr. John Klock (1)(5)	2,881,140	13.4%
Dr. Raluca Dinu (1)	—	—
Ross Taylor (1)	—	—
Professor Zeev Weiner (1)
Daniel Dickson (1)	—	—
James Greene (1)	—	—
Stas Budagov (1)	—	.—
All Directors and Executive Officers of the Company as a Group (8 Individuals)	10,394,868	46.6%
Five Percent or Greater Holders:
GigAcquisitions5, LLC(1)(3)(4)	7,513,728	33.7%
John C. Klock, Jr. and Cynthia L. Klock Trust Dated 7/27/07(5)	2,881,140	13.4%

* Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is 3 Hamilton Landing, Suite 160, Novato, CA 94949.
(2)	Based on 21,437,216 shares of Common Stock of the Company outstanding as of February 1, 2024.
(3)

Represents shares held by our Sponsor. The shares held by our Sponsor are beneficially owned by Dr. Avi S. Katz, our Chairman, and the manager of our Sponsor, who has sole voting and dispositive power over the shares held by our Sponsor.

(4)	Includes 889,364 shares of Common Stock underlying Sponsor’s Warrants.
(5)	Shares held by John C. Klock, Jr. and Cynthia L. Klock Trust Dated 7/27/07.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale by Yorkville of (i) 5,375,000 shares of Common Stock issuable pursuant to a Pre-Paid Advance under the SEPA and (ii) up to 20,000,000 shares of Common Stock that we may, in our discretion, elect to issue and sell to Yorkville, from time to time after the date of this prospectus, pursuant to the SEPA. We are registering the shares of Common Stock included in this prospectus pursuant to the provisions of the SEPA in order to permit Yorkville to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the SEPA, and as set forth in the section entitled “Plan of Distribution” in this prospectus, Yorkville has not had any material relationships with us within the past three years.

The table below presents information regarding Yorkville and the shares of Common Stock that may be resold by Yorkville from time to time under this prospectus. This table is prepared based on information supplied to us by Yorkville and reflects holdings as of April 1, 2024. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock being offered for resale by Yorkville under this prospectus. Yorkville may sell some, all or none of the shares being offered for resale in this offering. We do not know how long Yorkville will hold the shares before selling them, and we are not aware of any existing arrangements between Yorkville and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our shares of Common Stock being offered for resale by this prospectus.

This prospectus also relates to the offer and sale from time to time by the Selling Securityholders, which either acquired shares of our Common Stock from us (x) in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement concurrent with the IPO or (y) in connection with the Business Combination. Pursuant to the Registration Rights Agreement, the Insider Registration Rights Agreement and the Warrant Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale (i) the Sponsor’s Warrants, (ii) the shares of Common Stock that may be issued upon exercise of the Sponsor’s Warrants and (iii) the shares of our Common Stock issued to the Selling Securityholders that are subject of either the Registration Rights Agreement or the Insider Registration Rights Agreement.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from Yorkville and the other Selling Securityholders, certain information as of April 1, 2024 regarding the beneficial ownership of our Common Stock and Warrants by Yorkville and the other Selling Securityholders and the shares of Common Stock being offered by the Selling Securityholders (“Registrable Securities”). The applicable percentage ownership of Common Stock is based on approximately 21,437,216 shares of Common Stock outstanding as of April 1, 2024. The number of shares issuable upon conversion of the Sponsor’s Warrants, the Pre-Paid Advance and the SEPA represent management’s reasonable estimates based on information available at this time and are subject to update for actual VWAP and other market figures as of the applicable time of conversion, as well as any adjustments to the applicable conversion price.

Information with respect to shares of Common Stock owned beneficially after the offering assumes the sale of all of the shares of Common Stock offered and no other purchases or sales of our Common Stock. The Selling Securityholders may offer and sell some, all or none of their shares of Common Stock, as applicable.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that Yorkville and the other Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Up to 23,000,000 shares of Common Stock issuable upon exercise of the Public Warrants and which are also the subject of this prospectus are not included in the table below.

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Warrants Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Securityholder	Shares	%(13)			Shares	%
GigAcquisitions5, LLC (1)(2)(3)	7,513,728	33.7%	7,513,728	889,364	—	—
Dr. Avi S. Katz (1)(2)	7,513,728	33.7%	7,513,728	889,364	—	—
John C. Klock & Cynthia L. Klock Trust Dated 7/27/07 (4)	2,881,140	13.4%	2,881,140	—	—	—
William Blair & Company, L.L.C. (5)	740,000	3.5%	740,000	—	—	—
Biotex Pharma Investments II, LLC (6)	530,086	2.5%	530,086	—	—	—
Biotex Pharma Investments, LLC (7)	547,696	2.6%	547,696	—	—	—
Kenneth G. Hungerford Trust (8)	459,421	2.1%	459,421	—	—	—
BD Winston Family, Ltd. (9)	444,858	2.1%	444,858	—	—	—
YA II PN, LTD (10)	500,000	2.3%	25,375,000	—	500,000	2.3%
ICR (11)	10,000	*	10,000	—	—	—
Sea Otter Trading, LLC (12)	71,393	*	4,200	—	67,193	*

* Less than one percent.

(1)	The business address for this person is 1731 Embarcadero Road, Suite 200, Palo Alto, California 94303.
(2)

Includes 6,624,364 shares of Common Stock held by the Sponsor and 889,364 shares of Common Stock underlying the Sponsor’s Warrants. The shares held by GigAcquisitions5, LLC are beneficially owned by Dr. Avi Katz, who is the manager of the Sponsor and who has sole voting and dispositive power over the shares held by GigAcquisitions5, LLC. Dr. Katz is a member of our Board and co-founder of GigCapital5. Prior to the Closing of the Business Combination, he served as a member and Executive Chairman of GigCapital5’s board of directors. See “Management.” 5,735,000 shares of Common Stock held by the Sponsor were initially acquired in connection with our predecessor’s formation and were purchased for approximately $0.0043592 per share.

(3)	Includes warrants for the purchase of 889,364 shares of Common Stock.
(4)

John C. Klock & Cynthia L. Klock Trust Dated 7/27/07 is a trust formed for the benefit of and managed by John Klock, a director of the Company. The business address of such Selling Securityholder is 340 Willow Road, Nicasio, California 94946.

(5)

The business address for this entity is 150 N. Riverside Plaza, 43rd Floor, Chicago, Illinois 60606. William Blair & Company, L.L.C. received 740,000 shares of Common Stock as compensation for investment banking services rendered to our predecessor.

(6)

Biotex Pharma Investments II, LLC is an investment vehicle managed by Odyssey Life Science Holdings, LLC (f/k/a GPB Life Science Holdings, LLC), a wholly-owned subsidiary of GPB Holdings, LP (“H1”), and the majority unitholder of Biotex Pharma Investments II, LLC. All investment decisions for Biotex Pharma Investments II, LLC are made by Robert Chmiel in his capacity as the sole Manager of GPB Capital Holdings, LLC, the General Partner of H1. The business address of such Selling Securityholder is 55 Old Field Point Road, Suite 1E, Greenwich, Connecticut 06830.

(7)

Biotex Pharma Investments, LLC is an investment vehicle managed by Robert Kessler and Rina Chernaya. All investment decisions for Biotex Pharma Investments, LLC are made by Robert Kessler and Rina Chernaya. The business address of such Selling Securityholder is 12091 Neptune Peak Drive, Boynton Beach, Florida 33473.

(8)

Kenneth G. Hungerford Trust is a trust formed for the benefit of Kenneth G. Hungerford and managed by Kenneth G. Hungerford. The business address of such Selling Securityholder is 2471 Riveredge Drive SE, Grand Rapids, Michigan 49546.

(9)

BD Winston Family, Ltd. is a trust formed for the benefit of the Winston Family and managed by Benjamin D. Winston. The business address of such Selling Securityholder is 203 S First Street, Lufkin, Texas 75901.

(10)

YA II PN, LTD, a Cayman Islands exempt limited partnership, is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA II PN, LTD are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA II PN, LTD is 1012 Springfield Avenue, Mountainside, NJ 07092. Includes 500,000 shares of Common Stock that remain of the 1,000,000 Yorkville Company Shares that YA II PN, LTD received as a result of conversion pursuant to the terms of the Business Combination Agreement of shares in QT Imaging that it owned prior to the Closing of the Business Combination, follow the sale of the other 500,000 shares of Yorkville Company Shares. As the issuance by the Company of all such Yorkville Company Shares were registered under the registration statement on Form S-4 of the Company initially filed on February 14, 2023, they are not being registered under this prospectus and we assume that they will therefore remain outstanding after the offering.

(11)

ICR is Interest Solutions, LLC (“ICR”), an affiliate of ICR, LLC, an investor relations firm providing services to our predecessor, GigCapital5. The investor is managed by ICR, LLC. The business address of such Selling Securityholder is 761 Main Avenue, Norwalk, Connecticut 06851.

(12)

The business address of this entity is 1111 Brickell Avenue, Suite 2920, Miami, Florida 33131. Sea Otter Trading, LLC received 4,200 shares of Common Stock as compensation for services rendered to the Company. Investment decisions are made by Nicholas Fahey.

(13)	Based on the total of 21,437,216 shares of Common Stock outstanding as of March 4, 2024.

DESCRIPTION OF SECURITIES

The following summary of certain material provisions of the Company’s securities does not purport to be complete and is subject to the provisions of the Charter, the Bylaws and applicable law. The applicable provisions of the Charter and the Bylaws that are filed with the registration statement of which this prospectus forms a part should be read carefully and in their entirety.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 510,000,000 shares, consisting of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of March 4, 2024, upon consummation of the Business Combination, there were 21,437,216 shares of Common Stock and no shares of preferred stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Voting rights. Except as otherwise required by law or the Charter (including any preferred stock designation), at any annual or special meeting of the stockholders of the Company, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Company. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any preferred stock designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of preferred stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any preferred stock designation) or the DGCL.

Dividend rights. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Rights upon liquidation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the shares of common stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them.

Other rights. The Company has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Company any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Preferred Stock

The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of Common Stock, restricting dividends on the capital stock of the Company, diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company.

Warrants

Public Stockholder Warrants

As issued, each whole Public Warrant entitled the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment which has resulted in the exercise price being reduced to $2.30 per share, at any time commencing 30 days after the completion of the Business Combination (March 4, 2024) (subject to certain exceptions). Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. The Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time.

The Company will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable, and the Company will not be obligated to issue a share of Common Stock upon exercise of a Public Warrant unless the shares of Common Stock issuable upon such Public Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant.

The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, it will use its best efforts to file with the SEC this registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants, and the Company will use its best efforts to cause the same to become effective by the 90th day following the Closing, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if shares of Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective by the 90th day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Common Stock as reported during the five (5) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such Warrants or its securities broker or intermediary.

Redemption of Public Warrants when the price per Share of Common Stock Equals or Exceeds $3.60.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price per share of Common Stock equals or exceeds $3.60 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price per share of Common Stock may fall below the $3.60 redemption trigger price (as adjusted) as well as the $2.30 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder.

Redemption Procedures

A holder of a Public Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of the Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of the Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of the Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of the Common Stock.

Whenever the number of shares of the Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of the Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of the Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of the Common Stock (other than those described above or that solely affects the par value of such shares of the Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of the Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event.

The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or add or change any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the holders of the Warrants. All other modifications or amendments, including any amendment to increase the exercise price or shorten the exercise period and any amendment to the terms of only the Private Warrants or Working Capital Warrants, shall require the vote or written consent of the holders of 50% of the then outstanding Public Warrants. Any amendment solely to the Private Warrants or the Working Capital Warrants shall also require the vote or written consent of a majority of the holders of the then-outstanding Private Warrants or the Working Capital Warrants, as applicable.

Amendment of Charter or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The Charter provides the Board has the power to adopt, amend, alter or repeal the Company’s Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorom or by unanimous written consent . The Bylaws also may be adopted, amended, altered or repealed by the stockholders holding at least a majority of the voting power of all then outstanding shares. The Charter can be amended in accordance with the DGCL which requires approval by the Board and stockholders of the Company.

Anti-Takeover Effects of Delaware Law and the Charter

Among other things, the Charter and Bylaws:

•

permit the Board to issue up to 10,000,000 shares of Preferred Stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of the Board;

•	provide that the Board is classified into three classes of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders);

•

require that any action to be taken by the Company’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent of the stockholders of the Corporation;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of the Company’s stockholders may be called only by the chairperson of the Board, the Company’s Chief Executive Officer or by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a plurality of the voting power of the stock of the Company entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at more than 50% of the voting power of all of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions make it more difficult for the Company’s existing stockholders to replace the Board as well as for another party to obtain control of the Company by replacing the Board. Since the Board has the power to retain and discharge the Company’s officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the Company’s control.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Company’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and may have the effect of delaying changes in the Company’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of the Company’s stock.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

The Charter and the Bylaws provide that special meetings of our stockholders may be called only by the Chairman of the Board, the Chief Executive Officer of the Company, or the Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to nominate candidates for election to the Board or to bring business before our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our the Bylaws, a stockholder’s notice needs to be received by the Secretary of the Company at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of the Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate purposes, including corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of the Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection

The Charter provides that that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Company’s Charter or existing Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. The foregoing will not apply to (a) suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction or (b) any action asserting a cause of action arising under the Securities Act for which the federal courts, to the fullest extent permitted by law, shall be the sole and exclusive forum for resolution.

Section 203 of the Delaware General Corporation Law

We have not and will not opt out of the provisions of Section 203 of the DGCL regulating corporate takeovers under the Charter. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the initial business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors

The Charter eliminates the Company’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Charter requires the Company to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers, and agents. The Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any Company stockholder may bring an action in the Company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates.

Transfer Agent and Warrant Agent

The transfer agent, registrar for the Common Stock and warrant agent is Continental Transfer & Trust Company, LLC.

Listing of Common Stock and Public Warrants

The Company’s Common Stock are listed on Nasdaq under the symbol “QTI,” and the Public Warrants of the Company are traded in the over-the-counter (OTC) market under the symbol “QTIWW.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations relating to the ownership and disposition of our common stock or warrants. This discussion is limited to holders that hold our common stock or warrants as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code, final, temporary, and proposed Treasury Regulations, administrative pronouncements, and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion does not purport to be a complete analysis of all potential tax considerations relating to the ownership and disposition of our common stock or warrants, and this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, including but not limited to:

•	a bank, a financial institution, or a financial service entity;

•	a tax-exempt organization;

•	a real estate investment trust;

•	an S corporation, partnership or pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	pension plans;

•	a “controlled foreign corporation” or a “passive foreign investment company;”

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder that is liable for the alternative minimum tax;

•	a holder that received our common stock or warrants through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;

•	a U.S. Holder (as defined below) that has a functional currency other than the U.S. dollar;

•	a holder that holds our common stock or warrants as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•

a person required to accelerate the recognition of any item of gross income with respect to our common stock or warrants as a result of such income being recognized on an applicable financial statement; or

•	a U.S. expatriate.

For purposes of this discussion, the term “U.S. Holder” means a holder of our common stock or warrants that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a holder of our common stock or warrants (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock or warrants, the U.S. federal income tax considerations relating to the ownership and disposition of our common stock or warrants and the purchase, exercise, disposition and lapse of our warrants to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our common stock or warrants, and any partners in such partnership, are urged to consult their own tax advisors with respect to the applicable tax consideration in light of their specific circumstances.

The tax considerations relating to the ownership and disposition of our common stock or warrants will depend on your specific situation. You should consult with your own tax advisor as to the tax considerations relating to the ownership and disposition of our common stock or warrants and the purchase, exercise, disposition and lapse of our warrants in your particular circumstances, including the applicability and effect of any applicable alternative minimum tax and any state, local, foreign, or other tax laws, and of changes in those laws.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS. IN ADDITION, PROSPECTIVE HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR NON-U.S. TAX LAWS.

Tax Considerations for U.S. Holders

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under the section of this prospectus titled “Tax Considerations for U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants” below.

Dividends that we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction (at varying percentages based upon such U.S. Holder’s ownership percentage in the Company) if the requisite holding period is satisfied. Dividends that exceed certain thresholds in relation to a corporate U.S. holder’s tax basis in the stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Internal Revenue Code) subject to special rules. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the applicable holding period and other applicable requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount. Likewise, if the applicable holding period and other applicable requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock or warrants. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for our common stock or warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The amount of capital gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock or warrants so disposed of. A U.S. Holder’s adjusted tax basis in its common stock or warrants will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss from the acquisition of common stock upon exercise of a warrant for cash. A U.S. Holder’s tax basis in the common stock received upon exercise of a warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the shares of common stock received upon exercise of the warrants will commence on the date of exercise of the warrant or the day following the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the common stock received would equal the U.S. Holder’s basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period for the common stock received-would be treated as commencing on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock received would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which a gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of common stock shares having a value equal to the exercise price for the total number of warrants to be exercised. A U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the common stock received would equal the sum of the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants exercised. It is unclear whether a U.S. Holder’s holding period for the common stock received would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of our common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to the U.S. Holders of such shares. For example, if the exercise price of the warrants is decreased as a result of certain taxable dividends paid to holders of our common stock (as contemplated by the terms of the warrant in certain circumstances), then the amount by which such exercise price was decreased could be considered an increase in the warrant holder’s proportionate interest in our assets or earnings and profits, which may result in a constructive distribution to holders of the warrants. Such constructive distribution would be subject to tax as described “Tax Considerations for U.S. Holders—Taxation of Distributions” above in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Recently proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Tax Considerations for Non-U.S. Holders

Taxation of Distributions

In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) that we make to a Non-U.S. Holder of shares of common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under the section of this prospectus titled “Tax Considerations for Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Exercise or Lapse of a Warrant

The U.S. federal income tax treatment of the exercise or lapse of a warrant held by a Non-U.S. Holder generally will correspond to the characterization described above under “Tax Considerations for U.S. Holders – Exercise or Lapse of a Warrant”, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below under “Tax Considerations for Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock or Warrants.”

Gain on Sale, Exchange, or Other Taxable Disposition of Common Stock or Warrants

A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of Common Stock or a sale, taxable exchange, expiration, redemption or other taxable disposition of our common stock or warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder); or

•

we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period unless the relevant securities are regularly traded on an established securities market and certain other conditions are met.

Unless an applicable treaty applies, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will generally be subject to a tax at applicable U.S. federal income tax rates. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a USRPHC; however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions.

The terms of each warrant provide for an adjustment to the number of shares of our common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The Non-U.S. Holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to the Non-U.S. Holders of such shares. For example, if the exercise price of the warrants is decreased as a result of certain taxable dividends paid to holders of our common stock (as contemplated by the terms of the warrant in certain circumstances), then the amount by which such exercise price was decreased could be considered an increase in the warrant holder’s proportionate interest in our assets or earnings and profits, which may result in a constructive distribution to holders of the warrants. Such constructive distribution would be subject to tax as described “Tax Considerations for Non-U.S. Holders—Taxation of Distributions” above in the same manner as if the Non-U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Recently proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock, and subject to the discussion of certain proposed Treasury regulations below, on the gross proceeds from a disposition of our common stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury has released proposed Treasury regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA to them.

Information Reporting and Backup Withholding

Proceeds received in connection with the sale, exchange or other taxable disposition of our securities may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

We are registering the issuance by us of 43,795,000 shares of Common Stock, including (i) up to 23,000,000 shares of Common Stock that are issuable upon the exercise of 23,000,000 Public Warrants by the holders, (ii) up to 795,000 shares of Common Stock that may be issued upon exercise of 795,000 Private Warrants by the holders, and (iii) up to 20,000,000 shares of Common Stock that may be issued pursuant to Advances under the SEPA. We are also registering 17,711,129 shares of Common Stock and warrants to purchase up to 889,364 shares of Common Stock for the resale by the Selling Securityholders or their permitted transferees from time to time, including (i) 5,735,000 Founder Shares, (ii) 795,000 Private Placement Shares, (iii) 94,364 Working Capital Shares, (iv) 10,000 Insider Shares, (v) 5,603,201 Closing Shares, (vi) 795,000 Private Warrants, (vii) 94,364 Working Capital Warrants, (viii) up to 94,364 Working Capital Warrant Shares, (ix) 5,375,000 Yorkville Note Conversion Shares, and (x) 4,200 shares of Common Stock issued to Sea Otter Trading, LLC (the “Subscriber”) in consideration for services rendered by the Subscriber.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. We estimate that the total expenses for the offering will be approximately $144,051.

The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

The sale of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our Common Stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Yorkville has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it may acquire from us pursuant to the SEPA. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributor’s or seller’s commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Yorkville has informed us that each such broker-dealer may receive commissions from Yorkville for executing such sales for Yorkville and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by Yorkville through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our Common Stock sold by Yorkville may be less than or in excess of customary commissions. Neither we nor Yorkville can presently estimate the amount of compensation that any agent will receive from any purchasers of our Common Stock sold by Yorkville.

We know of no existing arrangements between Yorkville or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by Yorkville, including with respect to any compensation paid or payable by Yorkville to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by Yorkville, and any other related information required to be disclosed under the Securities Act.

As consideration for Yorkville’s commitment to purchase Common Stock at our direction upon the terms and subject to the conditions set forth in the SEPA, we paid Yorkville, a commitment fee through the issuance of 1,000,000 shares of Common Stock following the closing of the Business Combination.

We also have agreed to indemnify Yorkville and certain other persons against certain liabilities in connection with the offering of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Yorkville has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Yorkville specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Yorkville has represented to us that at no time prior to the date of the SEPA has Yorkville or any entity managed or controlled by Yorkville, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction, which establishes a net short position with respect to our Common Stock. Yorkville has agreed that during the term of the SEPA, none of Yorkville, its officers, its sole member, or any entity managed or controlled by Yorkville, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised Yorkville that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Yorkville, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of our Common Stock offered by this prospectus have been sold by Yorkville.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders, including Yorkville. We could receive up to an aggregate of approximately $2 million if all of the Warrants held by the Selling Securityholders are exercised for cash. However, we will only receive such proceeds if and when the holders of the

Warrants exercise the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from any such exercise, are highly dependent on the price of shares of our Common Stock and the spread between the exercise price of the Warrants and the price of our Common Stock at the time of exercise. We have (i) 23,000,000 outstanding Public Warrants to purchase 23,000,000 shares of our Common Stock, each exercisable at an exercise price of $2.30 per share, and (ii) 889,364 outstanding Sponsor’s Warrants to purchase 889,364 shares of our Common Stock, each exercisable at an exercise price of $2.30 per share. If the market price of our Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of May 10, 2024, the closing price of our Common Stock was $0.87 per share. There can be no assurance that our Warrants will be in the money prior to their expiration. Our Public Warrants, under certain conditions as described in the Warrant Agreement, are redeemable by us at a price of $0.01 per Public Warrant. The Private Warrants are not redeemable and are exercisable on a cash or cashless basis; if the Private Warrants are exercised on a “cashless basis,” whether or not the Private Warrants are in the money, we will not receive cash for such exercise. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements of QT Imaging, Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this prospectus, have been so included in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of GigCapital5, Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this prospectus, have been so included in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is https://www.qtimaging.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

QT IMAGING, INC. CONSOLIDATED FINANCIAL STATEMENTS
Audited Consolidated Financial Statements o
f QT
Imaging, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

QT IMAGING HOLDINGS, INC. CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Financial Statements of QT Imaging Holdings, Inc. as of March 31, 2024 and for the three months ended March 31, 2024 and 2023

GIGCAPITAL5, INC. FINANCIAL STATEMENTS
Audited Financial Statements of GigCapital5, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders of
QT Imaging, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of QT Imaging, Inc. (a Delaware corporation) and its subsidiary (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BPM LLP
We have served as the Company’s auditor since 2022.
San Jose, California
March 22, 2024

QT I
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ALANCE
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HEETS
As of December 31, 2023 and 2022

	2023	2022
ASSETS
Current assets:
Cash	$164,686	$455,076
Restricted cash and cash equivalents	20,000	20,000
Accounts receivable	1,290	—
Inventory	4,418,197	4,778,906
Prepaid expenses and other current assets	214,979	98,876

Total current assets	4,819,152	5,352,858
Property and equipment, net	490,920	497,747
Intangible assets, net	90,139	276,020
Operating lease right-of-use assets, net	1,267,121	1,572,323
Other assets	39,150	49,150

Total assets	$6,706,482	$7,748,098

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,355,512	$407,413
Accrued expenses and other liabilities	369,651	368,366
Related party notes payable	705,000	—
Current maturities of long-term debt	4,199,362	129,057
Deferred revenue	347,619	—
Operating lease liabilities, current	361,305	313,448

Total current liabilities	7,338,449	1,218,284
Long-term debt	95,982	2,652,611
Related party notes payable	3,143,725	3,343,725
Operating lease liabilities	1,062,633	1,423,938
Other liabilities	377,772	617,117

Total liabilities	12,018,561	9,255,675

Contingencies (Note 8)
Stockholders’ deficit:
Preferred stock, $ 0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $ 0.001 par value; 100,000,000 shares authorized; 27,941,290 and 27,580,040 shares issued and outstanding as of December 31, 2023 and 2022, respectively	27,941	27,580
Additional paid-in capital	12,430,125	10,136,037
Accumulated deficit	(17,770,145)	(11,671,194)

Total stockholders’ deficit	(5,312,079)	(1,507,577)

Total liabilities and stockholders’ deficit	$6,706,482)	$7,748,098)

The accompanying notes are an integral part of these consolidated financial statements.

QT I
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ONSOLIDATED
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TATEMENTS

OF
 O
PERATIONS

AND
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OMPREHENSIVE
 L
OSS
For the years ended December 31, 2023 and 2022

	2023	2022
Revenue	$40,355	$708,244
Cost of revenue	134,988	556,925

Gross profit (loss)	(94,633)	151,319

Operating expenses:
Research and development	1,485,636	2,386,086
Selling, general and administrative	3,427,690	3,551,527

Total operating expenses	4,913,326	5,937,613

Loss from operations	(5,007,959)	(5,786,294)
Other expenses	(544,566)	—
Interest expense, net	(544,826)	(468,174)

Loss before income tax expense	(6,097,351)	(6,254,468)
Income tax expense	1,600	1,600

Net loss and comprehensive loss	$(6,098,951)	$(6,256,068)

Net loss per share - basic and diluted	$(0.22)	$(0.23)

Weighted-average number of common shares used in computing net loss per common share	27,815,913	27,364,975

The accompanying notes are an integral part of these consolidated financial statements.

QT I
MAGING
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ONSOLIDATED
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TATEMENTS

OF
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TOCKHOLDERS
’ E
QUITY
 (
DEFICIT
)
For the years ended December 31, 2023 and 2022

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, December 31, 2021	27,351,290	$27,351	$8,326,045	$(5,415,126)	$2,938,270
Sale of common stock and warrants in private offering, net	228,750	229	906,071	—	906,300
Stock-based compensation	—	—	790,755	—	790,755
Fair value of warrants	—	—	113,166	—	113,166
Net loss	—	—	—	(6,256,068)	(6,256,068)

Balance, December 31, 2022	27,580,040	27,580	10,136,037	(11,671,194)	(1,507,577)
Sale of common stock and warrants in private offering, net	261,250	261	1,026,289	—	1,026,550
Issuance of common stock for the conversion of notes payable plus accrued interest	100,000	100	401,900	—	402,000
Stock-based compensation	—	—	709,394	—	709,394
Fair value of warrants	—	—	156,505	—	156,505
Net loss	—	—	—	(6,098,951)	(6,098,951)

Balance, December 31, 2023	27,941,290	$27,941	$12,430,125	$(17,770,145)	$(5,312,079)

The accompanying notes are an integral part of these consolidated financial statements.

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For the years ended December 31, 2023 and 2022

	2023	2022
Cash flows from operating activities:
Net loss	$(6,098,951)	$(6,256,068)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	480,694	651,750
Stock-based compensation	709,394	790,755
Fair value of warrants issued in exchange for services	—	108,100
Induced conversion expense	168,356	—
Debt extinguishment loss	376,086	—
Amortization of debt issuance costs	66,367	39,923
Non-cash operating lease expense	(8,246)	4,603
Loss on disposal of assets	124	—
Changes in operating assets and liabilities:
Accounts receivable	(1,290)	7,753
Inventory	98,594	553,999
Prepaid expenses and other current assets	(116,103)	(10,576)
Other assets	10,000	—
Accounts payable	876,074	338,554
Accrued expenses and other current liabilities	645,840	178,868
Deferred revenue	347,619	(693,436)
Other liabilities	(205,701)	424,040

Net cash used in operating activities	(2,651,143)	(3,861,735)

Cash flows from investing activities:
Purchases of property and equipment	(13,040)	(22,600)

Net cash used in investing activities	(13,040)	(22,600)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants, net of issuance costs	1,017,850	915,000
Proceeds from long-term debt, net of issuance costs	800,000	348,760
Payments on long-term debt	(129,057)	(127,756)
Proceeds from related party notes payable	705,000	1,643,725
Cash paid to lender for debt modification	(20,000)	—

Net cash provided by financing activities	2,373,793	2,779,729

Net decrease in cash and restricted cash and cash equivalents	(290,390)	(1,104,606)
Cash and restricted cash and cash equivalents, beginning of year	475,076	1,579,682

Cash and restricted cash and cash equivalents, end of year	$184,686	$475,076

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$1,600
Cash paid for interest	3,004	4,305
Supplemental disclosures of noncash investing and financing activities:
Fair value of warrants issued with debt	$—	$5,066
Purchase of property and equipment included in accounts payable	12,955	—
Equity financing issuance costs included in accrued expenses	—	8,700
Related party convertible notes payable including accrued interest exchanged for common stock	233,644	—
Transfer of inventory to property and equipment	262,116	—
Debt discount included in accounts payable	59,069	—
Transfer of accrued interest to current maturities of long-term debt	635,855	—

The accompanying notes are an integral part of these consolidated financial statements.

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For the years ended December 31, 2023 and 2022

1.	The Company and Summary of Significant Accounting Policies
Nature of Operations
QT Imaging, Inc. (together with its subsidiary, the “Company”) was incorporated on December 31, 2020. The Company is in the business of developing and commercializing medical ultrasound imaging systems. The Company’s initial product is a breast imaging system.
Merger Agreement and Related Activities
On December 8, 2022, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”) with GigCapital5, Inc., a publicly traded special purpose acquisition company (“GigCapital5”), and QTI Merger Sub, Inc., a wholly owned subsidiary of GigCapital5 (“Merger Sub”), that resulted in the Company becoming a publicly-listed company on March 4, 2024. Upon closing of the transaction, GigCapital5 was renamed QT Imaging Holdings, Inc. (“QTI Holdings”) and its common stock is traded on the Nasdaq Global Market under the new ticker symbol “QTI.” The closing of the transaction is referred to as Business Combination from this point forward.
In late September 2023, the Company, GigCapital5 and certain GigCapital5 shareholders
(“Non-Redeeming
Shareholders”) entered into
non-redemption agreements
(each,
a “Non-Redemption Agreement”)
in exchange for the
Non-Redeeming Shareholders
not redeeming an agreed upon number of their public shares of GigCapital5
(the “Non-Redeemed Shares”)
at GigCapital5’s last annual meeting of shareholders. In exchange, the Non-Redeeming Shareholders
will receive, immediately prior to, and substantially concurrently with the closing of the Business Combination, shares of common stock of the Company equivalent to the number of Non-Redeemed Shares
multiplied by 0.15 and divided by the Exchange Ratio (as defined in the Business Combination Agreement).
On November 10, 2023, the Company, Merger Sub and GigCapital5 entered into a third amendment to the Business Combination Agreement, which, among other things, amended certain definitions of the Business Combination Agreement.
On November 10, 2023, the Company entered into a Securities Purchase Agreement and raised a private secured convertible bridge financing in the aggregate amount of $1,000,000 (“Bridge Loan”) from five investors (“Bridge Lenders”) led by Meteora Capital Partners, LP (“Meteora”) and collateralized by all assets of the Company. The notes from the Bridge Loan are interest-free and may convert into that number of shares of the Company which may further convert in the aggregate into 500,000 shares of common stock of QTI Holdings upon the completion of the Business Combination. Alternatively, Bridge Lenders may demand payment at 120% of their note on the maturity date, which is the closing date of the Business Combination. Related to the Bridge Loan, as consideration for their services, Meteora will receive that number of shares of common stock of the Company, which at the completion of the Business Combination will be exchanged for 50,000 shares of common stock of QTI Holdings.
The Company and GigCapital5 also entered into subscription agreements dated November 10, 2023 with three of the Bridge Lenders as subscribers for the purchase of shares of stock of the Company in the aggregate amount of $3,000,000 in exchange for that number of shares of the Company which, at the completion of the Business Combination, will be converted in the aggregate into 1,200,000 shares of common stock of QTI Holdings. Each subscriber will also receive that number of shares of common stock of the Company, which, at the completion of the Business Combination, will be exchanged for 50,000 shares of common stock of QTI Holdings.

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On November 10, 2023, the Company entered into a Fourth Amendment and Termination Agreement (“Fourth Amendment”) of the private placement agreement dated December 15, 2020 with US Capital Global Securities, LLC (“US Capital”), an affiliate of US Capital Global QT Imaging LLC (“USCG”). In conjunction with this Fourth Amendment, the Company, USCG, and Meteora executed a subordination agreement whereby the Company granted USCG a warrant to purchase 25,000 shares of the Company’s common stock with a strike price of $2.50 in exchange for subordinating their senior secured position to Meteora. US Capital was also issued a $200,000 senior secured convertible promissory note by the Company as part of the Bridge Loan to terminate the private placement agreement on a go forward basis, a warrant to purchase 35,329 shares of the Company’s common stock with a strike price of $2.50 and was entitled to a commission payable of $20,000 in connection with the Bridge Loan.
On November 15, 2023, the Company entered into a Standby Equity Purchase Agreement with GigCapital5 and YA II PN, Ltd. (“Yorkville”), pursuant to which, upon the closing of the Business Combination, QTI Holdings can sell to Yorkville up to $50.0 million of QTI Holdings’ common stock at QTI Holdings’ request any time during the 36 months following the closing of the Business Combination. In addition, QTI Holdings can also request a pre-paid advance
(the “Pre-Paid Advance”)
from Yorkville up to an amount of $10.0 million at the closing of the Business Combination in the form of a convertible promissory note. As consideration for the Pre-Paid Advance,
immediately prior to, and substantially concurrently with, the closing of the Business Combination, the Company will issue to Yorkville that number of shares of the Company which will further convert in the aggregate into 1,000,000 shares of common stock of QTI Holdings upon the completion of the Business Combination.
On November 22, 2023, the Company, Merger Sub and GigCapital5 entered into a fourth amendment to the Business Combination Agreement which extended the Outside Date (as defined in the Business Combination Agreement) from December 31, 2023 to March 31, 2024. The transaction was completed on March 4, 2024.
On December 13, 2023, the Company and Exit Strategy Partners, LLC (“Advisor”) entered into an amendment to an agreement dated September 28, 2022, pursuant to which the Company agreed to pay for Advisor’s services in exchange for 250,000 shares of QTI Holdings common stock and a total cash amount of $225,000, of which $125,000 was paid on the closing of the Business Combination and the remaining $100,000 is due on the first anniversary of the closing of the Business Combination.
On December 19, 2023, the Company and GigCapital5 entered into an additional stock subscription agreement for the aggregate purchase price of $500,000 in such amount that upon the completion of the Business Combination and the application of the exchange ratio will be exchanged for such consideration as is provided for in the Business Combination Agreement, including that number of shares of QTI Holdings common stock as is equal in the aggregate to 200,000 shares of QTI Holdings common stock.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles
generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, the consolidated financial statements contain all adjustments necessary for a fair presentation of the Company’s financial position as of the date reported.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, QT Ultrasound Labs, Inc. (“QT Labs”). QT Labs provides personnel and staffing services for the Company. All intercompany balances and transactions are eliminated in consolidation.

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Liquidity
The Company has incurred net operating losses and negative cash flows from operations since its inception and had an accumulated deficit of $17,770,145 as of December 31,2023. During the year ended December 31, 2023, the Company incurred a net loss of $6,098,951 and used $2,651,143 of cash in operating activities. The Company expects to continue to incur losses, and its ability to achieve and sustain profitability will depend on the achievement of sufficient revenues to support the Company’s cost structure. The Company may never achieve profitability and, unless and until it does, the Company will need to continue to raise additional capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
In connection with the Business Combination, the Company entered into various agreements to obtain financing through the issuance of debt and through stock subscription agreements. Subsequent to December 31, 2023, the Company received the Pre-Paid Advance,
net of issuance costs, of $9,005,000 from Yorkville pursuant to the Standby Equity Purchase Agreement, $500,000 of cash proceeds from an investor related to a stock subscription agreement, and $1,500,000 in cash proceeds through a note payable from Funicular Funds, LP. See Note 14. Subsequent Events. The Standby Equity Purchase Agreement provides the Company with access to an additional $40 million of potential capital through the issuance of common stock to Yorkville. During the time the Company has a balance under the Pre-Paid Advance,
additional advances can be received with written consent of Yorkville or upon a trigger event, which occurs when the daily volume-weighted average price is less than $2.00 per share for five consecutive trading days. Management believes that the additional cash received and financing arrangements at the closing of the Business Combination has alleviated the substantial doubt about the Company’s ability to continue as a going concern and will be sufficient to fund the Company’s current operating plan for at least the next 12 months from the date of issuance of these consolidated financial statements.
The Company’s future capital requirements will depend on many factors, including the Company’s growth rate, the timing and extent of its spending to support research and development activities, the timing and cost of establishing additional sales and marketing capabilities, and the timing and cost to introduce new and enhanced products. In the event that additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company, or at all. Any additional debt financing obtained by the Company in the future could also involve restrictive covenants relating to the Company’s capital-raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital and to pursue business opportunities, including potential acquisitions. Additionally, if the Company raises additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, its existing stockholders could suffer significant dilution in their percentage ownership of the Company, and any new equity securities the Company issues could have rights, preferences and privileges senior to those of holders of the Company’s common stock. If the Company is unable to obtain adequate financing or financing on terms satisfactory to the Company when the Company requires it, the Company’s ability to continue to grow or support its business and to respond to business challenges could be significantly limited.
Reclassification
Certain reclassifications have been made to the prior year consolidated statement of operations and comprehensive loss to conform to the current year presentation. The reclassification had no impact on the previously reported consolidated balance sheet, statement of stockholders’ equity (deficit) or cash flows.

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For the years ended December 31, 2023 and 2022

Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. In addition, any change in these estimates or their related assumptions could have an adverse effect on the Company’s operating results.
Business Risk and Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The majority of the Company’s cash is invested in U.S. dollar deposits with a reputable bank in the United States. Management believes that minimal credit risk exists with respect to the financial institution that holds the Company’s cash. At times, such cash may be in excess of insured limits established by the Federal Deposit Insurance Corporation.
The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. Payment terms range from cash in advance to 30 days from delivery of products or services but may fluctuate depending on the terms of each specific contract. During the year ended December 31, 2023, one customer represented 49% of revenue. During the year ended December 31, 2022, one customer represented 98% of revenue. As of December 31, 2023, one customer represented 100% of accounts receivable. As of December 31, 2022, there were no customer concentrations in accounts receivable.
The Company’s products require approvals from the Food and Drug Administration and international regulatory agencies prior to commercialized sales. The Company’s future products may not receive required approvals. If the Company was denied such approvals, or if such approvals were delayed, it would have a material adverse impact on the Company’s business, results of operations and financial condition.
Certain componen
ts and services
used to manufacture and develop the Company’s products are presently available from only one or a limited number of suppliers or vendors. The loss of any of these suppliers or vendors would potentially require a significant level of hardware and/or software development efforts to incorporate the products or services into the Company’s product.
Cash and Cash Equivalents
The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company had restricted cash equivalents of $20,000 as of December 31, 2023 and 2022.
Restricted Cash
Restricted cash is comprised of cash held in an account subject to a collateral agreement to be used for the Company’s corporate credit card program.

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For the years ended December 31, 2023 and 2022

Accounts Receivable
Accounts receivable are carried at the amount due. Accounts receivable are written off when management deems all realistic efforts to collect the amount outstanding have been exhausted. A provision for credit losses is estimated by management based on evaluations of its historical bad debt and current collection experience. As of December 31, 2023 and 2022, a provision for credit losses was not required.
Inventory
Inventory is stated at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method. The Company periodically reviews the value of items in inventory and provides write-offs of inventory that is obsolete. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value. Once inventory has been written down below cost, it is not subsequently written up.
Property and Equipment, Net
Property and equipment, net are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to current operations as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets.
Leases
The Company primarily enters into leases for office space that are classified as operating leases. The Company determines if an arrangement is or contains a lease at inception. The Company accounts for leases by recording right-of-use (“ROU”)
assets and lease liabilities on the consolidated balance sheets in the captions operating lease right-of-use assets,
net and operating lease liabilities, respectively. The lease term includes the non-cancelable period
of the lease plus any additional periods covered by an option to extend that the Company is reasonably certain to exercise. The Company’s leases do not include substantial variable payments based on index or rates. The Company’s lease agreements do not contain any significant residual value guarantees or material restrictive covenants.
The Company’s leases do not provide a readily determinable implicit discount rate. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The lease payments related to the next 12 months are included in operating lease liabilities, current on the consolidated balance sheets. The Company recognizes a single lease cost on a straight-line basis over the term of the lease, and the Company classifies all cash payments within operating activities in the consolidated statements of cash flows.
The Company did not have any finance leases as of December 31, 2023 or 2022.
Intangible Assets
The Company’s intangible assets are comprised of patents with a useful life of 12 years. Patents are amortized on a straight-line basis over their useful life.

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Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of an asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. Management has reviewed the Company’s long-lived assets and recorded no impairment charge for the years ended December 31, 2023 and 2022.
Fair Value Measurements
The Company applies the requirements of the fair value measurements framework, which establishes a hierarchy for measuring fair value and requires enhanced disclosures about fair value measurements. The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement guidance also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy in which these assets and liabilities must be grouped based on significant levels of inputs as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.
The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s financial assets measured on a recurring basis included certificates of deposit totaling $20,000 as of December 31, 2023 and 2022 and were classified as Level 2 financial assets. The Company did not have any financial liabilities measured on a recurring basis as of December 31, 2023 and 2022.
Convertible Debt
The Company evaluates its financial instruments to determine if they are freestanding financial instruments. The Company also evaluates its convertible debt for embedded derivatives. Embedded provisions (like conversion options) are assessed to determine if they qualify as embedded derivatives that require separate accounting.
Debt issuance costs are recorded as a reduction to the carrying amount of the convertible debt and are amortized to interest expense using the effective interest method. The convertible debt is classified as short-term or long-term based on the term of the note.
Revenue Recognition
Revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration the Company expects to be entitled to receive in exchange for these goods or services.

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The Company determines revenue recognition through the following steps:

1)	Identification of the contract, or contracts, with a customer
The Company considers the terms and conditions of the contract in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the goods or services to be transferred can be identified, the payment terms for the goods or services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit and financial information pertaining to the customer.

2)	Identification of the performance obligations in the contract
Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or services either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. The Company’s performance obligations consist of (i) product sales, (ii) maintenance contracts and (iii) other services including training.

3)	Determination of the transaction price
The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring goods or services to the customer. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company’s contracts do not contain a significant financing component.

4)	Allocation of the transaction price to the performance obligations in the contract
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price.

5)	Recognition of revenue when, or as a performance obligation is satisfied
For product sales and services, revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised goods or services to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Training and maintenance services are generally recognized upon invoicing in amounts that correspond directly with the value to the customer of the performance completed to date which primarily includes professional service arrangements entered on a time and materials basis.
All of the revenue recognized by the Company during the years ended December 31, 2023 and 2022 was recognized at a point in time.

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Revenue recognized during the years ended December 31, 2023 and 2022 is disaggregated as follows:

	2023	2022
Product	$17,832	$701,092
Service	22,523	7,152

	$40,355	$708,244

Revenue recognized by geography during the years ended December 31, 2023 and 2022 is as follows:

	2023	2022
United States	$35,165	$7,200
International	5,190	701,044

	$40,355	$708,244

The Company had no contract assets as of December 31, 2023 and 2022 and no contract liabilities as of December 31, 2022. The Company had contract liabilities of $347,619 as of December 31, 2023, which are expected to be fully recognized in revenue in 2024.
Shipping and Handling Costs
Shipping and handling activities are typically performed before the customer obtains control of the goods, and the related costs are therefore expensed as incurred. Shipping and handling costs are included in cost of revenue in the accompanying consolidated statements of operations and comprehensive loss. Shipping and handling costs incurred for inventory purchases are expensed in cost of revenue when sold.
Product Warranty
The Company’s products sold to customers are generally subject to warranties between one and two years, which provides for the repair or replacement of products, at the Company’s option, that fail to perform with stated specifications. The Company estimates future warranty obligations related to those products. To date, product warranty claims have not been significant.
Research and Development Costs
Research and development costs incurred by the Company include salaries, purchased services, operating materials and supplies, depreciation, and amortization, and are expensed as incurred. These costs for the years ended December 31, 2023 and 2022, amounted to $1,485,636 and $2,386,086, respectively.
Advertising
Advertising and promotion costs are expensed as incurred. Advertising expenses were not significant for the years ended December 31, 2023 and 2022.
Grant Income
Periodically, the Company is awarded grants on a cost reimbursement basis. Costs are expensed when incurred and reimbursable on a monthly or quarterly basis with the offset booked as a contra-expense to the applicable functional area in the consolidated statements of operations and comprehensive loss.

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For the years ended December 31, 2023 and 2022

Income Taxes
Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets may be reduced by a valuation allowance if it is more-likely-than-not that
some or all of the deferred tax asset will not be realized. The Company annually evaluates the realizability of deferred tax assets by assessing the valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.
The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain
the position following an audit. For tax positions meeting
the more-likely-than-not threshold,
the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. In accordance with this accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax benefit. There were no accrued interest and penalties during the years ended December 31, 2023 and 2022.
Stock-Based Compensation
Stock-based compensation cost is measured at the grant date based on the fair market value of the award. Stock-based compensation is recognized as expense on a ratable basis over the requisite service period of the award.
The Company values stock options using the Black-Scholes option pricing model. This model requires the use of highly subjective and complex assumptions which determine the fair value of stock-based awards, including the option’s expected term, stock price volatility and risk-free interest rates. Forfeitures are recorded as they occur.
Comprehensive Loss
Comprehensive loss is defined as the change in the equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.
Comprehensive loss was equal to net loss for the years ended December 31, 2023 and 2022.
Net Loss per Share
Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares and potentially dilutive common share equivalents outstanding for the period determined using the treasury-stock and if-converted methods.
For the purposes of the diluted net loss per share calculation, common stock equivalents are considered to be potentially dilutive securities.

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For the years ended December 31, 2023 and 2022

The following securities were excluded from the calculation of net loss per share because the inclusion would be anti-dilutive as of December 31:

	2023	2022
Common stock warrants	1,231,484	905,470
Options outstanding	3,646,922	3,940,536
Potential shares from convertible notes	2,073,554	714,870
Subscription agreements	3,833,912	—

	10,785,872	5,560,876

Fair Value of Financial Instruments
The fair value of the Company’s financial instruments, including cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate their fair values because of the relatively short maturity of these instruments. The carrying value of the Company’s borrowings approximates fair value based on current rates offered to the Company for instruments with similar terms.
Recently Adopted Accounting Standards
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update
(“ASU”) No. 2016-13,
 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, and subsequently issued several supplemental/clarifying ASUs (collectively, “ASC 326”). This ASU requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables, other long-term financings including available for sale and held-to-maturity
debt securities, and loans. The Company adopted ASC 326 on January 1, 2023. This standard did not have a material impact on the Company’s consolidated financial statements.
Recent Accounting Pronouncements
In November 2023, the FASB issued
ASU No. 2023-07, Segment
Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an annual and interim basis. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and requires retrospective application to all prior periods presented in the financial statements. Early adoption is permitted. The Company is currently evaluating the impact of the new standard on the consolidated financial statements.
In December 2023, the FASB issued
ASU 2023-09, Income
Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU is intended to improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The ASU’s amendments are effective for public business entities for annual periods beginning after December 15, 2024. Entities are permitted to early adopt the standard for “annual financial statements that have not yet been issued or made available for issuance.” Adoption is either prospectively or retrospectively, the Company will adopt this ASU on a prospective basis. The Company is currently evaluating the impact of the new standard on the consolidated financial statements an
d
related disclosures.

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2.	Inventory
Inventory consisted of the following as of December 31:

	2023	2022
Raw materials	$2,529,364	$2,567,311
Work in process	1,627,802	1,683,341
Finished Goods	261,031	528,254

Total	$4,418,197	$4,778,906

3.	Property and Equipment, Net
Property and equipment, net consisted of the following as of December 31:

	Useful Life	2023	2022
Scanners	5 Years	$3,309,957	$3,047,841
Computer and lab equipment	3-5 Years	1,359,491	1,346,726
Leasehold improvements	Various	421,266	421,266
Software	3 Years	40,599	40,599
Furniture and fixtures	7 Years	82,336	82,336

		5,213,649	4,938,768
Less: accumulated depreciation		(4,722,729)	(4,441,021)

		$490,920	$497,747

Depreciation expenses were $294,813 and $465,869 for the years ended December 31, 2023 and 2022, respectively.

4.	Intangible Assets, Net
Intangible assets, net consisted of the following as of December 31, 2023:

	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Useful Life Remaining
Patents	12 Years	$2,230,570	$2,140,431	$90,139	0.50 Years
Intangible assets, net consisted of the following as of December 31, 2022:

	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Useful Life Remaining
Patents	12 Years	$2,230,570	$1,954,550	$276,020	1.50 Years
Amortization expense was $185,881 for each of the years ended December 31, 2023 and 2022.
As of December 31, 2023, future amortization is as follows:

Year ending December 31:
2024	$90,139

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5.	Accrued Expenses
Accrued expenses consisted of the following as of December 31:

	2023	2022
Accrued vacation	$55,683	$91,125
Accrued wages	65,173	80,904
Accrued legal	24,729	79,691
Accrued interest	50,037	—
Other	174,029	116,646

Total	$369,651	$368,366

6.	Long-Term Debt
Paycheck Protection Program Loan
On February 24, 2021 and May 5, 2020, the Company received loans (“PPP Loans”)
from U
S
 Bank
 in the amounts of $
1,158,265
(“Loan 2”) and $
1,158,266
(“Loan 1”), respectively, to fund payroll, rent and utilities through the Paycheck Protection Program (“PPP”). Original loan terms were revised by the PPP Flexibility Act of 2020. Under the terms of the PPP, up to
100
% of the loan and related interest was forgivable if the proceeds were used for covered expenses and certain other requirements related to wage rates were met. For Loan 1, the Company applied for forgiveness on June 7, 2021, and received forgiveness of $
873,151
in principal and $
9,823
in interest from the Small Business Administration (“SBA”) on June 14, 2021. For Loan 2, the Company applied for forgiveness on November 9, 2021, and received forgiveness of $
930,246
in principal and $
6,822
in interest on November 15, 2021.
The remaining balance of Loan 1 of $285,115 is payable in monthly installments of $6,400, including interest at 1%, beginning August 5, 2021, with the final payment due May 5, 2025. As of December 31, 2023, the total principal outstanding under Loan 1 was $107,979, of which $76,058 was current and $31,921 was noncurrent. As of December 31, 2022, the total principal outstanding under Loan 1 was $183,273, of which $75,294 was current and $107,979 was noncurrent.
The remaining balance of Loan 2 of $228,019 is payable in monthly installments of $4,605, including interest at 1%, beginning December 27, 2021, with the final payment due February 27, 2026. As of December 31, 2023, the total principal outstanding under Loan 2 was $118,369, of which $54,308 was current and $64,061 was noncurrent. As of December 31, 2022, the total principal outstanding under Loan 2 was $172,132, of which $53,763 was current and $118,369 was noncurrent.
Interest expense for Loan 1 and Loan 2 for the years ended December 31, 2023 and 2022 was $3,004 and $4,305, respectively.
The SBA may undertake a review of a loan of any size during
the six-year period
following forgiveness or repayment of the loan. The review may include the loan forgiveness application, as well as whether the Company received the proper loan amount. The timing and outcome of any SBA review is not known.
Convertible Notes Payable
In June 2021, the Company entered into a convertible promissory note agreement (the “Note”) with USCG for advances of up to $10,000,000. Advances on the Note can be made to the Company up to six months after the inception of the Note unless extensions for advances to be made is mutually agreed between both parties. The Note bears interest at 12% per annum on any amounts drawn and matures on July 6, 2024. The Note is collateralized by all assets of the Company and is guaranteed by QT Labs. The terms of the Note include non-financial covenants
and, as of December 31, 2023, the Company was in compliance with those

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For the years ended December 31, 2023 and 2022

covenants. Through December 31, 2023, the Company issued warrants in connection with the note to purchase a total of 14,854 shares of common stock which 10,329 shares are exercisable at a price of $4.25 per share and 4,525 shares are exercisable at a price of $4.00 per share. The fair value of the warrants, along with financing fees, were recorded as debt issuance costs and presented in the consolidated balance sheets as a deduction from the carrying amount of the Note.
The Note is convertible, at the Company’s option, before the Note matures upon the closing of a single transaction or a series of transactions with a minimum of $15,000,000 of cash proceeds raised in the aggregate. If elected, the conversion price would be 90% of the price per share in the qualified financing. Management assessed whether the embedded features in the Note should have been bifurcated from the debt host and concluded that none of the features required to be accounted for separately from the debt instrument.
In connection with the Fourth Amendment and issuance of the senior secured convertible promissory note to US Capital as part of the Bridge Loan (the “US Capital Note”), the outstanding loan balances of the Note of $2,495,000 with accrued interest of $635,854 was considered extinguished. The Company recorded $376,086 as a loss on extinguishment in other expenses in the consolidated statements of operations and comprehensive loss, and includes a commission paid of $20,000, remaining unamortized debt issuance costs on the Note of $32,828 and the fair value of warrants to purchase 60,329 shares of common stock of $156,505.
As of December 31, 2023, the total Note and US Capital Note balance was $3,294,659 net of unamortized debt issuance costs of $36,194, and accrued interest of $50,037. As of December 31, 2022, the outstanding amount of the Note was $2,426,263, net of unamortized debt issuance costs of $68,737. Interest expense, including amortization of debt issuance costs, for the years ended December 31, 2023 and 2022 was $340,758 and $326,255, respectively.
Bridge Loan
In November 2023, the Company entered into a Bridge Loan with the Bridge Lenders in aggregate amount of $1,000,000.
Each Bridge Loan of $200,000 bears no interest but has a cash option value at the date maturity of 120% or $240,000 of the Bridge Loan at each Bridge Lender’s option. Maturity date is the closing date of the Business Combination as defined in Note 1. The Bridge Loan conversion is at $2.00 per share on a post-business combination and, as of December 31, 2023, an aggregate of 1,369,255 shares of common stock would be issued if the entire Bridge Loan was converted.
As of December 31, 2023, the outstanding amount of the Bridge Loan, excluding the US Capital Note, was $774,337, net of unamortized debt issuance costs of $25,663. Interest expense from the amortization of debt issuance costs for the year ended December 31, 2023 was $21,592.
Future principal payments on the long-term debt as of December 31, 2023 are as follows:

Year ending December 31:
2024	$4,261,221
2025	86,784
2026	9,196

Total Payments	4,357,201
Less: Unamortized debt issuance costs	(61,857)
Less: Current maturities of long-term debt	(4,199,362)

Long-term debt	$95,982

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For the years ended December 31, 2023 and 2022

7.	Leases
The Company leases its operating facilities in Novato, California, under a non-cancelable operating
lease through May 31, 2027. There are no options or rights to extend the term of this lease.
The following table reflects the Company’s ROU assets and lease liabilities as of December 31:

	2023	2022
Assets:
Operating lease ROU assets, net	$1,267,121	$1,572,323

Liabilities:
Operating lease liabilities, current	$361,305	$313,448
Operating lease liabilities	1,062,633	1,423,938

	$1,423,938	$1,737,386

The following table presents supplemental cash flow information related to the Company’s operating leases for the years ended December 31:

	2023	2022
Operating cash flows from operating leases	$441,111	$428,263

As of December 31, 2023, the maturity of operating lease liabilities was as follows:

Year ending December 31:
2024	$462,295
2025	476,164
2026	490,449
2027	206,864

Total payments	1,635,772
Less: Interest	(211,834)

Present value of obligations	$1,423,938

The operating lease expense for the years ended December 31, 2023 and 2022, was $453,889 and $452,894, respectively, of which $21,024 and $20,029, respectively, were related to leases with a term of less than 12 months.
The weighted-average remaining lease term was approximately 3.4 years as of December 31, 2023. The weighted-average discount rate for the year ended December 31, 2023 was 8%.

8.	Contingencies
Litigation
The Company is subject to occasional lawsuits, investigations, and claims arising out of the normal conduct of business. As of the date the consolidated financial statements were available to be issued, management is not aware of any pending claims that will have a material impact on the Company’s consolidated financial statements.

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For the years ended December 31, 2023 and 2022

9.	Stockholders’ Deficit
Common Stock
The Company is authorized to issue 100,000,000 shares of common stock, with a par value of $0.001. Holders of the Company’s common stock are entitled to one vote for each share of common stock. As of December 31, 2023 and 2022, there were 27,941,290 and 27,580,040 shares of common stock issued and outstanding, respectively.
Future dividends may be paid on the outstanding shares of common stock as and when declared by the Board of Directors out of funds legally available therefor; provided, however, that no dividends shall be made with respect to the common stock until any preferential dividends required to be paid or set apart for any shares of preferred stock have been paid or set apart.
Common stock reserved for future issuance as of December 31, 2023 is as follows:

Common stock warrants	1,231,484
Options outstanding	3,646,922
Options available under the Plan	3,353,078
Potential shares from convertible notes	2,073,554
Subscription agreements	3,833,912

14,138,960

Preferred Stock
The Company is authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.001, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2023 and 2022, there were no shares of preferred stock issued and outstanding.
Private Placement
In November 2022, the Company initiated an offering to sell to a select group of accredited investors only, on a private placement basis, 1,000,000 units for a purchase price of $4.00 per unit (the “Units”), each Unit consisting of one share of common stock and one warrant to purchase one share of common stock with an exercise price of $4.00 (the “2022 Offering”). As of December 31, 2023, the Company has issued 490,000 Units for net proceeds of $1,932,850, which 261,250 Units were issued in 2023 for total net proceeds of $1,026,550 and 228,750 Units were issued in 2022 for net proceeds of $906,300 in 2022.
Warrants for Common Stock
In addition to the warrants sold as part of the Units in the 2022 Offering, the Company also issued warrants to consultants and to placement agents in association with debt issuances and past private offerings. At the option of the warrant holders, the warrants can be fully settled in shares of common stock, or converted via net share settlement, in which the warrant holder will receive shares equal to the number of shares purchasable under the warrants multiplied by the difference between the fair market value of the shares and the exercise price, divided by the fair market value of the shares.

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The following table represents the warrant activity as follows:

Number of Warrants
Outstanding, January 1, 2022	624,508
Granted	280,962

Outstanding, December 31, 2022	905,470
Granted	326,104

Outstanding, December 31, 2023	1,231,574

As of December 31, 2023, outstanding warrants to purchase shares of common stock by exercise price are as follows:

Exercise Price	Exercisable For	Expiration Date(s)	Number of Shares Outstanding Under Warrants
$10.00	Common Stock	M arc h 2025	516,391
$8.50	Common Stock	A ugu st 2030	150,000
$4.25	Common Stock	Jul y 2 027 to Sep temb er 2028	10,329
$4.00	Common Stock	Novem ber 2027 to Ma rch 2029	494,525
$2.50	Common Stock	November 1, 2028	60,329

			1,231,574

The determination of the fair value of warrants to purchase common stock issued during the years ended December 31, 2023 and 2022 is computed using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2023	2022
Expected warrant term (years)	5.0	5.6
Expected volatility	60.2%	62.3%
Risk-free rate of return	4.0%	3.6%
Expected annual dividend yield	—	—
The fair value of warrants issued as part of the 2022 Offering and included in stockholders’ deficit in the consolidated balance sheets was $462,413 and $404,888 for the years ended December 31, 2023 and 2022, respectively. The fair value of the warrants granted to USCG in connection with the convertible debt described in Note 6. Long-Term Debt, which was included as part of debt issuance costs, was $15,317 and $5,066 for the years ended December 31, 2023 and 2022, respectively. The fair value warrants granted in exchange for services was $0 and $108,100 the years ended December 31, 2023 and 2022, respectively, and was included in selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss. The fair value of the remaining warrants granted during the year ended December 31, 2023 to USCG and US Capital in connection with the Fourth Amendment was $156,505.
Subsequent to December 31, 2023 and pursuant to the terms of the Business Combination Agreement, the Company cancelled and terminated all outstanding warrants that were deemed out of the money, which included all warrants with an exercise price of $4.00 or above per warrant.

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10.	Stock Incentive Plan
In September 2021, the Board of Directors approved and the Company adopted the Plan (the “Plan”). The maximum aggregate number of shares of common stock that the Company may award under the Plan is 7,000,000. The term of the Plan is 10 years. The Plan is administered by a committee of the Company’s Board of Directors (the “Administrator”). The Company may grant awards to eligible participants which may take the form of stock options (both incentive stock options and non-qualified stock
options), stock purchase rights, restricted stock, restricted stock units and performance stock awards. Awards may be granted to employees, directors, and consultants (as defined in the Plan.) The term of any stock option award may not exceed 10 years and may be subject to vesting conditions, as determined by the Administrator. Incentive stock options may only be granted to employees of the Company or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code. The exercise price of any stock option award cannot be less than fair market value of the Company’s common stock, provided, however, that an incentive stock option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, must have an exercise price of no less than 110% of the fair market value of the Company’s common stock and a term that does not exceed five years. Vesting is subject to the option holder’s continued service to the Company, ranging up to a four-year period. Unvested options are subject to forfeiture upon termination of employment. Subsequent to December 31, 2023, the Plan was terminated in accordance with the terms of the Business Combination Agreement and the options to purchase 3,646,921 shares of common stock were cancelled at the close of the Business Combination in accordance with the terms of the Business Combination Agreement. See Note 14. Subsequent Events.
The following table represents the total number of shares available for grant under the Plan:

Available for Grant
Balance as of December 31, 2021	3,578,276
Granted	(541,208)
Cancelled	22,396

Balance as of December 31, 2022	3,059,464
Cancelled	293,615

Balance as of December 31, 2023	3,353,079

The following table summarizes information regarding activity in the Plan during the years ended December 31, 2023 and 2022:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)
Outstanding, December 31, 2021	3,421,724	$8.77	9.2
Granted	541,208	6.50
Cancelled	(22,396)	8.50

Outstanding, December 31, 2022	3,940,536	8.46	8.4
Cancelled	(293,615)	7.90

Outstanding, December 31, 2023	3,646,921	$8.50	6.9

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	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)
Vested and exercisable and expected to vest, December 31, 2023	3,433,227	$8.54	6.7

Vested and exercisable, December 31, 2023	3,371,096	$8.57	6.8

The options outstanding and exercisable as of December 31, 2023 were as follows:

Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$6.50	453,323	8.4	$6.50	341,559	$6.50
8.50	2,585,671	6.6	8.50	2,421,609	8.50
10.00	607,927	7.0	10.00	607,928	10.00

	3,646,921	6.9	$8.50	3,371,096	$8.57

The determination of the fair value of options granted during the year ended December 31, 2022 is computed using the Black-Scholes option pricing model with the following weighted-average assumptions:

2022
Expected option term (years)	7.4
Expected volatility	69.1%
Risk-free rate of return	2.5%
Expected annual dividend yield	—
There were no options granted during the year ended December 31, 2023. The weighted-average grant date fair value of options granted was $2.27 per share for the year ended December 31, 2022.
Option pricing models require the input of various subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The expected stock price volatility is based on the analysis of volatilities of the Company’s selected public peer group over a period commensurate with the expected term of the options. The expected term of the employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on the contractual terms, the vesting period and the expected remaining term of the outstanding options. The risk-free interest rate is based on the U.S. Treasury interest rates whose term in consistent with the expected life of the stock options. No dividend yield is included as the Company has not issued any dividends and do not anticipate issuing any dividends in the future.
The following table shows stock-based compensation expense by functional area in the consolidated statements of operations and comprehensive loss for the years ended December 31:

	2023	2022
Research and development	$105,255	$142,118
Selling, general and administrative	604,139	648,637

	$709,394	$790,755

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No stock-based compensation expense was capitalized to inventory for the years ended December 31, 2023 and 2022.
As of December 31, 2023, there was $329,925 of total unrecognized compensation cost related to non-vested stock-based
compensation awards under the Plan which will be recognized over a weighted-average period of 1.3 years.

11.	National Institutes of Health Subaward
On August 18, 2022, the Company was awarded a grant of up to $1,078,347 as a subaward through the Board of Trustees of the University of Illinois for the purpose of developing a quantitative ultrasound breast scanner for identifying early response of breast cancer to chemotherapy. The grant is a cost reimbursement subaward that is allocated annually over five years, subject to the availability of funds and satisfactory progress of the project. The award expires July 31, 2027 and may be terminated by either party with 30 days written notice. Any grant proceeds received do not require repayment. Through the year ended December 31, 2023, the Company incurred total costs of $349,054 against year one allocation of $351,994 and year two allocation of $194,566. During the year ended December 31, 2023, the Company incurred costs of $318,276, of which $277,037 of grant income was recognized as an offset to research and development expense and $41,239 was recognized as an offset to selling, general and administrative expense in the consolidated statements of operations and comprehensive loss. During the year ended December 31, 2022, the Company incurred costs of $30,778, of which $22,503 of grant income was recognized as an offset to research and development expense and $8,275 was recognized as an offset to selling, general and administrative expense in the consolidated statements of operations and comprehensive loss. As of December 31, 2023 and 2022, the grant receivable was $161,638 and $30,778, respectively, and is included in prepaid expenses and other current assets on the consolidated balance sheets.

12.	Income Taxes
Loss before income tax expense consisted of the following for the years ended December 31:

	2023	2022
United States	$(6,097,351)	$(6,254,468)
International	—	—

Total loss before income tax expense	$(6,097,351)	$(6,254,468)

Income tax expense consisted of the following for the years ended December 31:

	2023	2022
Current:
Federal	$—	$—
State	1,600	1,600
Foreign	—	—

Total current tax expense	1,600	1,600
Deferred:
Federal	—	—
State	—	—
Foreign	—	—

Total deferred tax expense	—	—

Total income tax expense	$1,600	$1,600

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Income tax expense differed from the amount computed by applying the federal statutory income tax rate to pretax loss as a result of the following for the years ended December 31:

	2023	2022
Federal tax at statutory rate	$(1,280,444)	$(1,313,438)
State taxes	(22,915)	(542,562)
Change in valuation allowance	1,080,617	1,846,087
Other	224,342	11,513

Total income tax expense	$1,600	$1,600

The tax effects of temporary differences that give rise to the Company’s deferred tax assets and liabilities are related to the following as of December 31:

	2023	2022
Deferred tax assets:
Net operating losses	$3,070,085	$2,280,097
Stock-based compensation	856,902	784,932
Operating lease liabilities	386,588	516,031
Section 174 expenses, net	487,860	476,842
Accruals and reserves	489,382	227,221
Intangible assets	118,691	214,100
Property and equipment	90,104	44,128

Gross deferred tax assets	5,499,612	4,543,351
Valuation allowance	(5,155,597)	(4,074,980)

Net deferred tax assets	344,015	468,371

Deferred tax liabilities:
Operating lease right-of-use assets	(344,015)	(468,371)

Net deferred tax assets	$—	$—

As of December 31, 2023, based on the Company’s recent history of losses and its forecasted losses, management believes on the more-likely-than-not basis
that a full valuation allowance is required. Accordingly, the Company provided a full valuation allowance on its federal and state deferred tax assets. During the years ended December 31, 2023, and 2022, the valuation allowance increased by $1,080,617 and $1,846,087. As of December 31, 2023, the Company had federal and state net operating loss (“NOL”) carryforwards of $10,700,000 and $12,448,000 respectively. The federal NOL will not expire and the state NOL will begin to expire in 2040.
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is a follows as of December 31:

	2023	2022
Balance as the beginning of the year	$49,255	$—
Increases related to prior year tax positions	—	47,882
Increases related to current year tax positions	—	1,373

Balance as the end of the year	$49,255	$49,255

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The unrecognized tax benefits for the year ended December 31, 2023, if recognized, would not affect the effective income tax rate due to the valuation allowance that currently offsets the deferred tax assets. It is reasonably possible that the unrecognized tax benefits balance will change within twelve months by a range of zero
to $49,255 due to the Company’s intent to file a tax accounting method change.
The Company files income tax returns in the federal and California state jurisdictions. The Company’s tax years for 2020 and forward are subject to examination by the federal and California tax authorities.

13.	Related Party Transactions
Convertible Notes Payable
In July 2020, the Company issued three convertible notes to three of its stockholders for advances up to $3,500,000 in principal (the “2020 Notes”) and bearing annual interest of 5% on any amounts drawn. An additional note was issued in March 2022 as part of the 2020 Notes, but with an annual interest rate of 8%. All principal and interest payments are due on or before July 1, 2025. The 2020 Notes are convertible, at the holder’s option, into shares of common stock of the Company at the lower of $5.00 per share or the offering price in a financing of at least $5,000,000 in equity from unaffiliated parties. As of December 31, 2023, an aggregate of 704,299 shares of common stock would be issued if the entire principal and interest under the 2020 Notes was converted. Management assessed whether the embedded features in the 2020 Notes should have been bifurcated from the debt host and concluded that none of the features were required to be accounted for separately from the debt instruments.
In November 2023, $200,000 of the 2020 Notes plus accrued interest of $33,644 was converted through a negotiated induced conversion to 100,000 shares of common stock, which resulted in an induced conversion expense of $168,356 to other expenses in the consolidated statements of operations and comprehensive loss. The induced conversion expense represented the fair value of the common stock issued upon conversion in excess of the common stock issuable under the original terms of the 2020 Notes. As of December 31, 2023 and 2022, the outstanding amount of the 2020 Notes was $3,143,725 and $3,343,725 and accrued interest of $377,772 and $230,627, respectively. Interest expense for the years ended December 31, 2023 and 2022 was $180,789 and $137,709, respectively.
Working Capital Loans
On May 3, 2023, the Company issued a promissory note (the “Working Capital Note”) to a shareholder
 for a principal amount of $250,000. The Working Capital Note was subsequently amended and restated six times on June 12, 2023 to add an additional principal amount of $100,000, August 15, 2023 to add an additional principal amount of $75,000, August 29, 2023 to add an additional principal amount of $100,000, September 12, 2023 to add an additional principal amount of $75,000, September 15, 2023 to add an additional principal amount of $50,000, and October 26, 2023 to add an additional principal amount of $55,000, for an aggregate principal amount outstanding as of December 31, 2023 under the Working Capital Note of $705,000. The Working Capital Note was issued to provide the Company with additional working capital during the period prior to consummation of the Business Combination Agreement with GigCapital5. The Working Capital Note is interest-free and matures on the earlier of (i) the date on which the Company consummates the Business Combination with GigCapital5; (ii) the date the Company winds up; or (iii) December 31, 2023. The Working Capital Note may be prepaid without penalty. The Company determined that the imputed interest on the Working Capital Note was not significant for the year ended December 31, 2023. Subsequent to December 31, 2023, the related party to the Working Capital Note agreed to extend and subordinate the promissory note pursuant to and in accordance with the terms of the Business
Combination Agreement. Effective on the Closing of the Business Combination, the Working Capital Note cannot be repaid prior to the repayment or conversion of the Pre-Paid Advance received from Yorkville (see Note 14. Subsequent Events).

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For the years ended December 31, 2023 and 2022

Management Services and Business Associate Agreement
In September 2020, the Company entered into a Management Services Agreement (the “Agreement”) and a Business Associate Agreement with John C. Klock, M.D., a California sole proprietorship (the “Practice”). John C. Klock, M.D. is the Chief Executive Officer of the Company, serves on its Board of Directors, and is the largest single shareholder of the Company. The Practice provides medical imaging to patients using the QT Breast Scanner. Under the terms of the Agreement, the Company agreed to provide business services to the Practice including use of the facility which formerly operated as the Marin Breast Health Trial Center, including furniture and medical equipment, as well as use of certain personnel. In exchange for those services, the Practice agreed to pay the Company a management fee. Fees paid to the Company during the years ended December 31, 2023 and 2022 were $48,000 each year, and were recorded as a reduction to selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss. Additionally, during the years ended December 31, 2023 and 2022, the Practice made product purchases from the Company of $8,100 and $7,200, respectively. As of December 31, 2023 and 2022, there were no amounts due to or due from the Practice.
Deferred Revenue
In July 2023, an order was placed and a downpayment of $200,000 was made for a breast imaging system by 303 Development Corporation (the “Foundation”). The executive director of the Foundation is a current investor and board member of the Company. In September 2023, an additional $100,000 was paid towards the purchase.

14.	Subsequent Events
Subsequent events were evaluated through March 22, 2024, which is the date the consolidated financial statements were available to be issued.
Merger Agreement and Related Activities
In February 2024, GigCapital5 and the Company (together the “parties”) entered into a subscription agreement with William Blair & Co., L.L.C. (“William Blair”) for the purchase of shares of common stock of the Company. Pursuant to the subscription agreement, the Company issued to William Blair in satisfaction of certain fees owed to William Blair for its services to the parties, that number of shares of the Company which at the completion of the Business Combination would be converted in accordance with the terms of the Business Combination Agreement into 740,000 shares of QTI Holdings common stock.
In February 2024, the parties agreed to amend one of the September 2023
Non-Redemption
Agreements, pursuant to which, and in addition to the QT Holdings common stock issuable Mizuho Securities USA, LLC (“Mizuho”) under the September 2023
Non-Redemption
Agreement, Mizuho shall receive from the Company, in exchange for $250,000 of services rendered by Mizuho, that number of Company’s common stock that will be converted in accordance with the terms of the Business Combination Agreement into 100,000 shares of QTI Holdings common stock.
In February 2024, the Company and GigCapital5 entered into two additional subscription agreements with each of Donnelley Financial Solutions, LLC (“DFIN”) and IB Capital LLC (“iBankers”), dated as of February 23, 2024 and February 22, 2024, respectively (together, the “Subscription Agreements”), for the purchase of shares of common stock of the Company. Pursuant to the Subscription Agreements, the Company will issue to each of DFIN and iBankers in satisfaction of $500,000 and $600,000 of fees owed to

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For the years ended December 31, 2023 and 2022

DFIN and iBankers, respectively, for their services, that number of shares of the Company which at the completion of the Business Combination will be converted in accordance with the terms of the Business Combination Agreement into 200,000 and 240,000 respective shares
of QTI Holdings common stock.
In February 2024, GigCapital5 and the Company entered into a Note Purchase Agreement (“Cable Car NPA”) with Funicular Funds, LP (“Cable Car”), pursuant to which Cable Car agreed to advance $1,500,000 at the closing of the Business Combination, as was evidenced by a promissory note that may be convertible in certain circumstances into shares of QTI Holdings common stock
at a conversion price
 of $2.00 per share (the “Loan”), dated March 4, 2024, by and between the Company and Cable Car. The Loan does not bear interest, and is due and payable 13 months after issuance, unless the time for payment is accelerated as a result of an event of default. As full compensation to Cable Car for the Loan to QTI Holdings in lieu of any simple or in-kind interest
on the Loan, the Company issued to Cable Car that number of shares of the Company which at the completion of the Business Combination would be converted in accordance with the terms of the Business Combination Agreement into
180,000
shares
of QTI Holdings common stock.
The Company, and its wholly owned subsidiary, QT Ultrasound Labs, Inc., at the closing also provided a guaranty (the “Cable Car Guaranty”), whereby each of them unconditionally guaranteed, as primary obligor and not merely as surety, the prompt and complete payment and performance when due, whether by demand, acceleration or otherwise, of the obligations of QTI Holdings under the Loan in the currency in which and as such obligations are to be paid or performed. Furthermore, QTI Holdings and the parties to the Cable Car Guaranty (the “Grantors”) granted a security interest in certain of their assets, which among other things, do not include their intellectual property assets, pursuant to the terms of a Security Agreement, dated March 4, 2024, by and between the Grantors and Cable Car.
In February 2024, the Company and LionBay Ventures (“LionBay”) entered into a Settlement and Termination Agreement (“Termination Agreement”). Pursuant to the terms of the Termination Agreement, the Company terminated its Service Agreement with LionBay dated May 18, 2021 and the First Amendment of the Service Agreement dated September 1, 2021 (collectively as “Service Agreement”). In exchange for the termination of the Service Agreement and the termination of options to purchase 17,000 shares of common stock with a strike price of $8.50 per option that were issued as part of the Service Agreement, the Company agreed to issue 10,000 shares
of QTI Holdings common stock.
On March 1, 2024, the Company received $500,000 in exchange for 583,596 shares of the Company’s common stock, which converted into 200,000 shares
of

QTI Holdings common stock
in accordance with the terms of the subscription agreement and Business Combination Agreement on March 4, 2024.
On March 4, 2024, QTI Holdings (f/k/a GigCapital5) consummated its Business Combination with the Company, pursuant to the Business Combination Agreement, dated as of December 8, 2022.
On March 4, 2024 and in accordance with the terms of the Business Combination Agreement, the Company cancelled and terminated all outstanding warrants that were deemed out of the money with an exercise price of or above $4.00 per share, including all warrants sold as part of the Units in the 2022 Offering and warrants that were issued to consultants and placement agents in association with debt issuance and past private offerings.
On March 4, 2024, the Company terminated the Plan and cancelled 3,646,921 of outstanding options under the Plan in accordance with the terms of the Business Combination Agreement.
On March 4, 2024, the Company received
the Pre-Paid Advance
of $9,005,000 of net proceeds from Yorkville (“Yorkville Note”) that will be due 15 months from the date of issuance, and interest shall accrue on the outstanding balance of the Yorkville Note at an annual rate equal to 6%, subject to an increase to
18% upon an event of default as described in the Yorkville Note. The Yorkville Note shall be convertible by Yorkville into shares of QTI Holdings common stock. As consideration for the

Pre-Paid

Advance,

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For the years ended December 31, 2023 and 2022

immediately prior to, and substantially concurrently with, the closing of the Business Combination, the Company issued to Yorkville that number of shares of the Company which converted in the aggregate into

1,000,000
shares of common stock of QTI Holdings upon the completion of the Business Combination.
On March 4, 2024, the Note principal and related accrued interest balance of $3,233,388 and the US Capital Note principal balance of $200,000 was converted into 1,048,330 and 291,798 shares of Company common stock,
respectively. Additionally, warrants to purchase 60,329 shares of the Company’s common stock were net settled into 16,320 shares of the Company’s common stock.
On March 4, 2024, as consideration for the September
2023 Non-Redemption, the
Company issued 427,477
shares of QTI Holdings common stock
 to Non-Redeeming Shareholders.
On March 4, 2024, four of the five Bridge Lenders elected the cash payment option of $240,000 per Bridge Loan for a total of $960,000.

QT IMAGING HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$5,620,231	$164,686
Restricted cash and cash equivalents	20,000	20,000
Accounts receivable, net	482,357	1,290
Inventory	4,116,228	4,418,197
Prepaid expenses and other current assets	1,195,289	214,979

Total current assets	11,434,105	4,819,152
Property and equipment, net	154,073	490,920
Intangible assets, net	43,669	90,139
Operating lease right-of-use assets, net	1,186,815	1,267,121
Other assets	39,150	39,150

Total assets	$12,857,812	$6,706,482

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$711,773	$1,355,512
Accrued expenses and other current liabilities	2,813,262	369,651
Related party notes payable	—	705,000
Current maturities of long-term debt	130,698	4,199,362
Deferred revenue	343,651	347,619
Operating lease liabilities, current	372,010	361,305

Total current liabilities	4,371,394	7,338,449
Long-term debt	3,330,692	95,982
Related party notes payable	5,408,725	3,143,725
Operating lease liabilities	966,253	1,062,633
Warrant liability	32,017	—
Derivative liability	2,137,800	—
Earnout liability	1,060,000	—
Other liabilities	465,081	377,772

Total liabilities	17,771,962	12,018,561

Contingencies (Note 10)
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 500,000,000 and 100,000,000 shares authorized as of March 31, 2024 and December 31, 2023, respectively; 21,437,216 and 9,575,925 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively (1)	2,144	958
Additional paid-in capital (1)	17,152,441	12,457,108
Accumulated deficit	(22,068,735)	(17,770,145)

Total stockholders’ deficit	(4,914,150)	(5,312,079)

Total liabilities and stockholders’ deficit	$12,857,812	$6,706,482

(1)
Amounts as of December 31, 2023 differ from those in prior year consolidated financial statements as they were retrospectively adjusted as a result of the accounting or the Business Combination (as defined in the Notes to Condensed Consolidated Financial Statements).

The accompanying notes are an integral part of these condensed consolidated financial statements.

QT IMAGING HOLDINGS, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$1,362,163	$7,564
Cost of revenue	602,083	46,577

Gross profit (loss)	760,080	(39,013)

Operating expenses:
Research and development	642,546	421,887
Selling, general and administrative	5,696,211	1,291,765

Total operating expenses	6,338,757	1,713,652

Loss from operations	(5,578,677)	(1,752,665)
Other expenses	(20,931)	—
Change in fair value of warrant liability	(23,123)	—
Change in fair value of derivative liability	2,983,100	—
Change in fair value of earnout liability	(1,060,000)	—
Interest expense, net	(598,959)	(130,282)

Net loss and comprehensive loss	$(4,298,590)	$(1,882,947)

Net loss per share—basic and diluted (1)	$(0.33)	$(0.20)

Weighted-average number of common shares used in computing net loss per common share (1)	13,225,553	9,517,098

(1)
Amounts as of December 31, 2023 and before that date differ from those in prior year consolidated financial statements as they were retrospectively adjusted as a result of the accounting or the Business Combination (as defined in the Notes to Condensed Consolidated Financial Statements).

The accompanying notes are an integral part of these condensed consolidated financial statements.

QT IMAGING HOLDINGS, INC.
Condensed Consolidated Statements of Stockholders’ Deficit
For the three months ended March 31, 2024 and 2023
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, January 1, 2024	27,941,290	$27,941	$12,430,125	$(17,770,145)	$(5,312,079)
Reverse recapitalization	(18,365,365)	(26,983)	26,983	—	—

As adjusted, beginning of period (1)	9,575,925	958	12,457,108	(17,770,145)	(5,312,079)
Merger recapitalization	7,898,954	790	(9,269,955)	—	(9,269,165)
Issuance of common stock pursuant to a subscription agreement	200,000	20	705,980	—	706,000
Conversion of a note payable	359,266	36	3,233,352	—	3,233,388
Conversion of a bridge loan	100,000	10	199,990	—	200,000
Net exercise of warrants	5,594	1	(1)	—	—
Issuance of common stock in connection with the Pre-Paid Advance	1,000,000	100	1,866,184	—	1,866,284
Issuance of common stock in connection with the Cable Car Loan	180,000	18	446,315	—	446,333
Issuance of common stock related to non-redemption extension agreements	427,477	42	1,508,951	—	1,508,993
Issuance of common stock related to early investor consideration	150,000	15	529,485	—	529,500
Issuance of common stock to settle transaction expenses	1,540,000	154	5,436,048	—	5,436,202
Stock-based compensation	—	—	38,984	—	38,984
Net loss	—	—	—	(4,298,590)	(4,298,590)

Balance, March 31, 2024	21,437,216	$2,144	$17,152,441	$(22,068,735)	$(4,914,150)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, January 1, 2023	27,580,040	$27,580	$10,136,037	$(11,671,194)	$(1,507,577)
Reverse recapitalization	(18,127,929)	(26,635)	26,635	—	—

As adjusted, beginning of period (1)	9,452,111	945	10,162,672	(11,671,194)	(1,507,577)
Sale of common stock and warrants in private offering, net	83,537	8	956,542	—	956,550
Stock-based compensation	—	—	208,628	—	208,628
Net loss	—	—	—	(1,882,947)	(1,882,947)

Balance, March 31, 2023 (1)	9,535,648	$953	$11,327,842	$(13,554,141)	$(2,225,346)

(1)
Amounts as of December 31, 2023 and before that date differ from those in prior year consolidated financial statements as they were retrospectively adjusted as a result of the accounting or the Business Combination (as defined in the Notes to Condensed Consolidated Financial Statements).

The accompanying notes are an integral part of these condensed consolidated financial statements.

QT IMAGING HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(4,298,590)	$(1,882,947)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	98,873	116,826
Stock-based compensation	38,984	208,628
Provision for credit losses	1,290	—
Fair value of common stock issued in exchange for services and in connection with non-redemption agreements	3,714,694	—
Loss on issuance of common stock in connection with a subscription agreement	206,000	—
Non-cash interest	298,605	10,773
Non-cash operating lease expense	(5,369)	(2,062)
Change in fair value of warrant liability	23,123	—
Change in fair value of derivative liability	(2,983,100)	—
Change in fair value of earnout liability	1,060,000	—
Changes in operating assets and liabilities:
Accounts receivable	(482,357)	(5,840)
Inventory	586,413	49,051
Prepaid expenses and other current assets	(879,508)	(34,641)
Other assets	—	5,000
Accounts payable	(2,118,345)	392,219
Accrued expenses and other current liabilities	(1,319,572)	31,530
Deferred revenue	(3,968)	—
Other liabilities	87,312	118,747

Net cash used in operating activities	(5,975,515)	(992,716)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants, net of issuance costs	—	947,850
Proceeds from issuance common stock pursuant to subscription agreement	500,000	—
Proceeds from long-term debt, net of issuance costs	10,525,000	—
Repayment of long-term debt	(32,470)	(32,153)
Repayment of bridge loans	(800,000)	—
Proceeds from the Merger, net of transaction costs	1,238,530	—

Net cash provided by financing activities	11,431,060	915,697

Net increase (decrease) in cash and restricted cash and cash equivalents	5,455,545	(77,019)
Cash and restricted cash and cash equivalents, beginning of year	184,686	475,076

Cash and restricted cash and cash equivalents, end of year	$5,640,231	$398,057

Supplemental disclosure of cash flow information:
Cash paid for interest	$160,545	$—
Supplemental disclosures of noncash investing and financing activities:
Fair value of embedded derivatives upon issuance of convertible debt	$5,120,900	$—
Fair value of common stock issued with convertible debt	2,312,617	—
Transfer of equipment to inventory	284,444	—
Extinguishment of accrued expenses in exchange for common stock	3,760,000	—
Debt discount included in accrued expenses	40,740	—
Conversion of long-term debt into common stock	3,433,388	—
The accompanying notes are an integral part of these condensed consolidated financial statements.

QT IMAGING HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.	The Company and Summary of Significant Accounting Policies
Nature of Operations
QT Imaging Holdings, Inc. (the “Company”), formerly known as GigCapital5, Inc. (“GigCapital5”), is incorporated in Delaware with headquarters in Novato, California. The Company is a medical device company engaged in research, development, and commercialization of innovative body imaging systems using low frequency sound waves. The Company strives to improve global health outcomes. Its strategy is predicated upon the fact that medical imaging is critical to the detection, diagnosis, and treatment of disease and that it should be safe, affordable, accessible, and centered on the patient’s experience. The Company’s initial product is a breast imaging system.
On March 4, 2024 (the “Closing Date” or “Merger Date”), QT Imaging, Inc. (“QT Imaging”), GigCapital5, and QTI Merger Sub, Inc. (“QTI Merger Sub”) pursuant to the terms of the Business Combination Agreement (the “Business Combination Agreement”) dated December 8, 2022, completed the business combination of QT Imaging and GigCapital5 which was effected by the merger of QTI Merger Sub with and into QT Imaging, with QT Imaging surviving the Merger as a wholly owned subsidiary of GigCapital5 (the “Merger,” and, together with the other transaction contemplated by the Business Combination Agreement, the “Business Combination”). Upon completion of the merger on March 4, 2024, GigCapital5 changed its name to QT Imaging Holdings, Inc. and effectively assumed all of QT Imaging’s material operations. Refer to Note 2—Business Combination for more information regarding the Merger.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial statements. Accordingly, certain information related to significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of QT Imaging for the year ended December 31, 2023 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2023 condensed consolidated balance sheet was derived from the QT Imaging’s audited consolidated financial statements.
These unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s condensed consolidated financial position as of March 31, 2024 and its condensed consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the three months ended March 31, 2024 and 2023. The condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any other future annual or interim period.
The share and per share amounts, prior to the Merger, have be en retrospectiv
ely restated as shares reflecting conversion at the exchange ratio of approximately 0.3427 established in the Business Combination Agreement.

Principles of Consolidation
The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, QT Imaging and QT Ultrasound Labs, Inc. (“QT Labs”). All intercompany balances and transactions are eliminated in consolidation.
Liquidity
The Company has incurred net operating losses and negative cash flows from operations since its inception and had an accumulated deficit of $22,068,735 as of March 31, 2024. During the three months ended March 31, 2024, the Company incurred a net loss of $4,298,590 and used $5,975,515 of cash in operating activities, which includes repayment of net liabilities assumed from the business combination. The Company expects to continue to incur losses, and its ability to achieve and sustain profitability will depend on the achievement of sufficient revenues to support the Company’s cost structure. The Company may never achieve profitability and, unless and until it does, the Company will need to continue to raise additional capital.
In connection with the Business Combination, the Company entered into various agreements to obtain financing through the issuance of debt and through stock subscription agreements. On March 4, 2024, the Company received the
Pre-Paid
Advance, net of issuance costs, of $9,025,000 from Yorkville pursuant to the Standby Equity Purchase Agreement, $500,000 of cash proceeds from an investor related to a stock subscription agreement, and $1,500,000 in cash proceeds through a note payable from Funicular Funds, LP. See Note 8. Long-Term Debt. The Standby Equity Purchase Agreement provides the Company with access to an additional $40 million of potential capital through the issuance of common stock to Yorkville. During the time the Company has a balance under the
Pre-Paid
Advance, additional advances can be received with written consent of Yorkville or upon a trigger event, which occurs when the daily volume-weighted average price is less than $2.00 per share for five consecutive trading days. Management believes that the additional cash received and financing arrangements at the closing of the Business Combination will be sufficient to fund the Company’s current operating plan for at least the next 12 months.
The Company’s future capital requirements will depend on many factors, including the Company’s growth rate, the timing and extent of its spending to support research and development activities, and the timing and cost to enhance commercialized existing products. In the event that additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company, or at all. Any additional debt financing obtained by the Company in the future could also involve restrictive covenants relating to the Company’s capital-raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital and to pursue business opportunities, including potential acquisitions. Additionally, if the Company raises additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, its existing stockholders could suffer significant dilution in their percentage ownership of the Company, and any new equity securities the Company issues could have rights, preferences and privileges senior to those of holders of the Company’s common stock. If the Company is unable to obtain adequate financing or financing on terms satisfactory to the Company when the Company requires it, the Company’s ability to continue to grow or support its business and to respond to business challenges could be significantly limited.
Reclassification
Certain reclassifications have been made to the prior year condensed consolidated statement of operations and comprehensive loss to conform to the current year presentation. The reclassification had no impact on the previously reported condensed consolidated balance sheet, statement of stockholders’ deficit or cash flows.

Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. In addition, any change in these estimates or their related assumptions could have an adverse effect on the Company’s operating results.
Business Risk and Concentration of Credit Risk and Supply Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. The majority of the Company’s cash is invested in U.S. dollar deposits with a reputable bank in the United States. Management believes that minimal credit risk exists with respect to the financial institution that holds the Company’s cash. At times, such cash may be in excess of insured limits established by the Federal Deposit Insurance Corporation.
The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. Payment terms range from cash in advance to 30 days from delivery of products or services but may fluctuate depending on the terms of each specific contract. During the three months ended March 31, 2024, two customers represented 99% of revenue. During the three months ended March 31, 2023, two customers represented 100% of revenue. As of March 31, 2024, one customer represented 93% of accounts receivable. As of December 31, 2023, one customer represented 100% of accounts receivable.
Certain components and services used to manufacture and develop the Company’s products are presently available from only one or a limited number of suppliers or vendors. The loss of any of these suppliers or vendors would potentially require a significant level of hardware and/or software development efforts to incorporate the products or services into the Company’s product.
Cash and Cash Equivalents
The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company had restricted cash equivalents of $20,000 as of March 31, 2024 and December 31, 2023.
Restricted Cash
Restricted cash is comprised of cash held in an account subject to a collateral agreement to be used for the Company’s corporate credit card program.
Accounts Receivable, Net
Accounts receivable are carried at the amount due. Accounts receivable are written off when management deems all realistic efforts to collect the amount outstanding have been exhausted. A provision for credit losses is estimated by management based on evaluations of its historical bad debt and current collection experience. As of March 31, 2024, the Company recorded a provision for credit losses of $1,290. As of December 31, 2023, a provision for credit losses was not
required.
Inventory
Inventory is stated at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method. The Company periodically reviews the value of items in inventory and provides write-

offs of inventory that is obsolete. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value. Once inventory has been written down below cost, it is not subsequently written up.
Property and Equipment, Net
Property and equipment, net are recorded at cost, less accumulated depreciation. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to current operations as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets.
Leases
The Company primarily enters into leases for office space that are classified as operating leases. The Company determines if an arrangement is or contains a lease at inception. The Company accounts for leases by recording right-of-use
(“ROU”) assets and lease liabilities on the condensed consolidated balance sheets in the captions operating lease right-of-use
assets, net and operating lease liabilities, respectively. The lease term includes the non-cancelable
period of the lease plus any additional periods covered by an option to extend that the Company is reasonably certain to exercise. The Company’s leases do not include substantial variable payments based on index or rates. The Company’s lease agreements do not contain any significant residual value guarantees or material restrictive covenants.
The Company’s leases do not provide a readily determinable implicit discount rate. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The lease payments related to the next 12 months are included in operating lease liabilities, current on the condensed consolidated balance sheets. The Company recognizes a single lease cost on a straight-line basis over the term of the lease, and the Company classifies all cash payments within operating activities in the condensed consolidated statements of cash flows.
The Company did
not
have any finance leases as of March 31, 2024 or December 31, 2023.
Intangible Assets, Net
The Company’s intangible assets are comprised of patents with a useful life of 12 years. Patents are amortized on a straight-line basis over their useful life.
Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of an asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. Management has reviewed the Company’s long-lived assets and recorded no impairment charge for the three months ended March 31, 2024 and 2023.

Fair Value Measurements
The Company applies the requirements of the fair value measurements framework, which establishes a hierarchy for measuring fair value and requires enhanced disclosures about fair value measurements. The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement guidance also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy in which these assets and liabilities must be grouped based on significant levels of inputs as follows:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.
The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s financial assets measured on a recurring basis included certificates of deposit totaling $20,000 as of March 31, 2024 and December 31, 2023 and were classified as Level 2 financial assets. See Note 3 for discussion on financial liabilities measured at fair value.
Debt and Debt Issuance Costs
The Company evaluates its financial instruments to determine if they are freestanding financial instruments. The Company also evaluates its convertible debt for embedded derivatives. Embedded provisions (like conversion options) are assessed to determine if they qualify as embedded derivatives that require separate accounting.
Debt issuance costs are recorded as a reduction to the carrying amount of the debt and are amortized to interest expense using the effective interest method. Debt is classified as short-term or long-term based on the term of the note.
Revenue Recognition
Revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration the Company expects to be entitled to receive in exchange for these goods or services.
The Company determines revenue recognition through the following steps:

1)	Identification of the contract, or contracts, with a customer
The Company considers the terms and conditions of the contract in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the goods or services to be transferred can be identified, the payment terms for the goods or services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit and financial information pertaining to the customer.

2)	Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or services either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. The Company’s performance obligations consist of (i) product sales, (ii) maintenance contracts and (iii) other services including training.

3)	Determination of the transaction price
The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring goods or services to the customer. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company’s contracts do not contain a significant financing component.

4)	Allocation of the transaction price to the performance obligations in the contract
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price.

5)	Recognition of revenue when, or as a performance obligation is satisfied
For product sales and services, revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised goods or services to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Training and maintenance services are generally recognized upon invoicing in amounts that correspond directly with the value to the customer of the performance completed to date which primarily includes professional service arrangements entered on a time and materials basis.
All of the revenue recognized by the Company during the three months ended March 31, 2024 and 2023 was recognized at a point in time.
Revenue recognized during the three months ended March 31, 2024 and 2023 is disaggregated as follows:

	March 31, 2024	March 31, 2023
Product	$1,306,120	$3,064
Service	56,043	4,500

	$1,362,163	$7,564

Revenue recognized by geography during the three months ended March 31, 2024 and 2023 is as follows:

	March 31, 2024	March 31, 2023
United States	$1,358,195	$7,564
International	3,968	—

	$1,362,163	$7,564

The Company had no contract assets as of March 31, 2024 and December 31, 2023. The Company had contract liabilities of $343,651 as of March 31, 2024, which are expected to be fully recognized as revenue in 2024. The Company had contract liabilities of $347,619 as of December 31, 2023. Revenue recognized during the three months ended March 31, 2024 that was previously included in contract liabilities as of December 31, 2023 was not significant.

Shipping and Handling Costs
Shipping and handling activities are typically performed before the customer obtains control of the goods, and the related costs are therefore expensed as incurred. Shipping and handling costs are included in cost of revenue in the accompanying condensed consolidated statements of operations and comprehensive loss. Shipping and handling costs incurred for inventory purchases are expensed in cost of revenue when sold.
Product Warranty
The Company’s products sold to customers are generally subject to warranties up to six months, which provides for the repair or replacement of products, at the Company’s option, that fail to perform with stated specifications. The Company estimates future warranty obligations related to those products. To date, product warranty claims have not been significant.
Research and Development Costs
Research and development costs incurred by the Company include salaries, purchased services, operating materials and supplies, depreciation, and amortization, and are expensed as incurred. These costs for the three months ended March 31, 2024 and 2023, amounted to $642,546 and $421,887, respectively.
Advertising
Advertising and promotion costs are expensed as incurred. Advertising expenses were not significant for the three months ended March 31, 2024 and 2023.
Grant Income
Periodically, the Company is awarded grants on a cost reimbursement basis. Costs are expensed when incurred and reimbursable on a monthly or quarterly basis with the offset booked as a contra-expense to the applicable functional area in the condensed consolidated statements of operations and comprehensive loss.
Income Taxes
Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets may be reduced by a valuation allowance if it is more-likely-than-not
that some or all of the deferred tax asset will not be realized. The Company annually evaluates the realizability of deferred tax assets by assessing the valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.
The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not
sustain the position following an audit. For tax positions meeting the more-likely-than-not
threshold, the amount recognized in the condensed consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. In accordance with this accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. There were no accrued interest and penalties during the three months ended March 31, 2024 and 2023.
Stock-Based Compensation
Stock-based
compensation cost is measured at the grant date based on the fair market value of the award. Stock-based compensation is recognized as expense on a ratable basis over the requisite service period of the award.

The Company values stock options using the Black-Scholes option pricing model. This model requires the use of highly subjective and complex assumptions which determine the fair value of stock-based awards, including the option’s expected term, stock price volatility and risk-free interest rates. Forfeitures are recorded as they occur.
Comprehensive Loss
Comprehensive loss is defined as the change in the equity of a business enterprise during a period from transactions and other events and circumstances from non-owner
sources. Comprehensive loss was equal to net loss for three months ended March 31, 2024 and 2023.
Net Loss per Share
Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares and potentially dilutive common share equivalents outstanding for the period determined using the treasury-stock and if-converted
methods. For the purposes of the diluted net loss per share calculation, common stock equivalents are considered to be potentially dilutive securities.
The following securities were excluded from the calculation of net loss per share because the inclusion would be anti-dilutive as of March 31, 2024 and 2023:

	March 31, 2024	March 31, 2023
Common stock warrants	23,889,364	395,392
Potential shares from Pre-Paid Advance	10,142,530	—
Merger consideration earnout shares	9,000,000	—
Potential shares from Cable Car Loan	750,000	—
Potential shares from convertible notes	244,308	248,067
Options outstanding	—	1,350,432

	44,026,202	1,993,891

Fair Value of Financial Instruments
The fair value of the Company’s financial instruments, including cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities approximate their fair values because of the relatively short maturity of these instruments. The carrying value of the Company’s borrowings approximates fair value based on current rates offered to the Company for instruments with similar terms.
Recent Accounting Pronouncements Adopted
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2020-06,
Debt—Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU
2020-06
reduces the number of accounting models for convertible instruments and allows more contracts to qualify for equity classification. The Company adopted this guidance effective January 1, 2024, and noted no material impact on the Company’s condensed consolidated financial statements.
Recent Accounting Pronouncements
In November 2023, the FASB issued ASU
No. 2023-07,
Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an annual and interim basis. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and requires retrospective application to all prior periods presented in the financial statements. Early adoption is permitted. The Company is currently evaluating the impact of the new standard on the condensed consolidated financial statements.
In March 2024, the FASB issued ASU
2023-09,
Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU is intended to improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The ASU’s amendments are effective for public business entities for annual periods beginning after December 15, 2024. Entities are permitted to early adopt the standard for annual financial statements that have not yet been issued or made available for issuance. Adoption is either prospectively or retrospectively, the Company will adopt this ASU on a prospective basis. The Company is currently evaluating the impact of the new standard on the condensed consolidated financial statements and related disclosures.

2.	Business Combination
As described in Note 1, the Merger with GigCapital5 was consummated on March 4, 2024. On the Merger Date, QT Imaging, GigCapital5, and QT Merger Sub, consummated the closing of the transactions contemplated by the Business Combination Agreement, following the approval at an annual stockholder meeting of the stockholders of GigCapital5 held on February 20, 2024 (the “Stockholder Meeting”).
The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, GigCapital5 was treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of QT Imaging issuing shares of the net assets of GigCapital5, accompanied by a recapitalization. The shares and net loss per common share prior to the Merger have been retroactively restated as shares reflecting the exchange ratio established in the Merger (approximately 0.3427 shares of the Company’s common stock for each share of QT Imaging common stock). The net liabilities of GigCapital5 have been recognized at carrying value, with no goodwill or other intangible assets recorded.
QT Imaging has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	QT Imaging’s stockholders have a majority of the voting power of the Company;

•	The majority of QT Imaging’s board of directors continued to serve as directors of the Company;

•	The majority of QT Imaging’s management continued to serve as management of the Company;

•	QT Imaging comprises the ongoing operations of the Company; and

•	QT Imaging is the larger entity based on historical business activity and the larger employee base.

The following summarizes the elements of the Merger to the condensed consolidated statements of stockholders’ deficit and cash flows, including the transaction funding, sources, and uses of cash:

Recapitalization
Cash in GigCapital5 Trust Account, net of redemptions	$13,952,525
Plus: cash in GigCapital5 operating bank account	4,829
Less: Payments made pursuant to non-redemption agreements	(10,791,550)
Less: GigCapital5 transaction costs paid from Trust	(1,073,667)
Less: Repayment of GigCapital5 related party notes	(853,607)

Net cash proceeds from GigCapital5	1,238,530
Assumed net liabilities from GigCapital5, excluding net cash proceeds	(10,507,695)

Net impact of the Merger on the condensed consolidated statement of stockholders’ deficit	$(9,269,165)

Merger Related Activities
On November 15, 2023, GigCapital5, QT Imaging and YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”) entered into the Standby Equity Purchase Agreement (the “SEPA”). Upon the closing of the Merger, the Company has the right, provided there is no balance outstanding under the Yorkville Note (as defined below) or, if there is a balance outstanding under a Yorkville Note, with Yorkville’s prior written consent, or upon the occurrence of certain trigger events, to issue and sell to Yorkville, and Yorkville shall purchase from the Company, up to $10,000,000 in aggregate gross purchase price (the “Commitment Amount”) of newly issued shares of the common stock (each such sale, an “Advance”) by delivering written notice to Yorkville (each, an “Advance Notice” and the date on which the Company is deemed to have delivered an Advance Notice, the “Advance Notice Date”). As consideration for a payment of $10,000,000
(“Pre-Paid
Advance”) received on March 4, 2024, the Company issued Yorkville a promissory note, which was issued with a 6% original issue discount. The Yorkville Note for the
Pre-Paid
Advance is due 15 months from the date of issuance, and interest accrues on the outstanding balance of the Yorkville Note at an annual rate equal to 6%, subject to an increase to 18% upon an event of default. The Yorkville Note is convertible by Yorkville into shares of Company’s common stock. On March 4, 2024, immediately prior to, and substantially concurrently with, the closing of the Business Combination, QT Imaging issued to Yorkville that number of shares of the Company which converted in the aggregate into 1,000,000 shares of the Company’s common stock upon the completion of the Merger. See Note 8.
In February 2024, GigCapital5 and QT Imaging entered into a Note Purchase Agreement (“Cable Car Loan”) with Funicular Funds, LP (“Cable Car”), pursuant to which Cable Car agreed to advance $1,500,000 at the closing of the Business Combination, as was evidenced by a promissory note that may be convertible in certain circumstances into shares of the Company’s common stock at a conversion price of $2.00 per share (the “Loan”), dated March 4, 2024, by and between QT Imaging and Cable Car. The Loan does not bear interest, and is due and payable 13 months after issuance, unless the time for payment is accelerated as a result of an event of default. On March 4, 2024, as full compensation to Cable Car for the Loan to QT Imaging in lieu of any simple or in-kind
interest on the Loan, QT Imaging issued to Cable Car that number of shares of the Company which at the completion of the Business Combination would be converted in accordance with the terms of the Business Combination Agreement into 180,000 shares of the Company’s common stock. See Note 8.
In February 2024, GigCapital5 and QT Imaging (together the “parties”) entered into a subscription agreement with William Blair & Co., L.L.C. (“William Blair”) for the purchase of shares of common stock of QT Imaging. Pursuant to the subscription agreement, QT Imaging issued to William Blair in satisfaction of certain fees owed to William Blair for its services to the parties, that number of shares of QT Imaging which at the completion of the Business Combination were converted in accordance with the terms of the Business Combination Agreement into 740,000 shares of the Company’s common stock. The issuance of these shares settled $2,410,000 of net assumed liabilities from the business combination with an additional transaction cost expense of $202,200 recorded as selling, general and administrative expense within the condensed consolidated statement of operations during the three months ended March 31, 2024.
In February 2024, the parties agreed to amend one of the
non-redemption
agreements that were entered into in September 2023 (“September 2023
Non-Redemption
Agreements”), pursuant to which, and in addition to the Company’s common stock issuable Mizuho Securities USA, LLC (“Mizuho”) under the September 2023
Non-Redemption
Agreement, Mizuho received from QT Imaging, in exchange for $250,000 of services rendered by Mizuho, that number of QT Imaging’s common stock that converted in accordance with the terms of the Business Combination Agreement into 100,000 shares of the Company’s common stock. The issuance of these shares settled $250,000 of net assumed liabilities from the business combination with an additional transaction expense of $103,000 recorded as selling, general and administrative expense within the condensed consolidated statement of operations during the three months ended March 31, 2024.
In February 2024, QT Imaging and GigCapital5 entered into two additional subscription agreements with each of Donnelley Financial Solutions, LLC (“DFIN”) and IB Capital LLC (“iBankers”), dated as of February 23, 2024 and February 22, 2024, respectively (together, the “Subscription Agreements”), for the purchase of shares of common stock of QT Imaging. Pursuant to the Subscription Agreements, QT Imaging issued to each of DFIN and iBankers in satisfaction of $500,000 and $600,000 of fees owed to DFIN and iBankers, respectively, for their services, that number of shares of QT Imaging which at the completion of the Business Combination were converted in accordance with the terms of the Business Combination Agreement into 200,000 and 240,000 respective shares of the Company’s common stock. The issuance of these shares settled $1,100,000 of net assumed liabilities from the business combination with an additional transaction expense of $453,200 recorded as selling, general and administrative expense within the condensed consolidated statement of operations during the three months ended March 31, 2024.
In February 2024, QT Imaging and LionBay Ventures (“LionBay”) entered into a Settlement and Termination Agreement (“Termination Agreement”). Pursuant to the terms of the Termination Agreement, QT Imaging terminated its Service Agreement with LionBay dated May 18, 2021 and the First Amendment of the Service Agreement dated September 9, 2021 (collectively as “Service Agreement”). In exchange for the termination of the Service Agreement and the termination of options to purchase 17,000 shares of common stock with a strike price of $8.50 per option that were issued as part of the Service Agreement, QT Imaging agreed to issue that number of shares that converted into 10,000 shares of the Company’s common stock. The issuance of these shares resulted in an additional transaction expense of $35,300 recorded as selling, general and administrative expense within the condensed consolidated statement of operations during the three months ended March 31, 2024.
In February 2024, QT Imaging received $500,000 in exchange for that number of shares that converted into 200,000 shares of the Company’s common stock in accordance with the terms of the subscription agreement and Business Combination Agreement. The issuance of these shares resulted in an additional transaction expense of $206,000 recorded as selling, general and administrative expense within the condensed consolidated statement of operations during the three months ended March 31, 2024.
Pursuant to an amendment dated December 13, 2023, between QT Imaging and Exit Strategy Partners, LLC (“Advisor”), the Company agreed to pay for Advisor’s services in exchange for that number of shares that converted into 250,000 shares of the Company’s common stock and a total cash amount of $225,000, of which $125,000 was paid on the closing of the Business Combination on March 4, 2024 and the remaining $100,000 is due on the first anniversary of the closing of the Business Combination, which is recorded in accrued expenses and other current liabilities within condensed consolidated balance sheet as of March 31, 2024. The total cash consideration and issuance of shares related to this amendment resulted in a transaction expense of $1,107,500 recorded as selling, general and administrative expense within the condensed consolidated statement of operations during the three months ended March 31, 2024.

On March 4, 2024, as consideration for the September 2023
Non-Redemption
with certain GigCapital5 stockholders
(“Non-Redeeming
Stockholders”), QT Imaging issued that number of shares that converted into 427,477 shares of the Company’s common stock to the
Non-Redeeming
Stockholders. The issuance of these shares resulted in a transaction expense of $1,508,994 recorded as selling, general and administrative expense within the condensed consolidated statement of operations during the three months ended March 31, 2024.
On March 4, 2024, the Company issued to subscribers to the Stock Subscription Agreements entered into in November 2023 equal to that number of shares that resulted in such parties as stockholders of QT Imaging receiving pursuant to the Business Combination Agreement 150,000 shares of the Company’s common stock. The issuance of these shares resulted in a transaction expense of $529,500 recorded as selling, general and administrative expense within the condensed consolidated statement of operations during the three months ended March 31, 2024.
Merger Earnout Consideration Shares
Pursuant to the Second Amendment to Business Combination Agreement dated September 21, 2023, the Company is obliged to issue a maximum of 9,000,000 shares of Company’s common stock (the “Merger Consideration Earnout Shares”) if certain triggering events and conditions are achieved during 2024, 2025, and 2026.
2024 Earnout Shares
Promptly following the date on which Company files its Quarterly Report on Form
10-Q
with respect to its fiscal quarter ended September 30, 2024 with the SEC, an aggregate of 2,500,000 Merger Consideration Earnout Shares (the “2024 Earnout Shares”) will be issued to QT Imaging’s former stockholders if, and only if, on or prior to such filing date, the Company has obtained a formal U.S. Food and Drug Administration (“FDA”) clearance for breast cancer screening with respect to its breast scanning systems, which remains in full force and effect as of such filing date; provided, that the 2024 Earnout Shares shall increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if, in addition, during the fifteen months ended September 30, 2024, the Company either (A) makes at least eight bona fide placements of its breast scanning systems globally or (B) has revenue of at least $4,400,000 as set forth in the condensed consolidated financial statements included in the periodic reports filed by the Company with the SEC with respect to such fifteen month period.
2025 Earnout Shares
Promptly following the date on which the Company files its Quarterly Report on Form
10-Q
with respect to its fiscal quarter ended September 30, 2025 with the SEC, an aggregate of 2,500,000 Merger Consideration Earnout Shares (the “2025 Earnout Shares”) will be issued to QT Imaging’s former stockholders if, and only if, during the twelve months ended September 30, 2025, (A) the Company achieves annual revenue of at least $17,100,000 as set forth in the condensed consolidated financial statements included in the periodic reports filed by the Company with the SEC with respect to such twelve month period, and (B) the Company makes at least four placements of its breast scanning systems in the United States; provided, that the 2025 Earnout Shares shall increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if at least one of the following milestones is achieved: (x) on or prior to such filing date, the Company has obtained a formal FDA clearance for a new indication for use of its breast scanning systems (other than any indication obtained prior to the beginning of the twelve months ended September 30, 2025), which remains in full force and effect as of such filing date; or (y) the Company achieves clinical-quality patient images with the Company’s open angle scanner no later than the filing date of the 2025 Q3 Form
10-Q.

2026 Earnout Shares
Promptly following the date on which the Company files its Quarterly Report on Form
10-Q
with respect to its fiscal quarter ended September 30, 2026 with the SEC, an aggregate of 2,500,000 Merger Consideration Earnout Shares (the “2026 Earnout Shares”) will be issued to QT Imaging’s former stockholders if, and only if, during the twelve months ended September 30, 2026, (A) the Company has revenue of at least $30,000,000 as set forth in the condensed consolidated financial statements included in the periodic reports filed by the Company with the SEC with respect to such twelve month period, or (B) the VWAP of shares of common stock equals or exceeds $15.00 per share for twenty (20) of any thirty (30) consecutive trading days on the Nasdaq exchange; provided, that the 2026 Earnout Shares shall increase by 500,000 (to an aggregate of 3,000,000) Merger Consideration Earnout Shares if at least one of the following milestones is achieved on or prior to such filing date: (x) the Company has obtained a formal FDA clearance of its open angle scanner, which remains in full force and effect as of such filing date; or (y) the Company receives net positive results in bona fide clinical trials, conducted in accordance with generally accepted industry standards, for its open angle scanner, as reported no later than the filing date of the 2026 Q3 Form
10-Q.
The Company recorded a liability of $1,060,000 related to the Merger Earnout Consideration Shares within the condensed consolidated balance sheet as of March 31, 2024. See Note 3.

3.	Fair Value Measurements
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	March 31, 2024	December 31, 2023
Assets:
Certificate of deposit	2	$20,000	$20,000

Liabilities:
Warrant liability	2	$32,017	$—

Earnout liability	3	$1,060,000	$—

Derivative liability	3	$2,137,800	$—

Warrant Liability
The Company has determined that the private placement units that were issued in a private placement sale by GigCapital5 prior to the Merger (“Private Placement Warrants”) are subject to treatment as a liability, as the transfer of the warrants to anyone other than the purchasers or their permitted transferees would result in these warrants having substantially the same terms as the warrants included in the public units that were issued by GigCapital5 prior to the Merger (“Public Warrants”). The Company determined that the fair value of each Private Placement Warrant approximates the fair value of a Public Warrant. Accordingly, the Private Placement Warrants are valued upon observable data and have been classified as Level 2 financial instruments. As of March 31, 2024, a total of 889,364 Private Placement Warrants were outstanding at an approximate fair value of $0.036 per warrant. See Note 11.
The activity for the fair value of the warrant liability during the three months ended March 31, 2024 was as follows:

Warrant Liability
Beginning balance, January 1, 2024	$—
Net liabilities assumed from GigCapital5	8,894
Change in fair value	23,123

Ending balance, March 31, 2024	$32,017

Earnout Liability
The fair value of the Merger Consideration Earnout shares was calculated using a Monte Carlo simulation. The simulation used as significant inputs the Company’s management’s current assessment of placements of breast scanning systems in 2024 and 2025, likely expected values for revenues from 2024 through 2026, probabilities for regulatory approvals including FDA clearances, and probabilities of other triggering events related to the open angle scanner. The probabilities of the non-revenue
triggers generally range from 0 to 25 percent with the exception of the FDA clearance for a new indication November 14, 2025, as defined in the Business Combination Agreement, which is at 100 percent. The revenue forecast for the respective measurement periods are generally in line with the revenue triggers as defined in the Business Combination Agreement, as amended. Additional significant inputs into the simulation include the volatility of Company’s equity, assets, and revenue that was derived in a manner as would be common for such simulation, and published industry operating profitability metrics. A weighted average cost of capital (“WACC”) was estimated based on a venture capital rates of return on debt and equity. This WACC was used as the discount rate applicable to revenue, after applying a delivering factor to convert it from being applicable to earnings before interest and tax (“EBIT”) to being applicable to revenue. This EBIT to revenue delivering factor was estimated using published industry operating profit and cost metrics.
The Monte Carlo simulation developed a distribution of projected revenues for 2024 through 2026 using a Geometric Brownian Motion framework based on a standard normal distribution of returns. The simulation also developed a distribution of potential daily common stock prices for 2026 using a Geometric Brownian Motion framework. The resulting fair value is based on the average of the number of shares that will be paid out for each triggering event over a statistically significant number of simulations.

Significant assumptions used in the valuation of the fair value of the earnout liability as of issuance on March 4, 2024 and as of March 31, 2024 were as follows:

	March 4, 2024	March 31, 2024
Fair value of common stock	$3.53	$1.06
Volatility of revenue	26.0%	26.0%
Discount rate applicable to revenue	7.0%	7.0%
Risk-free rate	4.5%	4.5%
Risk premium	2.5%	2.5%
Cost of debt	15.5%	15.5%
Credit risk spread	11.0%	11.0%
Equity volatility	130.0%	130.0%
The activity for the fair value of the earnout liability for the three months ended March 31, 2024 was as follows:

Earnout Liability
Beginning balance, January 1, 2024	$—
Change in fair value	1,060,000

Ending balance, March 31, 2024	$1,060,000

Derivative Liability
In March 2024, the Company recorded a derivative liability related to the
Pre-Paid
Advance issued on March 4, 2024 pursuant to the SEPA, dated November 15, 2023, between QT Imaging and Yorkville (See Note 2 and Note 8). The
Pre-Paid
Advance contained the following derivative features (“Derivatives”) as defined in the SEPA that were recognized at fair value:

•
Monthly Payment Premium: if, any time after the Issuance Date, and from time to time thereafter, a Trigger Event occurs, then the Company shall make monthly payments of Triggered Principal Amount, Payment Premium and accrued and unpaid interest.

•
Monthly Payment Discount: if, any time after the Issuance Date, and from time to time thereafter, a Trigger Event occurs, then the Company shall make monthly payments of Triggered Principal Amount minus the lesser of (x) $1,500,000 and (y) such amount of fifty percent (50
%) of the Investor’s net sales proceeds of the Company Shares or fifty percent (50%) of the value of the Company Shares on such date the cash payment is due.

•
Variable Price Conversion Right: subject to certain limitations, at any time or times on or after the Issuance Date, the Yorkville shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable Common Stock in accordance with Section (3)(b), at the Conversion Price of 95% of the lowest VWAP of the Company’s Common Stock during the 5 consecutive Trading Days immediately preceding the Conversion Date or the date the Holder submits an Investor Notice pursuant to and as defined in the SEPA, as applicable, or other date of determination, but not lower than the Floor Price.

•
Failure to Timely Convert: if within three (3) Trading Days after the Company’s receipt of an email copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Yorkville or credit Yorkville’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such Yorkville’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Yorkville purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Yorkville of Common Stock issuable upon such conversion that the Yorkville anticipated receiving from the Company (a
“Buy-In”),
then the Company shall, within three (3) Business Days after the Yorkville’s request and in the Yorkville’s discretion, either (i) pay cash to Yorkville in an amount equal to Yorkville’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Stock so purchased (the
“Buy-In
Price”), or (ii) promptly honor its obligation to deliver to the Yorkville a certificate or certificates representing such Common Stock and pay cash to the Yorkville in an amount equal to the excess (if any) of the
Buy-In
Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the Conversion Date.

•
Corporate Events: in addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Stock had such Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Common Stock) at a conversion rate for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders.

The initial fair value of the above Derivatives was calculated using a Monte Carlo simulation. The simulation used significant inputs, including volatility of Company’s equity that was derived based on a comparable peer group of publicly traded companies and the company’s stock price on the valuation date.
The total value of the derivatives reflected the combined value of the monthly payment premium, reduction to that premium by the payment discount, and the value of the conversion right. The values of the failure to timely convert and corporate event features were deemed to be de minimus.
Significant assumptions used in the valuation of the fair value of the derivative liability as of issuance on March 4, 2024 and as of March 31, 2024 were as follows:

	March 4, 2024	March 31, 2024
Fair value of common stock	$3.53	$1.06
Term in years	1.25	1.18
Volatility	130.0%	130.0%
Risk-free rate	4.9%	5.0%
Debt discount	30.0%	30.0%
The activity for the fair value of the derivative liability during the three months ended March 31, 2024 was as follows:

Derivative Liability
Beginning balance, January 1, 2024	$—
Fair value at issuance	5,120,900
Change in fair value	(2,983,100)

Ending balance, March 31, 2024	$2,137,800

4.	Inventory
Inventory consisted of the following as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
Raw materials	$2,509,875	$2,529,364
Work in process	1,405,128	1,627,802
Finished Goods	201,225	261,031

Total	$4,116,228	$4,418,197

5.	Property and Equipment, Net
Property and equipment, net consisted of the following as of March 31, 2024 and December 31, 2023:

	Useful Life	March 31, 2024	December 31, 2023
Scanners	5 Years	$2,826,983	$3,309,957
Computer and lab equipment	3-5 Years	1,359,491	1,359,491
Leasehold improvements	Various	421,266	421,266
Software	3 Years	40,599	40,599
Furniture and fixtures	7 Years	82,336	82,336

		4,730,675	5,213,649
Less: accumulated depreciation		(4,576,602)	(4,722,729)

		$154,073	$490,920

Depreciation expenses were $52,403 and $70,356 for the three months ended March 31, 2024 and 2023, respectively.

6.	Intangible Assets, Net
Intangible assets, net consisted of the following as of March 31, 2024:

	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Useful Life Remaining
Patents	12 Years	$2,230,570	$2,186,901	$43,669	0.25 Years
Intangible assets, net consisted of the following as of December 31, 2023:

	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Useful Life Remaining
Patents	12 Years	$2,230,570	$2,140,431	$90,139	0.50 Years
Amortization expense was $46,470 for each of the three months ended March 31, 2024 and 2023.
As of March 31, 2024, future amortization is as follows:

Year ending December 31:
2024 (remaining)	$43,669

7.	Balance Sheet Details
Prepaid expenses and other current assets consisted of the following as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
Prepaid insurance	$910,208	$9,808
Prepaid licenses and subscriptions	99,493	8,536
Other	185,588	196,635

Total	$1,195,289	$214,979

Accrued expenses and other current liabilities consisted of the following as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
Accrued legal	$2,065,739	$24,729
Accrued excise taxes	202,341	—
Accrued advisory fee	100,000	—
Other	445,182	344,922

Total	$2,813,262	$369,651

8.	Long-Term Debt
Paycheck Protection Program Loan
On February 24, 2021 and May 5, 2020, the Company received loans (“PPP Loans”) from US Bank in the amounts of $1,158,265 (“Loan 2”) and $1,158,266 (“Loan 1”), respectively, to fund payroll, rent and utilities through the Paycheck Protection Program (“PPP”). Original loan terms were revised by the PPP Flexibility Act of 2020. Under the terms of the PPP, up to 100% of the loan and related interest was forgivable if the proceeds were used for covered expenses and certain other requirements related to wage rates were met. For Loan 1, the Company applied for forgiveness on June 7, 2021, and received forgiveness of $873,151 in principal and $9,823 in interest from the Small Business Administration (“SBA”) on June 14, 2021. For Loan 2, the Company applied for forgiveness on November 9, 2021, and received forgiveness of $930,246 in principal and $6,822 in interest on November 15, 2021.
The remaining balance of Loan 1 of $285,115 is payable in monthly installments of $6,400, including interest at 1%, beginning August 5, 2021, with the final payment due May 5, 2025. As of March 31, 2024, the total principal outstanding under Loan 1 was $89,035, of which $76,251 was current and $12,784 was noncurrent. As of December 31, 2023, the total principal outstanding under Loan 1 was $107,979, of which $76,058 was current and $31,921 was noncurrent.
The remaining balance of Loan 2 of $228,019 is payable in monthly installments of $4,605, including interest at 1%, beginning December 27, 2021, with the final payment due February 27, 2026. As of March 31, 2024, the total principal outstanding under Loan 2 was $104,843, of which $54,447 was current and $50,396 was noncurrent. As of December 31, 2023, the total principal outstanding under Loan 2 was $118,369, of which $54,308 was current and $64,061 was noncurrent.
Interest expense for Loan 1 and Loan 2 for the three months ended March 31, 2024 and 2023 was $545 and $863, respectively.
The SBA may undertake a review of a loan of any size during the six-year
period following forgiveness or repayment of the loan. The review may include the loan forgiveness application, as well as whether the Company received the proper loan amount. The timing and outcome of any SBA review is not known.

Convertible Notes Payable
In June 2021, the Company entered into a convertible promissory note agreement (the “Note”) with USCG for advances of up to $10,000,000. The Company could have made advances on the Note up to six months after the inception of the Note unless extensions for advances were mutually agreed between both parties. The Note bore interest at 12% per annum on any amounts drawn with maturity date of July 6, 2024. The Note was collateralized by all assets of the Company and was guaranteed by QT Labs. The terms of the Note include non-financial
covenants and, as of March 4, 2024 when the Note converted, the Company was in compliance with those covenants. Through December 31, 2023, the Company issued warrants in connection with the note to purchase a total of 5,091 shares of common stock which 3,540 shares are exercisable at a price of $12.40 per share and 1,551 shares are exercisable at a price of $11.67 per share. The fair value of the warrants, along with financing fees, were recorded as debt issuance costs and presented in the condensed consolidated balance sheets as a deduction from the carrying amount of the Note. On March 4, 2024, these warrants were terminated in accordance with the Business Combination Agreement.
The Note was convertible, at the Company’s option, before the Note matured upon the closing of a single transaction or a series of transactions with a minimum of $15,000,000 of cash proceeds raised in the aggregate. If elected, the conversion price is 90% of the price per share in the qualified financing. Management assessed whether the embedded features in the Note should have been bifurcated from the debt host and concluded that none of the features required to be accounted for separately from the debt instrument.
In November 2023 and in connection with the Fourth Amendment and issuance of the senior secured convertible promissory note to US Capital as part of the Securities Purchase Agreement as described below (the “US Capital Note”), the outstanding loan balances of the Note of $2,495,000 with accrued interest of $635,854 was considered extinguished. In November 2023, the Company recorded $376,086 as a loss on extinguishment in other expenses in the condensed consolidated statements of operations and comprehensive loss, and includes a commission paid of $20,000, remaining unamortized debt issuance costs on the Note of $32,828 and the fair value of warrants to purchase 16,320 shares of common stock of $156,505.
As of December 31, 2023, the total Note and US Capital Note balance was $3,294,659 net of unamortized debt issuance costs of $36,194, and accrued interest of $50,037. Interest expense, including amortization of debt issuance costs, for the three months ended March 31, 2024 and 2023 was $88,692 and $84,597, respectively.
On March 4, 2024, the Note principal and related accrued interest balance of $3,233,388 and the US Capital Note principal balance of $200,000 was converted into 359,266 and 100,000 shares of common stock, respectively. Additionally, warrants to purchase 16,320 shares of the Company’s common stock were net settled into 5,594 shares of common stock.
Bridge Loan
In November 2023, the Company entered into a Securities Purchase Agreement and raised a private secured convertible bridge financing in the aggregate amount of $1,000,000 (“Bridge Loan”) from five investors (“Bridge Lenders”). Each Bridge Loan of $200,000 bore no interest but had a cash option value at the date maturity of 120% or $240,000 of the Bridge Loan at each Bridge Lender’s option. The maturity date was the closing date of the Business Combination as defined in Note 1. The Bridge Loan conversion price was at $2.00 per share on a post-business combination. On March 4, 2024, four of the five Bridge Loan holders elected the cash option and were paid an aggregate of $960,000 on the Merger Date. This payment premium totaling $160,000 was recorded as interest expense for the three months ended March 31, 2024.
As of March 31, 2024, there was no amount outstanding for the Bridge Loan. As of December 31, 2023, the outstanding amount of the Bridge Loan, excluding the US Capital Note, was $774,337, net of unamortized debt issuance costs of $25,663. Interest expense from the amortization of debt issuance costs for the three months ended March 31, 2024 and 2023 was $25,663 and $0, respectively.

Yorkville
Pre-paid
Advance
On March 4, 2024, the Company received the
Pre-Paid
Advance of $10,000,000 from Yorkville that will be due 15 months from the date of issuance, and interest shall accrue on the outstanding balance of the Yorkville Note at an annual rate equal to 6%, subject to an increase to 18% upon an event of default as described in the Yorkville Note. The Yorkville Note is convertible by Yorkville into shares of the Company’s common stock. As consideration for the
Pre-Paid
Advance, immediately prior to, and substantially concurrently with, the closing of the Business Combination, QT Imaging issued to Yorkville that number of shares of QT Imaging which converted in the aggregate into 1,000,000 shares of the Company’s common stock upon the completion of the Business Combination. In accordance with ASC
470-20,
the proceeds of $10,000,000 were recorded between the promissory note and common stock less debt origination costs of $975,000, consisting of a $375,000 commitment fee for the SEPA and an original issue discount of 6% for the
Pre-Paid
Advance, on a relative fair value basis. A structuring fee of $20,000 was expensed in other expense within the condensed consolidated statement of loss and comprehensive loss during the three months ended March 31, 2024. As noted in Note 3, the
Pre-Paid
Advance contained Derivatives that were bifurcated and recorded a separate instrument. The initial value of Derivatives of $5,120,900 was recorded as a debt discount against the
Pre-Paid
Advance in the condensed consolidated balance sheet as of March 31, 2024.
As of March 31, 2024, the outstanding amount of the Yorkville
Pre-paid
Advance was $2,227,062 net of issuance costs and the fair value of the bifurcated derivative of $7,772,938, and accrued interest of $44,384. Interest expense, including amortization of debt issuance costs, for the three months ended March 31, 2024 and 2023 was $233,630 and $0, respectively.
Cable Car Loan
In February 2024, GigCapital5 and QT Imaging entered into a Cable Car Loan with Cable Car, pursuant to which Cable Car agreed to advance $1,500,000 at the closing of the Business Combination, as was evidenced by the Loan, dated March 4, 2024, by and between QT Imaging and Cable Car. The Loan does not
bear interest, and is due and payable 13 months after issuance, unless the time for payment is accelerated as a result of an event of default. As full compensation to Cable Car for the Loan to QT Imaging in lieu of any simple or in-kind
interest on the Loan, QT Imaging issued to Cable Car that number of shares of QT Imaging which at the completion of the Business Combination would be converted in accordance with the terms of the Business Combination Agreement into 180,000 shares of the Company’s common stock. In accordance with ASC
470-20,
the proceeds of $1,500,000 were recorded between the promissory note and common stock less debt origination costs of $40,740, consisting of a legal fees, on a relative fair value basis.
As of March 31, 2024, the outstanding amount of the Cable Car Loan was $1,040,450 net of issuance costs of $459,550. Interest expense, including amortization of debt issuance costs, for the three months ended March 31, 2024 and 2023 was $27,522 and $0, respectively.
Future principal payments on the long-term debt as of March 31, 2024 are as follows:

Year ending December 31:
2024 (remaining)	$97,896
2025	11,586,784
2026	9,198

Total payments	11,693,878
Less: Unamortized debt issuance costs	(8,232,488)
Less: Current maturities of long-term debt	(130,698)

Long-term debt	$3,330,692

9.	Leases
The Company leases its operating facilities in Novato, California, under a non-cancelable
operating lease through May 31, 2027. There are no options or rights to extend the term of this lease.
The following table reflects the Company’s ROU assets and lease liabilities as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
Assets:
Operating lease ROU assets, net	$1,186,815	$1,267,121

Liabilities:
Operating lease liabilities, current	$372,010	$361,305
Operating lease liabilities	966,253	1,062,633

	$1,338,263	$1,423,938

The following table presents supplemental cash flow information related to the Company’s operating leases for the three months ended:

	March 31, 2024	March 31, 2023
Operating cash flows from operating leases	$113,586	$110,278

As of March 31, 2024, the maturity of operating lease liabilities was as follows:

Year ending December 31:
2024 (remaining)	$348,710
2025	476,164
2026	490,449
2027	206,864

Total payments	1,522,187
Less: Interest	(183,924)

Present value of obligations	$1,338,263

The operating lease expense for the three months ended March 31, 2024 and 2023, was $113,535 and $113,283, respectively, of which $5,319 and $5,067, respectively, were related to leases with a term of less than 12 months.
The weighted-average remaining lease term was approximately 3.2 years as of March 31, 2024. The weighted-average discount rate for the three months ended March 31, 2024 was 8%.

10.	Contingencies
Litigation
The Company is subject to occasional lawsuits, investigations, and claims arising out of the normal conduct of business. As of the date the consolidated financial statements were available to be issued, management is not aware of any pending claims that will have a material impact on the Company’s consolidated financial statements.

11.	Stockholders’ Deficit
Common Stock
The Company’s common stock trades on the Nasdaq Stock Exchange under the symbol “QTI”. Pursuant to the terms of the Amended and Restated Certificate of Incorporation, the Company is authorized and has available for issuance 500,000,000 shares of common stock. Immediately following the Merger, there were 21,437,216 shares of common stock outstanding with a par value of $0.0001. The holder of each share of common stock is entitled to one vote.
The Company retroactively adjusted the shares issued and outstanding prior to March 4, 2024 to give effect to the exchange ratio established in the Business Combination Agreement to determine the number of shares of common stock into which they were converted.
Common stock reserved for future issuance as of March 31, 2024 is as follows:

Common stock warrants	23,889,364
Potential shares from Pre-Paid Advance	10,142,530
Merger earnout consideration shares	9,000,000
Options available under the 2024 Incentive Plan	2,358,093
Potential shares from Cable Car Loan	750,000
Potential shares from convertible notes	244,308

46,384,295

Preferred Stock
The Company is authorized to issue 10,000,000 shares of preferred stock, with a par value of $0.0001, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of March 31, 2024 and December 31, 2023, there were no shares of preferred stock issued and outstanding. The Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the Delaware General Corporation Law. The issuance of preferred stock could have the effect of decreasing the trading price of common stock, restricting dividends on the capital stock of the Company, diluting the voting power of the common stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company.
QT Imaging Private Placement Warrants
In November 2022, the Company initiated an offering to sell to a select group of accredited investors only, on a private placement basis, 342,703 units for a purchase price of $11.67 per unit (the “Units”), each Unit consisting of one share of common stock and one warrant to purchase one share of common stock (the “QT Imaging Private Placement Warrants”) with an exercise price of $11.67 (the “2022 Offering”). As of December 31, 2023, the Company has issued 167,925 Units for net proceeds of $1,932,850, which 83,534 Units were issued during the three months ended March 31, 2023 for total net proceeds of $956,550. There were no Units issued during the three months ended March 31, 2024. On March 4, 2024, all outstanding QT Imaging Private Placement Warrants were deemed out of the money and terminated in accordance with the Business Combination Agreement.
QT Imaging Warrants for Common Stock
In addition to the warrants sold as part of the Units in the 2022 Offering, the Company also issued warrants to consultants and to placement agents in association with debt issuances and past private offerings. At the option of the warrant holders, the warrants can be fully settled in shares of common stock, or converted via net share settlement, in which the warrant holder will receive shares equal to the number of shares purchasable under the warrants multiplied by the difference between the fair market value of the shares and the exercise price, divided by the fair market value of the shares.
The following table represents the QT Imaging warrant activity as follows for the three months ended March 31, 2024:

Number of Warrants
Outstanding, January 1, 2024	422,064
Exercised	(16,320)
Terminated pursuant to business combination agreement	(405,744)

Outstanding, March 31, 2024	—

The fair value of the QT Imaging warrants issued as part of the 2022 Offering and included in stockholders’ deficit in the condensed consolidated balance sheets was $431,438 for the three months ended March 31, 2023. The fair value of the remaining warrant granted during the three months ended March 31, 2023 was $15,317 and was recorded as issuance costs against the proceeds received from the 2022 Offering. There were no QT Imaging warrants issued during the three months ended March 31, 2024.
On March 4, 2024 and in accordance with the terms of the Business Combination Agreement, the Company cancelled and terminated all outstanding warrants that were deemed out of the money with an exercise price of or above $11.67 per warrant, including all warrants sold as part of the Units in the 2022 Offering and warrants that were issued to consultants and placement agents in association with debt issuances and past private offerings.
Warrants (Public Warrants and Private Placement Warrants)
Warrants will be exercisable at $11.50 per share, and pursuant to the terms of the warrant agreement governing such warrants (the “Warrant Agreement”), the exercise price and number of warrant shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation of the Company. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors, and in the case of any such issuance to the Company’s Founder or its affiliates, without taking into account any Founder Shares held by it prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 65% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading-day
period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.
Each warrant will become exercisable on the later of 30 days after the completion of the Merger and will expire five years after the completion of the Merger. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the warrants during the exercise period, there will be no net cash settlement of these warrants and the warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.
Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act of 1933, as amended (the “Securities Act”),, following the completion of the Merger, for the registration of the shares of common stock issuable upon exercise of the warrants included in the public units issued in the Company’s initial public offering (the “Public Units”) and the private placement units undertaken by the Company concurrently with its initial public offering (the “Private Placement Units”). The new registration statement was filed on April 1, 2024.
As of March 31, 2024, there were 23,889,364 warrants outstanding from those that were initially included as a constituent security of the Public Units and the Private Placement Units (the “PubCo Warrants”) with an exercise price of $11.50 per warrant and expiring on March 4, 2029. Subsequent to March 31, 2024, the exercise price of PubCo Warrants will be reduced from $11.50 to $2.30 per warrant and the price per share related to the redemption events described above decreased from $18.00 per share to $3.60 per share in accordance with the terms of the Warrant Agreement as discussed above.

12.	Stock Incentive Plans
2024 Equity Incentive Plan
On February 15, 2024, at the Annual Meeting, the GigCapital5 stockholders considered and approved the 2024 Equity Incentive Plan (the “2024 Incentive Plan”) and reserved 2,358,093 shares of common stock for issuance thereunder. The 2024 Incentive Plan became effective immediately upon the Closing of the Business Combination on March 4, 2024. The term of the 2024 Incentive Plan is 10 years. The number of shares of common stock reserved for issuance under the 2024 Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2025 and continuing through January 1, 2035, by 5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the board of directors. Under the 2024 Incentive Plan, the Company may issue stock options, stock appreciation rights (“SARs”), restricted stock awards (“RSAs”), restricted stock units (“RSUs”), and performance awards (“PAs”). The term of stock options may not exceed 10 years and is subject to vesting conditions, which is subject to the option holder’s continued service to the Company. The exercise price of any stock option award cannot be less than fair market value of the Company’s common stock, provided, however, that an incentive stock option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, must have an exercise price of no less than 110% of the fair market value of the Company’s common stock and a term that does not exceed five years.
There were no shares issued or outstanding under the 2024 Incentive Plan as of March 31, 2024.
QT Imaging Incentive Plan
In September 2021, the Board of Directors approved and the Company adopted the Plan (the “QT Imaging Plan”). The maximum aggregate number of shares of common stock that the Company may award under the QT Imaging Plan is 7,000,000. The term of the QT Imaging Plan is 10 years. The QT Imaging Plan is administered by the compensation committee of the Company’s Board of Directors (the “Administrator”). The Company may grant awards to eligible participants which may take the form of stock options (both incentive stock options and non-qualified
stock options), stock purchase rights, restricted stock, restricted stock units and performance stock awards. Awards may be granted to employees, directors, and consultants (as defined in the QT Imaging Plan.) The term of any stock option award may not exceed 10 years and may be subject to vesting conditions, as determined by the Administrator. Incentive stock options may only be granted to employees of the Company or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code. The exercise price of any stock option award cannot be less than fair market value of the Company’s common stock, provided, however, that an incentive stock option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, must have an exercise price of no less than 110% of the fair market value of the Company’s common stock and a term that does not exceed five years. Vesting is subject to the option holder’s continued service to the Company, ranging up to a four-year period. Unvested options are subject to forfeiture upon termination of employment. On March 4, 2024, the QT Imaging Plan was terminated in accordance with the terms of the Business Combination Agreement and the options to purchase 1,237,681 shares of common stock were cancelled at the close of the Business Combination in accordance with the terms of the Business Combination Agreement.
The following table summarizes information regarding activity in the QT Imaging Plan during the three months ended March 31, 2024:

	Number of Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (years)
Outstanding, January 1, 2024	1,249,809	$24.80	6.9
Cancelled	(12,128)	$22.40
Terminated pursuant to Business Combination Agreement	(1,237,681)	$24.83

Outstanding, March 31, 2024	—	$—	—

There were no options granted during three months ended March 31, 2024 and 2023.
The following table shows stock-based compensation expense by functional area in the condensed consolidated statements of operations and comprehensive loss for the three months ended March 31, 2024 and 2023:

	2024	2023
Research and development	$13,950	$26,314
Selling, general and administrative	25,034	182,314

	$38,984	$208,628

No stock-based compensation expense was capitalized to inventory for three months ended March 31, 2024 and 2023.
As of March 31, 2024, there was no unrecognized compensation cost related to non-vested
stock-based compensation awards under the QT Imaging Plan.

13.	National Institutes of Health Subaward
On August 18, 2022, the Company was awarded a grant of up to $1,078,347 as a subaward through the Board of Trustees of the University of Illinois for the purpose of developing a quantitative ultrasound breast scanner for identifying early response of breast cancer to chemotherapy. The grant is a cost reimbursement subaward that is allocated annually over five years, subject to the availability of funds and satisfactory progress of the project. The award expires July 31, 2027 and may be terminated by either party with 30 days written notice. Any grant proceeds received do not require repayment. As of March 31, 2024, the Company incurred total costs of $356,436 against the year one allocation of $351,994 and against the year two allocation of $194,566. During the three months ended March 31, 2024, the Company incurred costs of $7,382, of which $7,031 of grant income was recognized as an offset to research and development expense and $351 was recognized as an offset to selling, general and administrative expense in the condensed consolidated statements of operations and comprehensive loss. During the three months ended March 31, 2023, the Company incurred costs of $12,235, of which $11,123 of grant income was recognized as an offset to research and development expense and $1,112 was recognized as an offset to selling, general and administrative expense in the condensed consolidated statements of operations and comprehensive loss. As of March 31, 2024 and December 31, 2023, the grant receivable was $22,191 and $161,638, respectively, and is included in prepaid expenses and other current assets on the condensed consolidated balance sheets.

14.	Income Taxes
For the interim periods, the Company estimates its annual effective income tax rate and applies the estimated rate to the year-to-date
income or loss before taxes. The Company also computes the tax provision or benefit related to items reported separately and recognizes the effect of changes in enacted tax laws or rates in the interim periods in which the changes occur.
The Company’s effective tax rate is 0% for the three months ended March 31, 2024 and 2023. The Company expects that its effective tax rate for the full year 2024 will be 0%.

15.	Related Party Transactions
Convertible Notes Payable
In July 2020, the Company issued three convertible notes to three of its stockholders for advances up to $3,500,000 in principal (the “2020 Notes”) and bearing annual interest of 5% on any amounts drawn. An additional note was issued in March 2022 as part of the 2020 Notes, but with an annual interest rate of 8%. All principal and interest payments are due on or before July 1, 2025. The 2020 Notes are convertible, at the holder’s option, into shares of common stock of the Company at the lower of $14.59 per share or the offering price in a financing of at least $5,000,000 in equity from unaffiliated parties. As of March 31, 2024, an aggregate of 244,308 shares of common stock would be issued if the entire principal and interest under the 2020 Notes was converted. Management assessed whether the embedded features in the 2020 Notes should have been bifurcated from the debt host and concluded that none of the features were required to be accounted for separately from the debt instruments.
As of March 31, 2024 and December 31, 2023, the outstanding amount of the 2020 Notes was $3,143,725 and accrued interest of $420,700 and $377,772, respectively. Interest expense for the three months ended March 31, 2024 and 2023, was $42,929 and $44,923, respectively.
Working Capital Loan and Extension Note
On May 3, 2023, the Company issued a promissory note (the “Working Capital Note”) to a stockholder for a principal amount of $250,000. The Working Capital Note was subsequently amended and restated six times on June 12, 2023 to add an additional principal amount of $100,000, August 15, 2023 to add an additional principal amount of $75,000, August 29, 2023 to add an additional principal amount of $100,000, September 12, 2023 to add an additional principal amount of $75,000, September 15, 2023 to add an additional principal amount of $50,000, and October 26, 2023 to add an additional principal amount of $55,000, for an aggregate principal amount outstanding as of March 31, 2024 under the Working Capital Note of $705,000. The Working Capital Note was issued to provide the Company with additional working capital during the period prior to consummation of the Business Combination Agreement with GigCapital5. The Working Capital Note is interest-free and originally matured on the earlier of (i) the date on which the Company consummated the Business Combination with GigCapital5; (ii) the date the Company winds up; or (iii) December 31, 2023. The Working Capital Note may be prepaid without penalty. On March 4, 2024, the holder of the Working Capital Note agreed to extend and subordinate the promissory note pursuant to and in accordance with the terms of the Business Combination Agreement. Effective on the Closing of the Business Combination, the Working Capital Note cannot be repaid prior to the repayment or conversion of the
Pre-Paid
Advance received from Yorkville (see Note 8).

On March 4, 2024, the Company assumed $1,560,000 outstanding balance of the Extension Note from a related party and pursuant to the Business Combination Agreement. The Extension Note does not bear any interest and cannot be repaid prior to the repayment of the
Pre-Paid
Advance received from Yorkville.
Management Services and Business Associate Agreement
In September 2020, QT Imaging entered into a Management Services Agreement (the “Agreement”) and a Business Associate Agreement with John C. Klock, M.D., a California sole proprietorship (the “Practice”). John C. Klock, M.D. was the Chief Executive Officer of QT Imaging, serves on its Board of Directors, and was the largest single stockholder of QT Imaging. The Practice provided medical imaging to patients using the QT Breast Scanner. Under the terms of the Agreement, the Company agreed to provide business services to the Practice including use of the facility which formerly operated as the Marin Breast Health Trial Center, including furniture and medical equipment, as well as use of certain personnel. In exchange for those services, the Practice agreed to pay the Company a management fee. Fees paid to QT Imaging during the three months ended March 31, 2024 and 2023 were $12,000 for each period end, and were recorded as a reduction to selling, general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss. Additionally, during the three months ended March 31, 2024 and 2023, the Practice made product purchases from QT Imaging of $1,800 and $2,700, respectively. As of March 31, 2024 and 2023, there were no amounts due to or due from the Practice. This Agreement was terminated and replaced by the Space and Equipment Sublease Agreement and Services Agreement subsequent to March 31, 2024. See Note 16.
Deferred Revenue
In July 2023, an order was placed and a downpayment of $200,000 was made for a breast imaging system by 303 Development Corporation (the “Foundation”). The executive director of the Foundation is a current investor and a was a previous board member of the Company. In September 2023, an additional $100,000 was paid towards the purchase.

16.	Subsequent Events
On April 3, 2024, the Company entered into a Data Use and License Agreement with the Practice that conducts a medical practice and provides medical services, pursuant to which the Company was granted a license to use and disclose certain de-identified
health information, as has been
de-identified
by the Practice in accordance with applicable law, for use in research and analytical processes in connection with the Company’s development and commercialization of the QT Ultrasound Breast
Scanner-1
and other technologies.
On April 5, 2024, the Company entered into that certain Services Agreement (the “Services Agreement”) with the Practice dated as of April 1, 2024 pursuant to which the Practice agreed to provide its services to the Company, including but not limited to providing healthcare services to patients, assisting with clinical trials and studies and assisting with drafting of institutional review board approved clinical protocols, assisting with the performance of research and development activities on behalf of the Company, providing comprehensive multi-day
training on the operation of breast imaging technology for radiologist customers and other customer staff such as technicians, performing clinical validation of imaging software changes which may include recruiting patients, training personnel on the operation of the Company’s imaging technology, as well as other services as specified in the Services Agreement. The term of the Services Agreement is one year unless earlier terminated and shall auto-renew for successive one-year
periods, unless otherwise terminated. However, the parties agree to review and possible revise the terms of the Service Agreement on July 1, 2024 if such terms are not satisfactory to either party.
On April 17, 2024, the Company entered into a Space and Equipment Sublease Agreement (the “Space and Equipment Sublease”) with the Practice, pursuant to which the Practice will sublease certain medical equipment and space, currently leased from Hamilton Landing Novato LLC by the Company, to the Practice for use in its operations, on a full-time and exclusive basis. The Practice shall pay to the Company a $5,666 rental fee (the “Rent”) for the Subleased Space (as defined in the Space and Equipment Sublease) on a monthly basis, payable on the first day of each month and no later than ten days thereafter, with the Rent to be pro-rated
for any partial month. The parties have determined that the Rent equals the fair market value of the Subleased Space and Subleased Equipment (as defined in the Space and Equipment Sublease), without taking into account the proximity of the parties or the space to any source, volume or value of referrals between the parties or any patient thereof. Further, the Practice shall pay when due all sales, use, personal property, leasing, excise or other fees, taxes, charges or withholdings of any kind imposed against the Company, the Practice or the Subleased Equipment with respect to the Space and Equipment Sublease, the Subleased Equipment, or any related fees, receipts or earnings, including local taxes and personal property taxes. The term of the Space and Equipment Sublease is one year unless terminated and shall auto-renew for successive one-year
periods, unless otherwise terminated.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and
Stockholders of GigCapital5, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of GigCapital5, Inc. (a Delaware corporation) (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BPM LLP
We have served as the Company’s auditor since 2021.
San Jose, California
March 22, 2024

GIGCAPITAL5, INC.
Balance Sheets

	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash	$2,438	$78,196
Prepaid expenses and other current assets	94,008	172,508

Total current assets	96,446	250,704
Cash and marketable securities held in Trust Account	23,302,116	41,561,656
Interest receivable on cash and marketable securities held in the Trust Account	—	133,211

TOTAL ASSETS	$23,398,562	$41,945,571

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$767,615	$195,064
Accrued legal fees	3,500,000	2,157,037
Accrued liabilities	893,830	103,344
Payable to related parties	1,610,875	781,561
Note payable to related party	1,564,673	603,880
Note payable to related party at fair value	1,506,389	257,492
Other current liabilities	79,162	88,021
Deferred underwriting fee payable - current	2,760,000	—

Total current liabilities	12,682,544	4,186,399
Warrant liability	7,950	31,800
Deferred underwriting fee payable	—	9,200,000

Total liabilities	12,690,494	13,418,199

Commitments and contingencies (Note 6)
Common stock subject to possible redemption, 2,114,978 shares, at a redemption value of $10.98 per share, and 4,014,050 shares, at a redemption value of $10.37 per share, as of December 31, 2023 and 2022, respectively	23,222,954	41,606,846

Stockholders’ deficit
Preferred stock, par value of $0.0001 per share; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.0001 per share; 100,000,000 shares authorized; 6,545,000 shares issued and outstanding as of December 31, 2023 and 2022	655	655
Additional paid-in capital	4,589,179	—
Accumulated deficit	(17,104,720)	(13,080,129)

Total stockholders’ deficit	(12,514,886)	(13,079,474)

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$23,398,562	$41,945,571

The accompanying notes are an integral part of these financial statements.

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64

GIGCAPITAL5, INC.
Statements of Operations and Comprehensive Loss

	Year Ended December 31, 2023	Year Ended December 31, 2022
Revenues	$—	$—
General and administrative expenses	4,927,599	4,279,100

Loss from operations	(4,927,599)	(4,279,100)
Other income (expense)
Other income	14,953	384,108
Interest expense	(219,686)	(23,098)
Interest income on cash and marketable securities held in Trust Account	1,526,860	1,630,398

Loss before provision for income taxes	(3,605,472)	(2,287,692)
Provision for income taxes	419,119	486,615

Net loss and comprehensive loss	$(4,024,591)	$(2,774,307)

Net income attributable to common stock subject to possible redemption	$1,107,741	$1,143,783

Basic and diluted weighted-average shares outstanding, common stock subject to possible redemption	3,020,634	17,954,419

Basic and diluted net income per share, common stock subject to possible redemption	$0.37	$0.06

Net loss attributable to common stockholders	$(5,132,332)	$(3,918,090)

Weighted-average common shares outstanding, basic and diluted	6,540,000	6,540,000

Net loss per share common share, basic and diluted	$(0.78)	$(0.60)

The accompanying notes are an integral part of these financial statements.

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65

GIGCAPITAL5, INC.
Statements of Stockholders’ Deficit

	Common Stock		Additional Paid- InCapital
	Shares	Amount		Accumulated Deficit	Stockholders’ Deficit
Balance as of January 1, 2022	6,545,000	$655	$—	$(8,918,893)	$(8,918,238)
Debt discount on note payable to related party	—	—	54,034	—	54,034
Shares subject to redemption	—	—	(1,440,963)	—	(1,440,963)
Reclass of negative additional paid-in capital to accumulated deficit	—	—	1,386,929	(1,386,929)	—
Net loss	—	—	—	(2,774,307)	(2,774,307)

Balance as of December 31, 2022	6,545,000	655	—	(13,080,129)	(13,079,474)
Debt discount on note payable to related party	—	—	245,253	—	245,253
Excise tax liability accrued for common stock redemptions	—	—	(202,341)	—	(202,341)
Shares subject to redemption	—	—	(1,893,733)	—	(1,893,733)
Adjustment to deferred underwriting fees	—	—	6,440,000	—	6,440,000
Net loss	—	—	—	(4,024,591)	(4,024,591)

Balance as of December 31, 2023	6,545,000	$655	$4,589,179	$(17,104,720)	$(12,514,886)

The accompanying notes are an integral part of these financial statements.

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GIGCAPITAL5, INC.
Statements of Cash Flows

	Year Ended December 31, 2023	Year Ended December 31, 2022
OPERATING ACTIVITIES
Net loss	$(4,024,591)	$(2,774,307)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability and related party note	(14,953)	(384,108)
Interest earned on cash and marketable securities held in Trust Account	(1,526,860)	(1,630,398)
Amortization on debt discount on note payable to related party	219,686	17,914
Change in operating assets and liabilities:
Prepaid expenses and other current assets	78,500	567,733
Other long-term assets	—	165,230
Payable to related parties	829,314	708,704
Accounts payable	572,551	166,964
Accrued legal fees	1,342,963	1,931,891
Accrued liabilities	588,145	(117,411)
Other current liabilities	(8,859)	86,238

Net cash used in operating activities	(1,944,104)	(1,261,550)

INVESTING ACTIVITIES
Investment of cash in Trust Account, net	(920,000)	(640,000)
Cash withdrawn from Trust Account	20,839,611	192,881,509

Net cash provided by investing activities	19,919,611	192,241,509

FINANCING ACTIVITIES
Borrowings from related parties	986,360	640,000
Borrowings from related parties at fair value	1,240,000	260,000
Redemption of Public Units	(20,277,625)	(192,138,312)
Payment of offering costs	—	(85,000)

Net cash used in financing activities	(18,051,265)	(191,323,312)

Net decrease in cash during period	(75,758)	(343,353)
Cash, beginning of period	78,196	421,549

Cash, end of period	$2,438	$78,196

SUPPLEMENTAL DISCLOSURES
Cash paid for income taxes	$427,977	$400,377

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Change in value of common stock subject to possible redemption	$1,893,733	$1,440,963

Excise tax liability accrued for stock redemptions	$202,341	$—

Waiver of deferred underwriting fees	$6,440,000	$—

Debt discount on note payable to related party	$245,253	$54,034

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GIGCAPITAL5, INC.
Notes to Financial Statements
1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Organization and General
GigCapital5, Inc. (the “Company”) was incorporated in Delaware on
January 19, 2021
. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
As of December 31, 2023, the Company had not commenced any operations. All activity for the period from January 19, 2021 (date of inception) through December 31, 2023 relates to the Company’s formation and the initial public offering (the “Offering”), as described in Note 4, and identifying a target Business Combination, as described below. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the Offering. The Company has selected December 31 as its fiscal year end.
On September 23, 2021, the registration statement on Form
S-1
(File
No. 333-254038),
as amended, relating to the Offering of the Company was declared effective by the U.S. Securities and Exchange Commission. The Company entered into an underwriting agreement with Wells Fargo Securities, LLC (“Wells Fargo”) and William Blair & Company, L.L.C. (collectively, the “Underwriters”) on September 23, 2021 to conduct the Offering of 20,000,000 units (the “Public Units”) in the amount of $200.0 million in gross proceeds, with a
45-day
option provided to the Underwriters to purchase up to 3,000,000 additional Public Units solely to cover over-allotments, if any, in the amount of up to $30.0 million in additional gross proceeds. Each Public Unit consists of one share of the Company’s common stock (a “Public Share”), $0.0001 par value, and one redeemable warrant (a “Public Warrant”). Each Public Warrant is exercisable for one
share of common stock at a price of $11.50 per full share.
On September 28, 2021, the Company consummated the Offering of 23,000,000 Public Units, including the issuance of 3,000,000 Public Units as a result of the Underwriters exercise in full of their over-allotment option. The Public Units were sold at a price of $10.00 per Public Unit, generating gross proceeds to the Company of $230,000,000.
Simultaneously with the closing of the Offering, the Company consummated the closing of a private placement sale (the “Private Placement”) to the Company’s sponsor GigAcquisitions5, LLC, a Delaware limited liability company (the “Founder” or “Sponsor”), of 795,000 units (the “Private Placement Units”), at a price of $10.00 per Private Placement Unit. The Private Placement generated aggregate gross proceeds of $7,950,000.
Following the closing of the Offering, net proceeds in the amount of $225,400,000 from the sale of the Units and proceeds in the amount of $6,900,000 from the sale of Private Placement Units, for a total of $232,300,000, were placed in a trust account (the “Trust Account”), which is described further below.
Transaction costs amounted to $13,193,740, consisting of $4,600,000 of underwriting fees, $9,200,000 of deferred underwriting fees for the Underwriters, and $843,740 of offering costs, of which $25,000 remains in accounts payable as of December 31, 2023, partially offset by the reimbursement of $1,450,000 of offering expenses by the Underwriters. On March 20, 2023, one of the Underwriters, Wells Fargo, waived all of their portion of the deferred underwriting fees totaling $6,440,000. The Company’s remaining c
a
s
h
after payment of the offering costs will be
h
e
l
d
outside of the
T
r
u
s
t
Account for working capital purposes.

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68

Extensions
The Company’s initial public offering prospectus and Amended and Restated Certificate of Incorporation provided that the Company initially had until September 28, 2022 (the date which was 12 months after the consummation of the Offering) to complete the Business Combination (the “Combination Period”). On September 23, 2022, the Company held a special meeting of its stockholders and the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a Business Combination transaction from September 28, 2022 up to March 28, 2023 in one-month
extensions (the “Extension”). The Company’s stockholders elected to redeem 18,985,950 shares of the Company’s common stock, par value $0.0001 per share. Following such redemptions, $192,138,312 was withdrawn from the Trust Account on September 27, 2022.
On September 26, 2022, the Company issued an unsecured,
non-interest-bearing,
non-convertible
promissory note (the “Extension Note”) to the Sponsor for a principal amount of $160,000. The proceeds from the Extension Note were deposited into the Trust Account in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation. The Extension Note matures on the earlier of the date on which the Company consummates its initial Business Combination or the date the Company winds up and may be prepaid without penalty. The Extension Note was subsequently amended and restated five more times on October 26, 2022, November 28, 2022, December 27, 2022, January 25, 2023 and February 27, 2023, respectively, for a collective principal amount of $960,000. The Sponsor deposited such funds into the Company’s Trust Account with Continental Stock Transfer & Trust Company.
On March 28, 2023, the Company held the March 2023 special meeting of stockholders. At the March special meeting, the stockholders approved two proposals: (A) to amend the Company’s Amended and Restated Certificate of Incorporation, giving the Company the right to extend the date by which it has to consummate a Business Combination up to six (6) times for an additional one (1) month each time, from March 28, 2023 to September 28, 2023 provided that the Sponsor (or its designees) must deposit into the Trust Account for each one-month
extension funds equal to $100,000 (the “Second Extension”); (B) to amend the Company’s investment management trust agreement, dated as of September 23, 2021, by and between the Company and Continental Stock Transfer & Trust Company, allowing the Company to extend the Combination Period up to six (6) times for an additional one (1) month each time from March 28, 2023 to August 28, 2023 by depositing into the Trust Account for each one-month
extension, the sum of $100,000. The Extension Note was further amended on March 28, 2023, April 27, 2023, May 25, 2023, June 26, 2023, July 25, 2023 and August 28, 2023 to increase the principal amount to $1,560,000. Also, in conjunction with the special meeting, the stockholders elected to redeem 995,049 Public Shares, which represented approximately 4.3% of the shares that were part of the Public Units sold in the Offering. Following such redemptions, $10,449,625 was withdrawn from the Trust Account.
On September 28, 2023, the Company held the September 2023 special meeting of its stockholders. At the September special meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a business combination transaction from September 28, 2023 (the date which is 24 months from the closing date of the Offering) up to December 31, 2023 without any additional payment to the Trust Account. The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of September 28, 2023. Also, in conjunction with the September special meeting, the stockholders elected to redeem 904,023 Public Shares. Following such redemptions, $9,828,000 was withdrawn from the Trust Account. As a result of this redemption, our Founder and management team beneficially own approximately 75.6% of our issued and outstanding common stock.
On December 28, 2023, the Company held a special meeting of its stockholders (the “December 2023 Special Meeting”). At the meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a business combination transaction from December 31, 2023 up to March 31, 2024. The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of December 28, 2023.

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69

In connection with the December 2023 Special Meeting, stockholders elected to redeem 2,385 shares of the Company’s common stock. Following such redemptions, $26,201 was withdrawn from the Trust Account on January 4, 2024.
In conjunction with the Company’s annual meeting on February 20, 2024, stockholders elected to redeem 848,003 shares of the Company’s common stock, which represents approximately 3.7% of the shares that were part of the Public Units sold in the Offering. Following such redemptions, $9,356,221 was withdrawn from the Trust Account.
Working Capital Loans
On September 26, 2022, the Company issued a convertible, non-interest bearing, unsecured promissory note (the “Working Capital Note”) to the Sponsor for a principal amount of $65,000. The Working Capital Note was subsequently amended and restated eleven more times on October 26, 2022 (an additional $65,000 added to the Working Capital Note), November 28, 2022 (an additional $65,000 added to the Working Capital Note), December 27, 2022 (an additional $65,000 added to the Working Capital Note), January 25, 2023 (an additional $65,000 added to the Working Capital Note), February 27, 2023 (an additional $350,000 added to the Working Capital Note) and March 28, 2023 (an additional $130,000 added to the Working Capital Note), April 27, 2023 (an additional $65,000 added to the Working Capital Note), June 26, 2023 (an additional $130,000 added to the Working Capital Note), July 25, 2023 (an additional $65,000 added to the Working Capital Note), October 27, 2023 (an additional $381,360 added to the Working Capital Note) and December 13, 2023 (an additional $53,640 added to the Working Capital Note), respectively, for a collective principal amount of $1,500,000. The Working Capital Note was issued to provide the Company with additional working capital during the Extension and was not deposited into the Trust Account. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the initial business combination. Upon such election, the convertible note will convert, at a price of $10.00 per unit, into units identical to the Private Placement Units issued in connection with the Offering. An aggregate of 150,000 Private Placement Units of the Company would be issued if the entire principal balance of the Working Capital Note is converted. Each Private Placement Unit consists of one share of the Company’s common stock, par value $0.0001 per share, and one redeemable warrant. The warrants constituting a part of the Private Placement Units would be exercisable, subject to the terms and conditions of the warrant and during the exercise period as provided in the warrant agreement governing the warrants. The Company has relied upon Section 4(a)(2) of the Securities Act, in connection with the issuance and sale of the convertible promissory note, as it was issued to a sophisticated investor without a view to distribution and was not issued through any general solicitation or advertisement.
On December 13, 2023, the Company issued an additional unsecured non-convertible
promissory note to the Sponsor for a collective principal amount of $66,360 (the “First
Non-Convertible
Working Capital Note”). The First
Non-Convertible
Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Trust Account. On February 7, 2024, the Company amended and restated the First
Non-Convertible
Working Capital Note (the “Second
Non-Convertible
Working Capital Note”) to reflect an additional principal amount of $195,887 extended by the Sponsor to the Company for a collective principal amount under the Second
Non-Convertible
Working Capital Note of $262,247. The Second
Non-Convertible
Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Trust Account. On February 15, 2024, the Company amended and restated the Second Non-Convertible Working Capital Note (the “Third Non-Convertible Working Capital Note”) to reflect an additional principal amount of $35,000 extended by the Sponsor to the Company for a collective principal amount under the Third Non-Convertible Working Capital Note of $297,247. The Third Non-Convertible Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Trust Account. The Third Non-Convertible Working Capital Note bears no
interest and is repayable in full upon the consummation of a Business Combination by the Company. The Company issued the Second and Third
Non-Convertible
Working Capital Note in consideration for additional loans from the Sponsor to fund the Company’s working capital requirements.

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The Trust Account
The funds in the Trust Account have been invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds from the Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses on acquisition targets and continuing general and administrative expenses.
The Company’s Amended and Restated Certificate of Incorporation provides that, other than the withdrawal of interest to pay taxes none of the funds held in the Trust Account will be released until the earlier of: (1) the completion of the Business Combination; (2) the redemption of 100% of the outstanding Public Shares if the Company has not completed an initial Business Combination within 30 months from the closing of the Offering; or (3) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination within the required time period or (B) with respect to any other provision relating to the Company’s pre-business
combination activity and related stockholders’ rights.
Business Combination
The Company will have 30 months from September 28, 2021, the closing date of the Offering, to complete its initial Business Combination, provided that the extension payment for each one-month extension
through February 28, 2023 equal to $160,000 and the extension payment for each one-month
extension from March 28, 2023 through August 28, 2023 equal to $100,000 is deposited into the Trust Account on or prior to the date of the same applicable deadline. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Founder, Brad Weightman, the Company’s Treasurer and Chief Financial Officer, and Interest Solutions, LLC, a Connecticut limited liability company and an affiliate of ICR, LLC, an investor relations firm providing services to the Company (“ICR”) (the “Insiders” as it relates to Mr. Weightman and ICR) entered into letter agreements with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their founder shares, insider shares and private shares, and the Founder waived its redemption right with respect to any Public Shares purchased during or after the Offering. However, if the Founder, the Underwriters or the Insiders or any of the Company’s officers, directors or affiliates acquire units or shares of common stock, previously included in the Public Units, in or after the Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s liquidation (and in case of the Underwriters and Insiders, upon the Company’s redemption) in the event the Company does not complete a Business Combination within the required time period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the Offering price per Public Unit in the Offering.
Liquidity
The Company has incurred net operating losses and negative cash flows from operations since its inception and had an accumulated deficit of $17,104,720 as of December 31, 2023. During the year ended December 31,

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2023, the Company incurred a net loss of $4,024,591 and used $1,944,104 of cash in operating activities. Subsequent to year end, the Company completed its business combination with QT Imaging (referred to as the “Combined Company”) as discussed further in Note 2. The Combined Company is expected to continue to incur losses, and its ability to achieve and sustain profitability will depend on the achievement of sufficient revenues to support the Combined Company’s cost structure. The Combined Company may never achieve profitability and, unless and until it does, the Combined Company will need to continue to raise additional capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
In connection with the Business Combination, the Combined Company entered into various agreements to obtain financing through the issuance of debt and through stock subscription agreements. Subsequent to December 31, 2023, the Company received the Pre-Paid Advance, net of issuance costs, of $9,005,000 from Yorkville pursuant to the Standby Equity Purchase Agreement, $500,000 of cash proceeds from an investor related to a stock subscription agreement, and $1,500,000 in cash proceeds through a note payable from Funicular Funds, LP. The Standby Equity Purchase Agreement provides the Company with access to an additional $40 million of potential capital through the issuance of common stock to Yorkville. During the time the Combined Company has a balance under the Pre-Paid Advance, additional advances can be received with written consent of Yorkville or upon a trigger event, which occurs when the daily volume-weighted average price is less than $2.00 per share for five consecutive trading days. Management believes that the additional cash received and financing arrangements at the closing of the Business Combination has alleviated the substantial doubt about the Company’s ability to continue as a going concern and will be sufficient to fund the Combined Company’s current operating plan for at least the next 12 months from the date of issuance of these financial statements.
The Combined Company’s future capital requirements will depend on many factors, including the Combined Company’s growth rate, the timing and extent of its spending to support research and development activities, the timing and cost of establishing additional sales and marketing capabilities, and the timing and cost to introduce new and enhanced products. In the event that additional financing is required from outside sources, the Combined Company may not be able to raise it on terms acceptable to the Combined Company, or at all. Any additional debt financing obtained by the Combined Company in the future could also involve restrictive covenants relating to the Combined Company’s capital-raising activities and other financial and operational matters, which may make it more difficult for the Combined Company to obtain additional capital and to pursue business opportunities, including potential acquisitions. Additionally, if the Combined Company raises additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, its existing stockholders could suffer significant dilution in their percentage ownership of the Combined Company, and any new equity securities the Combined Company issues could have rights, preferences and privileges senior to those of holders of the Combined Company’s common stock. If the Combined Company is unable to obtain adequate financing or financing on terms satisfactory to the Combined Company when the Combined Company requires it, the Combined Company’s ability to continue to grow or support its business and to respond to business challenges could be significantly limited.
2. BUSINESS COMBINATION AND RELATED AGREEMENT
On December 8, 2022, the Company and QTI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with QT Imaging, Inc., a Delaware corporation (“QT Imaging”), pursuant to which, and subject to the approval of the stockholders of the Company, Merger Sub will merge with and into QT Imaging, with QT Imaging surviving the merger as a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement and any other agreement executed and delivered in connection therewith, the Business Combination. Following the closing of the Merger (the “Closing”), the Company, which will be renamed “QT Imaging Holdings, Inc.”
Subject to the terms of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the common stock of QT Imaging, par value $0.001 per

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share (the “QT Imaging Common Stock”) (excluding each share of QT Imaging Common Stock held in the treasury of QT Imaging which will be cancelled without any conversion of such shares of QT Imaging Common Stock held in the treasury and dissenting shares) will be automatically cancelled and converted into (A) the right to receive a number of shares of common stock, par value $0.0001 per share, of the Company (the “GigCapital5 Common Stock”) calculated based on the Exchange Ratio (as defined below) and (B) the contingent right to receive a portion of additional shares of GigCapital5 Common Stock based on the performance of the Combined Company if certain requirements are achieved in accordance with the terms of the Business Combination Agreement, if, as and when payable. The “Exchange Ratio” means the quotient of (a) the Aggregate Closing Merger Consideration (as defined in the Business Combination Agreement) divided by (b) the QT Imaging Fully Diluted Capital Stock (as defined in the Business Combination Agreement). In addition, at the Effective Time, certain warrants of QT Imaging to p
u
rchase QT Imaging common stock will be converted into a warrant to acquire a number of shares of GigCapital5 Common Stock at an adjusted exercise price per share.
The shares of the
Company common stock
are currently listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “GIA,” and from now until the Effective Time, the Public Units and the warrants trade at the OTC Markets Group Inc. under the symbols “GIAFU” and “GIAFW,” respectively. The Company applied for listing of the common stock of the Combined Company and the warrants of the Combined Company on the Nasdaq under the symbols “QTI” and “QTI.WS,” respectively, at the Effective Time. The symbol for the warrants was rejected so only the common stock is trading on the Nasdaq under the symbol GTI. The warrants trade in the over-the-counter market under the symbol QTIWW.
In connection with the execution of the Business Combination Agreement, the Company may enter into agreements with investors (the “PIPE Investors”) for the subscription for GigCapital5 Common Stock, convertible promissory notes or other securities or any combination of such securities to be subscribed for pursuant to the terms of one or more subscription agreements (all such subscription agreements, collectively (the “PIPE Subscription Agreements”) on terms and conditions mutually agreeable to the Company and QT Imaging (such agreement not to be unreasonably withheld, conditioned or delayed), provided that, unless otherwise agreed to, the aggregate gross proceeds under the PIPE Subscription Agreements will not exceed $26,000,000.
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.
Net Loss Per Share of Common Stock
The Company’s statements of operations and comprehensive loss include a presentation of income per share for common stock subject to possible redemption in a manner similar to the two-class
method of income (loss)

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per share. Net income per share, basic and diluted, for common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held in the Trust Account by the weighted-average number of common stock subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for
non-redeemable
common stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted-average number of non-redeemable
common stock outstanding for the period, basic and diluted.
When calculating its diluted net loss per share, the Company has not considered the effect of (i) the incremental number of shares of common stock to settle warrants sold in the Offering and Private Placement, as calculated using the treasury stock method and (ii) the shares issued to Mr. Weightman subject to forfeiture representing 5,000 shares of common stock underlying a restricted stock award for the period it was outstanding. Since the Company was in a net loss position during the period after deducting net income attributable to common stock subject to redemption, diluted net loss per common share is the same as basic net loss per common share for the periods presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.
Reconciliation of Net Loss Per Common Share
In accordance with the
two-class
method, the Company’s net loss is adjusted for net income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Common stock subject to possible redemption
Numerator: Earnings allocable to common stock subject to redemption
Interest earned on marketable securities held in Trust Account, net of taxes	$1,107,741	$1,143,783

Net income attributable to common stock subject to possible redemptions	$1,107,741	$1,143,783

Denominator: Weighted-average common shares subject to redemption
Basic and diluted weighted-average shares outstanding, common stock subject to possible redemption	3,020,634	17,954,419

Basic and diluted net income per share, common stock subject to possible redemption	$0.37	$0.06

Non-Redeemable common stock
Numerator: Net loss minus net earnings - Basic and diluted
Net loss	$(4,024,591)	$(2,774,307)
Less: net income attributable to common stock subject to redemption	(1,107,741)	(1,143,783)

Net loss attributable to non-redeemable common stock	$(5,132,332)	$(3,918,090)

Denominator: Weighted-average non-redeemable common shares
Weighted-average non-redeemable common shares outstanding, basic and diluted	6,540,000	6,540,000

Net loss per share, non-redeemable common stock, basic and diluted	$(0.78)	$(0.60)

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Cash and Cash Equivalents
The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions. There were no cash equivalents as of December 31, 2023 and 2022.
Cash and Marketable Securities Held in Trust Account
As of December 31, 2023, the assets held in the Trust Account consisted of cash. As of December 31, 2022, the assets held in the Trust Account consisted of money market funds investing in U.S. Treasury Bills and cash.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which at times, may exceed federally insured limits. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Convertible Promissory Note - Related Party
The Company accounts for its Working Capital Note under Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging (“ASC 815”). Under ASC
815-15-25,
an election can be made at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825, Financial Instruments. The Company has made such election for its Working Capital Note. Using the fair value option, the Working Capital Note is required to be recorded at its initial fair value on the date of issuance, each drawdown date, and each balance sheet date thereafter. Differences between the face value of the Working Capital Note and fair value at each drawdown date are recognized as either an expense in the statements of operations and comprehensive loss (if issued at a premium) or as a capital contribution (if issued at a discount). Changes in the estimated fair value of the Working Capital Note are recognized as non-cash
gains or losses in the statements of operations and comprehensive loss. The Extension Note is not included in the calculation as it does not have a conversion feature.
Financial Instruments
The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the balance sheet primarily due to their short-term nature.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Offering Costs
Offering costs in the amount of $13,193,740 consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Offering. Offering costs were charged to stockholders’ deficit and recorded in additional paid-in
capital as a reduction to the gross proceeds received upon completion of the Offering. On March 20, 2023, one of the Underwriters, Wells Fargo, waived all of their portion of the deferred underwriting fees totaling $6,440,000.

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Common Stock Subject to Possible Redemption
Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2023 and 2022, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets. As of December 31, 2023 and 2022, 2,114,978 and 4,014,050 shares of common stock, respectively, were issued and outstanding and subject to possible redemption.
Stock-based Compensation
Stock-based compensation related to restricted stock awards is based on the fair value of common stock on the grant date. The shares underlying the Company’s restricted stock award to Mr. Weightman is subject to forfeiture if he resigns or is terminated for cause prior to the completion of the Business Combination. Therefore, the related stock-based compensation will be recognized upon the completion of a Business Combination, unless the related shares are forfeited prior to a Business Combination occurring.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023 and 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Warrant Liability
The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other expense on the statements of operations and comprehensive loss. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in
capital.

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Recent Accounting Pronouncements
The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
4. OFFERING
On September 28, 2021, the Company completed the closing of the Offering whereby the Company sold 23,000,000 Public Units at a price of $10.00 per Public Unit.
Each Public Unit consists of one Public Share and one Public Warrant. Each whole Public Warrant is exercisable for one share of common stock at a price of $11.50 per full share. The exercise price of the Public Warrants may be adjusted in certain circumstances as discussed in Note 7. Under the terms of the warrant agreement (the “Warrant Agreement”), the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s Business Combination.
Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete a Business Combination on or prior to the
30-month
period allotted to complete the Business Combination (or such lesser period depending upon the number of one-month
extensions which occur), the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Public Warrants during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the
30-trading
day period ending on the third trading day before the Company sends the notice of redemption to the Public Warrant holders.
On November 1, 2021, the Company announced that the holders of the Company’s Public Units may elect to separately trade the securities underlying such Public Units which commenced on November 4, 2021. Any Public Units not separated continued to trade on the New York Stock Exchange (“NYSE”) under the symbol “GIA.U.” Any underlying shares of common stock and warrants that were separated traded on the NYSE under the symbols “GIA,” and “GIA.WS,” respectively.
On April 21, 2023, the Company delisted the Public Units, shares of common stock and warrants from NYSE and listed the shares of the
Company common stock

on the Nasdaq Global Market (“Nasdaq”) under the symbol “GIA.” From April 21, 2023 until the Effective Time, the Public Units and the warrants trade at the OTC Markets Group Inc. under the symbols “GIAFU” and “GIAFW,” respectively. The Company applied for listing of the common stock of the Combined Company and the warrants of the Combined Company on the Nasdaq under the symbols “QTI” and “QTI.WS,” respectively, at the Effective Time. The symbol for the warrants was rejected so only the common stock is trading on the Nasdaq under the symbol GTI. The warrants trade in the over-the-counter market under the symbol QTIWW
5. RELATED PARTY TRANSACTIONS
Founder Shares
During the period from January 19, 2021 (date of inception) to December 31, 2021, the Founder purchased 5,735,000 shares of common stock (the “Founder Shares”), after giving effect to the forfeiture on September 23, 2021 of 4,312,500 Founder Shares, for an aggregate purchase price of $25,000, or $0.0043592 per share. The Company also issued 5,000 shares of common stock, solely in consideration of future services, to

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Mr. Weightman, its Treasurer and Chief Financial Officer, pursuant to the Insider Shares Grant Agreements dated September 23, 2021 between the Company and Mr. Weightman. The 5,000 shares granted to Mr. Weightman are subject to forfeiture and cancellation if he resigns or the services are terminated for cause prior to the completion of the Business Combination. The Founder Shares are identical to the common stock included in the Public Units sold in the Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.
Private Placement
The Founder purchased from the Company an aggregate of 795,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a Private Placement that occurred simultaneously with the completion of the closing of the Offering. Each Private Placement Unit consists of one share of the Company’s common stock and one warrant (a “Private Placement Warrant”). Each whole Private Placement Warrant will be exercisable for $11.50 per share, and the exercise price of the Private Placement Warrants may be adjusted in certain circumstances as described in Note 7. Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s Business Combination.
Each Private Placement Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete a Business Combination on or prior to the
30-month
period allotted to complete the Business Combination (or such lesser period depending upon the number of one-month
extensions which occur), the Private Placement Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Private Placement Warrants during the exercise period, there will be no net cash settlement of these Private Placement Warrants and the Private Placement Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the Private Placement Warrants become exercisable, the Company may redeem the outstanding Private Placement Warrants in whole and not in part at a price of $0.01 per Private Placement Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the
30-trading
day period ending on the third trading day before the Company sends the notice of redemption to the Private Placement Warrant holders.
The Company’s Founder, Insiders and Underwriters have agreed not to transfer, assign or sell any of their respective Founder Shares, shares held by the Insiders, Private Placement Units, shares or other securities underlying such Private Placement Units that they may hold until the date that is (i) in the case of the Founder Shares or shares held by the Insiders, the earlier of (A) six months after the date of the consummation of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) the date on which the last sale price of the Company’s common stock equals or exceeds $11.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 90 days after the Company’s initial Business Combination or (y) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction after the Company’s Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and (ii) in the case of the Private Placement Units and shares or other securities underlying such Private Placement Units, until 30 days after the completion of the Company’s Business Combination.
Unlike the Public Warrants included in the Public Units sold in the Offering, if held by the original holder or its permitted transferees, the Private Placement Warrants are not redeemable by the Company and, subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the Business Combination. If the Private Placement Warrants are held by holders other than the initial holders or

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their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by holders on the same basis as the Public Warrants.
If the Company does not complete a Business Combination, then a portion of the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the public stockholders.
Administrative Services Agreement and Other Agreements
The Company agreed to pay $30,000 a month for office space, administrative services and secretarial support to an affiliate of the Founder, GigManagement, LLC. Services commenced on September 24, 2021, the date the securities were first listed on the NYSE, and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. The amount unpaid as of December 31, 2023 for such fees is $780,000.
The Company has agreed to pay advisory fees to directors for board committee service and administrative and analytical services, including certain activities on the Company’s behalf, such as identifying and investigating possible business targets and business combinations. All such amounts in the aggregate of $696,000 were unpaid as of December 31, 2023.
On September 23, 2021, the Company entered into a Strategic Services Agreement with Mr. Weightman, its Treasurer and Chief Financial Officer, who holds 5,000 Insider shares. Mr. Weightman is initially receiving $2,500 per month for his services and such amount could increase to up to $15,000 per month dependent upon the scope of services provided, as may be mutually agreed by the parties. The Company will pay Mr. Weightman for services rendered since September 23, 2021 and on a monthly basis thereafter for all services rendered after the consummation of the Offering.
Working Capital Loans
On September 26, 2022, the Company issued the Working Capital Note to the Sponsor for a principal amount of $65,000. The Working Capital Note was subsequently amended and restated eleven more times on October 26, 2022 (an additional $65,000 added to the Working Capital Note), November 28, 2022 (an additional $65,000 added to the Working Capital Note), December 27, 2022 (an additional $65,000 added to the Working Capital Note), January 25, 2023 (an additional $65,000 added to the Working Capital Note), February 27, 2023 (an additional $350,000 added to the Working Capital Note) and March 28, 2023 (an additional $130,000 added to the Working Capital Note), April 27, 2023 (an additional $65,000 added to the Working Capital Note), June 26, 2023 (an additional $130,000 added to the Working Capital Note), J uly 2
5, 2023 (an additional $65,000 added to the Working Capital Note), October 27, 2023 (an additional $381,360 added to the Working Capital Note) and December 13, 2023 (an additional $53,640 added to the Working Capital Note), respectively, for a collective principal amount of $1,500,000. The Working Capital Note was issued to provide the Company with additional working capital during the Extension and was not deposited into the Trust Account. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the initial business combination. Upon such election, the convertible note will convert, at a price of $10.00 per unit, into units identical to the Private Placement Units issued in connection with the Offering. An aggregate of 150,000 Private Placement Units of the Company would be issued if the entire principal balance of the Working Capital Note is converted.
Each Private Placement Unit consists of one share of the Company’s common stock, par value $
0.0001
per share, and one redeemable warrant.
The warrants constituting a part of the Private Placement Units would be exercisable, subject to the terms and conditions of the warrant and during the exercise period as provided in the warrant agreement governing the warrants. The Company has relied upon Section 4(a)(2) of the Securities Act, in connection with the issuance and sale of the convertible promissory note, as it was issued to a sophisticated investor without a view to distribution and was not issued through any general solicitation or advertisement.

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On December 13, 2023, the Company issued the First Non-Convertible Working Capital Note for a collective principal amount of $66,360 (the “First
Non-Convertible
Working Capital Note”). The First
Non-Convertible
Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Trust Account. On February 7, 2024, the Company amended and restated the First Non-Convertible Working Capital Note to reflect an additional principal amount of $195,887 extended by the Sponsor to the Company for a collective principal amount under the Second
Non-Convertible
Working Capital Note of $262,247. The Second
Non-Convertible
Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Trust Account. On February 15, 2024, the Company amended and restated the Second Non-Convertible Working Capital Note with the Third Non-Convertible Working Capital Note to reflect an additional principal amount of $35,000 extended by the Sponsor to the Company for a collective principal amount under the Third Non-Convertible Working Capital Note of $297,247. The Third Non-Convertible Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Trust Account. The Third Non-Convertible Working Capital Note bears no interest and is repayable in full upon the consummation of a Business Combination by the Company. The Company issued the Second and Third
Non-Convertible
Working Capital Note in consideration for additional loans from the Sponsor to fund the Company’s working capital requirements.
The Company has determined that the convertible Working Capital Note contains only one embedded feature, which is the conversion option. The conversion option is an embedded derivative that would require bifurcation pursuant to ASC
815-15-25-1,
so the instrument qualifies for the fair value option. The Company has elected to value the Working Capital Note under the fair value option at $1,506,389 as of December 31, 2023. The change in the fair value of the Working Capital Note was $8,897 for the year ended December 31, 2023 and was recorded in other income (expense) on the statements of operations and comprehensive loss.
Extension Notes
On September 26, 2022, the Company issued the Extension Note to the Sponsor for a principal amount of $160,000. The Extension Note was subsequently amended and restated eleven times from October 26, 2022 through February 27, 2023 to add additional monthly funding installments at $160,000 per month, then $100,000 thereafter for each one-month
extension of the time period from March 28, 2023 through August 28, 2023, for a collective principal amount outstanding as of December 31, 2023 under the Extension Note of $1,560,000. The proceeds from the Extension Note were deposited into the Trust Account in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation. The Extension Note matures on the earlier of the date on which the Company consummates its initial Business Combination or the date the Company winds up and may be prepaid without penalty. The Company imputed interest on the Extension Note using the equivalent average market discount rate for an unsecured loan (18.22
%), resulting in a debt discount of $299,287 that was recorded as a reduction to the carrying principal amount of the Extension Note with a corresponding increase to additional paid-in
capital. As of December 31, 2023, the outstanding principal on the Extension Note, net of the debt discount, was $1,564,673 and the remaining unamortized debt discount was $61,687. During the year ended December 31, 2023, interest expense related to the Extension Note was $219,686.
6. COMMITMENTS AND CONTINGENCIES
Registration Rights
On September 23, 2021, the Company entered into a registration rights agreement with its Founder and Insiders. These holders will be entitled to make up to two demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration rights agreement.

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Underwriters Agreement
The Company granted the underwriters a
45-day
option to purchase up to 3,000,000 additional Public Units to cover any over-allotments, at the Offering price less underwriting discounts and commissions. On September 28, 2021, the over-allotment was exercised in full by the Underwriters.
The Company paid an underwriting discount of $0.20 per Public Unit to the Underwriters at the closing of the Offering. The underwriting discount was paid in cash. In addition, the Company has agreed to pay deferred underwriting commissions of $0.40 per Public Unit, or $9,200,000 in the aggregate, including the Underwriters’ over-allotment option which was exercised in full. The deferred underwriting commission will become payable to the Underwriters from the amount held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, including the performance of services described therein.
On March 20, 2023, one of the Underwriters, Wells Fargo, waived all of their portion of the deferred underwriting fees totaling $6,440,000.
The Underwriters will use their commercially reasonable efforts to provide the Company with the following services: 1) originating and introducing the Company to potential targets for a Business Combination; 2) arranging non-deal
roadshows on behalf of the Company in connection with a proposed Business Combination; 3) assisting the Company in meeting its securities exchange listing requirements following the closing of the Offering; and 4) providing capital markets advice and liquidity to the Company following the closing of the Offering. If the Company uses its best efforts (and the Underwriters use commercially reasonable efforts) to obtain financing in private placements or privately negotiated transactions, but notwithstanding such efforts, the Company does not have sufficient cash necessary to consummate the Business Combination and pay the deferred underwriting commission, the Company and the Underwriters will cooperate in good faith to come to a mutually-satisfactory solution with respect to the payment of the deferred underwriting commission so as to ensure that the Company’s obligation to pay the deferred underwriting commission shall not impede the closing of the Business Combination.
Non-Redemption Agreements
QT Imaging, the Company and certain investors led by Meteora Capital Partners, LP (all investors participating in such financing, the “Stock Subscription Investors”), have entered into definitive subscription agreements (the “Stock Subscription Agreements”), pursuant to which the Stock Subscription Investors have subscribed for the purchase of shares of QT Imaging Common Stock in such amount that upon the completion of the Merger and the application of the Exchange Ratio will be exchanged for such consideration as is provided for in the Business Combination Agreement, including that number of shares of common stock of the
Combined Company (“Combined Company Common Stock”)
as is equal in the aggregate to

1,400,000
shares
of Combined Company Common Stock
. Meteora Capital Partners, LP, has an economic interest in the sponsor of the Company, GigAcquisitions5, LLC. The aggregate gross proceeds under the Stock Subscription Agreements to QT Imaging will be
 $
3,500,000
(although this amount could be increased by additional subscriptions). In addition, certain Stock Subscription Investors that collectively subscribed to purchase the equivalent
o
f
1,200,000
shares of
Combined Company Common Stock

pursuant to the Stock Subscription Agreements in November 2023 have separately entered into with the Company a non-redemption agreement (the “November 2023 Non-Redemption Agreements”) pursuant to which each such Stock Subscription Investor has agreed to not redeem up to
400,000
shares of GigCapital5 Common Stock in exchange for a cash payment by the Company with cash from its Trust Account in a per share amount equal to the redemption price less $
2.50

per share. For each share of GigCapital5 Common Stock that a Stock Subscription Investor does not redeem pursuant to the terms of a November 2023 Non-Redemption Agreement, the obligation of such Stock Subscription Investor to purchase shares of QT Imaging Common Stock pursuant to the Stock Subscription Agreements will be correspondingly reduced in an equal amount with respect to the number of shares of Combined Company Common Stock that

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would be received upon the exchange that occurs at the closing of the Merger. Furthermore, for each share of GigCapital5 Common Stock that a Stock Subscription Investor does not redeem pursuant to the terms of a November 2023 Non-Redemption Agreement, the aggregate number of shares of Combined Company Common Stock issued as consideration to the securities holders of QT Imaging in the Merger shall also be correspondingly reduced.
Yorkville Agreement
On November 15, 2023, the Company entered into a
Standby Equity Purchase Agreement with QT Imaging and YA II PN, Ltd. (“Yorkville”)
, pursuant to which, upon the closing of the Merger, QTI Holdings can sell to Yorkville up to $
50.0
 million of QTI Holdings’ common stock at QTI Holdings’ request any time during the
36
 months following the closing of the Merger. In addition, QTI Holdings can also request a pre-paid advance (the “Pre-Paid Advance”) from Yorkville up to an amount of $
10.0
 million at the closing of the Merger in the form of a convertible promissory note. As consideration for the Pre-Paid Advance, immediately prior to, and substantially concurrently with, the closing of the Merger, QT Imaging will issue to Yorkville that number of shares which will further convert in the aggregate into
1,000,000
 shares of common stock of QTI Holdings upon the completion of the Merger.
7. STOCKHOLDERS’ DEFICIT
Common Stock
The authorized common stock of the Company includes up to 100,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. As of December 31, 2023 and 2022, there were 6,545,000 shares of common stock issued and outstanding and not subject to possible redemption. There were 2,114,978 and 4,014,050 shares of common stock subject to possible redemption issued and outstanding as of December 31, 2023 and 2022, respectively.
As of December 31, 2023, common stock reserved for future issuance was 23,945,000, which included warrants to purchase 23,795,000 shares of common stock and 150,000 potential shares of common stock to be issued if the Working Capital Note is converted in full.
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2023 and 2022, there were no shares of preferred stock issued and outstanding.
Warrants (Public Warrants and Private Placement Warrants)
Warrants will be exercisable at $11.50 per share, and the exercise price and number of warrant shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation of the Company. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors, and in the case of any such issuance to the Company’s Founder or its affiliates, without taking into account any Founder Shares held by it prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 65% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading-day
period starting on the trading

day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

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Each warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption. However, if the Company does not complete its initial Business Combination on or prior to the
30-month
period allotted to complete the Business Combination, (or such lesser period depending upon the number of one-month
extensions which occur), the Private Placement Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the warrants during the exercise period, there will be no net cash settlement of these warrants and the warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the
30-trading
day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.
Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination, for the registration of the shares of common stock issuable upon exercise of the warrants included in the Public Units and Private Placement Units.
As of December 31, 2023 and 2022, there were 23,795,000 warrants outstanding.
Stock-based Compensation
Included in the outstanding shares of common stock are 15,000 Insider shares, of which 5,000 Insider shares were issued to Mr. Weightman, the Company’s Treasurer and Chief Financial Officer, and 10,000 Insider shares were issued to ICR solely in consideration of future services pursuant to the Insider Shares Grant Agreements dated September 23, 2021, between the Company and each of the Insiders. The 5,000 Insider shares issued to Mr. Weightman are subject to forfeiture as described in Note 5 while the 10,000 Insider shares issued to ICR are not subject to forfeiture. The grant date fair value of the 10,000 shares was expensed upon issuance. If an initial Business Combination occurs and the 5,000 shares have not been previously forfeited, the fair value of the common stock on the date the shares vest will be recognized as stock-based compensation in the Company’s statements of operations and comprehensive loss when the completion of the Business Combination becomes probable.
8. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

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Level 3:	Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2023 and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	December 31, 2023	December 31, 2022
Assets:
Marketable securities held in Trust Account	1	$—	$41,561,656

Liabilities:
Warrant liability	2	$7,950	$31,800

Note payable to related party at fair value	3	$1,506,389	$257,492

The marketable securities held in the Trust Account are considered trading securities as they are generally used with the objective of generating profits on short-term differences in price and therefore, the realized and unrealized gain and loss are recorded in the statements of operations and comprehensive loss for the periods presented.
Additionally, there was $0 and $133,211 of interest accrued, but not yet credited to the Trust Account, which was recorded in the balance sheets in interest receivable on cash and marketable securities held in Trust Account as of December 31, 2023 and 2022, respectively.
The Company has determined that the Private Placement Warrants are subject to treatment as a liability, as the transfer of the warrants to anyone other than the purchasers or their permitted transferees would result in these warrants having substantially the same terms as the Public Warrants. The Public Warrants did not start trading separately until November 4, 2021, so the Company initially determined the fair value of each warrant using a Black-Scholes option-pricing model, which requires the use of significant unobservable market values. Accordingly, the Private Placement Warrants were initially classified as Level 3 financial instruments. After the Public Warrants started trading separately, the Company determined that the fair value of each Private Placement
Warrant approximates the fair value of a Public Warrant. Accordingly, the Private Placement Warrants are valued upon observable data and have been reclassified as Level 2 financial instruments.
The Working Capital Note was valued using a combination of the Black-Scholes option pricing model and present value method, which is considered to be a Level 3 fair value measurement. The estimated fair value of the Working Capital Note was based on the following ranges of significant inputs at issuance for advances made under the Working Capital Note during the year ended December 31, 2023 and as of December 31, 2023 and 2022 for all advances made under the Working Capital Note:

Assumptions	At Issuance	As of December 31, 2023	As of December 31, 2022
Expected term	0.7 - 0.8	0.7	0.9
Volatility	65%	65.0%	65.0%
Risk free rate	4.5% - 5.5%	5.1%	4.7%
Discount rate	9.7% - 25.8%	11.3%	24.4% - 29.4%
Probability of conversion	25.0% - 55.0%	25.0%	65.0%

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The following table presents information about the change in fair value of the Company’s Level 3 Working Capital Note during the years ended December 31, 2023 and 2022:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Fair value - beginning of period	$257,492	$—
Additions	1,240,000	260,000
Change in fair value	8,897	(2,508)

Fair value - end of period	$1,506,389	$257,492

9. INCOME TAX
The sources of loss before provision for income taxes are as follows for the year ended December 31, 2023 and 2022:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Domestic	$(3,605,472)	$(2,287,692)
Foreign	—	—

Total	$(3,605,472)	$(2,287,692)

The provision for income taxes was comprised of the following for the year ended December 31, 2023 and 2022:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Current:
Federal	$285,990	$342,216
State and local	133,129	144,399
Foreign	—	—

Total current	419,119	486,615
Deferred:
Federal	—	—
State and local	—	—
Foreign	—	—

Total deferred	—	—

Total provision for income taxes	$419,119	$486,615

Reconciliation of the federal statutory income tax rate
to
the effective income
tax
rate is as follows:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Statutory income tax benefit	$(757,149)	$(480,415)
State income taxes, net of federal	(236,036)	(184,760)
Warrant and note payable revaluation	47,377	(75,812)
Valuation allowance on start-up costs	1,364,927	1,227,602

Provision for income taxes	$419,119	$486,615

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For the year ended December 31, 2023 and 2022, the effective tax rate differs from the U.S. statutory rate primarily due to the valuation allowance on the start-up
costs.
The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities as of December 31, 2023 and 2022 were as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets:
Start-up costs	$2,895,226	$1,530,299
Valuation allowance	(2,895,226)	(1,530,299)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2023 and 2022, the Company has recorded a valuation allowance of $2,895,226 and $1,530,299, respectively, to offset deferred tax assets related to its start-up
costs. The valuation allowance increased by $1,364,927 and $1,227,602 for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, the Company has no unrecognized tax benefits for which a liability should be recorded. The Company records interest and penalties associated with unrecognized tax benefits as a component of tax expense. As of December 31, 2023 and 2022, the Company has not accrued interest or penalties on unrecognized tax benefits, as there are no positions recorded as of 2023 and 2022. No changes to the uncertain tax positions balance are anticipated within the next 12 months, and are not expected to materially impact the financial statements.
10. SUBSEQUENT EVENTS
On February 7, 2024, the Company amended and restated the First
Non-Convertible
Working Capital Note to reflect an additional principal amount of $
195,887
extended by the Sponsor to the Company for a collective principal amount under the Second
Non-Convertible
Working Capital Note of $
262,247
. The Second
Non-Convertible
Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Trust Account. The Company issued the Second
Non-Convertible
Working Capital Note in consideration for an additional loan from the Sponsor to fund the Company’s working capital requirements.
The Second
Non-Convertible
Working Capital Note bears no interest and is repayable in full upon the consummation of a Business Combination by the Company.
On February 7, 2024, the Company filed a joint definitive proxy statement/prospectus (the “BCA Proxy Statement”) for the solicitation of proxies in connection with the upcoming annual meeting to consider and vote on its proposed business combination and other matters as described in the BCA Proxy Statement relating to the offer of the securities to be issued to the stockholders of QT Imaging, Inc. in connection with the Merger.
On February 15, 2024, the Company amended and restated the Second Non-Convertible Working Capital Note into the Third Non-Convertible Working Capital Note to reflect an additional principal amount of $35,000 extended by the Sponsor to the Company for a collective principal amount under the Third Non-Convertible Working Capital Note of $297,247. The Third Non-Convertible Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Trust Account. The Third Non-Convertible Working Capital Note bears no interest and is repayable in full upon the consummation of a Business Combination by the Company.
In conjunction with the Company’s annual meeting on February 20, 2024, stockholders elected to redeem 848,003 shares of the Company’s common stock, which represents approximately 3.7% of the shares that were part of the Public Units sold in the Offering. Following such redemptions, $9,356,221 was withdrawn from the Trust Account.

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On February 21, 2024, the Company, QT Imaging and Mizuho Securities USA LLC (“Mizuho”) agreed to amend the Prior Non-Redemption Agreement (as amended, the “Amended Non-Redemption Agreement”) to provide that in addition to the Merger Consideration QTI Holdings Shares issuable to Mizuho under the Prior Non-Redemption Agreement, Mizuho shall receive from QT Imaging, in exchange for $250,000 of services rendered by Mizuho, that number of QTI Shares (the “Services Share Issuance”) that will be converted in accordance with the terms of the BCA into 100,000 shares of QTI Holdings Common Stock.
The Company and QT Imaging entered into two additional subscription agreements with each of Donnelley Financial Solutions, LLC (“DFIN”) and IB Capital LLC (“iBankers”), dated as of February 23, 2024 and February 22, 2023, respectively (the “DFIN Subscription Agreement,” and the “iBankers Subscription Agreement,” respectively, and together, the “Subscription Agreements”), for the purchase of shares of common stock of QT Imaging. Pursuant to the Subscription Agreements, QT Imaging will issue to each of DFIN and iBankers in satisfaction of $500,000 and $600,000 of fees owed to DFIN and iBankers, respectively, for their services, that number of shares of QT Imaging which at the completion of the Merger will be converted in accordance with the terms of the BCA into 200,000 and 240,000 respective shares of QTI Holdings Common Stock.
On February 26, 2024, Mr. Weightman, the Company’s then Treasurer and Chief Financial Officer, voluntarily surrendered 5,000 Insider Shares previously granted pursuant to the Insider Shares Grant Agreement dated September 23, 2021 and the shares
were cancelled.
On February 28, 2024, the Company and QT Imaging entered into a subscription agreement (the “Subscription Agreement”) with William Blair & Co., L.L.C. (“William Blair”) for the purchase of shares of common stock of QT Imaging. Pursuant to the Subscription Agreement, QT Imaging issued to William Blair in satisfaction of certain fees owed to William Blair for its services to the parties, that number of shares of QT Imaging which at the completion of the Business Combination would be converted in accordance with the terms of the Business Combination Agreement into 740,000 shares of Combined Company Common
Stock
.
On February 29, 2024, the Company and QT Imaging entered into a Note Purchase Agreement (“Cable Car NPA”) with Funicular Funds, LP (“Cable Car”), pursuant to which Cable Car agreed to advance $1,500,000 to the Combined Company upon the closing of the Merger (the “Loan”), as was evidenced by a promissory note that may be convertible in certain circumstances into shares of Combined Company Common Stock at a conversion price of $2.00 per share (the “Cable Car Promissory Note”), dated March 4, 2024, by and between the Combined Company and Cable Car. The Cable Car Promissory Note does not bear interest, and is due and payable 13 months after issuance, unless the time for payment is accelerated as a result of an event of default. As full compensation to Cable Car for the loan to the Combined Company in lieu of any simple or in-kind interest on the Cable Car Promissory Note, QT Imaging issued to Cable Car that number of shares of QT Imaging which at the completion of the Merger would be converted in accordance with the terms of the Business Combination Agreement into 180,000 shares of Combined Company Common Stock. QT Imaging, and its wholly owned subsidiary, QT Ultrasound Labs, Inc., at the Closing also provided a guaranty (the “Cable Car Guaranty”), whereby each of them unconditionally guaranteed, as primary obligor and not merely as surety, the prompt and complete payment and performance when due, whether by demand, acceleration or otherwise, of the obligations of the Combined Company under the Cable Car Promissory Note in the currency in which and as such obligations are to be paid or performed. Furthermore, the Combined Company and the parties to the Cable Car Guaranty (the “Grantors”) granted a security interest in certain of their assets, which among other things, do not include their intellectual property assets, pursuant to the terms of a Security Agreement, dated March 4, 2024, by and between the Grantors and Cable Car .
On March 4, 2024, QT Imaging Holdings, Inc. (f/k/a GigCapital5) consummated its Merger with QT Imaging, pursuant to certain Business Combination Agreement, dated as of December 8, 2022, by and among the Company, Merger Sub, and QT Imaging.

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On March 4, 2024, the Combined Company received the Pre-Paid Advance, net of various costs, of $9.0 million from Yorkville (“Yorkville Note”). The principal of $10 million that will be due 15 months from the date of issuance, and interest shall accrue on the outstanding balance of the Yorkville Note at an annual rate equal to 6%, subject to an increase to 18% upon an event of default as described in the Yorkville Note. The Yorkville Note shall be convertible by Yorkville into shares of QTI Holdings common stock. As consideration for the Pre-Paid Advance, immediately prior to, and substantially concurrently with, the closing of the Merger, the Company issued to Yorkville that number of shares of the Company which converted in the aggregate into 1,000,000 shares of common stock of QTI Holdings upon the completion of the Merger.
On March 4, 2024, the Company and the Sponsor agreed to amend and restate the Extension Note to extend the date of maturity until March 4, 2025.
As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2023, the Company issued that certain Eleventh Amended and Restated Working Capital Note (the “Working Capital Note”) to GigAcquisitions5 for an aggregate principal amount of $1,500,000, the terms of which provide that GigAcquisitions5 may elect to convert the Working Capital Note, at a price of $10.00 per unit, into units identical to the private placement units issued in connection with the Company’s initial public offering. In connection with the Closing, (i) GigAcquisitions5 elected to partially convert (the “Conversion”) $943,640 in principal balance outstanding under the Working Capital Note into 94,364 shares of Combined Company Common Stock and 94,364 warrants (together, the “Warrants”) of the Combined Company, and (ii) the Combined Company repaid the remaining principal balance of $556,360 to GigAcquisitions5 concurrently with the Conversion, such that the Combined Company’s obligations under the Working Capital Note have been satisfied in full.

In connection with the closing of the Merger, the Company and certain stockholders of the Combined Company which had been stockholders of QT Imaging (the “Registration Rights Holders”) entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Combined Company will be obligated to file one or more registration statements to register the resales of the Combined Company Common Stock held by such Registration Rights Holders after the Closing. Registration Rights Holders holding at least majority in interest of the registrable securities owned by all Registration Rights Holders are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities, up to a total of three such demands. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Registration Rights Holders may demand at any time or from time to time, that the Combined Company file a registration statement on Form S-3 (or any similar short-form registration which may be available) to register the resale of the registrable securities of the Combined Company held by such Registration Rights Holders. The Registration Rights Agreement will also provide such Registration Rights Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

F-
88

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$14,050.85
Legal fees and expenses	100,000
Accounting fees and expenses	25,000
Miscellaneous	5,000

Total	$144,050.85

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14.	Indemnification of Directors and Officers.

Our Charter provides that all of our directors, officers, employees, and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees, and agents is set forth below.

Section 145. Indemnification of officers, directors, employees, and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Charter may have or hereafter acquire under law, our Charter, our Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Charter.

Our Bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Charter. In addition, our Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust, or other enterprise against any expense, liability, or loss, whether or not we would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15.	Recent Sales of Unregistered Securities.

Warrants (Public Warrants and Sponsor’s Warrants)

Warrants will be exercisable at $2.30 per share, and the exercise price and number of warrant shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation of the Company.

Each warrant became exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years from the completion of the Company’s initial Business Combination. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the warrants during the exercise period, there will be no net cash settlement of these warrants and the warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination, for the registration of the shares of common stock issuable upon exercise of the warrants included in the Public Units and Private Placement Units.

As of December 31, 2023 and 2022, there were 23,795,000 warrants outstanding.

Working Capital Notes

On December 13, 2023, GigCapital5 issued that certain Eleventh Amended and Restated Working Capital Note (the “Working Capital Note”) to the Sponsor for an aggregate principal amount of $1,500,000, the terms of which provide that the Sponsor may elect to convert the Working Capital Note, at a price of $10.00 per unit, into units identical to the private placement units issued in connection with GigCapital5’s initial public offering. In connection with the Closing, (i) the Sponsor elected to partially convert $943,640 in principal balance outstanding under the Working Capital Note into 94,364 shares of Common Stock and 94,364 Sponsor’s Warrants of the Company, and (ii) the Company repaid the remaining principal balance of $556,360 to the Sponsor concurrently with the Conversion, such that the Company’s obligations under the Working Capital Note have been satisfied in full.

In addition, on December 13, 2023, the Sponsor made an additional, unsecured, loan in the principal amount of $66,360 to the Sponsor. The Non-Convertible Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Trust Account. On February 7, 2024, the Company amended and restated the Non-Convertible Working Capital Note to reflect an additional principal amount of $195,887 extended by the Sponsor to the Company for a collective principal amount under the Second Non-Convertible Working Capital Note of $262,247. The Second Non-Convertible Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Trust Account. The Company issued the Second Non-Convertible Working Capital Note in consideration for an additional loan from the Sponsor to fund the Company’s working capital requirements.

Yorkville Promissory Notes

On March 4, 2024, GigCapital5 and QT Imaging issued a convertible promissory note in the principal amount of $50,000,000 to Yorkville pursuant to the SEPA, of which up to $10,000,000 is a pre-paid advance.

Simultaneously with the effectiveness of this prospectus, the Company will issue to Yorkville a convertible promissory note in the principle amount of $50,000,000 subject to the satisfaction of the conditions set forth in Annex II of the Standby Equity Purchase Agreement. The Yorkville Promissory Notes and the shares of Common Stock issuable upon conversion of the Yorkville Promissory Notes have not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Extension Note

On August 28, 2023, GigCapital5 issued that certain non-convertible Eleventh Amended and Restated Promissory Note (as amended, the “Extension Note”) to the Sponsor for an aggregate principal amount of $1,560,000. On March 4, 2024, the Company and the Sponsor agreed to amend and restate the Extension Note to extend the date of maturity until March 4, 2025.

Cable Car Note Purchase Agreement and Note Issuance

On February 29, 2024, GigCapital5 and QT Imaging entered into a Note Purchase Agreement (“Cable Car NPA”) with Funicular Funds, LP (“Cable Car”), pursuant to which Cable Car agreed to advance $1,500,000 to the Company upon the closing of the Business Combination (the “Loan”), as was evidenced by a promissory note that may be convertible in certain circumstances into shares of the Company’s Common Stock at a conversion price of $2.00 per share (the “Cable Car Note”), dated March 4, 2024, by and between the Company and Cable Car. The Cable Car Note does not bear interest, and is due and payable 13 months after issuance, unless the time for payment is accelerated as a result of an event of default. As full compensation to Cable Car for the loan to the Company in lieu of any simple or in-kind interest on the Cable Car Note, QT Imaging issued to Cable Car that number of shares of QT Imaging which at the completion of the Business Combination would be converted in accordance with the terms of the Business Combination Agreement into 180,000 shares of the Company’s Common Stock. QT Imaging, and its wholly owned subsidiary, QT Ultrasound Labs, Inc., at the Closing also provided a guaranty (the “Cable Car Guaranty”), whereby each of them unconditionally guaranteed, as primary obligor and not merely as surety, the prompt and complete payment and performance when due, whether by demand, acceleration or otherwise, of the obligations of the Company under the Cable Car Note in the currency in which and as such obligations are to be paid or performed. Furthermore, the Company and the parties to the Cable Car Guaranty (the “Grantors”) granted a security interest in certain of their assets, which among other things, do not include their intellectual property assets, pursuant to the terms of a Security Agreement, dated March 4, 2024, by and between the Grantors and Cable Car (the “Security Agreement”, and together with the Cable Car NPA, the Cable Car Note and the Cable Car Guaranty, the “Cable Car Note Documents”).

QTI Working Capital Note

On May 3, 2023, the Company issued a promissory note (the “QTI Working Capital Note”) to a stockholder for a principal amount of $250,000. The QTI Working Capital Note was subsequently amended and restated five times on June 12, 2023 to add an additional principal amount of $100,000, August 15, 2023 to add an additional principal amount of $75,000, August 29, 2023 to add an additional principal amount of $100,000, September 12, 2023 to add an additional principal amount of $75,000, and September 15, 2023 to add an additional principal amount of $50,000, for an aggregate principal amount outstanding as of September 30, 2023 under the QTI Working Capital Note of $650,000. The QTI Working Capital Note was issued to provide the Company with additional working capital during the period prior to consummation of the business combination agreement with GigCapital5, Inc. The QTI Working Capital Note is interest-free and matures on the earlier of (i) the date on which the Company consummates the business combination with GigCapital5, Inc.; (ii) the date the Company winds up; or (iii) December 1, 2023. The QTI Working Capital Note may be prepaid without penalty. On October 26, 2023, the QTI Working Capital Note was amended to increase the outstanding principal amount to $705,000 and extend the potential maturity date from December 1, 2023 to December 31, 2023.

Subscription Agreement

On April 22, 2024, the Company entered into a subscription agreement (the “Subscription Agreement”) with Sea Otter Trading, LLC (the “Subscriber”). Pursuant to the Subscription Agreement, the Company agreed to issue to the Subscriber, an aggregate of 4,200 shares of Common Stock for services rendered by the Subscriber. The issuance was made in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the “1933 Act”), in reliance upon Section 4(a)(2) of the 1933 Act and Rule 506(b) of Regulation D (“Regulation D”) as promulgated by the U.S. Securities and Exchange Commission under the 1933 Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Description

2.1†*	Business Combination Agreement, dated as of December 8, 2022, by and among GigCapital5, Inc., QTI Merger Sub, Inc. and QT Imaging, Inc. (incorporated by reference to Exhibit 2.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on December 12, 2022)

2.2*	First Amendment to Business Combination, dated May 5, 2023, by and among GigCapital5, Inc., QTI Merger Sub, Inc. and QT Imaging, Inc. (included as Annex A to the Final Proxy Statement/Prospectus filed under Rule 424(b)(3) on February 7, 2024)

2.3†*	Second Amendment to Business Combination Agreement, dated as of September 21, 2023, by and among GigCapital5, Inc., QTI Merger Sub, Inc. and QT Imaging, Inc. (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 21, 2023).

2.4*	Third Amendment to Business Combination Agreement, dated as of November 10, 2023, by and among GigCapital5, Inc., QTI Merger Sub, Inc. and QT Imaging, Inc. (incorporated by reference to Exhibit 2.1 to GigCapital5’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023).

2.5*	Fourth Amendment to Business Combination Agreement, dated November 22, 2023, by and among GigCapital5, Inc., QTI Merger Sub, Inc. and QT Imaging, Inc. (included as Annex A to the Final Proxy Statement/Prospectus filed under Rule 424(b)(3) on February 7, 2024)

2.6*	Fifth Amendment to Business Combination Agreement, dated February 2, 2024, by and among GigCapital5, Inc, QTI Merger Sub, Inc. and QT Imaging, Inc. (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on February 6, 2024)

3.1*	Second Amended and Restated Certificate of Incorporation of QT Imaging Holdings, Inc. (incorporated by reference to Exhibit 3.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 8, 2024)

3.2*	Amended and Restated Bylaws of QT Imaging Holdings, Inc. (incorporated by reference to Exhibit 3.2 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 8, 2024)

4.1*	Warrant Agreement between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 28, 2021)

5.1*	Opinion of DLA Piper LLP (US)

10.1*	Insider Letter Agreement among the Company and the Founder (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 28, 2021)

10.2*	Insider Letter Agreement among the Company and its executive officers and directors (incorporated by reference to Exhibit 10.2 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 28, 2021)

10.3*	Registration Rights Agreement by and among the Company, the Founder and underwriters (incorporated by reference to Exhibit 10.6 to GigCapital5’s Current Report on Form 8-K filed with the SEC on September 28, 2021)

10.4#*	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 8, 2024)

Exhibit No.	Description

10.5*	Amendment to Insider Letter Agreement by and among GigCapital5, Inc. and each of its officers and directors, dated March 28, 2023 (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 30, 2023)

10.6†*	Stockholder Support Agreement, dated as of December 8, 2022, by and among GigCapital5, QT Imaging, Inc. and certain stockholders of QT Imaging, Inc. named in the Stockholder Support Agreement. (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on December 12, 2022)

10.7*	Amendment to Sponsor Letter Agreement by and among GigCapital5, Inc., GigAcquisitions5, LLC and Underwriters, dated March 28, 2023 (incorporated by reference to Exhibit 10.2 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 30, 2023).

10.8#*	Employment Agreement, dated March 18, 2024, by and between QT Imaging Holdings, Inc. and Dr. Raluca Dinu. (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 18, 2024)

10.9*	Sponsor Support Agreement, dated as of December 8, 2022, by and among GigCapital5, GigAcquisitions5, LLC, and QT Imaging, Inc. (incorporated by reference to Exhibit 10.2 to GigCapital5’s Current Report on Form 8-K filed with the SEC on December 12, 2022)

10.10*	Twelfth Amended and Restated Promissory Note for Extension Payment (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 8, 2024)

10.11*	Eleventh Amended and Restated Promissory Note for Working Capital (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on August 28, 2023)

10.12*	Non-Convertible Working Capital Note (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on February 22, 2024)

10.13*	Stock Subscription Agreement, dated February 28, 2024, by and among GigCapital5, Inc., QT Imaging, Inc., and William Blair & Co., L.L.C. (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 5, 2024)

10.14*	Registration Rights Agreement, dated March 4, 2024, by and among GigCapital5, Inc. and certain stockholders (incorporated by reference to Exhibit 10.2 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 5, 2024)

10.15*	Lock-Up Agreement, dated March 4, 2024, by and among GigCapital5, Inc., QT Imaging, Inc. and Dr. John Klock (incorporated by reference to Exhibit 10.3 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 5, 2024)

10.16*	Promissory Note, dated March 4, 2024, issued by QT Imaging Holdings, Inc. to YA II PN, Ltd. (incorporated by reference to Exhibit 10.4 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 5, 2024)

10.17*	Note Purchase Agreement, dated February 29, 2024, by and between GigCapital5, Inc., QT Imaging, Inc. and Funicular Funds, LP (incorporated by reference to Exhibit 10.5 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 5, 2024)

10.18*	Form of Promissory Note by and between QT Imaging Holdings, Inc. and Funicular Funds, LP (incorporated by reference to Exhibit 10.6 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 5, 2024)

Exhibit No.	Description

10.19*	Form of Guaranty by and between QT Imaging, Inc., QT Ultrasound Labs, Inc. and Funicular Funds, LP (incorporated by reference to Exhibit 10.7 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 5, 2024)

10.20†*	Form of Security Agreement by and between QT Imaging Holdings, Inc., QT Imaging, Inc., QT Ultrasound Labs, Inc. and Funicular Funds, LP (incorporated by reference to Exhibit 10.8 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 5, 2024)

10.21*	2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 8, 2024)

10.22*	Form of Restricted Stock Units Agreement (incorporated by reference to Exhibit 10.4 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 8, 2024)

10.23*	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.5 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 8, 2024)

10.24*	Standby Equity Purchase Agreement, dated November 16, 2023 and effective as of November 15, 2023, by and between GigCapital5, Inc., QT Imaging, Inc., QT Imaging Holdings, Inc. and YA II PN, LTD. (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on November 22, 2023)

10.25*	Registration Rights Agreement, dated November 16, 2023 and effective as of November 15, 2023, by and between GigCapital5, Inc. and YA II PN, LTD. (incorporated by reference to Exhibit 10.2 to GigCapital5’s Current Report on Form 8-K filed with the SEC on November 22, 2023)

10.26*	Business Associate Agreement, dated September 8, 2020, by and between QT Ultrasound LLC and Dr. John C. Klock, M.D. (incorporated by reference to Exhibit 10.22 to GigCapital5’s Registration Statement on Form S-4/Amendment No. 9 filed with the SEC on February 5, 2024)

10.27*	Management Services Agreement, dated September 1, 2020, by and between QT Ultrasound LLC and Dr. John C. Klock, M.D., as amended by First Amendment to Management Services Agreement, dated June 1, 2021, and Second Amendment to Management Services Agreement, dated October 1, 2021 (incorporated by reference to Exhibit 10.23 to GigCapital5’s Registration Statement on Form S-4/Amendment No. 9 filed with the SEC on February 5, 2024)

10.28†*	Sales Agent Agreement between QT Imaging, Inc. and NXC Imaging, dated May 31, 2023. (incorporated by reference to Exhibit 10.32 to GigCapital5’s Registration Statement on Form S-4/Amendment No. 9 filed with the SEC on February 5, 2024).

10.29*	Feasibility Study Agreement, dated as of March 28, 2024, by and between QT Imaging Holdings, Inc. and Canon Medical Systems Corporation. (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on April 1, 2024)

10.30†*	Distribution Agreement between QT Imaging, Inc. and Innovador Healthcare (Asia) Pte. Ltd. dated November 2, 2022. (incorporated by reference to Exhibit 10.24 to GigCapital5’s Registration Statement on Form S-4/Amendment No. 9 filed with the SEC on February 5, 2024).

10.31#*	Employment Agreement, dated March 18, 2024, by and between QT Imaging Holdings, Inc. and Anastas Budagov. (incorporated by reference to Exhibit 10.2 to GigCapital5’s Current Report on Form 8-K filed with the SEC on March 18, 2024)

10.32*	Space and Equipment Sublease, dated as of April 1, 2024, by and among QT Imaging Holdings, Inc. and QT Imaging Center. (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on April 19, 2024)

10.33*	Services Agreement, dated as of April 1, 2024 and entered into on April 5, 2024, by and between QT Imaging Center and QT Imaging Holdings, Inc. (incorporated by reference to Exhibit 10.1 to GigCapital5’s Current Report on Form 8-K filed with the SEC on April 8, 2024)

Exhibit No.	Description

10.34*	Data Use and License Agreement, dated April 3, 2024, by and between QT Imaging Center and QT Imaging Holdings, Inc. (incorporated by reference to Exhibit 10.2 to GigCapital5’s Current Report on Form 8-K filed with the SEC on April 8, 2024)

14*	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14 to GigCapital5’s Annual Report on Form 10-K filed with the SEC on March 25, 2024)

21.1*	List of Subsidiaries of the Registrant

23.1*	Consent of BPM LLP, independent registered public accounting firm for GigCapital5, Inc.

23.2*	Consent of BPM, LLP, independent registered public accounting firm for QT Imaging, Inc.

23.3*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24*	Power of Attorney (included on signature page to initial filing of this Registration Statement)

97.1*	Clawback Policy (incorporated by reference to Exhibit 97.1 to GigCapital5’s Annual Report on Form 10-K filed with the SEC on March 25, 2024)

99.1*	Audit Committee Charter (incorporated by reference to Exhibit 99.1 to GigCapital5’s Annual Report on Form 10-K filed with the SEC on March 25, 2024)

99.2*	Compensation Committee Charter (incorporated by reference to Exhibit 99.2 to GigCapital5’s Annual Report on Form 10-K filed with the SEC on March 25, 2024)

99.3*	Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.3 to GigCapital5’s Annual Report on Form 10-K filed with the SEC on March 25, 2024)

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (as formatted as Inline XBRL and contained in Exhibit 101)

107*	Filing Fee Table

*	Previously filed and incorporated herein by reference.
†

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the Registrant treats as private or confidential. The Registrant agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

#	Indicate management contract or compensatory plan or arrangement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Novato, State of California on May 17, 2024.

QT IMAGING HOLDINGS, INC.

/s/ Dr. Raluca Dinu
Name: Dr. Raluca Dinu
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Dr. Raluca Dinu Dr. Raluca Dinu	Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2024

* Anastas Budagov	Chief Financial Officer (Principal Financial Officer)	May 17, 2024

* Dr. John Klock	Director	May 17, 2024

* Dr. Avi Katz	Director	May 17, 2024

* Ross Taylor	Director	May 17, 2024

* Daniel Dickson	Director	May 17, 2024

* James Greene	Director	May 17, 2024

* Prof. Zeev Weiner	Director	May 17, 2024

*By:	/s/ Dr. Raluca Dinu
Dr. Raluca Dinu
Attorney-in-fact